File Pursuant To Rule 424(b)(3)
Registration No. 333-152393

CSB BANCORP, INC.	INDIAN VILLAGE BANCORP, INC.

     CSB Bancorp, Inc. (“CSB”), and Indian Village Bancorp, Inc. (“Indian Village”), have entered into an Agreement and Plan of Merger dated as of May 14, 2008 (the “merger agreement”), which provides for the merger of Indian Village with and into CSB (the “merger”). Consummation of the merger is subject to certain conditions, including, but not limited to, obtaining the requisite vote of the shareholders of Indian Village and the approval of the merger by various regulatory agencies.
     The Board of Directors of Indian Village has called a special meeting of its shareholders to vote on the adoption and approval of the merger agreement. The time, date and place of the Indian Village special meeting is as follows: 5:00 p.m., local time, on September 17, 2008, at the New Philadelphia branch office of Indian Village Community Bank, 635 West High Avenue, New Philadelphia, Ohio 44663. The adoption and approval of the merger agreement by the shareholders of Indian Village requires the affirmative vote of the holders of a majority of the shares of Indian Village common stock outstanding and entitled to vote at the special meeting.
     Under the terms of the merger agreement, the shareholders of Indian Village will be entitled to receive after the merger is completed, for each share of Indian Village common stock (other than shares held in the Indian Village Community Bank 401(k) Plan and certain shares held in the Indian Village Community Bank Employee Stock Ownership Plan), a combination of:
•	$4.375 in cash, and

•	0.7611 CSB common shares.
     As of August 4, 2008, 423,679 shares of Indian Village common stock were outstanding.
     CSB common shares are not traded on an established market. CSB common shares are traded through broker/dealers and in private transactions, and quotations are reported on the OTC Bulletin Board under the symbol “CSBB.OB”. OTC Bulletin Board quotations reflect inter-dealer prices, without mark-up, mark-down, or commission and may not necessarily represent actual transactions.
     An investment in the common shares of CSB involves certain risks. For a discussion of these risks, see “Risk Factors” beginning on page 10 of this prospectus/proxy statement.
     Whether or not you plan to attend the special meeting of shareholders of Indian Village, please complete, sign and return the enclosed proxy card in the enclosed postage-paid envelope.
     Not voting by proxy or at the special meeting will have the same effect as voting against the adoption and approval of the merger agreement. We urge you to read carefully the prospectus/proxy statement, which contains a detailed description of the merger, the merger agreement and related matters.

     This prospectus/proxy statement is dated August 4, 2008 and, together with the enclosed proxy card of Indian Village, is being first mailed to shareholders of Indian Village on or about August 8, 2008.

Sincerely,	Sincerely,

Eddie L. Steiner	Marty R. Lindon
President and Chief Executive Officer	President and Chief Executive Officer
CSB Bancorp, Inc.	Indian Village Bancorp, Inc.
     The securities to be issued in connection with the merger described in this prospectus/proxy statement are not savings accounts, deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other federal or state governmental agency. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the CSB common shares to be issued in the merger or determined if this prospectus/proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.
     This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
Sources of Information
     CSB has supplied all information contained in this prospectus/proxy statement relating to CSB, and Indian Village has supplied all information contained in this prospectus/proxy statement relating to Indian Village.
     You should rely only on the information which is contained in this prospectus/proxy statement or to which we have referred in this prospectus/proxy statement. We have not authorized anyone to provide you with information that is different. You should not assume that the information contained in this prospectus/proxy statement is accurate as of any date other than the date of this prospectus/proxy statement.

Indian Village Bancorp, Inc.
100 South Walnut Street
Gnadenhutten, Ohio 44629
(740) 254-4313
Notice of Special Meeting of Shareholders
To Be Held on September 17, 2008

To the Shareholders of Indian Village Bancorp, Inc:
     Notice is hereby given that a special meeting of the shareholders of Indian Village Bancorp, Inc. will be held on September 17, 2008, at 5:00 p.m., local time, at the New Philadelphia branch office of Indian Village Community Bank, 635 West High Avenue, New Philadelphia, Ohio 44663, for the purpose of considering and voting on the following matters:
     1. A proposal to adopt and approve the Agreement and Plan of Merger dated as of May 14, 2008, by and between CSB Bancorp, Inc. and Indian Village Bancorp, Inc.;
     2. A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Agreement and Plan of Merger; and
     3. Any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The Board of Directors of Indian Village Bancorp, Inc. is unaware of any other business to be transacted at the special meeting.
     Holders of record of shares of Indian Village Bancorp, Inc. common stock at the close of business on August 4, 2008, the record date, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of the holders of a majority of the outstanding shares of Indian Village Bancorp, Inc. common stock entitled to vote at the special meeting is required to adopt and approve the Agreement and Plan of Merger.
     A prospectus/proxy statement and proxy card for the special meeting are enclosed. A copy of the Agreement and Plan of Merger is attached as Annex A to the prospectus/proxy statement.
     Your vote is very important, regardless of the number of shares of Indian Village Bancorp, Inc. common stock you own. Please vote as soon as possible to make sure that your shares of common stock are represented at the special meeting. If you are a holder of record, you may cast your vote in person at the special meeting or, to ensure that your shares of Indian Village Bancorp, Inc. common stock are represented at the special meeting, you may vote your shares by completing, signing and returning the enclosed proxy card. If your shares are held in a stock brokerage account or by a bank or other nominee (in “street name”), please follow the voting instructions provided by your broker, bank or nominee.
     The Indian Village Bancorp, Inc. Board of Directors unanimously recommends that you vote (1) “FOR” the adoption and approval of the Agreement and Plan of Merger and (2) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

By Order of the Board of Directors,

Marty R. Lindon, President and
Chief Executive Officer
August 4, 2008	Indian Village Bancorp, Inc.

- i -

- ii -

Annexes:

Annex A	Agreement and Plan of Merger

Annex B	Dissenters’ Rights Under Subchapter D of Chapter 15 of the Pennsylvania Consolidated Statutes

Annex C	Opinion of Keller & Company, Inc.

- iii -

Questions and Answers About the Merger and the Special Meeting
Q.	Why am I receiving this prospectus/proxy statement?

A:	You are receiving this prospectus/proxy statement because CSB and Indian Village have agreed to a merger of Indian Village with and into CSB pursuant to the terms of the merger agreement attached to this prospectus/proxy statement as Annex A. The merger agreement must be adopted and approved by the shareholders of Indian Village in accordance with Section 1924 of the Pennsylvania Consolidated Statutes.

This prospectus/proxy statement contains important information about the merger and the special meeting of the shareholders of Indian Village, and you should read it carefully. The enclosed voting materials allow you to vote your shares of Indian Village common stock without attending the special meeting.

Q.	Why are CSB and Indian Village proposing to merge?

A:	Indian Village believes that the merger is in the best interests of its shareholders and other constituencies because, among other reasons, the merger consideration will provide enhanced value and increased liquidity to Indian Village shareholders. Furthermore, as a result of the merger, Indian Village will become part of a larger community banking institution which will have an improved ability to compete with larger financial institutions and better serve its customers’ needs.

CSB believes that the merger will benefit CSB and its shareholders because the merger will enable CSB to expand its business into the markets currently served by Indian Village and strengthen the competitive position of the combined organization. Furthermore, CSB’s increased asset size after the merger will, CSB hopes, create additional economies of scale and provide additional opportunities for asset and earnings growth in an extremely competitive environment. No approval of the shareholders of CSB is required under the provisions of CSB’s Amended Articles of Incorporation or Code of Regulations or applicable law in order to consummate the merger.

Q:	What will Indian Village shareholders receive in the merger?

A:	Under the terms of the merger agreement, the shareholders of Indian Village will be entitled to receive, for each share of Indian Village common stock (other than shares held in the Indian Village Community Bank 401(k) Plan and certain shares held in the Indian Village Community Bank Employee Stock Ownership Plan), a combination of:
•	$4.375 in cash; and

•	0.7611 CSB common shares.
Q:	What will Indian Village option holders receive in the merger?

A:	Each outstanding option granted pursuant to the Indian Village 2000 Stock-Based Incentive Plan which is not exercised in accordance with the terms of the merger agreement will be cancelled at the effective time of the merger and converted into the right to receive an amount in cash equal to the product of (1) the difference between $17.50, less the exercise price of each such option, multiplied by (2) the number of shares of Indian Village common stock subject to such option.

Q:	When and where will the Indian Village special meeting of shareholders take place?

A:	The special meeting of shareholders of Indian Village will be held at 5:00 p.m., local time, on September 17, 2008, at the New Philadelphia branch office of Indian Village Community Bank, 635 West High Avenue, New Philadelphia, Ohio 44663.

Q:	What matters will be considered at the Indian Village special meeting?

A:	The shareholders of Indian Village will be asked to (1) vote to adopt and approve the merger agreement; (2) vote to approve the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement; and (3) vote on any other business which properly comes before the special meeting.

Q:	Is my vote needed to adopt and approve the merger agreement?

A:	The adoption and approval of the merger agreement by the shareholders of Indian Village requires the affirmative vote of the holders of a majority of the shares of Indian Village common stock outstanding and entitled to vote at the special meeting. The special meeting may be adjourned, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement. The affirmative vote of the holders of a majority of the shares of Indian Village common stock represented, in person or proxy, at the special meeting is required to adjourn the special meeting.

Q:	How do I vote?

A:	If you were the record holder of shares of Indian Village common stock as of August 4, 2008, you may vote in person by attending the special meeting or, to ensure that your shares of Indian Village common stock are represented at the special meeting, you may vote your shares by signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold shares of Indian Village common stock in the name of a broker, bank or other nominee, please see the discussion below regarding shares held in “street name.”

Q:	What will happen if I fail to vote or abstain from voting?

A:	If you fail to vote or mark “ABSTAIN” on your proxy card with respect to the proposal to adopt and approve the merger agreement, it will have the same effect as a vote “AGAINST” the proposal.

If you mark “ABSTAIN” on your proxy card with respect to the proposal to approve the adjournment of the Indian Village special meeting, if necessary, to solicit additional proxies, it will have the same effect as a vote “AGAINST” the proposal. The failure to vote, however, will have no effect on the proposal to approve the adjournment of the Indian Village special meeting, if necessary, to solicit additional proxies.

Q:	How will my common shares be voted if I return a blank proxy card?

A:	If you sign, date and return your proxy card and do not indicate how you want your shares of Indian Village common stock to be voted, then your shares will be voted “FOR” the adoption and approval of the merger agreement and, if necessary, “FOR” the approval of the adjournment of the special meeting to solicit additional proxies.

Q:	If my shares of Indian Village common stock are held in a stock brokerage account or by a bank or other nominee (in “street name”), will my broker, bank or other nominee vote my shares for me?

A:	You must provide your broker, bank or nominee (the record holder of your common shares) with instructions on how to vote your shares of Indian Village common stock. Please follow the voting instructions provided by your broker, bank or nominee.

If you do not provide voting instructions to your broker, bank or nominee, then your shares of Indian Village common stock will not be voted by your broker, bank or nominee.

Q:	Can I change my vote after I have submitted my proxy?

A:	Yes. You may revoke your proxy at any time before a vote is taken at the special meeting by:
•	filing a written notice of revocation with the Secretary of Indian Village, at 100 South Walnut Street, Gnadenhutten, Ohio 44629;

•	executing and returning another proxy card with a later date; or

•	attending the special meeting and giving notice of revocation in person.
Attendance at the special meeting will not, by itself, revoke your proxy.

If you have instructed your broker, bank or nominee to vote your shares of Indian Village common stock, you must follow directions received from your broker, bank or nominee to change your vote.

Q:	If I do not favor the adoption and approval of the merger agreement, what are my rights?

A:	If you are an Indian Village shareholder as of the August 4, 2008, record date and if you do not vote in favor of the adoption and approval of the merger agreement, you will have the right under Subchapter D of Chapter 15 of the Pennsylvania Consolidated Statutes to demand the fair cash value for your shares of Indian Village common stock. The right to make this demand is known as “dissenters’ rights.” For additional information regarding your dissenters’ rights, see “Dissenters’ Rights” beginning on page 23 of this prospectus/proxy statement and the complete text of the applicable sections of Subchapter D of Chapter 15 of the Pennsylvania Consolidated Statutes attached to this prospectus/proxy statement as Annex B.

Q:	When is the merger expected to be completed?

A:	We are working to complete the merger as quickly as we can. We expect to complete the merger on or before October 31, 2008, assuming shareholder approval and all applicable governmental approvals have been received by that date and all other conditions precedent to the merger have been satisfied or waived.

Q:	Should I send in my Indian Village stock certificates now?

A.	No. Please do not send in your Indian Village stock certificates with your proxy card. Shortly after the merger is completed, CSB’s exchange agent, Registrar and Transfer Company, will mail to you transmittal materials that you will need to complete and return with your Indian Village stock certificates. You should not surrender your Indian Village stock certificates for exchange until you receive these transmittal materials from the exchange agent. For additional information, see “The Merger Agreement — Surrender of certificates” beginning on page 42 of this prospectus/proxy statement.

Q:	What do I need to do now?

A:	After carefully reviewing this prospectus/proxy statement, including its annexes, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope as soon as possible. By submitting your proxy, you authorize the individuals named in the proxy to vote your shares of Indian Village common stock at the special meeting of shareholders of Indian Village in accordance with your instructions. Your vote is very important. Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions to ensure that your shares of Indian Village common stock will be voted at the special meeting.

Q:	Who can answer my questions?

A:	If you have questions about the merger or desire additional copies of this prospectus/proxy statement or additional proxy cards, please contact:
Marty R. Lindon
President and Chief Executive Officer
Indian Village Bancorp, Inc.
100 South Walnut Street
Gnadenhutten, Ohio 44629
(740) 254-4313

Summary
     This summary highlights selected information from this prospectus/proxy statement. It does not contain all of the information that may be important to you. You should read carefully this entire document and its annexes and all other documents to which this prospectus/proxy statement refers before you decide how to vote. Page references are included in this summary to direct you to a more complete description of topics discussed in this prospectus/proxy statement.
The parties (pages 81 and 104)
CSB Bancorp, Inc.
91 North Clay Street
Millersburg, Ohio 44654
(330) 674-9015
     CSB is a financial holding company registered under the Bank Holding Company Act of 1956, as amended, and was incorporated under the laws of the State of Ohio in 1991. CSB has two wholly-owned subsidiaries — The Commercial and Savings Bank of Millersburg, Ohio (“CSB Bank”) and CSB Investment Services, LLC (“CSB Investment”).
     CSB Bank is an Ohio commercial bank chartered in 1879, is a member of the Federal Reserve System, and its deposits are insured up to the maximum provided by law by the Federal Deposit Insurance Corporation. CSB Bank provides retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, consumer loans, commercial loans, real estate mortgage loans, installment loans, night depository facilities, brokerage and trust services. Residential real estate, commercial real estate, consumer and commercial loans are made by CSB to customers located primarily in Holmes County and portions of surrounding counties in Ohio. CSB Bank currently has ten full-service banking offices in Holmes, Tuscarawas and Wayne counties and trust offices located in Millersburg and Wooster, Ohio.
     CSB Investment is an inactive subsidiary and has never engaged in any business activities.
     At March 31, 2008, CSB had total consolidated assets of $345 million, total deposits of $247 million, total loans of $244 million, and total shareholders’ equity of $37 million.
     CSB common shares are not traded on an established market. CSB common shares are traded through broker/dealers and in private transactions, and quotations are reported on the OTC Bulletin Board under the symbol “CSBB.OB”. CSB is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, and, therefore, files reports, proxy statements and other information with the Securities and Exchange Commission. See “Where You Can Find More Information” beginning on page 112 of this prospectus/proxy statement.
Indian Village Bancorp, Inc.
100 South Walnut Street
Gnadenhutten, Ohio 44629
(740) 254-4313
     Indian Village is a unitary thrift holding company registered under the Home Owners’ Loan Act of 1933, as amended, and was incorporated under the laws of the Commonwealth of Pennsylvania in 1999. Indian Village’s wholly-owned subsidiary, Indian Village Community Bank (“Indian Village Bank”), is an Ohio savings bank which was originally founded in 1923 as the Indian Village Savings & Loan Association.
     Indian Village Bank, which has three full-service banking offices located in Gnadenhutten, New Philadelphia and North Canton, Ohio, provides retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, real estate mortgage loans, commercial loans, consumer loans and safe deposit facilities. Its deposits are insured up to the maximum provided by law by the Federal Deposit Insurance Corporation. Indian Village Bank originates primarily first mortgage loans on one- to four-family residential real estate properties located in its primary market area and also originates a limited number of loans for the construction of one- to four-family residences and permanent mortgage loans secured by multi-family and nonresidential real estate. In addition to real estate lending, Indian Village Bank originates limited commercial loans, as well as various types of consumer loans.
     Indian Village Bank is the sole member of Delaware Valley Title, LLC, an Ohio limited liability company. Delaware Valley Title, LLC is an inactive subsidiary and has never engaged in any business activities. At the time the merger agreement was executed, Indian Village Bank also owned a one-third interest in Alban Title, LLC. However, as contemplated by the terms and conditions of the merger agreement, Indian Village Bank’s one-third interest was sold to and redeemed by Alban Title, LLC on June 30, 2008.
     At March 31, 2008, Indian Village had total consolidated assets of $97.1 million, total deposits of $66.0 million, total loans of $63.8 million, and total shareholders’ equity of $8.1 million.
     Indian Village common shares are not traded on an established market. Indian Village common shares are traded through broker/dealers and in private transactions, and quotations are reported on the OTC Bulletin Board under the symbol of “IDVB.OB”.
The merger (page 26)
     The merger agreement provides for the merger of Indian Village with and into CSB, with CSB surviving the merger. Immediately following the merger, Indian Village’s wholly-owned banking subsidiary, Indian Village Bank, will be merged with and into CSB’s wholly-owned banking subsidiary, CSB Bank. The merger agreement is attached to this prospectus/proxy statement as Annex A and is incorporated in this prospectus/proxy statement by reference. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.
What Indian Village shareholders will receive in the merger (page 41)
     Under the terms of the merger agreement, the shareholders of Indian Village will be entitled to receive, for each share of Indian Village common stock (other than shares held in the Indian Village Community Bank 401(k) Plan and certain shares held in the Indian Village Community Bank Employee Stock Ownership Plan), a combination of:
•	$4.375 in cash; and

•	0.7611 CSB common shares.
     CSB will not issue fractional CSB common shares, or certificates or scrip representing fractional CSB common shares, in the merger. Instead, CSB will pay to each holder of shares of Indian Village common stock who would otherwise be entitled to a fractional CSB common share (after taking into account all Indian Village common shares held at the effective time of the merger by such holder) an amount of cash, without interest, equal to the product of the fractional CSB common share multiplied by $17.24.
What Indian Village option holders will receive in the merger (page 43)
     Each outstanding option granted pursuant to the Indian Village 2000 Stock-Based Incentive Plan which is not exercised in accordance with the terms of the merger agreement will be cancelled at the effective time of the merger and converted into the right to receive an amount in cash equal to the product of (1) the difference between $17.50 less the exercise price of each such option, multiplied by (2) the number of shares of Indian Village common stock subject to such option.

Indian Village common stock held in the Indian Village 401(k) and ESOP Plans (page 43)
     Under the terms of the merger agreement, all shares of Indian Village common stock held in the Indian Village Community Bank 401(k) Plan will be redeemed by Indian Village for cash in the amount of $17.50 per share prior to the effective date of the merger. No shares of Indian Village common stock held in the Indian Village Community Bank 401(k) Plan will be converted into CSB common shares.
     The merger agreement provides that a total of 9,573 shares of Indian Village common stock held in the unallocated account of the Indian Village Community Bank Employee Stock Ownership Plan (the “Indian Village ESOP”) will be converted into the right to receive cash in the amount of $17.50 per share. The cash proceeds will be used to repay the loan outstanding from Indian Village to the Indian Village ESOP. Each of the remaining shares of Indian Village common stock held in the Indian Village ESOP will be converted into the right to receive $4.375 in cash and 0.7611 CSB common shares.
Indian Village special meeting of shareholders (page 21)
     A special meeting of shareholders of Indian Village will be held at 5:00 p.m., local time, on September 17, 2008, at the New Philadelphia branch office of Indian Village Community Bank, 635 West High Avenue, New Philadelphia, Ohio 44663, for the purpose of considering and voting on the following matters:
•	a proposal to adopt and approve the merger agreement;

•	a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement; and

•	any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The Indian Village Board of Directors is presently unaware of any other business to be transacted at the special meeting.
     You are entitled to vote at the special meeting if you owned shares of Indian Village common stock as of the close of business on August 4, 2008. As of August 4, 2008, a total of 423,679 shares of Indian Village common stock were eligible to be voted at the Indian Village special meeting.
Required vote (page 21)
     The adoption and approval of the merger agreement will require the affirmative vote of the holders of at least 211,840 shares of Indian Village common stock, which is a majority of the shares of Indian Village common stock outstanding and entitled to vote at the Indian Village special meeting. A quorum, consisting of the holders of a majority of the outstanding shares of Indian Village common stock, must be present in person or by proxy at the Indian Village special meeting before any action, other than the adjournment of the special meeting, can be taken. The affirmative vote of the holders of a majority of the shares of Indian Village common stock represented, in person or proxy, at the special meeting is required to adjourn the special meeting, if necessary, to solicit additional proxies.
     As of August 4, 2008, directors and executive officers of Indian Village and their respective affiliates beneficially owned an aggregate of 109,084 shares of Indian Village common stock (excluding shares of Indian Village common stock underlying unexercised stock options), an amount equal to approximately 24.7% of the outstanding shares of Indian Village common stock. All of the directors of Indian Village, who collectively had the power to vote approximately 22.3% of the outstanding shares of Indian Village common stock as of August 4, 2008, entered into a voting agreement with CSB pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the adoption and approval of the merger agreement. As of the date of this prospectus/proxy statement, CSB and its directors, executive officers and affiliates beneficially owned an aggregate of 12,500 shares of Indian Village common stock.

Recommendation to Indian Village shareholders (page 30)
     The Board of Directors of Indian Village unanimously approved the merger agreement. The Board of Directors of Indian Village believes that the merger is fair to, and in the best interests of, Indian Village and its shareholders, and, as a result, the directors unanimously recommend that Indian Village shareholders vote “FOR” the adoption and approval of the merger agreement. In reaching this decision, the Board of Directors of Indian Village considered many factors which are described in the section captioned “The Proposed Merger – Indian Village’s background and reasons for the merger” beginning on page 26 of this prospectus/proxy statement.
Opinion of Indian Village’s financial advisor (page 31)
     The Indian Village Board of Directors has received the written opinion of its financial advisor, Keller & Company, Inc. (“Keller & Company”), to the effect that, as of the date of the opinion, the merger consideration is fair, from a financial point of view, to the holders of shares of Indian Village common stock. Indian Village has agreed to pay Keller & Company fees of $45,000 for its services in connection with the merger.
     The full text of the fairness opinion, which outlines the matters considered and qualifications and limitations on the review undertaken by Keller & Company in rendering its opinion, is attached as Annex C to this prospectus/proxy statement. We encourage you to read this fairness opinion in its entirety.
Material federal income tax consequences of the merger (page 36)
     We intend that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and that, accordingly, for federal income tax purposes (i) no gain or loss will be recognized by CSB or Indian Village as a result of the merger, and (ii) Indian Village shareholders who receive CSB common shares in exchange for shares of Indian Village common stock in the merger will recognize no gain or loss, other than the gain or loss to be recognized as to cash received either (a) in exchange for a portion of their shares of Indian Village common stock, or (b) in lieu of fractional CSB common shares. The obligation of CSB and Indian Village to consummate the merger is conditioned on the receipt by CSB and Indian Village of an opinion of CSB’s counsel, Vorys, Sater, Seymour and Pease LLP, dated as of the effective date of the merger and substantially to the effect that the federal income tax consequences of the merger will be as described above.
       Indian Village shareholders who exercise dissenters’ rights and receive cash for their shares of Indian Village common stock generally will recognize gain or loss for federal income tax purposes.
Interests of directors and executive officers of Indian Village (page 34)
     Some of the directors and executive officers of Indian Village have interests in the merger that are different from, or in addition to, the interests of Indian Village shareholders generally. These include:
•	benefits that certain Indian Village executive officers may receive under employment and severance agreements in connection with the merger;

•	the acceleration of certain stock options held by Indian Village directors and executive officers under the Indian Village 2000 Stock-Based Incentive Plan;

•	provisions in the merger agreement relating to continued indemnification of directors and officers and continued insurance for directors and officers of Indian Village for events occurring before the merger; and

•	the appointment of three directors of Indian Village to serve on a CSB Bank community board for a period of one year following the merger.
     The Indian Village Board of Directors was aware of these interests and considered them in approving the merger agreement. See “The Proposed Merger – Interests of Indian Village directors and executive officers in the merger” beginning on page 34 of this prospectus/proxy statement.
Dissenters’ rights (page 23)
     Under Pennsylvania law, if you do not vote in favor of the adoption and approval of the merger agreement and if you deliver a written demand for payment for the fair cash value of your shares of Indian Village common stock prior to the Indian Village special meeting, you will be entitled, if and when the merger is completed, to receive the fair cash value of your shares of Indian Village common stock. The right to make this demand is known as “dissenters’ rights.” Your right to receive the fair cash value of your shares of Indian Village common stock, however, is contingent upon your strict compliance with the procedures set forth in Subchapter D of Chapter 15 of the Pennsylvania Consolidated Statutes. For additional information regarding your dissenters’ rights, see “Dissenters’ Rights” on page 23 of this prospectus/proxy statement and the complete text of the applicable sections of Subchapter D of Chapter 15 of the Pennsylvania Consolidated Statutes attached to this prospectus/proxy statement as Annex B.
Certain differences in shareholder rights (page 57)
     When the merger is completed, Indian Village shareholders will receive CSB common shares and, therefore, will become CSB shareholders. As CSB shareholders, your rights will be governed by CSB’s Amended Articles of Incorporation and Code of Regulations, as well as Ohio law. See “Comparison of certain rights of CSB and Indian Village shareholders” beginning on page 57 of this prospectus/proxy statement.
Conditions to the merger (page 43)
     The completion of the merger depends upon the satisfaction of a number of conditions set forth in the merger agreement, including the adoption and approval of the merger agreement by Indian Village shareholders and the receipt of all necessary governmental and regulatory approvals. CSB and Indian Village have submitted the applications necessary to obtain approval of the merger from the appropriate governmental and regulatory authorities, and these applications are currently pending.
Termination of the merger agreement (page 52)
     CSB and Indian Village may mutually agree to terminate the merger agreement and abandon the merger at any time before the merger is effective, whether before or after shareholder approval, if the Board of Directors of each approves such termination by vote of a majority of the members of its entire Board. In addition, either CSB or Indian Village, acting alone, may terminate the merger agreement and abandon the merger at any time before the merger is effective under the following circumstances:
•	if any of the required regulatory approvals is denied by final, nonappealable action;

•	if the Indian Village shareholders do not adopt and approve the merger agreement at the Indian Village special meeting;

•	if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement that cannot be or has not been cured within 30 days of notice of the breach; or

•	if the merger has not been consummated by November 30, 2008, unless the failure to complete the merger by that date is due to the knowing action or inaction of the party seeking to terminate.
Acquisition proposals and termination fee (page 52)
     If Indian Village or any of its subsidiaries executes a definitive agreement in connection with, or closes, an acquisition proposal (as defined in the merger agreement) with any person or entity other than CSB and its subsidiaries, Indian Village must pay CSB the sum of $400,000 within ten days after the earlier of such execution or closing. See “The Merger Agreement – Acquisition proposals and termination fee” beginning on page 52 of this prospectus/proxy statement.
Risk Factors
     The merger and the acquisition of CSB common shares involve significant risks. In addition to the other information included in this prospectus/proxy statement, you should consider carefully the risk factors described below in deciding whether to vote to adopt and approve the merger agreement. In addition, please refer to the section captioned “Forward-Looking Statements” beginning on page 13 of this prospectus/proxy statement.
Risks Related to the Merger
Indian Village shareholders cannot be sure of the market value of the CSB common shares they receive in the merger if there are fluctuations in the market price of the CSB common shares prior to or following the merger.
     Under the terms of the merger agreement, the shareholders of Indian Village will be entitled to receive for each share of Indian Village common stock (other than shares held in the Indian Village Community Bank 401(k) Plan and certain shares held in the Indian Village ESOP), a combination of (a) $4.375 in cash and (b) 0.7611 CSB common shares. The share exchange ratio (0.7611 CSB common shares for each share of Indian Village common stock owned) was established and agreed to by CSB and Indian Village based upon the average market price ($17.24) of the CSB common shares during a period prior to the execution of the merger agreement, and the share exchange ratio will not be adjusted in the event of an increase or decrease in the market price of CSB common shares prior to or following the merger.
     As of July 31, 2008, the last practicable trading day for which information was available prior to the date of this prospectus/proxy statement, the last reported sales price reported on the OTC Bulletin Board for CSB common shares was $16.00. The market price of the CSB common shares may decrease, however, following the date of this prospectus/proxy statement and prior to the closing of the merger. Moreover, you will not receive your merger consideration until several days after the closing of the merger, during which the market price of the CSB common shares may decrease. If there is a decrease in the market price of the CSB common shares during this period, you will not be able to sell any of the CSB common shares that you may be entitled to receive in the merger to avoid losses resulting from such decrease in the market price of the CSB common shares.
CSB could experience difficulties in managing its growth and effectively integrating the operations of Indian Village and Indian Village Bank.
     The earnings, financial condition and prospects of CSB after the merger will depend in part on CSB’s ability to integrate successfully the operations of Indian Village and Indian Village Bank and to continue to implement its own business plan. CSB may not be able to achieve fully the strategic objectives and projected operating efficiencies in the merger. The costs or difficulties relating to the integration of Indian Village and Indian Village Bank with the CSB organization may be greater than expected or the cost savings from any anticipated economies of scale of the combined organization may be lower or take longer to realize than expected. Inherent uncertainties exist in integrating the operations of any acquired entity, and CSB may encounter difficulties, including, without limitation, loss of key employees and customers, the disruption of its ongoing business or possible inconsistencies in standards, controls, procedures and policies. These factors could contribute to CSB not fully achieving the expected benefits from the merger.
The merger agreement limits Indian Village’s ability to pursue alternatives to the merger with CSB, may discourage other acquirers from offering a higher valued transaction to Indian Village and may, therefore, result in less value for the Indian Village shareholders.
     The merger agreement contains a provision that, subject to certain limited exceptions, prohibits Indian Village from soliciting, negotiating, or providing confidential information to any third party relating to any competing proposal to acquire Indian Village or any of its subsidiaries. In addition, if Indian Village executes a definitive agreement in respect of, or closes, an acquisition transaction with a third party, the merger agreement provides that Indian Village must pay a $400,000 termination fee to CSB. These provisions of the merger agreement could discourage a potential competing acquirer that might have an interest in acquiring Indian Village, even if it were prepared to pay a higher per share price than proposed in the merger agreement.
The fairness opinion obtained by Indian Village from its financial advisor will not reflect changes in circumstances prior to the merger.
     Keller & Company, the financial advisor to Indian Village, delivered a written fairness opinion to the Board of Directors of Indian Village dated May 14, 2008. The fairness opinion states that, as of the date of the opinion, the merger consideration set forth in the merger agreement was fair, from a financial point of view, to the holders of shares of Indian Village common stock. However, the fairness opinion does not reflect changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and prospects of CSB or Indian Village, changes in general market and economic conditions, or other changes. Any such changes may alter the relative value of CSB and Indian Village.
The merger may not result in increased liquidity for Indian Village shareholders with respect to the portion of their shares of Indian Village common stock to be exchange for CSB common shares because a limited trading market exists for CSB’s common shares.
     During the quarterly period ended June 30, 2008, the average daily trading volume for CSB’s common shares was 329 shares per day. While this volume is greater than the trading in Indian Village common shares during the same period, the merger may not result in an increase in the trading volume of CSB’s common shares. The limited trading market for CSB’s common shares may lead to price volatility in excess of that which would occur in a more active trading market. In addition, even if a more active trading market in CSB’s common shares develops, such a market may not continue.
Risks Related to CSB’s Business
Changing economic conditions and the geographic concentration of our markets may unfavorably impact CSB’s financial condition and results of operations.
     The operations of CSB and Indian Village are concentrated primarily in Holmes, Stark, Tuscarawas and Wayne counties in Ohio and largely depend upon economic conditions in these market areas. A deterioration in economic conditions in one or more of these markets could result in one or more of the following:
•	an increase in loan delinquencies;

•	an increase in problem assets and foreclosures;

•	a decrease in the demand for our products and services; and

•	a decrease in the value of collateral for loans, especially real estate, in turn reducing customers’ borrowing power and the value of assets associated with problem loans.
CSB may be unable to manage interest rate risks, which could reduce its net interest income.
     CSB’s earnings and financial condition are dependent to a large degree upon net interest income, which is the difference between interest earned on loans and investments and interest paid on deposits and other borrowings. Market interest rates are largely beyond CSB’s control and fluctuate in response to general economic conditions and the policies of various governmental and regulatory authorities, including monetary policies of the Board of Governors of the Federal Reserve System. While CSB has ongoing policies and procedures designed to manage the risks from changes in market interest rates, changes in interest rates can still have a material adverse effect on CSB’s profitability. Changes in interest rates can also influence the origination and refinancing of loans, the purchase of investments and the level of prepayments on our loans and the receipt of payments on our mortgage-backed securities.
Strong competition within CSB’s market area may reduce its ability to attract and retain deposits and originate loans.
     CSB faces competition both in originating loans and in attracting deposits. The type of institutions CSB competes with include large regional financial institutions, community banks, thrifts and credit unions operating within CSB’s market area. As a result of their size and ability to achieve economies of scale, certain of CSB’s competitors offer a broader range of products and services than CSB offers. This competition may reduce CSB’s ability to attract and retain deposits and originate loans. In addition, to stay competitive in its markets, CSB may need to adjust the interest rates on its products to match the rates offered by its competitors, which could adversely affect its net interest margin.
CSB’s dividends may be reduced due to an adverse change in policy or adverse changes in financial condition.
     CSB’s earnings and financial condition have allowed for the payment of periodic dividends to its shareholders. There can be no assurance that CSB’s dividend policy or size of dividend payments will continue after the merger.

Forward-Looking Statements
     Certain statements contained in this prospectus/proxy statement which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements specifically identified as forward-looking statements within this prospectus/proxy statement. Examples of forward-looking statements include: (a) projections of income or expense, earnings per share, the payment or non-payment of dividends, capital structure and other financial items; (b) statements of plans and objectives of each of CSB and Indian Village, or their respective directors and officers, including those relating to products or services; (c) statements of future economic results; and (d) statements of assumptions underlying the foregoing statements.
     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information as long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying the important factors that could cause actual results to differ materially from those discussed in the forward-looking statements. We desire to take advantage of the “safe harbor” provisions of that Act.
     Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained or implied by such forward-looking statements because of various factors and possible events, including those factors specifically identified as “Risk Factors” in this prospectus/proxy statement beginning on page 10.
     Forward-looking statements speak only as of the date on which they are made, and, except as may be required by law, neither CSB nor Indian Village undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made. All subsequent written and oral forward-looking statements attributable to CSB or Indian Village or any person acting on behalf of either of them are qualified in their entirety by the cautionary statements set forth in this prospectus/proxy statement.

Selected Financial Data of CSB Bancorp, Inc. (Historical)
     The following table sets forth selected consolidated historical data of CSB for the periods and at the dates indicated. This data has been derived in part from and should be read together with the audited consolidated financial statements and notes thereto included elsewhere in this prospectus/proxy statement. Financial data at March 31, 2007 and 2008, and for the three months ended March 31, 2007 and 2008, is derived from unaudited financial data included elsewhere in this prospectus/proxy statement. CSB believes that the interim financial data reflects all adjustments (consisting solely of normal recurring accruals) necessary for a fair presentation of results of operations for those periods and financial position at those dates. The results of operations for the three-month period ended March 31, 2008 are not necessarily indicative of the operating results to be anticipated for the fiscal year ending December 31, 2008.

						As of and for the
						three months
	As of and for the year ended December 31,					ended March 31,
	2003	2004	2005	2006	2007	2007	2008
			(In thousands, except per share and ratio data)

Statements of Income:

Total interest income	$15,414	$15,074	$17,358	$20,045	$21,231	$5,146	$5,283

Total interest expense	4,631	3,874	4,812	6,877	7,905	1,891	1,904

Net interest income	10,783	11,200	12,546	13,168	13,326	3,255	3,380
Provision (credit) for loan losses	(51)	423	283	302	472	78	107

Net interest income after provision (credit) for loan losses	10,834	10,777	12,263	12,866	12,854	3,177	3,273

Noninterest income	2,155	2,680	2,580	2,592	3,035	646	955

Noninterest expenses	10,799	10,278	10,803	10,915	10,701	2,620	2,728

Income before income taxes	2,190	3,179	4,041	4,543	5,188	1,204	1,500

Income tax provision	130	653	1,168	1,433	1,674	389	498

Net income	$2,060	$2,526	$2,873	$3,110	$3,514	$815	$1,002

Per share of common stock:

Basic income per share	$0.78	$0.96	$1.09	$1.23	$1.42	$0.33	$0.41

Diluted income per share	0.78	0.95	1.09	1.23	1.42	0.33	0.41

Dividends	0.48	0.52	0.56	0.64	0.72	.18	.18

Book value	13.13	13.69	13.64	14.03	14.82	14.18	15.22

Average basic common shares outstanding	2,638,360	2,644,582	2,638,697	2,526,914	2,467,110	2,487,087	2,444,597
Average diluted common shares outstanding	2,641,887	2,650,948	2,642,301	2,532,592	2,467,812	2,487,087	2,444,642

						As of and for the
						three months
	As of and for the year ended December 31,					ended March 31,
	2003	2004	2005	2006	2007	2007	2008
			(In thousands, except per share and ratio data)

Period-end balances:

Loans, net	$210,796	$215,510	$212,574	$229,825	$254,073	$232,922	$244,293

Securities	67,773	76,228	81,220	70,241	74,526	69,240	66,387

Total assets	306,180	317,340	320,989	327,240	350,270	322,406	344,808

Deposits	248,958	247,951	255,403	260,178	259,386	253,531	247,029

Borrowings	21,372	32,062	29,485	30,521	53,329	32,013	58,480

Shareholders’ equity	34,718	36,208	35,170	35,070	36,278	34,915	37,148

Average balances:

Loans, net	$206,685	$214,330	$218,187	$222,952	$239,405	$230,801	$251,651

Securities	70,027	73,342	71,866	74,994	66,966	69,590	68,898

Total assets	302,601	312,534	316,612	319,749	327,771	323,327	343,023

Deposits	236,525	241,674	249,007	247,543	253,221	253,398	251,060

Borrowings	30,981	34,540	30,083	35,824	37,278	32,868	53,642

Shareholders’ equity	34,360	35,332	36,290	34,766	35,772	35,269	37,021

Selected ratios:

Net interest margin	3.81%	3.83%	4.23%	4.38%	4.31%	4.40%	4.19%

Return on average total assets	0.68	0.81	0.91	0.97	1.07	1.02	1.17
Return on average shareholders’ equity	6.00	7.15	7.92	8.95	9.82	9.37	10.89
Average shareholders’ equity as a percent of average total assets	11.35	11.31	11.46	10.87	10.91	10.91	10.79
Net loan charge-offs as a percent of average loans	0.09	0.14	0.19	0.06	0.20	0.05	0.00
Allowance for loan losses as a percent of loans at period-end	1.15	1.18	1.14	1.12	1.01	1.13	1.09
Shareholders’ equity as a percent of total period-end assets	11.34	11.41	10.96	10.72	10.36	10.83	10.77

Dividend payout ratio	61.48	54.44	51.47	51.89	50.70	54.55	43.90

Selected Financial Data of Indian Village Bancorp, Inc. (Historical)
     The following table sets forth selected consolidated historical data of Indian Village for the periods and at the dates indicated. This data has been derived in part from and should be read together with the audited consolidated financial statements and notes thereto included elsewhere in this prospectus/proxy statement. Financial data at March 31, 2007 and 2008, and for the nine months ended March 31, 2007 and 2008, is derived from unaudited financial data included elsewhere in this prospectus/proxy statement. Indian Village believes that the interim financial data reflects all adjustments (consisting solely of normal recurring accruals) necessary for a fair presentation of results of operations for those periods and financial position at those dates. The results of operations for the nine-month period ended March 31, 2008 are not necessarily indicative of the operating results to be anticipated for the fiscal year ending June 30, 2008.

						As of and for the
						nine months
	As of and for the year ended June 30,					ended March 31,
	2003	2004	2005	2006	2007	2007	2008
		(In thousands, except per share and ratio data)

Statements of Income:

Total interest income	$5,054	$5,100	$5,186	$5,708	$6,329	$4,845	$4,213

Total interest expense	3,281	3,030	3,022	3,586	4,244	3,252	2,815

Net interest income	1,773	2,070	2,164	2,122	2,085	1,593	1,398

Provision for loan losses	305	133	120	271	698	396	320

Net interest income after provision for loan losses	1,468	1,937	2,044	1,851	1,387	1,197	1,078

Noninterest income	680	293	(35)	371	242	202	247

Noninterest expenses	1,733	1,871	1,968	2,221	2,317	1,785	1,663

Income (loss) before income taxes	415	359	41	1	(688)	(386)	(338)

Income tax provision (benefit)	27	1	18	(83)	(311)	(190)	(93)

Net income (loss)	$388	$358	$23	$84	$(377)	$(196)	$(245)

Per share of common stock:

Basic income (loss) per share	$0.95	$0.90	$0.06	$0.20	$(0.91)	$(0.47)	$(0.59)

Diluted income (loss) per share	0.93	0.88	0.05	0.20	(0.91)	(0.47)	(0.59)

Dividends	0.29	0.29	0.31	0.24	0.04	0.04	0.00

Book value	23.37	20.32	20.42	19.14	18.84	19.74	19.36

Average basic common shares outstanding	370,628	398,843	407,258	412,779	416,087	415,509	418,585
Average diluted common shares outstanding	377,623	408,976	413,109	419,363	416,087	415,509	418,585

						As of and for the
						nine months
	As of and for the year ended June 30,					ended March 31,
	2003	2004	2005	2006	2007	2007	2008
		(In thousands, except per share and ratio data)

Period-end Balances:

Loans, net	$49,674	$53,915	$64,458	$77,250	$70,812	$73,446	$63,831

Securities	42,056	38,987	25,705	28,291	20,156	20,838	14,858

Total assets	98,427	99,644	97,358	113,787	99,712	103,914	97,121

Deposits	55,881	60,541	62,134	79,365	67,950	71,849	66,034

Borrowings	33,350	30,542	26,593	26,141	23,423	23,617	22,560

Shareholders’ equity	8,400	7,422	8,364	7,903	7,839	8,204	8,126

Average balances:

Loans, net	$51,480	$50,039	$58,829	$70,066	$76,249	$77,007	$68,209

Securities	32,059	38,275	29,482	23,295	22,641	24,254	16,801

Total assets	92,931	98,519	98,581	103,904	108,590	110,670	97,051

Deposits	52,666	56,155	60,150	65,643	73,749	77,037	65,966

Borrowings	29,768	30,575	28,093	26,388	24,409	24,699	22,921

Shareholders’ equity	8,193	7,618	7,996	8,131	8,219	7,977	7,753

Selected ratios:

Net interest margin	2.11%	2.40%	2.47%	2.30%	2.11%	1.98%	2.07%

Return on average total assets	0.42	0.36	0.02	0.08	(0.35)	(0.17)	(0.25)
Return on average shareholders’ equity	4.59	4.70	0.29	1.03	(4.60)	(2.46)	(3.16)
Average shareholders’ equity as a percent of average total assets	9.05	7.73	8.11	7.82	7.57	7.21	7.99
Net loan charge-offs as a percent of average loans	1.54	0.33	0.11	(0.01)	0.51	0.34	0.28
Allowance for loan losses as a percent of loans at period-end	0.54	0.44	0.45	0.74	1.23	0.79	1.36
Shareholders’ equity as a percent of total period-end assets	8.53	7.45	8.59	6.95	7.85	7.90	8.37

Dividend payout ratio	30.00	32.32	516.67	120.00	N/A	N/A	N/A

Selected Pro Forma Financial Information
     The table below sets forth selected pro forma combined consolidated financial information for CSB and Indian Village as of March 31, 2008, and for the three months ended March 31, 2008 and the year ended December 31, 2007. The information for Indian Village has been converted from a fiscal year ended June 30 to a calendar year end. CSB’s information is derived from and should be read in conjunction with the historical financial statements of CSB that appear elsewhere in this prospectus/proxy statement, and with the pro forma condensed combined consolidated financial statements of CSB, which give effect to the merger and which appear in this prospectus/proxy statement under the caption “Pro Forma Financial Information”. The pro forma condensed combined consolidated financial information has been prepared on the basis of the purchase method of accounting, assuming that 322,462 CSB common shares will be issued in the merger and that no Indian Village shareholders will perfect dissenters’ rights. This information will vary if any Indian Village shareholders perfect dissenters’ rights with respect to the merger. For a discussion of the purchase method of accounting, see “The Proposed Merger – Accounting treatment” beginning on page 39 of this prospectus/proxy statement.
Pro Forma Condensed Combined Consolidated Balance Sheet

At March 31, 2008
(In thousands)
Total assets	$441,905
Loans	311,845
Deposits	313,640
Borrowings	59,083
Total shareholders’ equity	42,806
Pro Forma Condensed Combined Consolidated Statements of Income

	For the three months	For the year
	ended March 31, 2008	ended December 31, 2007
	(In thousands, except	(In thousands, except
	per share data)	per share data)

Net interest income	$3,950	$15,694
Provision for loan losses	205	1,018
Non-interest income	1,044	3,280
Non-interest expense	3,400	13,256
Earnings per share
Basic	$0.37	$1.15
Diluted	$0.37	$1.15

Comparative Per Share Data
     The following table sets forth for CSB and Indian Village certain historical, pro forma and pro forma-equivalent per share financial information. The information is derived from and should be read together with the respective historical consolidated financial statements of CSB and Indian Village that appear elsewhere in this prospectus/proxy statement. While helpful in illustrating the financial characteristics of the combined company under one set of assumptions, the pro forma data does not reflect certain anticipated costs and benefits of the merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the merger been consummated at the beginning of the periods presented. The pro forma data gives effect to the merger and is based on numerous assumptions and estimates. The pro forma combined per share data and Indian Village equivalent pro forma per share data are prepared assuming 322,462 common shares will be issued in the merger based on the exchange ratio of 0.7611. See “The Merger Agreement – Conversion of Indian Village common shares” on page 41. The equivalent pro forma per share data does not reflect the payment of $4.375 per share of Indian Village common stock to the shareholders of Indian Village.

		At or for the
	At or for the year	three months
	ended December	ended March 31,
	31, 2007	2008

CSB Bancorp, Inc.
Earnings per share: Basic
Historical	$1.42	$0.41
Pro forma combined	1.15	0.37
Earnings per share: Diluted
Historical	$1.42	$0.41
Pro forma combined	1.15	0.37
Cash dividends declared per share
Historical	$0.72	$0.18
Pro forma combined(1)	0.64	0.16
Book value per share
Historical	$14.82	$15.22
Pro forma combined	15.06	15.49

Indian Village Bancorp, Inc.
Earnings per share: Basic
Historical	$(0.96)	$(0.08)
Equivalent pro forma for one share of Indian Village common stock(2)	0.88	0.28
Earnings per share: Diluted
Indian Village historical	$(0.96)	$(0.08)
Equivalent pro forma for one share of Indian Village common stock (2)	0.88	0.28
Cash dividends declared per share
Indian Village historical	$0.00	$0.00
Equivalent pro forma for one share of Indian Village common stock(2)	0.55	0.14
Book value per share
Historical	$18.89	$19.30
Equivalent pro forma for one share of Indian Village common stock(2)	11.51	11.84

(1)	Pro forma dividends per share represent historical dividends paid by CSB Bancorp.

(2)	Represents CSB’s pro forma results multiplied by the stock amount of 0.7611.

Comparative Share Prices
     Neither the CSB common shares nor the shares of Indian Village common stock are traded on an established market. CSB common shares and shares of Indian Village common stock are traded through broker/dealers and in private transactions, and quotations are reported on the OTC Bulletin Board under the respective symbols “CSBB.OB” and “IDVB.OB”.
     The information presented in the following table reflects the last reported sale prices on the OTC Bulletin Board for CSB common shares and shares of Indian Village common stock as of May 13, 2008, the last trading day preceding our public announcement of the merger, and as of July 31, 2008, the last practicable day for which information was available prior to the date of this prospectus/proxy statement. OTC Bulletin Board quotations reflect interdealer prices, without mark-up, mark-down or commission and may not represent actual transactions. The table also presents the equivalent price per share of Indian Village, giving effect to the merger as of such dates. The “Indian Village Bancorp, Inc. Equivalent Per Share Price” reflects the sum of (a) the product of the exchange ratio of 0.7611 multiplied by the last reported sale price of CSB common shares on the dates indicated and (b) the per share cash consideration of $4.375. No assurance can be given as to what the market price of CSB common shares will be if and when the merger is consummated.
CSB Bancorp, Inc. and Indian Village Bancorp, Inc.
Comparative Market Value

			Indian Village
			Bancorp, Inc.
	CSB	Indian Village	Equivalent
	Common Shares	Common Stock	Per Share Price
May 13, 2008	$18.00	$12.00	$18.07
July 31, 2008	$16.00	$15.00	$16.55

The Special Meeting of Shareholders of Indian Village
Purpose, time and place of the special meeting
     This prospectus/proxy statement is being provided to Indian Village shareholders in connection with the solicitation of proxies by the Indian Village Board of Directors for use at the special meeting of shareholders to be held on September 17, 2008, at 5:00 p.m., local time, at the New Philadelphia branch office of Indian Village Bank, 635 West High Avenue, New Philadelphia, Ohio 44663, including any adjournments of the special meeting. At the special meeting, the shareholders of Indian Village will be asked to consider and vote upon the following matters:
•	a proposal to adopt and approve the merger agreement;

•	a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement; and

•	any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The Board of Directors of Indian Village is unaware of any other business to be transacted at the special meeting.
     The Board of Directors of Indian Village believes that the merger with CSB is in the best interests of Indian Village shareholders and recommends that you vote (1) “FOR” the adoption and approval of the merger agreement and (2) “FOR” the proposal to adjourn the special meeting of Indian Village shareholders, if necessary, to solicit additional proxies.
Record date; shares of Indian Village common stock outstanding and entitled to vote
     The Board of Directors of Indian Village has fixed the close of business on August 4, 2008, as the record date for determining the Indian Village shareholders who are entitled to notice of and to vote at the Indian Village special meeting of shareholders. Only holders of shares of Indian Village common stock at the close of business on the record date will be entitled to notice of and to vote at the Indian Village special meeting.
     As of the close of business on August 4, 2008, there were 423,679 shares of Indian Village common stock outstanding and entitled to vote at the special meeting. The shares of Indian Village common stock were held of record by approximately 258 shareholders. Each share of Indian Village common stock entitles the holder to one vote on all matters properly presented at the special meeting.
Votes required; quorum
     Under Pennsylvania law and Indian Village’s Articles of Incorporation, the adoption and approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Indian Village common stock outstanding and entitled to vote at the Indian Village special meeting. Approval of an adjournment of the special meeting requires the affirmative vote of the holders of a majority of the Indian Village common shares represented, in person or by proxy, at the special meeting.

     As of August 4, 2008, directors and executive officers of Indian Village and their respective affiliates beneficially owned an aggregate of 109,084 shares of Indian Village common stock (excluding shares of Indian Village common stock underlying unexercised stock options), an amount equal to approximately 24.7% of the outstanding shares of Indian Village common stock. All of the directors of Indian Village, who collectively had the power to vote approximately 22.3% of the outstanding shares of Indian Village common stock as of August 4, 2008, entered into a voting agreement with CSB pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the adoption and approval of the merger agreement. As of the date of this prospectus/proxy statement, CSB and its directors, executive officers and affiliates beneficially owned an aggregate of 12,500 shares of Indian Village common stock.
     Brokers who hold shares of Indian Village common stock in “street name” for the beneficial owners cannot vote these shares of Indian Village common stock on the adoption and approval of the merger agreement without specific instructions from the beneficial owners. Because the adoption and approval of the merger agreement requires the affirmative vote of a majority of the shares of Indian Village common stock outstanding and entitled to vote at the Indian Village special meeting, if you fail to vote or mark “ABSTAIN” on your proxy card, or if your shares of Indian Village common stock are held in “street name” and you fail to instruct your broker how to vote, it will have the same effect as a vote “AGAINST” the adoption and approval of the merger agreement.
     A quorum, consisting of the holders of a majority of the outstanding shares of Indian Village common stock, must be present in person or by proxy at the Indian Village special meeting before any action, other than the adjournment of the special meeting, can be taken. A properly executed proxy card marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.
     The Indian Village Board of Directors does not expect any matter other than the adoption and approval of the merger agreement and, if necessary, the approval of the adjournment of the special meeting to solicit additional proxies, to be brought before the Indian Village special meeting. If any other matters are properly brought before the special meeting for consideration, shares of Indian Village common stock represented by properly executed proxy cards will be voted, to the extent permitted by applicable law, in the discretion of the persons named in the proxy card in accordance with their best judgment.
Solicitation and revocation of proxies
     A proxy card accompanies each copy of this prospectus/proxy statement mailed to Indian Village shareholders. Your proxy is being solicited by the Board of Directors of Indian Village. Whether or not you attend the special meeting, the Indian Village Board of Directors urges you to return your properly executed proxy card as soon as possible. If you return your properly executed proxy card prior to the special meeting and do not revoke it prior to its use, the shares of Indian Village common stock represented by that proxy card will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. The Indian Village common shares will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the adoption and approval of the merger agreement and, if necessary, “FOR” the approval of the adjournment of the special meeting to solicit additional proxies.

     If you have returned a properly executed proxy card, you may revoke it at any time before a vote is taken at the special meeting by:
•	filing a written notice of revocation with the Secretary of Indian Village, at 100 South Walnut Street, Gnadenhutten, Ohio 44629;

•	executing and returning another proxy card with a later date; or

•	attending the special meeting and giving notice of revocation in person.
     Your attendance at the special meeting will not, by itself, revoke your proxy.
     If you hold your shares of Indian Village common stock in “street name” through a broker, bank or other nominee, you must provide your broker, bank or nominee (the record holder of your shares of common stock) with instructions on how to vote your shares of common stock. Your broker, bank or other nominee will provide you with a proxy card and voting instructions. If you have instructed your broker, bank or other nominee to vote your common shares, you must follow the directions received from your broker, bank or other nominee to change or revoke your vote.
     Indian Village will bear its own cost of solicitation of proxies on behalf of the Indian Village Board of Directors, except that Indian Village and CSB have agreed to share equally the costs incurred in connection with printing and mailing this prospectus/proxy statement. Proxies will be solicited by mail, and may be further solicited by additional mailings, personal contact, telephone, facsimile or electronic mail, by directors, officers and employees of Indian Village, none of whom will receive additional compensation for their solicitation activities. Indian Village will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of Indian Village common shares not beneficially owned by them, for forwarding this prospectus/proxy statement and other proxy solicitation materials to, and obtaining proxies from, the beneficial owners of shares of Indian Village common stock entitled to vote at the special meeting.
Dissenters’ Rights
General
     In accordance with Pennsylvania law, any shareholder of Indian Village has the right to dissent from the merger, and to obtain payment of the “fair value” of such holder’s Indian Village common stock, in the event that the merger is consummated. The term “fair value” means the value of Indian Village common stock immediately before the effectuation of the merger taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.
     Any shareholder of Indian Village who contemplates exercising his right to dissent is urged to read carefully the provisions of Subchapter D of Chapter 15 of the Pennsylvania Consolidated Statutes attached as Annex B to this prospectus/proxy statement. The following is a summary of the steps to be taken if the right to dissent is to be exercised, and should be read in connection with the full text of the applicable sections of Subchapter D of Chapter 15 of the Pennsylvania Consolidated Statutes. Each step must be taken in the indicated order and in strict compliance with the applicable provisions of the statute in order to perfect dissenters’ rights. The failure of any shareholder to comply with the statutorily required steps will result in the forfeiture of such shareholder’s dissenters’ rights, in which case the shareholder will receive the consideration contemplated by the merger agreement in the event that the merger is consummated. See “The Merger Agreement” on page 41 of this prospectus/proxy statement.
     Any written notice or demand which is required in connection with the exercise of dissenters’ rights, whether before or after the effective date of the merger, must be sent to Indian Village, at 100 South Walnut Street, Gnadenhutten, Ohio 44629, Attention: Marty R. Lindon, President and Chief Executive Officer.
Notice of intention to dissent
     An Indian Village shareholder who wishes to dissent must:
•	file with Indian Village, prior to the vote of shareholders on the merger at the Indian Village special meeting, a written notice of intention to demand payment of the fair value of such holder’s Indian Village common stock if the merger is effected;

•	effect no change in the beneficial ownership of the shareholder’s Indian Village common stock from the date of such written notice through the effective date of the merger; and

•	refrain from voting the shareholder’s Indian Village common stock to adopt and approve the merger agreement.
     Neither a proxy nor a vote against the adoption and approval of the merger agreement will constitute the necessary written notice of intention to dissent under the Pennsylvania Consolidated Statutes.
Notice to demand payment
     If the merger agreement is adopted and approved by the required vote of Indian Village’s shareholders, Indian Village will mail a notice to all dissenters who gave due notice of intention to demand payment and who refrained from voting in favor of the adoption and approval of the merger agreement. The notice will state where and when a written demand for payment must be sent and certificates for Indian Village common stock must be deposited in order to obtain payment, and will include a form for demanding payment and a copy of Subchapter D of Chapter 15 of the Pennsylvania Consolidated Statutes. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.
Failure to comply with notice to demand payment
     An Indian Village shareholder who fails to timely demand payment or fails to timely deposit the shareholder’s Indian Village common stock certificates, as required by Indian Village’s notice, will forfeit the shareholder’s dissenters’ rights.

Payment of fair value of shares
     Promptly after the effective date of the merger, or upon timely receipt of demand for payment if the merger already has been effectuated, Indian Village will either remit to dissenters who have made demand and have deposited their stock certificates the amount that Indian Village estimates to be the fair value of the Indian Village common stock or give written notice that no such remittance is being made. The remittance or notice will be accompanied by (a) a closing balance sheet and statement of income of Indian Village for a fiscal year ending not more than 16 months before the date of remittance together with the latest available interim financial statements, (b) a statement of Indian Village’s estimate of the fair value of the Indian Village common stock and (c) a notice of the right of the dissenter to demand supplemental payment under the Pennsylvania Consolidated Statutes accompanied by a copy of Subchapter D of Chapter 15 of the Pennsylvania Consolidated Statutes.
Estimate by dissenter of fair value of shares
     If a dissenter believes that the amount stated or remitted by Indian Village is less than the fair value of the Indian Village common stock, the dissenter may send to Indian Village his or her own estimate of the fair value of the Indian Village common stock, which will be deemed to be a demand for payment of the amount of the deficiency. If Indian Village remits payment of its estimated value of a dissenter’s Indian Village common stock and the dissenter does not file his or her own estimate within 30 days after the mailing by Indian Village of its remittance, the dissenter will be entitled to no more than the amount remitted to him or her by Indian Village.
Valuation proceedings
     Within 60 days after the latest to occur of the effectuation of the merger, timely receipt by Indian Village of any demands for payment, or timely receipt by Indian Village of any estimates by dissenters of fair value, if any demands for payment remain unsettled, Indian Village may file in the Court of Common Pleas of Philadelphia County (the “Court”) an application for relief requesting that the fair value of the Indian Village common stock be determined by the Court. In such case, all dissenters, wherever residing, whose demands have not been settled, must be made parties to the proceeding as in an action against their shares, and a copy of the application must be served on each such dissenter.
     If Indian Village were to fail to file such an application, then any dissenter, on behalf of all dissenters who have made a demand and who have not settled their claim against Indian Village, may file an application in the name of Indian Village at any time within the 30-day period after the expiration of the 60-day period and request that the fair value be determined by the Court. If no dissenter files such an application, then each dissenter entitled to do so shall be paid Indian Village’s estimate of the fair value of the Indian Village common stock and no more, and may bring an action to recover any amount not previously remitted.
Costs and expenses
     The costs and expenses of any valuation proceedings in the Court, including the reasonable compensation and expenses of any appraiser appointed by the Court to recommend a decision on the issue of fair value, will be determined by the Court and assessed against Indian Village except that any part of the costs and expenses may be apportioned and assessed by the Court against all or some of the dissenters who are parties and whose action in demanding supplemental payment the Court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.
The Proposed Merger
The proposed merger
     The merger agreement provides for the merger of Indian Village with and into CSB, with CSB surviving the merger. Immediately following the merger, and upon the receipt of the required regulatory approvals, Indian Village Bank will be merged with and into CSB Bank.
     The merger agreement is attached to this prospectus/proxy statement as Annex A and is incorporated in this prospectus/proxy statement by reference. You are encouraged to read the merger agreement carefully, as it is the legal document that governs the merger.
Indian Village’s background and reasons for the merger
     Background of the Merger
     The Indian Village Board of directors has periodically discussed and reviewed with its management team and industry consultants, the business of banking, strategic directions, financial performance, and prospects of Indian Village in the context of its current and prospective business, including local, regional, and national economic and competitive environments. The Board of Directors has at times also discussed various potential strategic options, including strategies to increase Indian Village’s market area and products offerings, with the intent of ultimately creating more value for its shareholders.
     A challenge for the Indian Village Board of Directors most recently has been the deterioration of economic conditions in its market area of Tuscarawas and Stark Counties in northeastern Ohio, and the general state of the financial services industry regionally and nationally. The economic conditions in the Indian Village market include increasing unemployment, decreases in local real estate values, declining business revenues and cash flows — especially due to slow- to non-paying receivables, and stagnant home and building lot sales. The Indian Village Board has also recognized the environment of heightened regulatory scrutiny of financial institution activities, and the impact of economic issues on existing loan quality as well as the availability of good credit opportunities in the market.
     The Indian Village Board of Directors also has identified impediments to future growth and profitability including expensive technological changes, the proliferation of competition by both bank and non-bank financial services providers, and the increase in cost of doing business due to heightened regulatory demands.
     During January through May of 2007, the Indian Village Board of Directors discussed these interests and concerns in connection with the trends in the financial services industry and the likely nature of cost increases on an on-going basis. As a result of these discussions, the Indian Village Board of Directors retained Keller & Company, a consulting firm that specializes in financial institutions, to assist the Board in reviewing strategic options to enhance and maximize the value of shares of Indian Village common stock, including examining potential transaction alternatives, at a special meeting held on May 14, 2007.
     As part of that engagement, and following input by Keller & Company with regard to the strategic alternatives faced by Indian Village, relevant financial projections, and the advantages and disadvantages of remaining independent, Indian Village decided to seek market input as to whether there may be parties interested in a strategic combination with Indian Village. During June through August of 2007, Indian Village officers worked closely with Keller & Company to formulate and publish its profile and interest through certain solicitation materials (“profile book”).
     At its September 7, 2007, executive meeting, following a presentation by Keller & Company concerning the options available to Indian Village and the costs and benefits of the various options, the Indian Village Board of Directors passed a resolution to authorize its officers and Keller & Company to progress its chosen strategic direction in the way of finalization of the profile book. Later that month, the Board of Directors formally acted to proceed with the solicitation of initial letters of interest from potential strategic combination candidates as identified by Keller & Company and approved by the Board. Approximately 11 potential strategic combination candidates were subsequently contacted by Keller & Company.
     On October 5, 2007, the Indian Village Board of Directors received updates from Keller & Company pertaining to the responses from solicited potential strategic combination candidates and learned of executed confidentiality agreements. The Board discussed the candidates and their respective asset size, location, and other pertinent facts concerning the candidates.
     During the October 18, 2007, regular meeting, the Indian Village Board of Directors considered a report from Keller & Company disclosing nine potential strategic combination candidates that had executed confidentiality agreements and were sent profile books.
     At its December 7, 2007, executive committee meeting, the Indian Village Board of Directors met and reviewed additional information provided by Keller & Company. After lengthy discussion, the Board instructed Keller & Company to expand its search for additional suitable potential strategic combination candidates. Later that month, the Board approved three additional candidates to be invited to receive the profile book and to submit initial letters of interest.
     At its January 17, 2008, regular meeting, the Indian Village Board of Directors reviewed information about the candidates, including CSB, that signed confidentiality agreements, and authorized Keller & Company to make arrangements for on-site due diligence business reviews. Later that month CSB conducted extensive on-site and off-site due diligence of Indian Village’s business. CSB subsequently submitted an initial letter of interest regarding a proposed business combination on March 1, 2008.
     At its March 4, 2008, special meeting, the Indian Village Board of Directors met with Keller & Company and discussed the letter of interest received from CSB. Keller & Company provided an analysis of the proposal, including the potential benefits of the proposal to Indian Village shareholders, as well as financial and other information concerning CSB. Later that month, the Indian Village Board of Directors authorized Keller & Company to proceed with further negotiations with CSB.

     At its April 4, 2008, executive committee meeting, the Indian Village Board of Directors approved the engagement of Bricker & Eckler LLP, to serve as legal counsel for Indian Village with regard to the potential transaction. The Board, with assistance of management, legal counsel and Keller & Company, further reviewed the advantages and disadvantages of CSB’s proposal and negotiated the terms and conditions of a transaction with CSB in April and early May of 2008.
     Throughout this period and on an ongoing basis, the Indian Village Board of Directors and management have continued to address regulatory issues as reflected in the agreement entered into by Indian Village Bank with the Ohio Division of Financial Institutions and the Federal Deposit Insurance Corporation dated March 5, 2008, and by Indian Village with the Office of Thrift Supervision dated July 23, 2008. While those matters were being promptly addressed and resolved by Indian Village, they placed significant additional pressure and distraction on the institution, its management and its Board as it endeavored to deal in an already-challenging banking and economic environment.
     At its May 12, 2008, special meeting, the Indian Village Board of Directors reviewed and discussed the proposed merger agreement (and related agreements) with management, Keller & Company, and legal counsel. After extensive review and discussion, including consideration of the interests of the shareholders and other constituencies of Indian Village, the analysis of Keller & Company with regard to the CSB proposal and the opinion of Keller & Company that the merger consideration was fair, from a financial point of view, to the shareholders of Indian Village, the current economic and regulatory environment, the history and financial status of CSB, benefits of a strategic combination with CSB, and the terms of the proposed transaction, the Board of Directors of Indian Village unanimously agreed to approve the merger agreement and to recommend its adoption by the shareholders of Indian Village. Later that week, CSB’s Board of Directors also unanimously approved the merger agreement and the parties publicly announced the transaction through a joint press release and letters to Indian Village shareholders on May 14, 2008.
     Indian Village’s Reasons for the Merger
     The Indian Village Board of Directors has determined that the merger agreement is fair to, and in the best interests of, Indian Village and its shareholders and other proper constituencies. In reaching its decision to approve the merger agreement and to recommend adoption of the merger agreement to its shareholders, the Indian Village Board of Directors consulted with management, as well as its financial and legal advisors, and considered a number of factors, including, without limitation, the following:
•	the merger will provide Indian Village shareholders with immediate liquidity with respect to the portion of their shares of Indian Village exchanged for cash in the merger;

•	the merger will provide Indian Village shareholders with potentially greater liquidity with respect to the portion of their shares of Indian Village to be exchanged for CSB common shares in the merger because CSB is a larger corporation and has, historically, had a more active trading market for its shares;

•	the long-term interests of Indian Village and its shareholders, as well as the long-term interests of Indian Village and Indian Village Bank employees, depositors, borrowers, and the communities served by Indian Village Bank;

•	the questionable ability of Indian Village Bank to pay continued dividends to Indian Village in the foreseeable future in light of regulatory requirements and restrictions; the corresponding questionable ability of Indian Village to therefore pay dividends to its shareholders; and the historical dividend payments made by CSB;

•	CSB and Indian Village have complementary community banking businesses so that the impact on customers and communities served would be minimized;

•	the current expectation that CSB will maintain Indian Village’s existing community banking offices and that the merger may provide the opportunity for continued employment to Indian Village’s employees;

•	the cost of compliance by Indian Village and Indian Village Bank with the regulatory requirements and directives of the Ohio Division of Financial Institutions, the Federal Deposit Insurance Corporation, and the Office of Thrift Supervision to which they are or may be subject;

•	the fact that Indian Village shareholders will receive a significant equity ownership in the combined company;

•	the structure of the merger and the terms of the merger agreement, including the fact that Indian Village shareholders who receive CSB common shares in exchange for shares of Indian Village common stock in the merger will recognize no gain or loss, other than the gain or loss to be recognized as to cash received either (a) in exchange for a portion of their shares of Indian Village common stock, or (b) in lieu of fractional CSB common shares;

•	the Board’s belief that combining the two companies will create a larger and more diversified financial institution that is both better equipped to respond to economic and industry developments and better positioned to develop and build on its position in existing markets; and

•	the financial analyses presented by Keller & Company to the Indian Village Board of Directors, and the opinion dated as of May 14, 2008, delivered to Indian Village by Keller & Company to the effect that, as of that date, and subject to and based on the qualifications and assumptions set forth in the opinion, the consideration to be received by the holders of shares of Indian Village common stock in the merger was fair, from a financial point of view, to such shareholders.
     The Indian Village Board of Directors also considered a variety of risks and other potentially negative factors in deliberations concerning the merger, including:
•	the costs associated with the regulatory approval process, cost in connection with the calling of the special meeting of shareholders, and other merger-related costs;

•	the risk of a decline in the market price of CSB shares prior to and after the consummation of the merger;

•	acceptance of the change by the communities served by Indian Village Bank; and

•	the loss of Indian Village Bank’s independence as a separate financial institution.
     The foregoing discussion of the factors considered by the Indian Village Board of Directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Indian Village Board of Directors. In reaching its decision to approve the merger agreement, the Indian Village Board of Directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors.
     After considering the foregoing and other relevant factors and risks, and their overall impact on the shareholders and other constituencies of Indian Village, the Indian Village Board of Directors concluded that the anticipated benefits of the merger outweighed the anticipated detriments.
     Recommendation of the Indian Village Board of Directors
     For the reasons set forth above, the Indian Village Board of Directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of Indian Village and its shareholders, and unanimously adopted and approved the merger agreement. The Indian Village Board of Directors unanimously recommends that the Indian Village shareholders vote “FOR” the adoption and approval of the merger agreement.
CSB’s reasons for the merger
     CSB believes that the merger is in the best interests of CSB and its shareholders. In reaching this determination, the CSB Board consulted with management, as well as its financial and legal advisors, and considered the projected pro forma impact of the merger and a number of other factors, including, without limitation, the following:
          (i) The merger will facilitate the expansion of CSB’s business in Tuscarawas and Stark Counties in Ohio;
          (ii) Indian Village’s management philosophies and reputation for excellent customer service and community involvement are consistent with CSB’s philosophies toward community banking, emphasis on customer service and strong ongoing commitment to each community served;
          (iii) Indian Village’s current products and services are similar to and, in many respects, complement products and services offered by CSB and its banking subsidiaries; and
          (iv) The merger will increase CSB’s assets size to approximately $441.9 million on a pro forma basis (as of March 31, 2008), which may create additional opportunities to benefit from economies of scale and provide opportunities for asset growth and earnings growth in an extremely competitive environment.
     The CSB Board considered many different factors in its evaluation and did not believe it was practical to, and did not quantify or otherwise assign relative weights to, the individual factors considered in reaching its determination.
Opinion of Indian Village’s financial advisor
     Keller & Company was retained in May 2007, to conduct a review of strategic alternatives for Indian Village, which could include a potential combination of Indian Village with another financial institution, and to review and evaluate any specific proposals for a combination that might be received by Indian Village. Various scenarios and strategic alternatives were reviewed with Indian Village over the period from May 2007 to May 2008, and various parties were contacted as potential strategic partners for Indian Village. Those activities culminated in an expression of interest (and eventually an offer) from CSB and execution and delivery of the merger agreement on May 14, 2008. Pursuant to Keller & Company’s letter agreement with Indian Village, dated May 18, 2007, Keller & Company rendered an opinion to the Indian Village Board of Directors on May 14, 2008, to the effect that, based upon and subject to the considerations and limitations set forth in the opinion, Keller & Company’s work described herein and other factors deemed relevant, as of that date, the total consideration to be paid by CSB to the shareholders of Indian Village was fair, from a financial point of view. No limitations were imposed by the Board of Indian Village upon Keller & Company with respect to the investigations made or procedures followed by it in rendering its opinion.
     Keller & Company, as part of its bank consulting and advisory business, is regularly engaged in the evaluation of financial institutions and their securities, in connection with mergers and acquisitions and distributions of listed and unlisted securities. Keller & Company is familiar with the market for common stocks of publicly-traded banks, thrifts and bank holding companies and regularly prepares stock valuations for banks and thrifts, which are not publicly-traded. The Board of Indian Village selected Keller & Company on the basis of the firm’s reputation, experience and expertise in transactions similar to the merger. Keller & Company is also knowledgeable of Indian Village and its operations, having prepared Indian Village Bank’s conversion appraisal in 1999 and three-year business plan in connection with Indian Village’s conversion from a mutual to a stock institution.
     The full text of the Keller & Company fairness opinion, which is attached as Annex C to this prospectus/proxy statement, sets forth certain assumptions made, matters considered and limitations on the review undertaken by Keller & Company and should be read in its entirety. The summary of the opinion of Keller & Company set forth in this proxy statement is qualified in its entirety by reference to the opinion.
     In rendering its opinion, Keller & Company (i) reviewed the merger agreement; (ii) reviewed Indian Village’s annual reports to shareholders for the years ended June 30, 2005, 2006 and 2007, and CSB’s annual reports to shareholders for the years ended December 31, 2005, 2006 and 2007; (iii) reviewed Indian Village’s proxy statements for the years ended June 30, 2005, 2006 and 2007, and CSB’s proxy statements for the years ended December 31, 2005, 2006 and 2007; (iv) reviewed Indian Village’s audited financials for the fiscal years ended June 30, 2005, 2006 and 2007, and CSB’s audited financials for the years ended December 31, 2005, 2006 and 2007; (v) reviewed Indian Village’s and CSB’s unaudited financial statements for the nine months and three months, respectively; (vi) reviewed Indian Village’s FDIC Call Reports for the three months ended March 31, 2007 and 2008, and twelve months ended December 31, 2006 and 2007; (vii) reviewed regulatory matters relating to Indian Village; (viii) discussed with senior management and the Board of Directors of Indian Village the current financial position and prospective outlook for Indian Village; (ix) considered historical levels of activity and prices of Indian Village’s common stock; (x) reviewed the financial and stock market data of other banks and thrifts and the financial and structural terms of numerous other recent transactions involving mergers and acquisitions of comparably situated financial institutions; and (xii) performed other analyses which Keller & Company considered appropriate.
     In rendering its opinion, Keller & Company analyzed certain comparable merger and acquisition transactions, comparing the acquisition price relative to the book value, tangible book value, latest twelve months earnings, price to assets, and premium to core deposits. The analysis included a comparison of representative pending and completed acquisitions since December 1, 2006, reviewing the low, median and high pricing ratios for these transactions, where the selling institution had an asset size of less than $355 million and was located in the Midwest. Similar to Indian Village, six of these eight financial institutions had negative earnings, resulting in price earnings multiples that were not meaningful. As a result of the use of these transaction criteria, the following financial institutions were used in analyzing comparable transactions:
     Selling Institution
Sistersville Bancorp, West Virginia
Cardunal SB FSB, Illinois
Gilman Corp., Wisconsin
First Financial Services, Nebraska
Huron Valley State Bank, Michigan
1st Independence Financial Group, Kentucky
Community First Financial, Ohio
OC Financial, Ohio
     For each of these eight transactions, Keller & Company derived and compared the most recent return on assets for each selling institution, the most recent equity level and equity to asset ratio, the total deal value and the form of exchange, the most recent price-to-book value ratio, the most recent price-to-tangible-book value ratio, the most recent price to earnings multiple based on the latest twelve months earnings, the price to assets ratio and the premium on deposits.
     The transaction review and analysis resulted in a range of values for Indian Village based upon comparable merger and acquisition transactions. Keller & Company derived the low, median and high pricing levels of the comparable group and summarized the results of comparative merger and acquisition transactions and compared the range of values to the total consideration to be received by the shareholders of Indian Village. The comparable merger and acquisition information resulted in the pricing ranges as noted on the following page.

	Price to Book	Price to Tangible	Price to	Price to	Deposit
Pricing Measure	Ratio	Book Ratio	Earnings	Assets	Premium
Low Pricing Level	89.0%	89.0%	N/M	10.2%	3.9%
Median Pricing Level	106.0%	106.0%	N/M	8.0%	1.2%
High Pricing Level	142.3%	142.3%	N/M	9.0%	4.4%
Indian Village Price @ $17.50	95.5%	95.5%	N/M	8.3%	0.5%
     Keller & Company viewed the comparable group as the most appropriate basis in determining a comparable transaction value based on, among other things, Indian Village’s equity level and ratio, size, negative earnings performance, nonperforming asset level, level of allowance for loan losses, and absence of dividends to its common shareholders. Keller & Company viewed, as being statistically significant for purposes of comparison, the fact that the review based on the previous criteria produced eight transactions with reported pricing ratios in the comparable group. Keller & Company reviewed each of the pricing ratios (price to book, price to tangible book, price to last twelve months earnings, price to assets, and core deposit premium) from the comparable transactions focusing on the low pricing level to the median pricing level as the key basis to use to evaluate the fairness, from a financial point of view, of the consideration to be paid by CSB to the shareholders of Indian Village in the merger, recognizing that Indian Village’s earnings position and equity position were definitely in the lower segment of the comparable group. Indian Village had a negative return on assets of 0.43 percent for the twelve months ended March 31, 2008, and an equity to asset ratio of 7.99 percent, compared to a positive average return on assets for the comparable group of a higher 0.04 percent and an average equity to asset ratio of a higher 12.42 percent.
      The total value of the consideration to be paid on an aggregate basis in the merger, as of the date of the opinion, exceeds the low value of the range of comparable transactions for price to book and price to tangible book value but is less than the median and high pricing levels. The total value of the consideration to be paid to the shareholders of Indian Village recognizes that Indian Village has a lower equity level, a lower ROAA and a higher level of nonperforming assets than the median level of these ratios for the comparable group. Keller & Company believes that this analysis supports the fairness, from a financial point of view, to Indian Village and its shareholders of the consideration to be paid in the merger.
     This summary does not purport to be a complete description of the analysis performed by Keller & Company and should not be construed independent of the other information considered by Keller & Company in rendering its opinion. Selecting portions or sections of Keller & Company’s analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors, could result in an incomplete or potentially misleading view of the evaluation process.
     Keller & Company assumed and relied upon the accuracy and completeness of the financial information provided to it by Indian Village. In its review, with the consent of the Indian Village Board of Directors, Keller & Company did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities and potential or contingent liabilities of Indian Village.
     The fairness opinion of Keller & Company is limited to the fairness as of its date, from a financial point of view, of the consideration to be paid in the merger transaction and does not address the underlying business decision to effect the merger or alternatives thereto, nor does it constitute a recommendation to any common shareholder of Indian Village as to how such shareholder should vote with respect to the merger.

     Keller & Company is a nationally recognized bank consulting firm and is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, secondary distributions of listed and unlisted securities and private placements.
     In the completion of its analysis and the rendering of its opinion, Keller & Company made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are not within the control of Keller & Company and Indian Village. The analyses performed by Keller & Company are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.
     Keller & Company will receive a fee of $45,000 for services rendered in connection with issuing its fairness opinion regarding the merger. As of the date of this proxy statement, Keller & Company received $25,000 of such fee; with $20,000 due at the closing of the transaction. Indian Village has also agreed to reimburse Keller & Company for all reasonable out-of-pocket expenses, not to exceed $1,000, incurred in connection with its engagement and to indemnify Keller & Company and its affiliates and their respective directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under securities laws. Keller & Company has, in the past, provided valuation, investment banking and consulting services to Indian Village for which it has received customary compensation.
Regulatory approvals required
     CSB and Indian Village have submitted applications to the Board of Governors of the Federal Reserve System and the Ohio Division of Financial Institutions to obtain their approval of the transactions contemplated by the merger agreement, including the proposed merger of Indian Village with and into CSB and the subsequent merger of Indian Village Bank with and into CSB Bank. These regulatory applications are currently pending.
     CSB and Indian Village anticipate that the necessary regulatory approvals will be obtained and will not contain any materially adverse or unduly burdensome conditions, restrictions or requirements. However, there can be no assurance that any one or more of the required regulatory approvals will be obtained, that the approvals will be received on a timely basis, or that the approvals will not impose conditions or requirements that would so materially reduce the economic or business benefits of the merger that, had such conditions or requirements been known, either CSB or Indian Village would not have entered into the merger agreement. The merger may not be consummated for up to 30 days after approval by the Board of Governors of the Federal Reserve System, during which time the United States Department of Justice may bring an action challenging the merger on antitrust grounds.
     The approval of any regulatory applications merely implies the satisfaction of regulatory criteria for approval, which does not include review of the adequacy or fairness of the merger consideration to shareholders. Furthermore, regulatory approvals do not constitute or imply any endorsement or recommendation of the proposed merger or the terms of the merger agreement.
Interests of Indian Village directors and executive officers in the merger
     As described below, some of Indian Village’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Indian Village shareholders generally. The Indian Village Board of Directors was aware of these interests and considered them in approving the merger agreement.

     Cash-out of stock options
     Under the terms of the merger agreement, each outstanding option granted pursuant to the Indian Village 2000 Stock-Based Incentive Plan which is not exercised prior to the merger in accordance with the terms of the merger agreement will, at the effective time of the merger, be cancelled and converted into the right to receive an amount in cash equal to the product of (1) the difference between $17.50, less the exercise price of each such option, multiplied by (2) the number of shares of Indian Village common stock subject to such option. As of the date of this prospectus/proxy statement, the directors, officers and employees of Indian Village, as a group, held outstanding options to purchase 23,784 shares of Indian Village common stock with a weighted average exercise price of $12.74 per share.
     Employment Agreement
     Kenneth A. Koher, President and Chief Executive Officer of Indian Village Bank, has entered into an Employment Agreement with Indian Village and Indian Village Bank. Under the terms of this Employment Agreement, Mr. Koher is entitled to receive a lump sum severance payment equal to 1.00 times his base amount (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended) if, following a change in control, either (a) Mr. Koher’s employment is involuntarily terminated or (b) Mr. Koher voluntarily terminates his employment within 12 months of the effective date of the change of control following any material demotion, loss of title, office or significant authority; material reduction in his annual compensation or benefits; or the relocation of his principal place of employment by more than 50 miles from its location immediately prior to the change in control.
     Mr. Koher’s Employment Agreement also provides that, for a period of six months following his termination of employment for any reason, Mr. Koher may not, directly or indirectly, become associated as an associate, employee, partner, shareholder or member with any individual, partnership or other entity providing financial products and services in Tuscarawas County. In addition, during such six-month period, Mr. Koher may not solicit any customer, employee, independent contractor, recruit, subcontractor, or vendor of Indian Village Bank.
     Severance Payment Agreements
     As contemplated by the terms of the merger agreement, on May 14, 2008, CSB, Indian Village and Indian Village Bank entered into Severance Payment Agreements with four executive officers of Indian Village and Indian Village Bank – Marty R. Lindon, Andrea R. Miley, Lori S. Frantz and Elaine A. Tedrow. Under the terms of each Severance Payment Agreement, if the officer continues to serve Indian Village as an employee in good standing between the date of the merger agreement and the effective date of the merger, and the officer’s employment is voluntarily or involuntarily terminated on the effective date of the merger, the officer will be entitled to receive a lump sum payment equal to the officer’s annual base salary and continued medical insurance coverage for up to one year. The same severance benefits will be provided to the officer if he or she voluntarily terminates his or her employment with CSB within 60 days following the effective date of the merger so long as the officer served Indian Village and CSB as an employee in good standing between the date of the merger agreement and the date of termination of employment.
     The Severance Payment Agreements also provide that, for a period of six months after the date on which severance benefits are paid, each of the officers will not work for, advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes, within Tuscarawas County, with the depository, lending or other activities of CSB.

     The Severance Payment Agreements will supersede the existing employment agreements between the officers and Indian Village and Indian Village Bank, which employment agreements will terminate as of the effective date of the merger and have no further force or effect.
     Bank Community Board
     Under the terms of the merger agreement, CSB has agreed to establish and maintain, for a period of one year following the effective date of the merger, a CSB Bank Community Board that will be comprised of three members of the Indian Village Board of Directors to be selected by Indian Village and approved by CSB. The members of the CSB Bank Community Board will be entitled to receive a fee in the amount of $500 for each quarterly meeting attended. As of the date of this prospectus/proxy statement, the members of the CSB Bank Community Board had not been selected by Indian Village and/or approved by CSB.
     Indemnification and directors’ and officers’ liability insurance
     For a period of four years following the effective time of the merger and subject to compliance with applicable state and federal laws, CSB will indemnify each person who served as a director or officer of Indian Village and/or Indian Village Bank before the effective time of the merger to the fullest extent provided by Indian Village’s governing documents, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was an officer or director of Indian Village and/or Indian Village Bank. In addition, the merger agreement provides that, prior to the merger, Indian Village will purchase a directors’ and officers’ liability insurance policy to be effective for three years following the merger, on terms no less advantageous than those contained in Indian Village’s existing policy, subject to certain limitations.
Material federal income tax consequences
General
     The obligation of CSB and Indian Village to consummate the merger is conditioned on the receipt by CSB and Indian Village of an opinion of CSB’s counsel, Vorys, Sater, Seymour and Pease LLP, dated as of the effective date of the merger and substantially to the effect that the federal income tax consequences of the merger will be as described below. The opinions are based on the Internal Revenue Code, the applicable Treasury Department regulations (the “Treasury Regulations”), judicial authorities, and current administrative rulings and practices as in effect on the date of the opinion, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Opinions of counsel are not binding upon the Internal Revenue Service (“IRS”) or the courts, either of which could take a contrary position. No rulings have been, or will be, sought from the IRS in connection with the merger. The opinion of counsel to CSB will rely on certain assumptions that customarily are made with respect to transactions of this kind, and on certain representations and covenants, including those contained in officers’ certificates of CSB and Indian Village, which representations and covenants counsel to CSB will assume to be true, correct, and complete. If any such assumption, representation or covenant is inaccurate, the opinions could be adversely affected. In addition, the opinions will assume that any Indian Village shareholder that has asserted, as of the effective time of the merger, dissenters’ rights will receive, pursuant to statutory procedures, an amount per dissenting share of Indian Village common stock that does not exceed $17.50 (which is the cash consideration per share payable to certain Indian Village shareholders pursuant to the merger). The opinion of Vorys, Sater, Seymour and Pease LLP set forth as an exhibit to the registration statement of which this prospectus/proxy statement is a part, as well as the assumptions, representations, and covenants described above, support the following discussion of the anticipated material federal income tax consequences of the merger to CSB, Indian Village and the Indian Village shareholders.
       This description of anticipated material federal income tax consequences of the merger assumes that the merger will be consummated in accordance with the terms and provisions of the merger agreement. This description does not address, among other matters, the tax consequences to an Indian Village shareholder who holds shares of Indian Village common stock other than as a capital asset for federal income tax purposes. The description also does not address all of the tax consequences that may be relevant to Indian Village shareholders in light of their particular tax circumstances, including, without limitation, shareholders that are: (i) persons who hold Indian Village common shares as part of a straddle, hedge, conversion, or other risk-reduction transaction; (ii) broker-dealers; (iii) persons who have a functional currency other than the U.S. dollar; (iv) tax-exempt entities; (v) foreign persons; (vi) insurance companies; (vii) financial institutions; (viii) persons that acquired shares of Indian Village common stock pursuant to the exercise of employee stock options or otherwise as compensation; (ix) persons who receive CSB common shares other than in exchange for shares of Indian Village common stock; (x) retirement plans (including, without limitation, the Indian Village ESOP and the Indian Village Community Bank 401(k) Plan; or (xi) pass-through entities and investors in those entities. In addition, this description does not address the tax consequences to the holders of options to acquire shares of Indian Village common stock. Furthermore, the discussion does not address any alternative minimum tax or any foreign, state, or local tax consequences of the merger. Indian Village shareholders with special or particular tax circumstances, or who are subject to special tax treatment, are strongly urged to consult with their tax advisors regarding their individual tax consequences.
Reorganization treatment
     The merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and CSB and Indian Village each will be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code.
Tax consequences to CSB and Indian Village
     No Gain or Loss.  No gain or loss will be recognized by CSB or Indian Village as a result of the merger.
     Tax Basis.  The tax basis of the assets of Indian Village in the hands of CSB will be the same as the tax basis of such assets in the hands of Indian Village immediately prior to the merger.
     Holding Period.  The holding period of the assets of Indian Village to be received by CSB will include the period during which such assets were held by Indian Village.
Tax consequences to Indian Village shareholders who receive only cash
     An Indian Village shareholder who receives only cash in exchange for such shareholder’s shares of Indian Village common stock as a result of such shareholder’s dissent to the merger will recognize gain or loss as if such shareholder had received such cash as a distribution in redemption of such shareholder’s shares of Indian Village common stock, subject to the provisions and limitations of Section 302 of the Internal Revenue Code. The gain or loss will be long-term capital gain or loss if the shares of Indian Village common stock surrendered in the merger were held as capital assets for a period exceeding one year as of the time of the exchange.

Tax consequences to Indian Village shareholders who receive a combination of cash (other than cash in lieu of fractional shares) and CSB common shares
     An Indian Village shareholder who receives a combination of cash (other than cash in lieu of fractional CSB common shares) and CSB common shares in exchange for shares of Indian Village common stock will recognize gain, but not loss, in an amount not to exceed the amount of cash received (excluding cash received in lieu of fractional CSB common shares). For this purpose, an Indian Village shareholder generally must calculate gain or loss separately for each identifiable block of Indian Village common stock exchanged by the shareholder in the merger, and a loss realized on one block of Indian Village common stock may not be used by the shareholder to offset a gain realized on another block of its Indian Village common stock. Shareholders should consult their tax advisors regarding the manner in which cash and CSB common stock should be allocated among their shares of Indian Village common stock and the specific federal income tax consequences thereof.
     For purposes of determining the character of the gain recognized on account of the cash received by an Indian Village shareholder, such Indian Village shareholder will be treated as having received only CSB common shares in exchange for such shareholder’s shares of Indian Village common stock, and as having immediately redeemed a portion of such CSB common shares for the cash received (excluding cash received in lieu of fractional CSB common shares). Unless the redemption is treated as a dividend under the principles of Section 302(d) of the Internal Revenue Code (to the extent of such shareholder’s ratable share of the undistributed earnings and profits of Indian Village), the gain will be capital gain if the shares of Indian Village common stock are held by such shareholder as a capital asset at the time of the merger.
Cash in lieu of fractional shares
     An Indian Village shareholder who receives cash in lieu of a fractional CSB common share will recognize gain or loss as if such fractional CSB common share were distributed as part of the merger and then redeemed by CSB, subject to the provisions and limitations of Section 302 of the Internal Revenue Code.
Tax basis
     The aggregate tax basis of the CSB common shares received by an Indian Village shareholder in the merger (including fractional CSB common shares, if any, deemed to be issued and redeemed by CSB) generally will be equal to the aggregate tax basis of the Indian Village common stock surrendered in the merger, reduced by the amount of cash received by the shareholder in the merger (other than cash in lieu of fractional CSB common shares), and increased by the amount of gain recognized by the shareholder in the merger (including any portion of the gain that is treated as a dividend, but excluding any gain or loss resulting from the deemed issuance and redemption of fractional CSB common shares).
Holding period
     The holding period of the CSB common shares received by an Indian Village shareholder will include the holding period of the shares of Indian Village common stock surrendered in exchange for the CSB common shares in the merger, provided that the shares of Indian Village common stock were held as a capital asset at the time of the merger.
Reporting requirements
     An Indian Village shareholder owning at least 5% (by vote or value) of the total outstanding shares of Indian Village common stock, immediately before the merger, is required to file a statement with the shareholder’s U.S. federal income tax return setting forth the tax basis in the Indian Village common stock exchanged in the merger, the fair market value of the CSB common shares and the amount of any cash received in the merger. In addition, all Indian Village shareholders will be required to retain permanent records relating to the amount, basis, and fair market value of all property transferred in the merger, and relevant facts regarding any liabilities assumed or extinguished as part of the merger.
Backup withholding
     Under certain circumstances, cash payments made to an Indian Village shareholder pursuant to the merger may be subject to backup withholding at a rate of 28%. There is no withholding for a shareholder who provides the exchange agent with such shareholder’s correct U.S. federal taxpayer identification number, and who certifies that no loss of exemption from backup withholding has occurred, on IRS Form W-9 or its substitute. Certain categories of Indian Village shareholders, such as corporations and some foreign individuals, are not subject to backup withholding. In order for a foreign individual to qualify as an exempt recipient, such individual generally must provide the exchange agent with a completed IRS Form W-8BEN or its substitute. Any amounts withheld from an Indian Village shareholder under the backup withholding rules are not an additional tax. Rather, any such amounts will be allowed as a credit or refund against such shareholder’s U.S. federal income tax liability provided that the shareholder furnishes all required information to the IRS.
     The discussion of material federal income tax consequences of the merger is included in this prospectus/proxy statement for general information only. Each Indian Village shareholder should consult with his, her or its own tax advisor regarding the specific tax consequences to the shareholder of the merger, including the application and effect of state, local, and foreign income and other tax laws.
Accounting treatment
     The merger will be accounted for as a purchase in accordance with U.S. generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of Indian Village will be recorded at estimated fair values at the time the merger is consummated. The excess of the estimated fair value of CSB common shares issued and the cash proceeds plus the direct costs of the acquisition over the assets will be recorded as goodwill. The adjustments necessary to record assets and liabilities at fair value will be amortized to income and expensed over the estimated remaining lives of the related assets and liabilities. Remaining goodwill will be subject to an annual test for impairment and the amount impaired, if any, will be charged to expense at the time of impairment.
     The pro forma results of applying the purchase method of accounting are shown in the unaudited pro forma financial information appearing elsewhere in this prospectus/proxy statement. See “Pro Forma Financial Information” beginning on page 64 of this prospectus/proxy statement.
Resale of CSB common shares
     CSB has registered the CSB common shares to be issued in the merger with the Securities and Exchange Commission under the Securities Act of 1933, as amended. No restrictions on the sale or other transfer of the CSB common shares issued in the merger will be imposed solely as a result of the merger, except for restrictions on the transfer of CSB common shares issued to any Indian Village shareholder who may become an “affiliate” of CSB for purposes of Rule 144 under the Securities Act. The term “affiliate” is defined in Rule 144 under the Securities Act and generally includes executive officers, directors and shareholders beneficially owning 10% or more of the outstanding CSB common shares.

Employee matters
     The merger agreement provides that employees of Indian Village who become employees of CSB as a result of the merger will, as determined by CSB, participate in either Indian Village’s employee benefit plans (for so long as CSB determines necessary or appropriate) or in the employee benefit plans sponsored by CSB for CSB’s employees. Employees of Indian Village will receive credit for their years of service with Indian Village for participation and vesting purposes under the applicable CSB employee benefit plans, including credit for years of service and for seniority under vacation and sick pay plans and programs. In addition, to the extent employees of Indian Village participate in the CSB group health plan, CSB will waive all restrictions and limitations for pre-existing conditions under the CSB group health plan.
     Subject to any applicable regulatory restrictions, CSB has agreed to pay to each employee of Indian Village (other than an employee who is covered by a written employment, severance or change in control agreement) who is not offered continued employment by CSB or any of its subsidiaries after the effective time of the merger a severance amount. The severance amount will be equal to one week of the employee’s base pay multiplied by the number of years of his or her service with Indian Village and/or any of its subsidiaries, provided that the minimum severance payment will equal one week of base pay and the maximum severance payment will not exceed 13 weeks of base pay.
Other agreements between CSB and Indian Village
     On May 14, 2008, CSB, Indian Village and Indian Village Bank entered into an Administrative Services Agreement, pursuant to which CSB provides certain administrative and advisory services to Indian Village Bank. The services to be provided by CSB include, without limitation, consulting with respect to Indian Village Bank’s management and oversight of its investment portfolio and asset management process; consumer lending approval and collection and mortgage loan origination processes; commercial lending credit review, approval and workout processes; personnel classification and evaluation processes; coordination of reporting to regulatory authorities on compliance matters; and coordination of customer retention efforts. CSB receives a fee of $1,000 per week, plus reimbursement of reasonable out-of-pocket costs and expenses, for services rendered under the agreement. The agreement will terminate upon the earlier of the consummation of the merger or the termination of the merger agreement.
Adjournment of the Indian Village Special Meeting
     In the event there are not sufficient votes to adopt and approve the merger agreement at the time of the Indian Village special meeting, the Indian Village shareholders cannot adopt and approve the merger agreement unless the special meeting is adjourned to a later date or dates in order to permit the solicitation of additional proxies. Pursuant to the provisions of Indian Village’s Second Amended and Restated Bylaws and Pennsylvania law, no notice of a meeting adjourned for less than 30 days need be given if the time and place to which the meeting is adjourned are fixed and announced at the meeting.
     The proposal to adjourn the special meeting must be approved by the holders of a majority of the Indian Village common shares present, in person or by proxy, at the special meeting. In order to permit proxies that have been received by Indian Village at the time of the Indian Village special meeting to be voted for an adjournment, if necessary, Indian Village has submitted the proposal to adjourn the special meeting to the Indian Village shareholders as a separate matter for their consideration.
     The Board of Directors of Indian Village recommends that you vote “FOR” the proposal to adjourn the special meeting.

The Merger Agreement
     The following is a description of the material terms of the merger agreement. A complete copy of the merger agreement is attached as Annex A to this prospectus/proxy statement and is incorporated into this prospectus/proxy statement by reference. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.
     The merger agreement contains representations and warranties of Indian Village and CSB. The assertions embodied in those representations and warranties are qualified by information contained in confidential disclosure schedules that the parties delivered in connection with the execution of the merger agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from the standard of materiality generally applicable to statements made by a corporation to shareholders or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.
The merger
     Pursuant to the terms and subject to the conditions of the merger agreement, Indian Village will merge with and into CSB, with CSB surviving the merger and continuing as an Ohio corporation and a registered financial holding company.
Effective time
     CSB and Indian Village will cause the effective date of the merger of Indian Village with and into CSB to occur as soon as practicable after the last of the conditions set forth in the merger agreement has been satisfied or waived. Unless CSB and Indian Village otherwise agree in writing, the effective date of the merger will not be after November 30, 2008, or after the date on which any regulatory approval (or any extension thereof) expires. The merger will become effective upon the latest to occur of (a) the filing of a certificate of merger with the Ohio Secretary of State, (b) the filing of articles of merger with the Pennsylvania Department of State, or (c) at a later time that CSB and Indian Village agree to in writing and specify in the certificate and articles of merger.
     CSB and Indian Village currently anticipate closing the transactions contemplated by the merger agreement and filing the certificate of merger with the Ohio Secretary of State and the articles of merger with the Pennsylvania Department of State on or before October 31, 2008.
Conversion of shares of Indian Village common stock
     At the effective time of the merger, each issued and outstanding share of Indian Village common stock, excluding any shares of Indian Village common stock, if any, held by CSB or by Indian Village as treasury shares and any shares of Indian Village common stock, if any, as to which the holders have properly exercised dissenters’ rights, will be converted into the right to receive (a) 0.7611 common shares of CSB, and (b) cash in the amount of $4.375.
     CSB will not issue fractional CSB common shares, or certificates or scrip representing fractional CSB common shares in the merger. Instead, CSB will pay to each holder of shares of Indian Village common stock who would otherwise be entitled to a fractional CSB common share (after taking into account all Indian Village stock certificates surrendered by such holder) an amount in cash, without interest, determined by multiplying the fractional CSB common share to which the holder would be entitled by $17.24.
     At the effective time of the merger, the Indian Village common shares will no longer be outstanding and will automatically be cancelled and cease to exist, and holders of shares of Indian Village common stock will cease to be, and will have no rights as, shareholders of Indian Village, other than to receive the merger consideration pursuant to the terms and conditions of the merger agreement (and dissenters’ rights under Subchapter D of Chapter 15 of the Pennsylvania Consolidated Statutes in the case of shares of Indian Village common stock as to which a holder has properly exercised dissenters’ rights).
Surrender of certificates
     As promptly as practicable after the effective time of the merger, CSB’s exchange agent, Registrar and Transfer Company, will mail to each holder of shares of Indian Village common stock transmittal materials to be completed and returned with the holder’s Indian Village stock certificate(s). Upon the surrender of a Indian Village stock certificate to the exchange agent for cancellation, CSB will cause new certificates representing the CSB common shares into which a shareholder’s shares of Indian Village common stock were converted in the merger, and a check in respect of cash to be paid as part of the merger consideration and in respect of any fractional share interests or dividends or distributions which such shareholder is entitled to receive, to be delivered to the shareholder. No interest will be paid on any cash to be paid in exchange for shares of Indian Village common stock or in respect of any fractional share interests or dividends or distributions which any shareholder is entitled to receive under the terms of the merger agreement.
     Until surrendered, each Indian Village stock certificate will be deemed after the effective time of the merger to represent only the right to receive, upon surrender of such certificate, a CSB stock certificate and a check in an amount equal to the sum of the cash to be paid to the holder as part of the merger consideration, any cash to be paid in lieu of any fractional CSB common shares to which the holder is entitled under the terms of the merger agreement and any cash to be paid in respect of any dividends or distributions to which the holder may be entitled with respect to his or her CSB common shares (in each case, without interest).
     An Indian Village shareholder will not be entitled to receive payment of any dividends or distributions with respect to CSB common shares with a record date occurring after the effective time of the merger until the shareholder has followed the procedures described above for surrendering his or her Indian Village stock certificates. After an Indian Village shareholder has properly surrendered his or her Indian Village stock certificates in exchange for CSB common shares, the shareholder will be entitled to receive any dividends or distributions on the CSB common shares with a record date occurring on or after the effective time of the merger. No interest will be paid on any such dividends or distributions.
     If any Indian Village stock certificate has been lost, wrongfully taken, or destroyed, the transmittal materials received from the exchange agent will explain the steps that the Indian Village shareholder must take. Those steps may include providing the exchange agent or CSB with:
•	evidence to the reasonable satisfaction of CSB that the Indian Village stock certificate has been lost, wrongfully taken, or destroyed;

•	a bond in an amount reasonably requested by CSB or the exchange agent as indemnity against any claim that may be made against CSB and/or the exchange agent with respect to the Indian Village stock certificate; and

•	evidence to the reasonable satisfaction of CSB that the person was the owner of the shares of Indian Village common stock represented by the Indian Village stock certificate claimed to be lost, wrongfully taken or destroyed and that such person is the person who would be entitled to present such certificate for exchange pursuant to the merger agreement.
Indian Village common stock held in the Indian Village 401(k) and ESOP Plans
     Under the terms of the merger agreement, all shares of Indian Village common stock held in the Indian Village Community Bank 401(k) Plan will be redeemed by Indian Village for cash in the amount of $17.50 per share prior to the effective date of the merger. No shares of Indian Village common stock held in the Indian Village Community Bank 401(k) Plan will be converted into CSB common shares.
     The merger agreement provides that a total of 9,573 shares of Indian Village common stock held in the unallocated account of the Indian Village ESOP will be converted into the right to receive cash in the amount of $17.50 per share. The cash proceeds will be used to repay the loan outstanding from Indian Village to the Indian Village ESOP. Each of the remaining shares of Indian Village common stock held in the Indian Village ESOP will be converted into the right to receive $4.375 in cash and 0.7611 CSB common shares.
Indian Village stock options
     Each outstanding option granted pursuant to the Indian Village 2000 Stock-Based Incentive Plan which is not exercised in accordance with the terms of the merger agreement will be cancelled at the effective time of the merger and converted into the right to receive an amount in cash equal to the product of (1) the difference between $17.50, less the exercise price of each such option, multiplied by (2) the number of shares of Indian Village common stock subject to such option.
Indemnification and directors’ and officers’ liability insurance
     For a period of four years following the effective time of the merger and subject to compliance with applicable state and federal laws, CSB will indemnify each person who served as a director or officer of Indian Village and/or Indian Village Bank before the effective time of the merger to the fullest extent provided by Indian Village’s governing documents, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was an officer or director of Indian Village and/or Indian Village Bank. In addition, the merger agreement provides that, prior to the merger, Indian Village will purchase a policy of directors’ and officers’ liability insurance to be effective for up to three years following the merger, on terms no less advantageous than those contained in Indian Village’s existing policy, subject to and in no event less than one year following the merger, certain limitations.
Conditions to consummation of the merger
     Conditions of CSB and Indian Village. The respective obligations of CSB and Indian Village to complete the merger are subject to the fulfillment or written waiver of each of the following conditions:
•	the merger agreement must be duly adopted and approved by the requisite vote of the shareholders of Indian Village;

•	we must have received all required regulatory approvals and all applicable statutory waiting periods must have expired, and no regulatory approval may contain any conditions,

restrictions or requirements (i) that the CSB Board of Directors reasonably determines would, either before or after the effective time of the merger, have a material adverse effect on CSB and its subsidiaries taken as a whole after giving effect to the consummation of the merger or (ii) that are not customary or usual for approvals of such type and that the CSB Board of Directors reasonably determines would be, either before or after the effective time of the merger, unduly burdensome;

•	there must not be any temporary, preliminary or permanent injunction or other order, statute, rule, regulation, judgment, decree, or other legal restraint issued by or imposed by any court or any other governmental authority, prohibiting consummation of the transactions contemplated by the merger agreement;

•	the registration statement filed with the Securities and Exchange Commission in connection with the issuance of the CSB common shares in the merger must be effective with no stop order or similar restraining order suspending such effectiveness initiated or threatened by the Securities and Exchange Commission;

•	all permits and other authorizations under state securities laws necessary to consummate the merger and to issue the CSB common shares in the merger must be in full force and effect; and

•	CSB’s legal counsel must have delivered a written opinion to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.
     Conditions of Indian Village. Indian Village will not be required to complete the merger unless the following conditions are fulfilled or waived in writing:
•	the representations and warranties of CSB contained in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger (or if any representation or warranty speaks as of a specific date, as of that date), and Indian Village must have received a certificate, dated as of the effective date, signed on behalf of CSB by its chief executive officer and chief financial officer to such effect;

•	CSB must have performed in all material respects all of its obligations under the merger agreement which are required to be performed at or prior to the effective time of the merger, and Indian Village must have received a certificate, dated as of the effective date, signed on behalf of CSB by its chief executive officer and chief financial officer to such effect;

•	CSB must have entered into a severance payment agreement reflecting certain terms and conditions set forth in the merger agreement with each officer who is a party to an employment agreement with Indian Village and/or Indian Village Bank that, unless extended, would expire in accordance with its terms prior to the effective time of the merger; and

•	there must not have occurred any event, circumstance or development that has resulted in or could reasonably be expected to result in a material adverse effect on CSB.

     Conditions of CSB. CSB will not be required to consummate the merger unless the following conditions are also fulfilled or waived in writing:
•	the representations and warranties of Indian Village contained in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger (or if any representation or warranty speaks as of a specific date, as of that date), and CSB must have received a certificate, dated as of the effective date, signed on behalf of Indian Village by its chief executive officer and chief financial officer to such effect;

•	Indian Village must have performed in all material respects all of its obligations under the merger agreement which are required to be performed at or prior to the effective time of the merger, and CSB must have received a certificate, dated as of the effective date, signed on behalf of Indian Village by its chief executive officer and chief financial officer to such effect;

•	CSB must have received from each holder of an outstanding option to purchase shares of Indian Village common stock an executed and legally binding agreement pursuant to which each such option is cancelled and terminated;

•	Indian Village must have obtained all material third-party consents or approvals required in connection with the merger;

•	Indian Village must have satisfied each of the following financial tests as of the month end immediately preceding the month in which the effective time of the merger occurs:
o	Indian Village’s allowance for loan losses must be at least 1.25% of the amount of Indian Village’s total gross loans and at least 45% of the amount of Indian Village’s total non-performing assets;

o	Indian Village’s tangible net worth, as calculated in accordance with generally accepted accounting principles and in a manner consistent with Indian Village’s financial statements, must be at least $7,600,000, excluding the effect of any action taken by Indian Village pursuant to the merger agreement. A total of up to $100,000 of fees and costs incurred or accrued by Indian Village in connection with the merger and the merger agreement, including fees payable to Indian Village’s financial advisor and attorneys, will not be taken into account in determining Indian Village’s tangible net worth; and

o	the deposits (excluding any brokered deposits) of Indian Village Bank as of the month end immediately preceding the effective date of the merger must include (a) total checking, savings and money market account deposits of not less than $13,500,000 and (b) total certificates of deposit (excluding brokered certificates of deposit) of not less than $43,000,000.
•	the holders of not more than 5% of the outstanding shares of Indian Village common stock may have perfected dissenters’ rights under Subchapter D of Chapter 15 of the Pennsylvania Consolidated Statutes in connection with the merger transaction;

•	CSB must have received a statement executed on behalf of Indian Village, dated as of the effective date, certifying that the shares of Indian Village common stock do not represent United States real property interests within the meaning of Section 897 of the Internal Revenue Code and the Treasury Department regulations promulgated thereunder;

•	Indian Village Bank must have sold, liquidated or otherwise disposed of its entire ownership interest in Alban Title, LLC without any continuing obligations or liabilities with respect thereto;

•	there must not have occurred any event, circumstance or development that has resulted in or could reasonably be expected to result in a material adverse effect on Indian Village; and

•	Indian Village must have purchased the directors’ and officers’ policy in accordance with the terms and conditions set forth in the merger agreement.
     CSB or Indian Village could waive in writing some of the conditions listed above, unless the waiver is prohibited by law.
Representations and warranties
     CSB and Indian Village have each made representations and warranties in the merger agreement relating to:
•	corporate organization, standing and authority;

•	capitalization;

•	subsidiaries;

•	corporate power and authority to execute, deliver and perform the merger agreement;

•	enforceability of the merger agreement;

•	regulatory approvals;

•	accuracy of financial statements and reports;

•	legal proceedings and regulatory actions;

•	compliance with laws;

•	broker’s and finder’s fees;

•	books and records;

•	accuracy and completeness of representations and warranties; and

•	absence of certain material adverse changes or events.

     In addition, Indian Village has made representations and warranties in the merger agreement relating to:
•	material contracts;

•	employee benefit plans;

•	labor matters;

•	takeover laws;

•	environmental matters;

•	tax matters;

•	risk management instruments;

•	insurance;

•	absence of undisclosed liabilities;

•	property and title;

•	loans and certain transactions;

•	allowance for loan losses;

•	repurchase agreements;

•	deposit insurance;

•	compliance with the Bank Secrecy Act, anti-money laundering laws and customer privacy laws;

•	Community Reinvestment Act compliance;

•	related party transactions;

•	prohibited payments; and

•	receipt of fairness opinion.
     In addition, CSB has made representations and warranties in the merger agreement relating to:
•	ownership of Indian Village common shares;

•	validity of the CSB common shares to be issued in the merger; and

•	sufficiency of funds to pay the cash consideration in the merger.

     The representations and warranties in the merger agreement terminate upon completion of the merger.
Indian Village’s conduct of business pending the merger
     From May 14, 2008, until the effective time of the merger, except as expressly contemplated or permitted by the merger agreement or required by any applicable law or regulatory order or policy, without the prior written consent of CSB, Indian Village and its subsidiaries must conduct their respective businesses in the ordinary and usual course, use reasonable efforts to maintain their business organizations and assets, use reasonable efforts to maintain their respective rights, franchises and existing relations with customers, suppliers, employees and business associates, and not voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon Indian Village’s ability to perform any of its material obligations under the merger agreement or prevent or materially delay the consummation of the transactions contemplated by the merger agreement, or enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies.
     During the same period, Indian Village has agreed not to, and to cause its subsidiaries not to, take any of the following actions without the prior written consent of CSB, except as otherwise expressly contemplated or permitted by the merger agreement or required by any applicable regulatory order:
•	other than pursuant to rights previously disclosed to CSB and outstanding on the date of the merger agreement, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Indian Village common stock or enter into any agreement with respect to the same;

•	permit any additional shares of Indian Village common stock to become subject to new grants of employee or director stock options or similar stock-based employee rights;

•	effect any recapitalization, reclassification, stock split, or similar change in capitalization;

•	make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, other than dividends from wholly-owned Indian Village subsidiaries to Indian Village, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock;

•	enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control or similar agreements or arrangements with directors, officers or employees of Indian Village or any of its subsidiaries;

•	hire or engage any full-time employee or consultant, other than as replacements for positions then existing;

•	terminate any employee who is a party to an employment agreement with Indian Village and/or Indian Village Bank other than a “Termination for Cause” as defined in such employment agreement;

•	take or fail to take any action with respect to any employee who is a party to an employment agreement with Indian Village and/or Indian Village Bank if the employee’s resignation based upon such action or failure to act would constitute an “Event of Termination” under such employment agreement

•	enter into, establish, adopt, amend, modify or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, change in control, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement or similar arrangement, with respect to any director, officer or employee of Indian Village or any of its subsidiaries, except as may be required by law, to satisfy contractual obligations or as contemplated in the merger agreement;

•	sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties other than in the ordinary course of business for full and fair consideration actually received;

•	acquire (other than by way of foreclosure or acquisition of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith and in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity;

•	amend the organizational documents of Indian Village or any of its subsidiaries;

•	implement or adopt any change in its accounting principles, practices or methods other than as required by generally accepted accounting principles;

•	enter into or terminate any material contract, or amend or modify any material contract in any material respect, except in the ordinary course of business consistent with past practice;

•	except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Indian Village and its subsidiaries, taken as a whole;

•	knowingly take any action that would, or is reasonably likely to, prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	knowingly take any action that is intended or is reasonably likely to result in any representations or warranties in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time of the merger, any conditions in the merger agreement not being satisfied or a material violation of any provision of the merger agreement except, in each case, as may be required by applicable law, rule or regulation;

•	except pursuant to applicable law or as required by any governmental authority, implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk or fail to follow its existing policies or practices with respect to managing its fiduciary risks;

•	borrow or agree to borrow any funds, including but not limited to pursuant to repurchase transactions, or directly or indirectly guarantee or agree to guarantee any obligations of any other person, except in each case in the ordinary course of business and with a final maturity of less than one year;

•	make or purchase any indirect or brokered loans;

•	make any capital expenditure or capital additions or improvements which individually exceed $5,000 or in the aggregate exceed $25,000, except as previously disclosed to CSB;

•	establish any new lending programs or make any changes in the policies of any subsidiary of Indian Village concerning which persons may approve loans; originate or renew, or issue a commitment to originate or renew, any loan in a principal amount in excess of $400,000 for FNMA loans; originate or renew, or issue a commitment to originate or renew, any commercial loans; originate or renew, or issue a commitment to originate or renew, any loan secured by 1 – 4 family real estate in an amount in excess of $250,000; or originate or renew, or issue a commitment to originate or renew, any loan secured by non-residential real estate in an amount in excess of $75,000;

•	fail to prepare and file or cause to be prepared and filed in a timely manner consistent with past practice all tax returns that are required to be filed at or before the effective time of the merger, fail to pay any tax shown as due, or required to be shown as due, on any such tax return, make, change or revoke any tax election or tax accounting method, file any amended tax return, settle any tax claim or assessment, consent to the extension or waiver of any statute of limitations with respect to taxes or offer or agree to do any of the foregoing or surrender its rights to any of the foregoing or to claim any tax refund or file any amended tax return;

•	open, close or relocate any offices at which business is conducted (including any ATMs), or fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted;

•	increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with past practices in relation to rates prevailing in the relevant market;

•	foreclose upon or otherwise take title to or possession or control of any real property or entity on such property without first obtaining a Phase I Environmental Site Assessment performed pursuant to ASTME 1527-05 which indicates that the property is free of hazardous material; except that no such report will be required to be obtained with respect to single family residential real property of one acre or less to be foreclosed upon unless Indian Village or any of its subsidiaries has reason to believe such real property may contain any such hazardous material;

•	cause any material adverse change in the amount or general composition of deposit liabilities other than in the ordinary course of business;

•	enter into any securities transaction or otherwise acquire any investment security; or

•	agree or commit to do any of the foregoing.

CSB’s conduct of business pending the merger
     From May 14, 2008, until the effective time of the merger, except as expressly contemplated or permitted by the merger agreement or with the prior written consent of Indian Village, CSB and its subsidiaries must conduct their respective businesses in the ordinary and usual course, use reasonable efforts to preserve intact their business organizations and assets, use reasonable efforts to maintain and preserve their respective rights, franchises and existing relations with customers, suppliers, employees and business associates, and not voluntarily take any action which is reasonably likely to have an adverse effect upon CSB’s ability to perform any of its material obligations under the merger agreement or prevent or materially delay the consummation of the transactions contemplated by the merger agreement.
     During the same period, CSB has agreed not to, and to cause its subsidiaries not to, take any of the following actions without the prior written consent of Indian Village, except as otherwise expressly contemplated or permitted by the merger agreement:
•	make, declare, pay or set aside for payment any extraordinary or special dividends or distributions on any shares of it capital stock, other than dividends from any wholly-owned subsidiary to CSB;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles;

•	knowingly take any action that would, or is reasonably likely to, prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•	knowingly take any action that is intended or is reasonably likely to result in any representations or warranties in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time of the merger, any conditions in the merger agreement not being satisfied or a material violation of any provision of the merger agreement except, in each case, as may be required by applicable law, rule or regulation or relating to the exercise of CSB’s rights under the voting agreements entered into by the directors of Indian Village;

•	amend the organizational documents of CSB or any of its subsidiaries in a manner that would adversely affect the economic or other benefits of the merger to the holders of shares of Indian Village common stock; or

•	agree or commit to do any of the foregoing.
Expenses of the merger
     CSB and Indian Village are each required to bear their own expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, except that printing and mailing expenses will be shared equally between CSB and Indian Village. All fees to be paid to regulatory authorities and the Securities and Exchange Commission in connection with the transactions contemplated by the merger agreement will be borne by CSB.

Termination of the merger agreement
     Termination by mutual consent. Pursuant to the merger agreement, CSB and Indian Village may mutually consent to terminate the merger agreement and abandon the merger at any time before the merger is effective, if the Board of Directors of each company approves the termination by vote of a majority of the members of its entire Board.
     Termination by either CSB or Indian Village. Either CSB or Indian Village acting alone upon written notice to the other party may terminate the merger agreement and abandon the merger at any time before the merger is effective, if the Board of Directors of either company approves the termination by vote of a majority of the members of its Board in the following circumstances:
•	if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement that cannot be or has not been cured by the breaching party within 30 days of after the giving of written notice to the breaching party of such breach;

•	if the merger has not been consummated by November 30, 2008, unless the failure to complete the merger by that date is due to the knowing action or inaction of the party seeking to terminate the merger agreement;

•	if the approval of any governmental authority required for consummation of the merger and the other transactions contemplated by the merger agreement has been denied by final, nonappealable action of such governmental authority; or

•	if the Indian Village shareholders fail to adopt and approve the merger agreement at the special meeting.
     Automatic termination. The merger agreement will automatically terminate, without further act or action by either Indian Village or CSB, if Indian Village or any of its subsidiaries executes a definitive agreement in respect of, or closes, any acquisition or purchase of all or substantially all of the assets of Indian Village and/or any of its subsidiaries or any merger, consolidation or business combination business with Indian Village or any of its subsidiaries.
     In the event that the merger agreement is terminated and the merger abandoned, neither Indian Village nor CSB will have any liability or further obligation to the other party, except for continued compliance with certain surviving covenants and agreements identified in the merger agreement. In addition, the termination of the merger agreement will not relieve a breaching party from liability for any willful breach of the merger agreement giving rise to such termination.
Acquisition proposals and termination fee
     Pursuant to the merger agreement, Indian Village may not, and must cause its subsidiaries and its subsidiaries’ officers, directors, employees and other agents not to, directly or indirectly take any action to solicit or initiate inquiries or proposals with respect to, or engage in negotiations concerning, or provide any confidential information to, any person other than CSB relating to any sale of all or substantially all of the assets of Indian Village and/or any of its subsidiaries or any merger, consolidation or business combination with Indian Village and/or any of its subsidiaries, unless Indian Village’s Board, after consultation with and based upon the advice of legal counsel, determines in good faith that it must enter into negotiations or discussions with another party that has made an unsolicited acquisition proposal in order to fulfill its fiduciary duties to Indian Village shareholders under applicable law.
     In the event that Indian Village and/or any of its subsidiaries executes a definitive agreement in respect of, or closes, any acquisition or purchase of all or substantially all of the assets of Indian Village and/or any of its subsidiaries or any merger, consolidation or business combination business with any party other than CSB, Indian Village must pay to CSB in immediately available funds the sum of $400,000 within ten days after the earlier of such execution or closing.
Amendment
     The merger agreement may be amended or modified at any time prior to the effective time of the merger by an agreement in writing signed by CSB and Indian Village, except that the merger agreement may not be amended after the Indian Village special meeting if such amendment would violate Pennsylvania law or the federal securities laws.
Description of CSB Common Shares
General
     CSB’s authorized capital stock consists of 9,000,000 common shares, with a par value of $6.25 per share. As of July 31, 2008, 2,422,050 CSB common shares were issued and outstanding, and an additional 40,840 CSB common shares were reserved for issuance upon the exercise of outstanding CSB stock options. Each outstanding CSB common share is duly authorized, validly issued, fully paid and nonassessable. The holders of CSB common shares have one vote per share on each matter on which shareholders are entitled to vote and, in accordance with Ohio law, cumulative voting rights if properly requested in connection with the election of directors. The Board of Directors of CSB is divided into three classes with the term of office of one class expiring each year. One class of directors is elected each year at the annual meeting of shareholders to a three-year term. Upon liquidation or dissolution of CSB, the holders of CSB common shares are entitled to share ratably in such assets as remain after creditors have been paid.
     Pursuant to the provisions of CSB’s Amended Articles of Incorporation, holders of CSB common shares do not have any pre-emptive rights to purchase shares when issued by CSB.
     CSB’s Board of Directors determines whether to declare dividends and the amount of any dividends declared on CSB common shares. Such determinations by the Board of Directors take into account CSB’s financial condition, results of operations and other relevant factors, and the payment of dividends by CSB is subject to certain limitations. Information concerning the restrictions on the payment of dividends by CSB is included in Note 10 to the audited consolidated financial statements of the Company included in this prospectus/proxy statement. No assurances can be given that dividends on CSB common shares will be declared, or if declared, what the amount of any such dividends will be in future periods. See “Information with Respect to CSB – Market Price and dividends on CSB common shares and related stockholder matters” on page 85 of this prospectus/proxy statement for information regarding dividends declared by the CSB Board of Directors since January 1, 2006.
Provisions relating to business combinations
     Business combinations. Article SIXTH of CSB’s Amended Articles of Incorporation sets forth certain requirements in connection with the approval or authorization of any of the following types of business combinations:

•	any merger or consolidation involving CSB or any subsidiary of CSB with or into an “interested shareholder” (as defined below), regardless of which person is the surviving entity;

•	any sale, lease, exchange, mortgage, pledge or other disposition from CSB or any subsidiary of CSB to an interested shareholder of assets having an aggregate fair market value of 10% or more of CSB’s total stockholders’ equity;

•	any sale, lease, exchange, mortgage, pledge or other disposition from an interested shareholder to CSB or any subsidiary of CSB of assets having an aggregate fair market value of 10% or more of CSB’s total stockholders’ equity;

•	any issuance, sale or other transfer by CSB or any subsidiary of CSB of any securities of CSB or any subsidiary of CSB to an interested shareholder;

•	the acquisition by CSB or any subsidiary of CSB of any securities of an interested shareholder;

•	any reclassification or recapitalization of CSB’s securities that would have the effect of increasing the voting power of an interested shareholder;

•	the adoption of any plan or proposal for the liquidation or dissolution of CSB proposed by or on behalf of an interested shareholder; and

•	any agreement, contract or other arrangement providing for or resulting in any of the foregoing transactions.
     For purposes of Article SIXTH, “interested shareholder” generally means any person, including any affiliate or associate of such person (other than CSB or any subsidiary of CSB) that, at the time any business combination is agreed to, authorized or approved, is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting stock of CSB or was within the two-year period immediately prior to the time of any business combination the beneficial owner, directly or indirectly, of 10% or more of the voting stock of CSB; or (ii) an assignee of or other person who has succeeded to any shares of voting stock of CSB beneficially owned by an interested shareholder within the two-year period immediately prior to the time of any business combination, if such assignment or succession occurred in the course of a transaction, or a series of transactions, not involving a public offering within the meaning of the Securities Act of 1933.
     Board considerations. Article SIXTH provides that, when evaluating a business combination, the Board of Directors of CSB must consider the following (as well as any other factors it deems relevant):
•	the social and economic effects of the transaction on CSB and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which CSB operates;

•	the business and financial conditions and earning prospects of the acquiring person or persons; and

•	the competence, experience and integrity of the acquiring person or persons and its or their management.
     Required approval. Article SIXTH further provides that no business combination may be effected or consummated unless it is (a) authorized and approved by the continuing directors and, if otherwise required by law, by the shareholders of CSB by the affirmative vote of the holders of such number of shares as is mandated by the Ohio Revised Code; or (b) authorized and approved by the affirmative vote of holders of not less than 80% of the outstanding CSB common shares entitled to vote, voting together as a single class. In addition, if the cash and fair market value of the property, securities or other consideration to be received by the independent shareholders in a business combination do not meet the “fair price” requirements set forth in Subdivison D of Article SIXTH, the business combination may not be effected or consummated unless it is also (i) authorized and approved by the continuing directors; or (ii) authorized and approved by the affirmative vote of at least 66 2/3% of the outstanding CSB common shares entitled to vote and held by all independent shareholders, voting together as a single class.
     For purposes of Article SIXTH, a director is considered to be a “continuing director” if he or she was a member of the CSB Board of Directors and was unaffiliated with the interested shareholder prior to the time that the interested shareholder became an interested shareholder. A director is also considered to be a “continuing director” if he or she is a successor of a continuing director or is appointed to fill a vacancy on the Board of Directors, is unaffiliated with the interested shareholder and is approved by the continuing directors.
     The foregoing provisions of Article SIXTH do not apply to the proposed merger of Indian Village with and into CSB because Indian Village is not an interested shareholder of CSB. In addition, the merger agreement and the transactions contemplated thereby, including the merger of Indian Village with and into CSB, have been unanimously approved by the Board of Directors of CSB.
Anti-takeover statutes
     Certain state laws make a change in control of an Ohio corporation more difficult, even if desired by the holders of a majority of the corporation’s shares. Provided below is a summary of the Ohio anti-takeover statutes.
     Ohio Control Share Acquisition Statute. Section 1701.831 of the Ohio Revised Code, known as the “Ohio Control Share Acquisition Statute,” provides that specified notice and informational filings and special shareholder meetings and voting procedures must occur before consummation of a proposed “control share acquisition.” A control share acquisition is defined as any acquisition of shares of an “issuing public corporation” that would entitle the acquirer, directly or indirectly, alone or with others, to exercise or direct the voting power of the issuing public corporation in the election of directors within any of the following ranges:
•	one-fifth or more, but less than one-third, of the voting power;

•	one-third or more, but less than a majority, of the voting power; or

•	a majority or more of the voting power.
     An “issuing public corporation” is an Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists. Assuming compliance with the notice and informational filing requirements prescribed by the Ohio Control Share Acquisition Statute, the proposed control share acquisition may take place only if, at a duly convened special meeting of shareholders, the acquisition is approved by both:
•	a majority of the voting power of the corporation represented in person or by proxy at the meeting; and

•	a majority of the voting power at the meeting exercised by shareholders, excluding:
o	the acquiring shareholder,

o	officers of the corporation elected or appointed by the directors of the corporation,

o	employees of the corporation who are also directors of the corporation, and

o	persons who acquire specified amounts of shares after the first public disclosure of the proposed control share acquisition.
     The Ohio Control Share Acquisition Statute permits a corporation to opt out of the application of its provisions in its articles or regulations. CSB has not opted out of the provisions of the Ohio Control Share Acquisition Statute. However, the provisions of the Ohio Control Share Acquisition Statute are not applicable to the proposed merger of Indian Village with and into CSB because CSB will be the surviving corporation in the merger, and the merger will not result in the acquisition by any acquirer, directly or indirectly, alone or with others, of one-fifth or more of the voting power of CSB.
     Ohio Merger Moratorium Statute. Chapter 1704 of the Ohio Revised Code, known as the “Ohio Merger Moratorium Statute,” prohibits specified business combinations and transactions between an issuing public corporation and a beneficial owner of shares representing 10% or more of the voting power of the corporation in the election of directors (an “interested shareholder”) for at least three years after the interested shareholder became such, unless the board of directors of the issuing public corporation approves either (1) the transaction or (2) the acquisition of the corporation’s shares that resulted in the person becoming an interested shareholder, in each case before the interested shareholder became such.
     For three years after a person becomes an interested shareholder, the following transactions between the corporation and the interested shareholder (or persons related to the interested shareholder) are prohibited:
•	the sale or acquisition of an interest in assets meeting thresholds specified in the statute;

•	mergers and similar transactions;

•	a voluntary dissolution;

•	the issuance or transfer of shares or any rights to acquire shares having a fair market value at least equal to 5% of the aggregate fair market value of the corporation’s outstanding shares;

•	a transaction that increases the interested shareholder’s proportionate ownership of the corporation; and

•	any other benefit that is not shared proportionately by all shareholders.

     After the three-year period, transactions between the corporation and the interested shareholder are permitted if:
•	the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation in the election of directors (or a different proportion specified in the corporation’s articles of incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder; or

•	the business combination results in shareholders, other than the interested shareholder, receiving a “fair market value” for their shares determined by the method described in the statute.
     A corporation may elect not to be covered by the provisions of the Ohio Merger Moratorium Statute by the adoption of an appropriate amendment to its articles of incorporation. CSB has not adopted such an amendment to opt out of the provisions of the Ohio Merger Moratorium Statute. However, the provisions of the Ohio Merger Moratorium Statute are not applicable to the proposed merger of Indian Village with and into CSB because Indian Village is not an interested shareholder of CSB as defined in the Ohio Merger Moratorium Statute.
     Change in Control of Ohio Banks and Bank Holding Companies. Section 1115.06 of the Ohio Revised Code and the regulations promulgated thereunder contain change-of-control provisions which prohibit any person, acting directly or indirectly or in concert with one or more persons, from acquiring control of any Ohio bank or any bank holding company that has control of any Ohio bank unless the person has given the Ohio Superintendent of Financial Institutions 60 days prior written notice and the Superintendent has not disapproved the acquisition. Control, as defined in Section 1115.06, means the power, directly or indirectly, to direct the management or policies of a state bank or bank holding company or to vote 25% or more of any class of voting securities of a state bank or bank holding company.
     Pursuant to the regulations promulgated under Section 1115.06, it is presumed, subject to rebuttal, that a person controls an Ohio bank or bank holding company if the person owns or has the power to vote 10% or more of any class of voting securities and either the bank or bank holding company has a class of securities registered under Section 12 of the Securities Exchange Act of 1934 or no other person owns or has the power to vote a greater percentage of that class of voting securities.
     The bank holding company provisions of Section 1115.06 are not applicable to the proposed merger of Indian Village with and into CSB. However, the merger of Indian Village Bank with and into CSB Bank is subject to the provisions of Section 1115.11 of the Ohio Revised Code, which requires the approval of the Ohio Superintendent of Financial Institutions of any bank merger in which the surviving bank will be an Ohio state-chartered bank. CSB Bank has submitted an application to the Ohio Superintendent of Financial Institutions for approval of the merger of Indian Village Bank with and into CSB Bank, and this application is currently pending.
Comparison of Certain Rights of CSB and Indian Village Shareholders
     Shareholders of Indian Village will receive CSB common shares in the merger and, therefore, will become shareholders of CSB. Their rights as shareholders of CSB will be governed by the Ohio Revised Code and by CSB’s Amended Articles of Incorporation and Code of Regulations, while Indian Village shareholders are currently governed by Pennsylvania law and the Articles of Incorporation and Second Amended and Restated Bylaws of Indian Village. Although the rights of the holders of CSB common shares and those of the holders of shares of Indian Village common stock are similar in many respects, there are some differences. These differences relate to differences between the provisions of Ohio and Pennsylvania law governing corporations, differences between provisions of the Amended Articles of Incorporation of CSB and the Articles of Incorporation of Indian Village, and differences between provisions of the Code of Regulations of CSB and the Second Amended and Restated Bylaws of Indian Village.
     The following summary compares certain rights of the holders of shares of Indian Village common stock to the rights of holders of CSB common shares in areas where those rights are materially different. This summary, however, does not purport to be a complete description of such differences and is qualified in its entirety by reference to the relevant provisions of Ohio and Pennsylvania law and the respective corporate governance instruments of Indian Village and CSB.
Authorized and outstanding shares
     CSB’s authorized capital stock consists of 9,000,000 common shares, with a par value of $6.25 per share. As of July 31, 2008, 2,422,050 CSB common shares were issued and outstanding, and an additional 40,840 CSB common shares were reserved for issuance upon the exercise of outstanding CSB stock options.
     Indian Village’s authorized capital stock consists of (i) 5,000,000 shares of common stock, with a par value of $0.01 per share, of which 441,612 shares were issued and outstanding and an additional 21,584 shares were reserved for issuance upon the exercise of outstanding Indian Village stock options as of August 4, 2008; and (ii) 1,000,000 shares of preferred stock, with a par value of $0.01 per share, none of which is outstanding. Of the 21,584 shares reserved for issuance upon the exercise of outstanding Indian Village stock options, 2,200 shares were subject to stock options with an exercise price greater than $17.50.
Notice of shareholder meetings
     Pursuant to the provisions of the Code of Regulations of CSB and Ohio law, written notice of an annual or special meeting of the CSB shareholders must be given to each shareholder of record in accordance with applicable law at least 10 and not more than 60 days prior to the date of the meeting. Such notice must state the day, hour and place of the meeting and the purpose or purpose of the meeting.
     Similarly, pursuant to the provisions of the Second Amended and Restated Bylaws of Indian Village, written notice of an annual or special meeting of the Indian Village shareholders must be given to each shareholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of such meeting. Such notice must state the day, hour and place of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called.
Calling of special meetings of shareholders
     Under the Code of Regulations of CSB, special meetings of the shareholders of CSB may be called at any time by the Chairman of the Board of Directors, the President, a majority of the Board of Directors acting with or without a meeting, or by any three or more shareholders owning, in the aggregate, not less than fifty percent (50%) of the outstanding shares of CSB.
     Under the Articles of Incorporation of Indian Village, special meetings of the shareholders of Indian Village may be called only by the President, the Chairperson of the Board of Directors or by the directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office. The Articles of Incorporation of Indian Village do not grant the shareholders of Indian Village the power to call special meetings of shareholders.
Notice of shareholder proposals
     Pursuant to the Second Amended and Restated Bylaws of Indian Village, for a new business proposal to be properly brought before any annual meeting of shareholders of Indian Village by a shareholder, the shareholder must deliver notice by first class United States mail, postage prepaid, to the Secretary of Indian Village not less than 60 days nor more than 90 days prior to the meeting. However, in the event that less than 75 days’ notice or prior public disclosure of the date of the meeting is given to the shareholders, notice by the shareholder must be received by the Secretary of Indian Village not later than the close of business on the tenth day following the day on which such notice or prior public disclosure of the date of the meeting was mailed. A shareholder’s notice must set forth (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business, (ii) the name and address of such shareholder, (iii) the class and number of shares of Indian Village common stock which are beneficially owned by such shareholder and (iv) any material interest of such shareholder in such business.
     The governing documents of CSB do not provide specific procedures for providing notice of shareholder proposals. However, proposals submitted by shareholders of CSB are subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, including Rule 14a-8.
Voting
     Ohio law and CSB’s Articles of Incorporation allow shareholders to cumulate their votes in the election of directors. Accordingly, if, in accordance with Ohio law, any CSB shareholder makes a proper request for cumulative voting and announcement of such request is made at a meeting to elect directors, each shareholder will have votes equal to the number of directors to be elected, multiplied by the number of CSB common shares, owned by such shareholder, and will be entitled to distribute such votes among the candidates in any manner the shareholder wishes. Except with respect to an election of directors for which cumulative voting has been properly requested, each CSB common share entitles its holder to one vote on each matter submitted to the shareholders of CSB for consideration.
     Indian Village’s Articles of Incorporation preclude shareholders of Indian Village from cumulating their votes for the election of directors. In addition, Indian Village’s Articles of Incorporation preclude a shareholder of Indian Village who beneficially owns more than 10% of the then outstanding shares of Indian Village common stock from voting those shares which exceed 10% of the then outstanding shares of Indian Village common stock unless a majority of the authorized number of directors of Indian Village adopt a resolution in advance granting the shareholder permission to vote such shares. Except with respect to the limitation on votes of a shareholder owning more than 10% of the then outstanding shares of Indian Village common stock, each share of Indian Village common stock entitles its holder to one vote on each matter submitted to the shareholders of Indian Village for consideration.
Special voting requirements
     In most instances, matters submitted to the CSB shareholders are decided by a majority of votes cast with respect to such matters. Under the default provisions of the Ohio Revised Code, however, certain extraordinary corporate actions, including mergers and other business combinations, must be approved by the affirmative vote of the holders of common shares entitling them to exercise at least two-thirds of the voting power of the corporation. In addition, Article SIXTH of CSB’s Amended Articles of

Incorporation contains certain supermajority voting requirements with respect to business combinations in which an interested shareholder has an interest. See “Description of CSB common shares – Provisions relating to business combinations” beginning on page 53 of this prospectus/proxy statement.
     In most instances, matters submitted to the Indian Village shareholders are decided by a majority of votes cast with respect to such matters. However, Article 11 of Indian Village’s Articles of Incorporation contains certain supermajority voting requirements which are similar to the requirements contained in Article SIXTH of CSB’s Amended Articles of Incorporation. The requirements of Article 11 apply with respect to the following transactions:
•	any merger or consolidation of Indian Village with or into a Related Person;

•	any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of Indian Village or of a subsidiary to a Related Person;

•	any merger or consolidation of a Related Person with or into Indian Village or a subsidiary;

•	any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a Related Person to Indian Village or a subsidiary;

•	the issuance of any securities of Indian Village or a subsidiary to a Related Person;

•	the acquisition by Indian Village or a subsidiary of any securities of a Related Person;

•	any reclassification or recapitalization involving the common stock of Indian Village; and

•	any agreement, contract or other arrangement providing for any of the foregoing transactions.
     Pursuant to Article 11, any of the transactions described above must be authorized and approved by the affirmative vote of the holders of (i) at least 80% of the outstanding shares of Indian entitled to vote thereon (and, if any class or series of shares is entitled to vote separately, the affirmative vote of the holders of at least 80% of the outstanding shares of each such class or series) and (ii) at least a majority of the outstanding shares entitled to vote thereon, not including shares which are deemed to be beneficially owned by a Related Person. For purposes of Article 11, a “Related Person” includes any corporation, partnership or other person or entity which, together with its affiliates, beneficially owns in the aggregate 10% or more of the outstanding shares of the common stock of Indian Village and also includes any affiliate of such person or entity.
     The supermajority voting requirements imposed by Article 11 of the Indian Village Articles of Incorporation are not applicable to any transaction that has been approved by a two-thirds vote of the continuing directors. For purposes of Article 11, a “continuing director” means any member of the Board of Directors of Indian Village who is unaffiliated with the Related Person and was a member of the Board prior to the time that the Related Person became a Related Person, and any successor of a continuing director who is unaffiliated with the Related Person and is recommended to succeed a continuing director by a majority of continuing directors on the Board.
     The provisions of Article 11 do not apply to the proposed merger of Indian Village with and into CSB because CSB is not a Related Person of Indian Village. In addition, the merger agreement and the transactions contemplated thereby, including the merger of Indian Village with and into CSB, have been unanimously approved by the Board of Directors of Indian Village.

Amendments to governing documents
     CSB’s Amended Articles of Incorporation may be amended by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of CSB, except that Article SIXTH may not be amended, repealed, supplemented or otherwise modified unless it is either (i) recommended by the continuing directors of CSB and approved by the affirmative vote of the holders of not less than 66 2/3% of the outstanding voting stock of CSB or (ii) approved by the affirmative vote of not less than 80% of the outstanding voting stock of CSB and by not less than 66 2/3% of the outstanding voting stock of CSB held by all shareholders other than interested shareholders. CSB’s Code of Regulations may be amended or repealed at any meeting of shareholders called for that purpose by the affirmative vote of the holders of shares of CSB entitling them to exercise a majority of the voting power on such proposal or, without a meeting, by the written consent of the holders of shares entitling them to exercise two-thirds of the voting power on such proposal.
     Any amendment, alteration, change or repeal of Indian Village’s Articles of Incorporation generally must be approved first by an affirmative vote of a majority of the directors then in office and then approved by the holders of a majority of the shares of Indian Village entitled to vote in an election of directors, except that the holders of at least 75% of the outstanding shares of Indian Village are required to approve any amendment, alteration, change or repeal of certain specified sections of the Indian Village Articles of Incorporation, including Article 11. Indian Village’s Second Amended and Restated Bylaws may be amended, altered, changed or repealed by the shareholders by the affirmative vote of the holders of a majority of the shares of Indian Village entitled to vote generally in an election of directors, except that the Indian Village Articles of Incorporation provide that the affirmative vote of the holders of at least 75% of the outstanding shares of Indian Village are required to approve any amendment, alteration, change or repeal of certain specified sections of the Second Amended and Restated Bylaws. Pursuant to Article 12 of the Indian Village Articles of Incorporation, the Board of Directors is also authorized to amend, alter, change or repeal the Bylaws without the approval of shareholders under limited circumstances as authorized by Pennsylvania law.
Number and class of directors
     The CSB Board of Directors, which must consist of no fewer than three nor more than 25 directors, currently consists of seven directors. The CSB Board of Directors is divided into three classes of approximately equal number, with the term of office of one class expiring each year. One class of directors is elected at each annual meeting of shareholders to a three-year term.
     The Indian Village Board of Directors, which must consist of no fewer than five nor more than 15 directors, currently consists of seven directors. The directors of Indian Village are divided into three classes of approximately equal number, with each class being elected for staggered three-year terms.
Nomination of directors
     Under CSB’s Code of Regulations, either the CSB Board of Directors or any shareholder entitled to vote in the election of directors may nominate a candidate for election to the CSB Board of Directors by submitting a notice in writing to the Secretary of CSB. To be timely, a shareholder’s notice must be delivered to the Secretary of CSB not less than 14 days nor more than 50 days prior to the meeting. However, if less than 21 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be delivered or mailed to CSB no later than the close of business on the seventh day prior to the shareholder meeting. A shareholder’s notice must set forth:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	the class and number of shares of CSB beneficially owned by the proposed nominee;

•	the name and record address of the notifying shareholder; and

•	the class and number of shares of CSB beneficially owned by the notifying shareholder.
     Under Indian Village’s Second Amended and Restated Bylaws, nominations of persons for election as directors of Indian Village at any annual meeting of shareholders may be made by the directors or any shareholder entitled to vote for the election of directors at the meeting. Nominations by shareholders must be made in writing and delivered or mailed by first class United States mail, postage prepaid, to the Secretary of Indian Village not less than 60 days nor more than 90 days prior to the meeting. However, if less than 75 days’ notice of the date of the meeting is given to shareholders, notice by the shareholder must be delivered to the Secretary of Indian Village no later than the close of business on the tenth day prior to the shareholder meeting. A shareholder’s notice must set forth:
•	the name, age, business address and, if known, residence address of the proposed nominee;

•	the principal occupation of the proposed nominee;

•	the number of shares of Indian Village common stock beneficially owned by the proposed nominee;

•	any other information relating to the proposed nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended including the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director;

•	the name and address of the notifying shareholder as they appear on Indian Village’s books; and

•	the number of shares of Indian Village common stock beneficially owned by the shareholder.
Removal of directors
     Directors of CSB may only be removed by (i) the affirmative vote of the holders of not less than 80% of the voting power of shareholders qualified to vote in the election of directors or (ii) the affirmative vote of 80% of the then current members of the Board of Directors, excluding the director who is the subject of the removal action, upon determination by such directors that the director subject to the removal action is not legally qualified to serve as a director.
     Directors of Indian Village may be removed only for cause by the affirmative vote of at least seventy-five percent (75%) of the votes eligible to be cast by Indian Village shareholders entitled to vote in the election of directors at a duly constituted meeting of shareholders called expressly for such purpose.
Indemnification of directors and officers
     Pursuant to Article EIGHTH of CSB’s Amended Articles of Incorporation, CSB is required to indemnify its present and past directors, officers, employees and agents, and such other persons as it has the power to indemnify, to the fullest extent permitted under the Ohio Revised Code. Additionally, CSB is required to indemnify its past and present directors for personal liability for monetary damages resulting from breach of their fiduciary duty, except for (i) any breach of the directors’ duty of loyalty to CSB or its shareholders, (ii) acts or omissions not in good faith or which involve international misconduct or a knowing violation of law, (iii) illegal distribution of dividends, and (iv) any transaction from which the director derived an improper personal benefit. Under Ohio law, CSB is also authorized to purchase and maintain insurance on behalf of or for its present and past directors, officers, employees and agents against any liability asserted against him or her and incurred by him in any such capacity.
     Indian Village’s Articles of Incorporation require Indian Village to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of Indian Village, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of Indian Village, or is or was serving at the request of Indian Village as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by applicable law. The indemnification permitted by Indian Village’s Articles of Incorporation does not restrict the power of the Indian Village to also purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Indian Village, against any liabilities asserted against or incurred by them in such capacities, (ii) create and find a trust fund or fund of any nature to indemnify or advance expenses to such persons, and (iii) enter into indemnification agreements with such persons indemnifying them against any and all liabilities asserted against or incurred by them in such capacities.
Personal liability of directors
     Under Ohio law, a director of an Ohio corporation will not be found to have violated his or her fiduciary duties to the corporation or its shareholders unless there is proof by clear and convincing evidence that the director has not acted in good faith, in a manner he or she reasonably believes to be in or not opposed to the best interests of the corporation, or with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, under Ohio law, a director is liable in damages for any action or failure to act as a director only if it is proved by clear and convincing evidence that such act or omission was undertaken either with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation, unless the corporation’s articles of incorporation or regulations make this provision inapplicable by specific reference. The Amended Articles of Incorporation and Code of Regulations of CSB do not make this provision inapplicable.
     Under Indian Village’s Articles of Incorporation, a director of Indian Village will not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director, except to the extent that by law a director’s liability for monetary damages may not be limited.
Pre-emptive rights
     Under the Amended Articles of Incorporation of CSB, shareholders of CSB do not have any preemptive rights to purchase shares when issued by CSB.
     Similarly, Indian Village’s Articles of Incorporation provide that no holder of any capital stock of Indian Village will have any pre-emptive or preferential right to purchase or subscribe to any part of any new or additional issue of stock of any class whatsoever of securities of Indian Village, or of securities convertible into stock of any class whatsoever of securities of Indian Village, whether now or hereafter authorized or issued for cash or other consideration or by way of a dividend.
Pro Forma Financial Information
     The following unaudited pro forma condensed combined consolidated balance sheet as of March 31, 2008, and the unaudited pro forma condensed combined consolidated statement of income for the three months ended March 31, 2008, and for the year ended December 31, 2007, have been prepared to reflect the merger of Indian Village with and into CSB as if the merger had occurred on March 31, 2008, with respect to the balance sheet, and as of January 1, 2007 and January 1, 2008, with respect to each of the statements of income, in each case giving effect to the pro forma adjustments described in the accompanying notes. The pro forma adjustments are based on estimates made for the purpose of preparing these pro forma financial statements. The actual adjustments to the accounts of CSB will be made based on the underlying historical financial data at the time the transaction is consummated. CSB’s management believes that the estimates used in these pro form financial statements are reasonable under the circumstances.
     The unaudited pro forma condensed combined consolidated financial information has been prepared based on the purchase method of accounting assuming 322,462 CSB common shares will be issued and that no Indian Village shareholders will perfect dissenters’ rights with respect to the merger. This information will vary if any Indian Village shareholders perfect dissenters’ rights. For a discussion of the purchase method of accounting, see “The Proposed Merger – Accounting treatment” beginning on page 39 of this prospectus/proxy statement.
     The unaudited pro forma condensed combined consolidated balance sheet as of March 31, 2008 is not necessarily indicative of the combined financial position had the merger been effective at that date. The unaudited pro forma condensed combined consolidated statements of income are not necessarily indicative of the results of operations that would have occurred had the merger been effective at the beginning of the periods indicated, or of the future results of operations of CSB. These pro forma financial statements should be read in conjunction with the historical financial statements and the related notes incorporated elsewhere in this prospectus/proxy statement.
     These pro forma financial statements do not include the effects of any potential cost savings which management believes will result from operating the Indian Village banking business as branches and combining certain operating procedures.

CSB Bancorp, Inc.
Indian Village Bancorp, Inc.
Pro Forma Condensed Combined Consolidated Balance Sheet
At March 31, 2008

		Historical	Pro Forma
	Historical	Indian	Adjustments	Footnote	Proforma
	CSB	Village	Debit/(Credit)	Reference	Combined
			(Unaudited)
		(in thousands except per share data)
ASSETS:
Cash and due from banks	$10,486	$12,470	$(2,116)	(1)	$20,840
Fed Funds sold	14,300	—			14,300
Securities available for sale	63,244	12,886	(175)	(2)	75,955
Loans, gross	246,984	64,713	148	(3) (4)	311,845
Allowance for loan losses	(2,691)	(882)			(3,573)
Premises and equipment	7,235	1,712			8,947
Real estate owned		340			340
Federal Home Loan Bank stock	3,143	1,972			5,115
Bank owned life insurance	—	2,673			2,673
Loan servicing rights	10	66			76
Core Deposit Premium	—	—	1,350	(5)	1,350
Goodwill			255	(6)	255
Accrued interest and other assets	2,097	1,171	514	(7)	3,782

Total Assets	$344,808	$97,121	$(24)		$441,905

LIABILITIES:
Deposits	$247,029	$66,034	$(577)	(8)	$313,640
Repurchase agreements	22,604	—			22,604
Federal Home Loan Bank advances	35,876	22,560	(647)	(9)	59,083
Accrued expenses and other liabilities	2,151	401	(1,220)	(10)	3,772

Total Liabilities	307,660	88,995	(2,444)		399,099

EQUITY:
Common stock	16,674	5	(2,010)	(11)	18,689
Additional paid-in capital	6,456	4,168	525	(11)	10,099
Retained earnings	18,553	4,835	4,835	(11)	18,553
Unearned ESOP		(168)	(168)	(11)	—
Treasury stock	(4,713)	(687)	(687)	(11)	(4,713)
Accumulated other comprehensive income (loss)	178	(27)	(27)	(11)	178
Total Shareholders’ Equity	37,148	8,126	2,468		42,806

Total Liabilities & Shareholders’ Equity	$344,808	$97,121	$24		$441,905

CSB Bancorp, Inc.
Indian Village Bancorp, Inc.
Pro Forma Condensed Combined Consolidated Statement of Income
For the Three Months Ended March 31, 2008

		Historical	Pro Forma
	Historical	Indian	Adjustments	Footnote	Proforma
	CSB	Village	Debit/(Credit)	Reference	Combined
			(Unaudited)
		(in thousands except per share data)
Interest income	$5,284	$1,385	$57	(4)	$6,612
Interest expense	1,904	915	(157)	(8) (9)	2,662

Net interest income	3,380	470	(100)		3,950
Provision for loan losses	107	98			205

Net interest income after provision for loan losses	3,273	372	(100)		3,745
Non-interest income	955	89			1,044
Non-interest expense	2,728	588	84	(5)	3,400

Income (loss) before income taxes	1,500	(127)	(16)		1,389
Income tax provision (benefit)	498	(93)	(38)	(12)	367

Net Income (loss)	$1,002	$(34)	$(54)		$1,022

Earnings per share
Basic	$0.41	$(0.08)
Diluted	$0.41	$(0.08)
Proforma earnings per share
Basic				(13)	$0.37
Diluted				(13)	$0.37

CSB Bancorp, Inc.
Indian Village Bancorp, Inc.
Pro Forma Condensed Combined Consolidated Statement of Income
For the Twelve Months Ended December 31, 2007

		Historical	Pro Forma
	Historical	Indian	Adjustments	Footnote	Proforma
	CSB	Village	Debit/(Credit)	Reference	Combined
			(Unaudited)
		(in thousands except per share data)
Interest income	$21,231	$5,881	$228	(4)	$26,884
Interest expense	7,905	3,915	(630)	(8) (9)	11,190

Net interest income	13,326	1,966	(402)		15,694
Provision for loan losses	472	546			1,018

Net interest income after provision for loan losses	12,854	1,420	(402)		14,676
Non-interest income	3,035	245			3,280
Non-interest expense	10,701	2,217	(338)	(5)	13,256

Income (loss) before income taxes	5,188	(552)	(64)		4,700
Income tax provision (benefit)	1,674	(153)	(28)	(12)	1,493

Net Income (loss)	$3,514	$(399)	$(92)		$3,207

Earnings per share
Basic	$1.42	$(0.96)
Diluted	$1.42	$(0.96)
Proforma earnings per share
Basic				(14)	$1.15
Diluted				(14)	$1.15

Notes:

(1)	Represents cash consideration of $2,116 paid to Indian Village shareholders.

(2)	Represents an additional valuation adjustment of $175 due to extraordinary market dislocations and atypical payment structures in the private label CMO portfolio held.

(3)	Represents estimated fair market value adjustment of $769.

(4)	Represents SOP 03-3 adjustment of ($621) on impaired commercial loans.

(5)	Represents the establishment of the estimated core deposit intangible and deposit customer relationship of $1,350. The deposit intangible is assumed to amortize into non-interest expense over 7 years, using accelerated methods.

(6)	Represents the estimate of the excess of the purchase price plus direct acquisition costs over the estimated fair value of the net assets acquired.

(7)	Represents the tax savings of expenses recorded.

(8)	Represents the estimated fair market value adjustment related to deposits and is assumed to amortize into interest expense on a level yield basis over the estimated remaining maturity of the deposits.

(9)	Represents the estimated fair market value adjustment related to FHLB borrowings and is assumed to amortize into interest expense on a level basis over the estimated life of the borrowings.

(10)	Represents accruals for severance and benefits, early termination of contracts, professional fees and deconversion costs.

(11)	Represents the elimination of Indian Village equity on a historical basis and the issuance of an estimated 322,462 common shares of CSB based on the exchange ratio of .7611.

(12)	Represents the income tax effect of the estimated purchase account adjustments using an effective tax rate of 34%.

(13)	Basic and diluted pro forma earnings per share for the three months ended March 31, 2008 have been computed based on 2,767,059 and 2,767,104 shares, respectively.

(14)	Basic and diluted pro forma earnings per share for the twelve months ended December 31, 2007 have been computed based on 2,789,572 and 2,790,274 shares, respectively.
CSB Directors and Executive Officers After the Merger
Directors and executive officers
     The following table sets forth information concerning each of the current directors and executive officers of CSB. Included in the table is information regarding each person’s principal occupation or employment during the past five years.

				Year First
				Elected or
				Appointed
				Director or	Current
				Officer, As	Term to
Name	Age	Principal Occupation[1]	Positions Held with CSB	Applicable	Expire
Robert K. Baker	53	Co-owner and Controller, Bakerwell, Inc.	Director	2001	2011

Ronald E. Holtman	65	Attorney; Logee, Hostetler, Stutzman and Lehman	Director	2001	2009

J. Thomas Lang	64	Veterinarian, Dairy Farmer, Spring Hill Farm, Inc.	Director	1993	2011

Dr. Daniel J. Miller	68	Retired Physician; East Holmes Family Care, Inc.	Director	1979	2009

Jeffery A. Robb, Sr.	58	President and Chairman, Robb Companies, Inc., also formerly Interim President and Chief Executive Officer of Exchange Bancshares, Inc. and The Exchange Bank (2002-2003)	Director	2001	2010

Eddie L. Steiner	52	President and Chief Executive Officer, CSB Bancorp, Inc.; formerly Vice President, Production, Smith Dairy Products Company (1989 to 2006)	President and Chief Executive Officer, Director	2001	2009

John R. Waltman	66	Attorney, Of Counsel; Critchfield, Critchfield & Johnston, LLC	Director	2001	2010

				Year First
				Elected or
				Appointed
				Director or	Current
				Officer, As	Term to
Name	Age	Principal Occupation[1]	Positions Held with CSB	Applicable	Expire
Rick L. Ginther[2]	57	Banker	Senior Vice President; Director, President and Chief Executive Officer of The Commercial and Savings Bank; formerly, Senior Vice President and Chief Lending Officer (2003-2006)	2003	N/A

Paul D. Greig[3]	62	Banker	Senior Vice President and Chief Operations/Information Officer	2003	N/A

Paula J. Meiler[4]	53	Banker	Senior Vice President and Chief Financial Officer	2004	N/A

[1]	Unless otherwise noted herein, each of the individuals listed has been engaged in the occupations and employment described above for the past five years.

[2]	Mr. Ginther held the position of President of the Canton region of Bank One N.A. from 2002 to 2003 and various positions with Bank One Corporation (now JP Morgan Chase & Co.) or predecessor from 1973 to 2002.

[3]	Mr. Greig retired from Bank One Corporation (now JP Morgan Chase & Co.) in 2002 from the position of National Retail Support Services Manager. During retirement from 2002 through 2003 he was a substitute teacher in two public school systems.

[4]	Ms. Meiler held the previous positions of Chief Financial Officer and Treasurer of Consumers Bancorp Inc. from 1999 through 2004 and Comptroller of The Citizens Banking Company (aka Sky Bank) and Citizens Bancshares Inc. from 1981 to 1999.
     The Board of Directors of CSB has determined that each of the following Board members are considered “independent” as defined under NASDAQ Rule 4200: Mr. Baker, Mr. Holtman, Mr. Lang, Dr. Miller, Mr. Robb, and Mr. Waltman. In addition, the Board of Directors of CSB has determined that Samuel M. Steimel, who resigned from the Boards of Directors of CSB and CSB Bank on March 13, 2008, was considered “independent” under the above definition at the time he served during 2007.
Director compensation
     Each director of CSB also serves as a director of CSB Bank. Outside directors are compensated for attendance at Board and committee meetings of CSB Bank but receive no separate compensation for service as directors of CSB. Directors who are employees receive no additional compensation for serving on the Boards of Directors of CSB or CSB Bank (or committees thereof).
     CSB Bank provided the following cash compensation to directors in 2007:
•	Retainer of $10,000 per year, paid quarterly

•	$500 for each board or committee meeting attended

•	Reimbursement for customary and usual travel expenses (outside of board and committee meeting attendance).
     No director stock awards or options were granted to any directors in 2007.

	Fees Earned or	Stock	Stock Option	All Other
Name	Paid in Cash ($)	Awards ($)	Awards (#)	Compensation ($)[1]	Total ($)
Robert K. Baker	$33,000	0	0	$1,909	$34,909
Ronald E. Holtman	23,500	0	0	168	23,668
J. Thomas Lang	28,500	0	0	6,289	34,789
Dr. Daniel J. Miller	30,500	0	0	0	30,500
Jeffery A. Robb, Sr.	32,500	0	0	4,086	36,586
Samuel M. Steimel [2]	24,500	0	0	10,879	35,379
John R. Waltman	31,000	0	0	1,461	32,461

[1]	All Other Compensation includes Mssrs. Lang, Robb and Steimel participating in a grandfathered health and dental benefits program. CSB Bank also provides a 1% reduction of the standard interest rate charged on certain consumer and primary residence mortgage loans to all directors, officers and employees during the period of service to CSB or CSB Bank.

[2]	Mr. Steimel resigned from the Boards of Directors of CSB and CSB Bank on March 13, 2008.
Compensation discussion and analysis
     The following discusses the material factors involved in CSB’s decisions regarding the compensation of its Named Executive Officers listed in the Summary Compensation Table on page 74 (the “NEOs”) during 2007.
     The specific amounts paid or payable to the NEOs are disclosed in the tables and narrative beginning on page 74. The following discussion cross-references those specific tabular and narrative disclosures where appropriate.
Compensation Overview
Compensation Philosophy and Objectives
     We believe that, in order to manage and grow a well run financial services organization, it is necessary to establish compensation programs and related opportunities that are attractive, motivating and rewarding to high quality executives, managers and staff. These programs and opportunities must be balanced with their cost to CSB and its shareholders. In order to arrive at the appropriate balance, CSB has established the following compensation philosophy and guidelines for its overall compensation program:
1.	In order to attract and retain highly qualified management, we strive to provide target salaries close to the mean of the market rate paid for comparable positions by similarly sized bank holding companies.

2.	Where practical, we establish performance-based compensation focused on individual results, team results, and contributions to CSB’s overall performance.

3.	We attempt to link and align the wealth creation interests of management and shareholders by utilizing CSB stock awards or options as a component of the compensation program.
Components of Executive Compensation
     Total compensation for executives is comprised of base salaries, annual cash incentive awards, long-term equity awards, retirement saving plan contributions, severance protection, and other benefits and perquisites. To determine compensation levels for the NEOs and other officers, we review compensation survey data from independent sources to ensure that our total compensation program is competitive. We look at compensation data from companies in the financial services industry by using publicly available peer company disclosures. We target overall compensation levels competitive with our industry comparison peer group. The various components of executive compensation reflect the following policies:
     Base Salary
     The purpose of the base salary program is to pay for the qualifications, experience, and marketability of the position consistent with market practices. A pay range for each position is anchored around the mean of the labor market. Individual pay within the range is determined by individual performance, job proficiency and contributions over a period of years.
     Pay adjustments are tied directly to CSB’s performance appraisal process, which evaluates the employee on a series of performance criteria. This process is used for all CSB employees including the NEOs. Pay adjustments are typically made annually. In addition to these performance-based base pay adjustments, it is periodically necessary to make additional market adjustments in those instances where market base salary levels move faster than anticipated or where additional duties and responsibilities are added to the job.
     For 2007, the base salary levels for all CSB NEOs are at or below the median of base salaries of peers in other similar-sized financial organizations. In 2007, an overall budget of 3.0% for base salary increases was established and base pay increases ranging from 3.0% to 3.16% were provided to the NEOs.
     The amount of a NEO’s base salary is the reference point for much of the other compensation. For example, the relative ranges of potential annual incentive awards for executives are fairly proportionate to the NEOs’ respective base salaries. In addition, base salary is one component of the contribution formula under the CSB Bank 401(k) Retirement Plan and the key component in CSB’s severance and change in control agreements.
     Annual Incentive
     The purpose of the annual incentive program is to focus executives on achieving and possibly exceeding the company’s annual performance objectives. In 2007, the performance expectations were established around performance to current year budget, the attainment of specific performance ratios, and satisfactory compliance with regulatory and audit reviews.
     Each component of the annual incentive program has a separate measurement. The Compensation Committee retains the flexibility to make discretionary adjustments up or down based on performance that may be subjective. This discretion is not used to change the targets under the plan, only the rewards.

     The target annual incentive opportunity during the past fiscal year was 30% of actual base salary for each NEO. For 2007, the company’s target budget was $3.27 million, target return on assets was greater than 1%, target return on equity was greater than 9% and the target efficiency ratio was less than 70%. All financial targets were met in 2007.
     Long-Term Incentive
     The purpose of CSB’s long-term incentive plan is to align the interests of the NEOs and other executives with the shareholders by providing them the opportunity to benefit from share price increases in the future through share option grants or awards under the 2002 CSB Bancorp, Inc. Share Equity Incentive Plan.
     In 2007, the Compensation Committee took into consideration the market pay practices of CSB peers, the performance of CSB, a general assessment of the contributions of the individual NEOs, the available shares, and the projected grant values in making its recommendations. The Compensation Committee also sought input from the Chief Executive Officer on his views of grants for his direct reports.
     Finally, the accounting and tax treatment of stock options is different from cash-based payments. For awards under the Share Equity Incentive Plan, CSB accrues an expense computed using the Black-Scholes valuation model on the date of grant pro-ratably over the vesting period. There were no stock option or grant awards in 2007.
     Retirement and Other Post-Employment Benefits
     CSB maintains The Commercial & Savings Bank 401(k) Retirement Plan (the “401(k) Plan”), a qualified 401(k) and profit sharing plan. The 401(k) Plan provides a 50% match on the first 4% of cash compensation taking into account all compensation. There is also a discretionary profit sharing contribution and the amount may vary directly with CSB profits. The 401(k) Plan provides investment alternatives in the following categories: CSB stock, large, small and mid cap, indexed, growth and bond funds.
     Other Benefits and Perquisites
     While the value of benefits including health and welfare, retirement, disability, and vacation benefits are not required to be reported in the tables that follow, these benefits are important to a comprehensive view of the CSB compensation and benefit program. All CSB employees, including the NEOs, participate in the same comprehensive benefit program, which is intended to provide financial protection to employees based on health and retirement needs as well as providing for well-deserved time off. CSB also provides a disability program to all employees including NEOs. Because financial services is a relationship-driven business, CSB pays country club dues for Mr. Ginther at a local country club to provide a facility to entertain CSB clients, community leaders and members of the management staff for business purposes. Certain consumer and primary residence mortgage loans granted by CSB Bank to directors, officers and all employees receive a 1% reduction to the standard loan interest rate during the period of service to CSB or CSB Bank.
Termination and Change in Control Terms
     CSB has employment agreements with Messrs. Ginther and Greig and Ms. Meiler. The employment agreements provide both CSB and the executives a mutual understanding of performance expectations, pay, opportunities and employment terms. The employment agreements discuss how disability and voluntary and involuntary terminations are handled. In addition, the employment agreements provide for severance payments in the event of employment termination following a change in control of CSB. The purpose of the change in control severance policy is to help participants seek to maximize the value of CSB’s shares without concern about losing their job. The NEOs covered by these agreements and the maximum cost of these change in control payments at December 31, 2007 for each named executive is as follows:

R. Ginther, President and CEO, The Commercial & Savings Bank	$334,227
P. Greig, Senior Vice President and COO/CIO	244,162
P. Meiler, Senior Vice President and CFO	235,162
Compensation Committee Decision-Making Process
     The Compensation Committee is comprised of three non-management Board members whose responsibilities are the establishment of the company’s overall compensation philosophy, the assessment of the design of CSB compensation and benefit programs, the monitoring of external market pay levels and practices, review and approval of incentive award opportunities, actual payments and grants, and review and recommendation for Board of Director approval related to proposed implementation or material changes to pay or benefit programs.
     With the participation of management, including the Chief Executive Officer, the Compensation Committee evaluated a survey of its pay practices for both directors and NEOs. The list of primary peers utilized in 2007 is as follows:

Central Federal Corporation	Fairlawn, Ohio
Cheviot Financial Corp.	Cheviot, Ohio
Commercial Bancshares, Inc.	Upper Sandusky, Ohio
Consumers Bancorp, Inc.	Minerva, Ohio
Cortland Bancorp Inc.	Cortland, Ohio
Croghan Bancshares Inc.	Fremont, Ohio
CSB Bancorp, Inc.	Millersburg, Ohio
First Franklin Corporation	Cincinnati, Ohio
Killbuck Bancshares Inc.	Killbuck, Ohio
Middlefield Banc Corp.	Middlefield, Ohio
National Bancshares Corporation	Orrville, Ohio
Ohio Legacy Corp	Wooster, Oho
Wayne Savings Bancshares, Inc.	Wooster, Ohio
     These financial services firms are all SEC reporting corporations ranging in size from approximately 51% of CSB’s asset level to approximately one and one-half times CSB’s asset level as of December 31, 2007 and are all located and doing business primarily in Ohio.
The Compensation Committee Report
     The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with CSB’s management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in CSB’s proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
THE COMPENSATION COMMITTEE
Robert K. Baker, Chairman
Ronald E. Holtman
Samuel M. Steimel

Executive compensation and other information
     The following table shows information concerning the annual compensation paid or accrued for services to CSB in all capacities of the Chief Executive Officer, Chief Financial Officer and the other NEOs during 2007.
SUMMARY COMPENSATION TABLE

							Change in
							Pension Value
							and
							Nonqualified
						Non-equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary	Bonus	Awards	Awards[1]	Compensation	Earnings	Compensation	Total
Eddie L. Steiner,	2007	$164,800	$41,000	—	—	—	—	$15,964	$221,764
President and CEO
Paula J. Meiler,	2007	114,000	29,000	—	$7,500	—	—	22,375	172,875
Sr VP and CFO
Rick L. Ginther,	2007	164,800	41,000	—	—	—	—	20,017	225,817
Sr VP; President and CEO, The Commercial & Savings Bank
Paul D. Greig,	2007	120,000	30,000	—	7,500	—	—	7,696	165,196
Sr VP and COO/CIO

[1]	The option awards include amounts expensed in 2007 for stock option awards granted in 2006. For assumptions related to the valuation of the stock options, see Note 7 to CSB’s consolidated financial statements for the fiscal year ended December 31, 2007, included in this prospectus/proxy statement.
Other Compensation Table

				Qualified Plan
		Life	Disability	Matching,	Perquisites
		Insurance	Insurance	Profit Sharing	and Other
Name	Year	Premiums	Premiums	Contribution	Benefits	Total
Eddie L. Steiner	2007	$480	$535	$9,301	$5,648	$15,964
Paula J. Meiler	2007	480	403	6,460	15,032	22,375
Rick L. Ginther	2007	480	535	9,301	9,701	20,017
Paul D. Greig	2007	480	423	6,793	—	7,696

Perquisites and Other Benefits Table

		Health and		Loan Interest
		Dental	Country Club	Reduction of	Relocation
Name	Year	Benefits	Dues	1%	Expenses	Total
Eddie L. Steiner	2007	$5,347	—	$301	—	$5,648
Paula J. Meiler	2007	7,882	—	1,395	$5,755	15,032
Rick L. Ginther	2007	5,347	$4,354	—	—	9,701
Paul D. Greig	2007	—	—	—	—	—
Outstanding Equity Awards at Fiscal Year-End

Option Awards							Stock Awards
Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
								Market	Awards:	Market
								value	Number	or Payout
				Equity			Number	of	of	Value of
				Incentive			of	shares	Unearned	Unearned
				Plan			shares	or	Shares,	Shares,
				Awards:			or units	units of	Units or	Units or
		Number of	Number of	Number of			of stock	stock	Other	Other
		Securities	Securities	Securities			that	that	Rights	Rights
		Underlying	Underlying	Underlying	Option		have	have	That	That
		Unexercised	Unexercised	Unexercised	Exercise	Option	not	not	Have Not	Have Not
	Grant	Options (#)	Options (#)	Unearned	Price	Expiration	vested	vested	Vested	Vested
Name	Date	Exercisable	Unexercisable	Options (#)	($)	Date	(#)	($)	(#)	($)
Eddie L. Steiner
	—	—	—	—	—	—	—	—	—	—
Paula J. Meiler
11/29/2006		11,904	5,952	—	$18.00	3/31/2016	—	—	—	—
8/9/2004		1,000	—	—	$19.00	8/9/2009	—	—	—	—
Rick L. Ginther
7/21/2003		1,000	—	—	$17.50	7/21/2008	—	—	—	—
Paul D. Greig
11/29/2006		11,904	—	—	$18.00	3/31/2016	—	—	—	—
6/30/2003		1,000	—	—	$17.50	7/21/2008	—	—	—	—
Grants on Plan-Based Awards
     No stock options were granted by the Company during 2007. Information regarding stock options granted in prior years is included in the “Outstanding Equity Awards at Fiscal Year-End” table above.
Option Exercises
     There were no exercises of any stock options by NEOs during 2007.
Pension Benefits
     The Company does not maintain a qualified or non-qualified pension plan.

Non-Qualified Deferred Compensation
     The Company does not maintain a non-qualified deferred compensation plan.
Potential Payments Upon Termination or Change in Control
     Certain of the NEOs are party to employment agreements that provide for certain salary and benefits upon termination of employment under various scenarios. The agreements are all described more fully in the narrative and tables below.
     The tables below set forth the benefits that could be paid to each NEO upon various termination events, which would only be known at the time that the benefits become payable. The tables reflect the multiples of base salary amounts that could be payable under the various arrangements if the event in question occurred as of December 31, 2007.
     Upon a qualifying termination after a Change in Control, each NEO will also be entitled to immediate vesting of all stock options.
     The NEOs’ employment agreements do not provide for any additional payments or benefits for death, disability, voluntary termination of employment by the executive or involuntary termination by CSB for cause. Under those scenarios, the NEOs are only entitled to their accrued and unpaid obligations, such as salary and unused vacation. The following tables contain common information about CSB’s employment agreements and benefit plans.
Potential Payments – Change in Control

	Change in
	Control –	Post –
	Multiple	Termination
Name	Base Salary	Health Care
Rick L. Ginther	2.0	1 Year
Paula J. Meiler	2.0	1 Year
Paul D. Greig	2.0	1 Year
Potential Payments Upon Termination – Without Cause

	Termination-	Post –Termination
Name	Without Cause	Health Care
Rick L. Ginther	Base Salary Unpaid under agreement + 6 Months	6 Months
Paula J. Meiler	Base Salary Unpaid under agreement + 6 Months	6 Months
Paul D. Greig	Base Salary Unpaid under agreement + 6 Months	6 Months

Employment contracts and other arrangements
     This section discusses the employment contracts and severance agreements in place for NEOs of CSB.
     Rick L. Ginther, President and Chief Executive Officer, The Commercial and Savings Bank
     An employment agreement dated July 21, 2003, was entered into with Rick L. Ginther providing, among other things, for employment of Mr. Ginther as Senior Vice President and Chief Loan Officer of CSB Bank pursuant to the terms of the agreement. Mr. Ginther was promoted on April 19, 2006, to President and Chief Executive Officer of CSB Bank. The agreement is for a two-year term with annual renewals commencing at the first anniversary, and provides for compensation to Mr. Ginther consisting of an annual base salary of $120,000, a bonus to be paid at the discretion of the Board of Directors, vacation, benefits, and certain stock options. In the event that Mr. Ginther’s employment is terminated without “cause” (as defined in the agreement), the agreement entitles him to a severance payment equal to the unpaid amount otherwise due under the agreement plus six months of the base salary in effect on the date of termination and limited continued benefits for a six month period. The agreement also contains a “non-compete” provision, prohibiting Mr. Ginther from competing under terms defined by the agreement for a period of one year following the date of termination of the agreement, as well as a “change in control” provision which provides Mr. Ginther with certain benefits, including continuation of compensation, stock options, and certain health benefits for stated periods following a “change in control” as defined therein and termination of employment within a 90-day period before or after such “change in control”. Such “change in control” benefits are subject to being reduced so that no “excess parachute payment” (as defined in Section 280G(b)(1) of the Internal Revenue Code) is received by Mr. Ginther.
     Paul D. Greig, Senior Vice President, Chief Operating Officer and Chief Information Officer
     An employment agreement dated June 30, 2003, was entered into with Paul D. Greig providing, among other things, for employment of Mr. Greig as Senior Vice President, Chief Operations Officer, and Chief Information Officer of CSB Bank pursuant to the terms of the agreement. The agreement is for a two-year term with annual renewals commencing at the first anniversary, and provides for compensation to Mr. Greig consisting of an annual base salary of $100,000, a bonus to be paid at the discretion of the Board of Directors, vacation, benefits, and certain stock options. In the event that Mr. Greig’s employment is terminated without “cause” (as defined in the agreement), the agreement entitles him to a severance payment equal to the unpaid amount otherwise due under the agreement plus six months of the base salary in effect on the date of termination and limited continued benefits for a six month period. The agreement also contains a “non-compete” provision, prohibiting Mr. Greig from competing under terms defined by the agreement for a period of one year following the date of termination of the agreement, as well as a “change in control” provision which provides Mr. Greig with certain benefits, including continuation of compensation, stock options, and certain health benefits for stated periods following a “change in control” as defined therein and termination of employment within a 90-day period before or after such “change in control”. Such “change in control” benefits are subject to being reduced so that no “excess parachute payment” (as defined in Section 280G(b)(1) of the Internal Revenue Code) is received by Mr. Greig.
     Paula J. Meiler, Senior Vice President and Chief Financial Officer
     An employment agreement dated August 9, 2004, was entered into with Paula J. Meiler providing, among other things, for employment of Ms. Meiler as Senior Vice President and Chief Financial Officer of CSB and CSB Bank pursuant to the terms of the agreement. The agreement is for a two-year term with annual renewals commencing at the second anniversary, and provides for compensation to Ms. Meiler consisting of an annual base salary of $100,000, a bonus to be paid at the discretion of the Board of Directors, vacation, benefits, relocation reimbursement up to a stated amount for a limited time, and certain stock options. On August 9, 2007, an amendment to the agreement provided that the agreement be for a two-year term with annual renewals commencing August 9, 2008. In the event that Ms. Meiler’s employment is terminated without “cause” (as defined in the agreement), the agreement entitles her to a severance payment equal to the unpaid amount otherwise due under the agreement plus six months of the base salary in effect on the date of termination and limited continued benefits for a six month period. The agreement also contains a “non-compete” provision, prohibiting Ms. Meiler from competing under terms defined by the agreement for a period of one year following the date of termination of the agreement, as well as a “change in control” provision which provides Ms. Meiler with certain benefits, including continuation of compensation, stock options, and certain health benefits for stated periods following a “change in control” as defined therein and termination of employment within a 90-day period before or after such “change in control”. Such “change in control” benefits are subject to being reduced so that no “excess parachute payment” (as defined in Section 280G(b)(1) of the Internal Revenue Code) is received by Ms. Meiler.
Equity compensation plan information
     The following table shows, as of December 31, 2007, the number of CSB common shares issuable upon the exercise of outstanding options, the weighted-average exercise price of those options, and the number of CSB common shares remaining for future issuance. The 2002 CSB Bancorp, Inc. Share Equity Incentive Plan was approved by the shareholders of CSB in April 2002.

			Number of shares
	Number of shares of		remaining available for
	common stock to be issued	Weighted-average exercise	future issuance under
	upon exercise of	price of outstanding	equity compensation plans
	outstanding options,	options, warrants, and	(excluding securities
	warrants and rights	rights	reflected in column (a))

	(a)	(b)	(c)

Equity compensation plans approved by stockholders	40,840	17.61	159,160

Equity compensation plans not approved by stockholders	10,000	17.75	0

Total	50,840	17.64	159,160

Certain relationships and related transactions
     CSB has engaged and intends to continue to engage in the lending of money through CSB Bank to various directors and officers of CSB and CSB Bank and their related interests. These loans were made in accordance with applicable law and regulation and in the ordinary course of business on substantially the same terms, including interest rates and collateral, as prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectibility or other unfavorable features.
     In addition to those banking transactions conducted in the ordinary course, the following related transactions were conducted. Each of these transactions was made on terms similar to those that could have been negotiated with an unaffiliated third party.

     CSB and CSB Bank hired Holmes County Title Co. from time to time during 2007 for title work and real estate closing services in connection with various matters arising in the ordinary course of the business of CSB and CSB Bank. Ronda P. Steimel, owner of Holmes County Title Co., is the wife of Samuel M. Steimel, who served as a director of CSB and CSB Bank until his resignation on March 13, 2008. CSB and CSB Bank contemplate using Holmes County Title Co. in the future on similar terms, as needed.
     CSB and CSB Bank hired Critchfield, Critchfield & Johnston, Ltd. and Heartland Title Agency from time to time during 2007 for legal services, title work and real estate closing services in connection with various matters arising in the ordinary course of the business of CSB and CSB Bank. John R. Waltman is of counsel of both Critchfield, Critchfield & Johnston, Ltd. and Heartland Title Agency. CSB and CSB Bank contemplate using both Critchfield, Critchfield & Johnston, Ltd. and Heartland Title Agency in the future on similar terms, as needed.
     CSB and CSB Bank hired Logee, Hostetler, Stutzman & Lehman from time to time prior to 2006 for legal services in connection with various matters arising in the ordinary course of the business of CSB and CSB Bank. Ronald E. Holtman is a partner of Logee, Hostetler, Stutzman & Lehman. CSB and CSB Bank contemplate using Logee, Hostetler, Stutzman & Lehman in the future on similar terms, as needed.
     CSB and CSB Bank hired Steimel Law Office from time to time prior to 2006 for legal services in connection with various matters arising in the ordinary course of the business of CSB and the Bank. Samuel M. Steimel, who served as a director of CSB and CSB Bank until his resignation on March 13, 2008, is the owner of Steimel Law Office. CSB and CSB Bank contemplate using Steimel Law Office in the future on similar terms, as needed.
Compensation committee interlocks and insider participation
     Messrs. Robert K. Baker (Chairman), Ronald E. Holtman and Samuel M. Steimel served as members of the Compensation Committee during 2007. None of these individuals is a current or former executive officer or employee of CSB or CSB Bank or had a business relationship with CSB or CSB Bank required to be reported pursuant to Item 407(e)(4) of SEC Regulation S-K.
Security Ownership of Certain Beneficial Owners and Management of CSB
     The following table sets forth information about each person, group or entity known by CSB to own beneficially more than five percent of the outstanding CSB common shares as of June 30, 2008:

Name and Address of	Amount and Nature of		Percent of Shares
Beneficial Owner	Beneficial Ownership		Outstanding
Richard G. Elliott 1450 Fox Run Lane Canfield, Ohio 44406	125,450.000	[1]	5.18%

[1]	Mr. Elliott has sole voting power over 122,000 shares and shared voting power over 3,450 shares, as reported by an amended Schedule 13D filing with the Securities and Exchange Commission on March 21, 2007.
     The following table sets forth information regarding the number of CSB common shares beneficially owned by each director and named executive officer of CSB, and by all directors and executive officers of CSB as a group, as of June 30, 2008 and on a pro forma basis, assuming an aggregate of 322,462 additional CSB common shares are issued in the merger:

	Amount and Nature of Beneficial Ownership
						Post-Merger
	Sole Voting or	Shared Voting	Shares	Total Shares	Percent of	Percent of
	Investment	or Investment	Subject to	Beneficially	Shares	Shares
Name and Address[1]	Power	Power	Options	Owned[2]	Outstanding	Outstanding
Robert K. Baker	3,438.0000	2,534.3561	0	5,972.3561	*	*
Ronald E. Holtman	1,300.0000	0	0	1,300.0000	*	*
J. Thomas Lang	1,295.5481	5,827.9781	0	7,123.5262	*	*
Dr. Daniel J. Miller	29,639.0260	12,273.0000	0	41,912.0260	1.73%	1.53%
Jeffery A. Robb, Sr.	4,086.3448	0	0	4,086.3448	*	*
Eddie L. Steiner	18,568.0000	1,210.2808	0	19,778.2808	*	*
John R. Waltman	15,385.0000	366.2379	0	15,751.2379	*	*
Rick L. Ginther	0	3,184.8937	1,000.0000	4,184.8937	*	*
Paul D. Greig	0	1,500.0000	12,904.0000	14,404.0000	*	*
Paula J. Meiler	6,137.2120	100.0000	12,904.0000	19,141.2120	*	*
Other Executive Officers (2 persons)	2,491.3590	792.4854	800.0000	4,083.8444	*	*

All Directors and Executive Officers as a Group (12 persons)	82,340.4899	27,789.2320	27,608.0000	137,737.7219	5.69%	5.02%

*	Indicates less than 1% of the total shares outstanding.

[1]	Each of the individuals listed may be contacted at 91 North Clay Street, Millersburg, Ohio 44654.

[2]	The amounts shown include the total number of CSB common shares beneficially owned by the individuals listed and includes CSB common shares that may be acquired upon the exercise of stock options exercisable within 60 days of June 25, 2008.

Information With Respect to CSB
Description of CSB’s business
General
     CSB Bancorp, Inc. (“CSB” or “the Company”), is a registered financial holding company under the Bank Holding Company Act of 1956, as amended, and was incorporated under the laws of the State of Ohio in 1991. The Commercial and Savings Bank of Millersburg, Ohio (“CSB Bank”), an Ohio banking corporation chartered in 1879, is a wholly owned subsidiary of the Company. CSB Bank is a member of the Federal Reserve System, and its deposits are insured up to the maximum provided by law by the Federal Deposit Insurance Corporation. The primary regulators of CSB Bank are the Federal Reserve Board and the Ohio Division of Financial Institutions.
     CSB Bank provides retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, installment loans, night depository facilities, brokerage and trust services. CSB Bank grants residential real estate, commercial real estate, consumer and commercial loans to customers located primarily in Holmes County and portions of surrounding counties in Ohio.
     Certain risks are involved in granting loans, primarily related to the borrowers’ ability and willingness to repay the debt. Before CSB Bank extends a new loan or renews an existing loan to a customer, these risks are assessed through a review of the borrower’s past and current credit history, collateral being used to secure the transaction, borrower’s character, and other factors. For all commercial loan relationships greater than $275,000, CSB Bank’s internal credit department performs an annual risk rating review. In addition to this review, an independent outside loan review firm is engaged to review all watch list and adversely classified credits, commercial loan relationships greater than $750,000, a sample of commercial loan relationships less than $750,000, loans within an industry concentration and a sample of consumer/mortgage loans. In addition, any loan identified as a problem credit by management and/or the external loan review consultants is assigned to CSB Bank’s “loan watch list,” and is subject to ongoing review by CSB Bank’s credit department and the assigned loan officer to ensure appropriate action is taken when deterioration has occurred.
     Commercial loan rates are variable as well as fixed, and include operating lines of credit and term loans made to small businesses primarily based on their ability to repay the loan from the cash flow of the business. Business assets such as equipment, accounts receivable, and inventory typically secure such loans. When the borrower is not an individual, CSB Bank generally obtains the personal guarantee of the business owner. As compared to consumer lending, which includes single-family residences, personal installment loans and automobile loans, commercial lending entails significant additional risks. These loans typically involve larger loan balances, are generally dependent on the cash flow of the business, and thus may be subject to a greater extent to adverse conditions in the general economy or in a specific industry. Management reviews the borrower’s cash flows when deciding whether to grant the credit, to evaluate whether estimated future cash flows will be adequate to service principal and interest of the new obligation in addition to existing obligations.
     Commercial real estate loans are primarily secured by borrower-occupied business real estate and are dependent on the ability of the related business to generate adequate cash flow to service the debt. Commercial real estate loans are generally originated with a loan-to-value ratio of 80% or less. Commercial construction loans are secured by commercial real estate and in most cases the bank also provides the permanent financing. Advances are monitored by CSB Bank and the maximum loan to value is typically limited to the lesser of 90% of cost or 80% of appraisal. Management performs much the same analysis when deciding whether to grant a commercial real estate loan as when deciding whether to grant a commercial loan.
     Residential real estate loans carry both fixed and variable rates and are secured by the borrower’s residence. Such loans are made based on the borrower’s ability to make repayment from employment and other income. Management assesses the borrower’s ability and willingness to repay the debt through review of credit history and ratings, verification of employment and other income, review of debt-to-income ratios and other measures of repayment ability. CSB Bank generally makes these loans in amounts of 85% or less of the value of collateral or up to 100% with PMI. An appraisal from a qualified real estate appraiser or an evaluation based on tax value is obtained for substantially all loans secured by real estate. Residential construction loans are secured by residential real estate that generally will be occupied by the borrower on completion. CSB Bank usually makes the permanent loan at the end of the construction phase. Construction loans also are made in amounts of 85% or less of the value of the collateral.
     Home equity lines of credit are made to individuals and are secured by second or first mortgages on the borrower’s residence. Loans are based on similar credit and appraisal criteria used for residential real estate loans; however, loans up to 100% of the value of the property may be approved for borrowers with excellent credit histories. These loans typically bear interest at variable rates and require certain minimum monthly payments.
     Installment loans to individuals include loans secured by automobiles and other consumer assets, including second mortgages on personal residences. Consumer loans for the purchase of new automobiles generally do not exceed 100% of the purchase price of the automobile. Loans for used automobiles generally do not exceed average wholesale or trade-in values as stipulated in a recent auto-industry used-car price guide. Credit card and overdraft protection loans are unsecured personal lines of credit to individuals of demonstrated good credit character with reasonably assured sources of income and satisfactory credit histories. Consumer loans generally involve more risk than residential mortgage loans because of the type and nature of collateral and, in certain types of consumer loans, absence of collateral. Since these loans are generally repaid from ordinary income of the individual or family unit, repayment may be adversely affected by job loss, divorce, ill health or by general decline in economic conditions. CSB Bank assesses the borrower’s ability and willingness to make repayment through a review of credit history, credit ratings, debt-to-income ratios and other measures of repayment ability.
     While the Company’s chief decision-makers monitor the revenue streams of the various Company products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company’s banking operations are considered by management to be aggregated in one reportable operating segment.
Employees
     At June 30, 2008, the Company and CSB Bank had a total of 134 employees, 125 of which were employed on a full-time basis. The Company has no separate employees not also employed by CSB Bank. No employees are covered by collective bargaining agreements. Management considers its employee relations to be good.
Competition
     CSB Bank operates in a highly competitive industry due, in part, to Ohio law permitting statewide branching by banks, savings and loan associations and credit unions. Ohio law also permits nationwide interstate banking on a reciprocal basis. In its primary market area of Holmes and surrounding counties, CSB Bank competes for new deposit dollars and loans with several other commercial banks, both large regional banks and smaller community banks, as well as savings and loan associations, credit unions, finance companies, insurance companies, brokerage firms and investment companies. The ability to generate earnings is impacted, in part, by competitive pricing on loans and deposits and by changes in the rates on various U.S. Treasury and State and political subdivision issues which comprise a significant portion of CSB Bank’s investment portfolio, and which rates are used as indices on several loan products. CSB Bank believes its presence in the Holmes County area provides CSB Bank with a competitive advantage due to its large asset base and ability to make loans and provide services to the local community.
     On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act of 1999 (“Gramm-Leach”) that permits bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. Gramm-Leach may significantly change the competitive environment in which the Company conducts business. See “Financial Modernization” for further discussion.
Supervision and Regulation
     CSB Bank is subject to supervision, regulation and periodic examination by the Federal Reserve Board and the State of Ohio Division of Financial Institutions. Because the Federal Deposit Insurance Corporation insures its deposits, CSB Bank is also subject to certain regulations of that federal agency. As a financial holding company, the Company is subject to supervision, regulation and periodic examination by the Federal Reserve Board. The earnings of the Company and CSB Bank are affected by state and federal laws and regulations, and by policies of various regulatory authorities. These policies include, for example, statutory maximum lending rates, requirements on maintenance of reserves against deposits, domestic monetary policies of the Board of Governors of the Federal Reserve System, United States fiscal policy, international currency regulations and monetary policies, certain restrictions on banks’ relationships with many phases of the securities business and capital adequacy and liquidity restraints.
Financial Modernization
     Pursuant to Gramm-Leach, a bank holding company may become a financial holding company if each of its subsidiary banks is well capitalized under regulatory prompt corrective action provisions, is well managed, and has at least a satisfactory rating under the Community Reinvestment Act (“CRA”) by filing a declaration that the bank holding company wishes to become a financial holding company. No prior regulatory approval will be required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve Board.
     Gramm-Leach defines “financial in nature” to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities; and activities that the Board has determined to be closely related to banking. Subsidiary banks of a financial holding company must continue to be well capitalized and well managed in order to continue to engage in activities that are financial in nature without regulatory actions or restrictions, which could include divestiture of the financial in nature subsidiary or subsidiaries. In addition, a financial holding company or a bank may not acquire a company that is engaged in activities that are financial in nature unless each of the subsidiary banks of the financial holding company or the bank has CRA rating of satisfactory or better.

Sarbanes-Oxley Act
     On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002, which contains important requirements for public companies in the area of financial disclosure and corporate governance. In accordance with section 302(a) of the Sarbanes-Oxley Act, written certifications by the Company’s Chief Executive Officer and Chief Financial Officer are required. These certifications attest that the Company’s quarterly and annual reports filed with the SEC do not contain any untrue statement of a material fact or omit to state a material fact. The Company has also implemented a program designed to comply with Section 404 of the Sarbanes-Oxley Act, which includes the identification of significant processes and accounts, documentation of the design of control effectiveness over process and entity level controls, and testing of the operating effectiveness of key controls. On June 20, 2008, the Securities and Exchange Commission announced it had approved a further extension for Section 404(b) compliance for non-accelerated filers, including the Company, relating to the attestation by the external accountants. As a result of this extension, Section 404(b) will be required to be implemented by the Company for the year ended December 31, 2009. Management’s assessment on internal controls over financial reporting is included with the audited consolidated financial statements of the Company included in this prospectus/proxy statement.
Properties
     The Company operates ten banking centers and two other properties as noted below:

	Banking	Other
Location	Center	Property	Address	Owned	Leased
Millersburg		X	6 West Jackson Street, Millersburg, Ohio 44654	X
Walnut Creek	X		4980 Old Pump Street, Walnut Creek, Ohio 44687	X
Winesburg	X		2225 U.S. 62, Winesburg, Ohio 44690	X
Sugarcreek	X		127 South Broadway, Sugarcreek, Ohio 44681	X
Charm	X		4440 C.R.70, Charm, Ohio 44617		X
Clinton Commons	X		2102 Glen Drive, Millersburg, Ohio 44654		X
Berlin	X		4587 S.R.39 Suite B, Berlin, Ohio 44610		X
South Clay	X		91 South Clay Street, Millersburg, Ohio 44654	X
Shreve	X		333 West South Street, Shreve, Ohio 44676	X
Orrville	X		461 Wadsworth Road, Orrville, Ohio 44667		X
Operations Center	X		91 North Clay Street, Millersburg, Ohio 44654	X
Wooster Trust		X	146 East Liberty Street, Wooster, Ohio 44691		X
     CSB Bank considers its physical properties to be in good operating condition and suitable for the purposes for which they are being used. All properties owned by CSB Bank are unencumbered by any mortgage or security interest and in management’s opinion, are adequately insured.
Legal proceedings
     There is no material pending litigation, other than routine litigation incidental to the business of the Company and CSB Bank, involving or naming the Company or CSB Bank as a defendant. Further, there are no material legal proceedings in which any director, executive officer, principal shareholder or affiliate of the Company is a party or has a material interest that is adverse to the Company or CSB Bank. None of the routine litigation in which the Company or CSB Bank is involved is expected to have a material adverse impact on the financial position or results of operations of the Company or CSB Bank.

Market price of and dividends on CSB common shares and related stockholder matters
     CSB common shares are not traded on an established market. CSB common shares are traded through broker/dealers and in private transactions, and quotations are reported on the OTC Bulletin Board under the symbol “CSBB.OB”. OTC Bulletin Board quotations reflect interdealer prices, without mark-up, mark-down or commission and may not represent actual transactions. The table below sets forth the range of high and low prices paid for transactions in CSB common shares as reported on the OTC Bulletin Board for the periods indicated. The table also sets forth the cash dividends declared by the Company to its shareholders during the same periods. No assurances can be given that dividends will be declared, or if declared, what the amount of any such dividends will be in future periods. Additional information concerning restrictions on the payment of dividends by the Company is included in Note 10 to the audited consolidated financial statements of the Company included in this prospectus/proxy statement.

			Per Share
			Dividends
Quarter Ended	High	Low	Declared

2008
March 31, 2008	$17.90	$15.75	$0.18
June 30, 2008	18.00	15.75	0.18

2007
March 31, 2007	$19.05	$17.50	$0.18
June 30, 2007	18.25	17.42	0.18
September 30, 2007	19.00	15.95	0.18
December 31, 2007	17.75	15.40	0.18

2006
March 31, 2006	$21.25	$20.50	$0.16
June 30, 2006	20.87	20.00	0.16
September 30, 2006	20.40	18.70	0.16
December 31, 2006	20.25	18.00	0.16
     As of June 30, 2008, the Company had approximately 1,148 registered shareholders and 2,422,050 common shares outstanding.

CSB management’s discussion and analysis of financial condition and results of operations as of March 31, 2008
     The following discussion focuses on the consolidated financial condition of the Company and its subsidiaries at March 31, 2008 as compared to December 31, 2007, and the consolidated results of operations for the quarterly period ending March 31, 2008 compared to the same period in 2007. The purpose of this discussion is to provide the reader with a more thorough understanding of the consolidated financial statements. This discussion should be read in conjunction with the interim consolidated financial statements and related footnotes.
Financial Condition
     Total assets were $344.8 million at March 31, 2008, compared to $350.3 million at December 31, 2007, representing a decrease of $5.5 million or 1.6%. Cash and cash equivalents increased $12.6 million, or 103.3%, during the three-month period ending March 31, 2008, due to a $14.3 million increase in Federal funds sold and a $1.7 million decrease in cash and due from banks. Securities decreased $8.1 million or 10.9% during the first three months of 2008 primarily due to calls within the US Agency portfolio and principal repayments within the mortgage-backed securities portfolio. Net loans decreased $9.8 million, or 3.8%, while deposits decreased $12.4 million, or 4.8%, during the three-month period. Short-term borrowings of Federal funds purchased, securities sold under repurchase agreement and Federal Home Loan Bank borrowings decreased $2.7 million, while other borrowings increased $7.9 million during the period as a $10 million investment leverage strategy was executed during the first quarter 2008.
     Net loans decreased $9.8 million, or 3.8%, during the three-month period ended March 31, 2008. The credit card portfolio with outstanding balances of $2.2 million was sold during the quarter. The company recognized a net gain on the sale of $261,000. These cards represented less than 1% of loans outstanding. Additional loan balance decreases occurred due to a payoff of several rate sensitive commercial loans as very low fixed rate commercial loan rates were being offered within the Company’s market area. Consumer home equity lines recognized a $1.0 million or 4.9% balance increase for the quarter over December 31, 2007. The allowance for loan losses amounted to $2,691,000, or 1.09% of total loans at March 31, 2008 compared to $2,586,000 or 1.01% of total loans at December 31, 2007.
     The increase in the allowance for loan losses as a percentage of total loans is attributed to the additional provision of $107,000 during the quarter, minimal net charge-offs of $2,100 for the quarter and the decline of outstanding loan balances. The Company continues to reflect improved credit quality with the reduction of non-performing loans and other real estate owned at March 31, 2008 in comparison to December 31, 2007 and March 31, 2007.

	March 31, 2008		December 31, 2007		March 31, 2007
Non-performing loans	431,000		571,000		1,536,000
Other real estate	—		101,700		49,100
Allowance for loan losses	2,690,800		2,585,900		2,654,700
Total loans	246,983,900		256,659,100		235,576,900
Allowance: loans	1.09%		1.01%		1.13%
Allowance: non-performing loans	6.2	x	4.5	x	1.7	x
     The ratio of gross loans to deposits was 100.0% at March 31, 2008, compared to 98.93% at December 31, 2007. The increase in this ratio is primarily the result of deposit shrinkage experienced during the three months ended March 31, 2008.

     The Company had net unrealized gains of $270,000 within its securities portfolio at March 31, 2008, compared to net unrealized losses of $362,000 at December 31, 2007. Management has considered industry analyst reports, sector credit reports and the volatility within the bond market in concluding that the gross unrealized losses of $249,000 within the portfolio as of March 31, 2008, were primarily the result of customary and expected fluctuations in the bond market. As a result, all security impairments as of March 31, 2008, are considered temporary.
     Management continues to evaluate the three (3) private label CMO’s held within the investment portfolio for any deterioration of investment quality. As of March 31, 2008, within this investment sector, the Company has $4.5 million current value investments, original face of $6.5 million, with gross unrealized losses of $62 thousand. All bonds are rated AAA on March 31, 2008, collateralized primarily by 1-4 family mortgage loans and borrowers in a wide geographical dispersion. All credit scores and loan to value ratios exceed sub prime status.
     Short-term borrowings decreased $2.7 million from December 31, 2007 and other borrowings increased $7.9 million as the Company borrowed a $10 million in medium-term advances (1-4 years) from the Federal Home Loan Bank (“FHLB”) to fund $10 million in an investment leverage strategy.
     Deposits decreased $12.4 million, or 4.8% from December 31, 2007 with noninterest bearing deposits declining $7.4 million and interest-bearing deposit accounts decreasing $5.0 million. By deposit type, increases were recognized only in money market savings accounts and term deposits greater than $100 thousand. CSB Bank is subject to a first quarter seasonality decrease within its deposit accounts due to its commercial customer base reliance on logging, sawmills, and lumber as well as the tourism and lodging business. On a daily average, deposit balances decreased $4.7 million or 1.8% during the first quarter 2008 to $251.0 million declining from a daily average of $255.7 million for the fourth quarter 2007.
     Total shareholders’ equity amounted to $37.1 million, or 10.8%, of total assets, at March 31, 2008, compared to $36.3 million, or 10.4% of total assets, at December 31, 2007. The increase in shareholders’ equity during the three months ended March 31, 2008 was due net income of $1,002,000 and an increase in unrealized gains on available-for-sale securities. These gains were partially offset by purchases of $113,000 of treasury shares and dividends declared of $439,000. The Company and its subsidiary bank met all regulatory capital requirements at March 31, 2008.
Results of Operations
Three months ended March 31, 2008 and 2007
     For the quarter ended March 31, 2008, the Company recorded net income of $1,002,000, or $0.41 per share, as compared to net income of $815,000, or $0.33 per share for the quarter ended March 31, 2007. The $187,000 increase in net income for the quarter was principally due to a $261,000 gain on the sale of the credit card portfolio, $124,000 increase in net interest income and an $48,000 increase in noninterest income. These gains were offset by a $29,000 increase in the provision for loan losses, a $109,000 increase in the federal income tax provision and a $109,000 increase in noninterest expenses.
     Interest income for the quarter ended March 31, 2008, was $5,283,000, representing a $137,000 increase, or 2.7%, compared to the same period in 2007. This increase was primarily due to an increase in loan volume and both investment volume and interest rate. Interest expense for the quarter ended March 31, 2008 was $1,904,000, an increase of $13,000, or 0.7%, from the same period in 2007. The increase in interest expense occurred due to an increase in borrowing volume to support asset funding for the quarter ended March 31, 2008. During first quarter 2008, maturing time deposits renewed at interest rates that were lower.
     The provision for loan losses for the quarter ended March 31, 2008, was $107,000, compared to a $78,000 provision for the same quarter in 2007. The provision for loan losses is determined based on management’s calculation of the adequacy of the allowance for loan losses, which includes provisions for classified loans as well as for the remainder of the portfolio based on historical data including past charge-offs and current economic trends.
     Noninterest income for the quarter ended March 31, 2008, was $955,000, an increase of $309,000, or 47.9%, compared to the same quarter in 2007. This increase was primarily due to gain on the sale of the credit card portfolio of $261,000 while other increases in other core fees and services were recognized in service charges on deposit accounts of $12,000, Trust and brokerage fees of $19,000 and a $17,000 increase in debit card interchange income.
     Noninterest expenses for the quarter ended March 31, 2008, increased $109,000, or 4.1%, compared to the first quarter of 2007. An increase in occupancy and equipment expense results from a full quarter’s recognition of expenses in 2008 as compared to 2007 from the opening of a branch office in the Orrville, Ohio market in March 2007. Salaries and employee benefits increased $130,000, or 9.2%, primarily the result of increased salary levels due to merit increases, increased medical and retirement benefits and increased bonus accruals based on projections of incentive goals. Other expenses declined with reductions in postage, paper and printing, and telephone expense.
     Federal income tax expense increased $109,000, or 28.0% for the quarter ended March 31, 2008 as compared to the first quarter of 2007. The provision for income taxes was $498,000 (effective rate of 33.2%) for the three months ended March 31, 2008, compared to $389,000 (effective rate of 32.3%) for the three months ended March 31, 2007. The increase in the effective tax rate resulted from a decrease in tax-exempt interest income and increased income generated by the company.
Capital Resources
     The Federal Reserve Board has established risk-based capital guidelines that must be observed by financial holding companies and banks. Failure to meet specified minimum capital requirements could result in regulatory actions by the Federal Reserve Board or Ohio Division of Financial Institutions that could have a material effect on the Company’s financial condition or results of operations. Management believes there were no material changes to Capital Resources as previously presented herein for the year ended December 31, 2007, and as of March 31, 2008 the holding company and its bank meet all capital adequacy requirements to which they are subject.
Liquidity
     Liquidity refers to the Company’s ability to generate sufficient cash to fund current loan demand, meet deposit withdrawals, pay operating expenses and meet other obligations. The Company’s primary sources of liquidity are cash and cash equivalents, which totaled $24.8 million at March 31, 2008, an increase of $12.6 million from $12.2 million at December 31, 2007. Net income, securities available-for-sale, and loan repayments also serve as sources of liquidity. Cash and cash equivalents and estimated principal cash flow and maturities on investments maturing within one year represent 15.7% of total assets as of March 31, 2008 compared to 4.5% of total assets at year-end 2007. Other sources of liquidity include, but are not limited to, purchase of federal funds, advances from the FHLB, adjustments of interest rates to attract deposits, and borrowing at the Federal Reserve discount window. Management believes that its sources of liquidity are adequate to meet cash flow obligations for the foreseeable future.

Qualitative and Quantitative Disclosures About Market Risk
     There have been no material changes in the quantitative and qualitative disclosures about market risks as of March 31, 2008, from the disclosures included herein for the fiscal year ended December 31, 2007. Management performs a quarterly analysis of the Company’s interest rate risk. All positions are currently within the Company’s board-approved policy.
     The following table presents an analysis of the estimated sensitivity of the Company’s annual net interest income to sudden and sustained 100 basis point changes in market interest rates at March 31, 2008 and December 31, 2007:

March 31, 2008
Changes in
Interest Rates	Net Interest	Dollar	Percentage
(basis points)	Income	Change	Change
(Dollars in Thousands)
+200	$14,667	$884	6.4%
+100	14,212	429	3.1
0	13,783	0	0.0
-100	13,449	(334)	(2.4)
-200	13,027	(756)	(5.5)

December 31, 2007
Changes in
Interest Rates	Net Interest	Dollar	Percentage
(basis points)	Income	Change	Change
(Dollars in Thousands)
+200	$14,682	$506	3.6%
+100	14,457	281	2.0
0	14,176	0	0.0
-100	13,988	(188)	(1.3)
-200	13,646	(530)	(3.7)

CSB management’s discussion and analysis of financial condition and results of operations as of December 31, 2007
     The following discussion is presented to aid in understanding the consolidated financial condition and results of operations of CSB at December 31, 2007 and 2006, and for the three years ended December 31, 2007, and should be read in conjunction with the audited financial statements of CSB included elsewhere in this prospectus/proxy statement.
Results of Operations
Net Income
     Net income for 2007 was $3,514,000 an increase of $404,000 or 13.0% from 2006. Basic and diluted net income per share was $1.42 and $1.23 for the years ended December 31, 2007 and 2006, respectively. Return on average assets was 1.07% in 2007 compared to 0.97% in 2006, and return on average shareholders’ equity was 9.82% in 2007 compared to 8.95% in 2006.
     Net income for 2006 was $3,110,000 or $1.23 per basic and diluted share as compared to $2,873,000 or $1.09 per basic and diluted share for 2005. This equated to a return on average assets of 0.97% in 2006 and 0.91% in 2005, while the return on average shareholders’ equity for the same periods was 8.95% and 7.92%, respectively.
Net Interest Income
     Net interest income is the largest component of the Company’s net income and consists of the difference between income generated on interest-earning assets and interest expense incurred on interest-bearing liabilities. Volumes, interest rates and composition of interest-earning assets and interest-bearing liabilities affect net interest income.
     Interest income for the year of 2007 was $21.2 million, an increase of $1.2 million or 5.9% from $20.0 million reflected for the year ended December 31, 2006. Interest and fees on loans increased $1.4 million, or 8.3%, to $18.0 million from $16.6 million in 2006. The increase is mainly attributable to an increase in average loan volume of $16.5 million in 2007 as well as an increase of seven basis points average yield over 2006. Interest income on securities decreased $210,000 as the average balance in investments was decreased by $8.0 million in 2007 to provide funding for loan growth within the Company’s market area. Other interest income rose $14,000 to $27,000 as both the volume and rate of overnight federal funds increased in 2007.
     Interest income for 2006 was $20.0 million, increasing $2.7 million from $17.4 million in 2005. Interest and fees on loans was $16.6 million, an increase of $2.3 million, or 16.0%, from 2005. This increase was mainly attributable to an increased yield on loans of 88 basis points. Interest income on securities increased $521,000, a result of increased volume of average taxable investments, as well as an increase in yield of 53 basis points on the total portfolio from 2005 to 2006. Mortgage-backed securities were added to the portfolio to provide current cash flow as well as the ability to use the securities to secure public fund deposits and collateralize the increase in outstanding balances of customer repurchase agreements as customers expand their usage of cash management services offered by the Company. Other interest income declined $133,000, the result of the decreased average balances of federal funds sold as growth in both loans and taxable securities were funded during 2006.
     Interest expense for 2007 was $7.9 million, an increase of $1.0 million or 14.9%, from 2006. The Company’s interest expense on deposits increased $934,000 or 17.2%, due primarily to a 40 basis point increase in the average rate paid on interest-bearing deposits.

     Interest expense for 2006 was $6.9 million, an increase of $2.1 million or 42.9%, from 2005. The Company’s interest expense on deposits increased $1.3 million in 2006, due primarily to a 65 basis point increase in the average rate paid on deposits, as short-term interest rates rose in 2006 partially offset by an average volume decrease of $2.5 million on interest-bearing deposits in 2006. Interest expense on total borrowings rose $775,000 in 2006, primarily due to a $6.5 million average balance increase in customer repurchase agreements to $19.8 million in 2006 from $13.3 million in 2005, while average rates paid increased to 3.14% in 2006 from 0.81% in 2005.
     Net interest income for 2007 increased by $158,000 to $13.3 million. The $8.8 million increase in average interest-earning assets was offset somewhat by a 7 basis point decrease in the net interest margin as rates increased faster on interest-bearing liabilities than interest-bearing assets.
     Net interest income for 2006 increased by $622,000 to $13.2 million. The $4.3 million increase in average interest-earning assets was enhanced by a 15 basis point increase in the net interest margin as rates increased faster on interest-earning assets than interest-bearing liabilities.
     The following tables provide detailed analysis of changes in average balances, yields, and net interest income identifying that portion of the changes due to change in average volume versus that portion due to change in average rates:
AVERAGE BALANCES, RATES AND YIELDS
(Dollars in thousands)

	2007			2006			2005
	Average			Average			Average
	Balance[1]	Interest	Rate[2]	Balance[1]	Interest	Rate[2]	Balance[1]	Interest	Rate[2]
Interest-earning assets

Federal funds sold	$458	$25	5.44%	$250	$11	4.28%	$3,848	$145	3.77%

Interest-earning deposits	62	2	2.58	18	1	9.44	36	1	1.39
Securities:
Taxable	61,673	2,928	4.75	66,951	3,006	4.49	57,930	2,243	3.87
Tax exempt	5,293	251	4.75	8,043	383	4.76	13,936	625	4.49
Loans[3]	241,979	18,025	7.45	225,445	16,644	7.38	220,655	14,344	6.50

Total interest-earning assets	309,465	21,231	6.86%	300,707	20,045	6.67%	296,405	17,358	5.86%
Noninterest-earning assets

Cash and due from banks	10,980			11,027			11,821

	2007			2006			2005
	Average			Average			Average
	Balance[1]	Interest	Rate[2]	Balance[1]	Interest	Rate[2]	Balance[1]	Interest	Rate[2]
Bank premises and equipment, net	7,719			7,864			8,323
Other assets	2,181			2,644			2,531
Allowance for loan losses	(2,574)			(2,493)			(2,468)

Total assets	$327,771			$319,749			$316,612

Interest-bearing liabilities
Demand deposits	$45,606	257	0.56%	$46,096	232	0.50%	$49,021	192	0.39%
Savings deposits	41,123	511	1.24	41,528	411	0.99	44,759	357	0.80
Time deposits	124,752	5,585	4.48	120,981	4,775	3.95	117,373	3,579	3.05
Borrowed funds	37,278	1,552	4.16	35,824	1,459	4.07	30,083	684	2.27

Total interest-bearing liabilities	248,759	7,905	3.18%	244,429	6,877	2.81%	241,236	4,812	1.99%

Noninterest-bearing liabilities and shareholders’ equity
Demand deposits	41,740			38,938			37,855
Other liabilities	1,500			1,616			1,231
Shareholders’ equity	35,772			34,766			36,290

Total liabilities and equity	$327,771			$319,749			$316,612

Net interest income		$13,326			$13,168			$12,546
Net interest margin			4.31%			4.38%			4.23%

Net interest spread			3.68%			3.86%			3.87%

(1)	Average balances have been computed on an average daily basis.

(2)	Average rates have been computed based on the amortized cost of the corresponding asset or liability.

(3)	Average loan balances include nonaccrual loans.

RATE/VOLUME ANALYSIS OF CHANGES IN INCOME AND EXPENSE1
(Dollars in thousands)

	2007 v. 2006			2006 v. 2005
	Change in			Change in
	Income/	Volume	Rate	Income/	Volume	Rate
	Expense	Effect	Effect	Expense	Effect	Effect

Interest Income
Federal funds sold	$14	$11	$3	$(134)	$(154)	$20
Interest-earning deposits	1	2	(1)	1	(2)	3
Securities:
Taxable	(78)	(251)	173	763	405	358
Tax exempt	(132)	(131)	(1)	(243)	(281)	38
Loans	1,381	1,231	150	2,300	354	1,946

Total interest income	1,186	862	324	2,687	322	2,365

Interest Expense
Demand deposits	25	(3)	28	39	(15)	54
Savings deposits	100	(5)	105	54	(32)	86
Time deposits	810	169	641	1,196	142	1,054
Other borrowed funds	93	61	32	776	234	542

Total interest expense	1,028	222	806	2,065	329	1,736

Net interest income	$158	$640	$(482)	$622	$(7)	$629

(1)	Changes attributable to both volume and rate, which cannot be segregated, have been allocated based on the absolute value of the change due to volume and the change due to rate.
     The following table reconciles net interest income as shown in the financial statements to taxable equivalent net interest income:

(Dollars in thousands)	2007	2006	2005

Net interest income	$13,326	$13,167	$12,546
Taxable equivalent adjustment (1)	144	210	333
Net interest income-fully taxable equivalent	13,470	13,377	$12,879
Net interest yield	4.31%	4.38%	4.23%
Taxable equivalent adjustment (1)	.04	.07	.11
Net interest yield-taxable equivalent	4.35%	4.45%	4.35%

(1)	Taxable equivalent adjustments have been computed assuming a 34% tax rate.

Provision For Loan Losses
     During 2007, the Company reported a provision for loan losses of $472,000, compared to a provision for loan losses of $302,000 in 2006 and a provision for loan losses of $283,000 for 2005. The provision in 2007 represents Management’s calculation on an increasing loan portfolio. See “Financial Condition – Allowance for Loan Losses” for additional discussion and information relative to the provision for loan losses.
Noninterest Income

	Year Ended December 31
	(in thousands of dollars)
	Change from 2006			Change from 2005
	2007	Amount	%	2006	Amount	%	2005

Service charges on deposit accounts	$1,231	$(48)	(3.8)%	$1,279	$242	23.3%	$1,037
Trust services	731	191	35.4	540	56	11.6	484
Debit card interchange fees	276	65	30.8	211	50	31.1	161
Credit card fee income	262	(29)	(10.0)	291	13	4.7	278
Insurance recovery	187	187	N.M.	—	—	—	—
Securities gain (loss)	17	74	N.M.	(57)	(304)	N.M.	247
Gain on sale of loans	18	6	50.0	12	(12)	(50.0)	24
Gain (loss) sale of other real estate	(1)	25	N.M.	(26)	(36)	N.M.	10
Other	314	(28)	(8.2)	342	2	0.6	340

Total noninterest income	$3,035	443	17.1%	$2,592	11	0.4%	$2,581

N.M., not a meaningful value
     Total noninterest income increased $443,000 or 17.1% to $3.0 million in 2007 from $2.6 million in 2006. Fees from Trust services and brokerage rose $191,000, a result of both Trust assets under management and account fees increasing in 2007. Debit card interchange fees rose $65,000 in 2007 over 2006, a result of a mid-year conversion in 2007 to a different third party service provider that provides increased interchange fees. The $187,000 insurance recovery represents the net insurance proceeds received in the repayment of the 2006 expense involving a cash irregularity. Securities gains were recognized in 2007 on the early call and redemption features of bonds called at a premium.
     Decreases in noninterest income recognized in 2007 as compared to 2006 were recorded in total service charges on deposits as customers used the overdraft privilege program less during the first half of 2007. Decreases were also recognized in all other credit card fee income of $29,000, and decreases of $35,000 occurred as the Company recognized lower early redemption interest penalties on time deposits during a year that began with interest rates remaining steady then declining during the last five (5) months of 2007.
     Total noninterest income increased $11,000 or 0.4% to $2.6 million in 2006 from 2005. The increase was primarily from the increases in service charges on deposit accounts of $242,000 or 23.3% due to full year implementation and customer usage of the overdraft privilege program. Additional fee increases were recognized in Trust services revenue with a $56,000 increase due to additional accounts and increased Trust Assets under management. A minor restructuring of the Securities portfolio produced realized losses of $57,000, as $4 million in low yielding US Agency issues were sold and $4 million in higher coupon US Agency mortgage-backed securities were purchased to provide improved interest revenue in 2007 and position longer-term fixed rate assets in front of anticipated reductions in the managed interest rates during 2007 by the Federal Reserve Board.

Noninterest Expenses

	Year Ended December 31
	(in thousands of dollars)
	Change from 2006			Change from 2005
	2007	Amount	%	2006	Amount	%	2005

Salaries and employee benefits	$5,854	$(32)	0.5%	$5,886	$215	3.8%	$5,671
Occupancy expense	733	47	6.9	686	9	1.3	677
Equipment expense	504	6	1.2	498	(26)	(5.0)	524
Professional and directors’ fees	580	(79)	(12.0)	659	(18)	(2.7)	677
Franchise tax expense	417	(13)	3.0	430	2	0.5	428
Marketing and public relations	373	39	11.7	334	32	10.6	302
Telecommunications	225	4	1.8	221	(54)	(19.6)	275
Cash irregularity	—	(237)	N.M.	237	237	N.M.	—
Other	2,015	51	2.6	1,964	(285)	(12.7)	2,249

Total noninterest expenses	$10,701	$(214)	(2.0)%	$10,915	$112	1.0%	$10,803

N.M., not a meaningful value
     Total noninterest expenses decreased $214,000 or 2.0% during 2007. Salaries and employee benefits expense decreased $32,000 or 0.5%, a result of a reduction of incentive and medical expenses that were partially offset by the addition of employees to staff the Orrville office. Occupancy and equipment expenses rose $53,000 in 2007 from 2006. The increase was primarily the result of opening the branch facility in the Orrville, Ohio area. Professional and directors’ fees decreased $79,000 from 2006 to 2007. Within this category, decreases were recognized in legal and collection fees of $13,000, directors’ fees of $13,000, and audit and tax fees of $18,000. Additional decreases within professional fees were recognized as other outside service fees decreased $24,000, reflecting the lower amounts paid to the vendor for Overdraft Privilege services. Other expenses increased $51,000 from 2006. This increase was associated with a $39,000 increase resulting from an ATM and debit card conversion expense as the Company changed debit card vendors during the last half of 2007.
     Total noninterest expenses increased $112,000 or 1.0% during 2006 as compared to 2005. Salaries and employee benefits expense increased $215,000 or 3.8% as a result of merit and incentive increases. Occupancy and equipment expenses declined $17,000 in 2006 from 2005. The decrease was primarily the result of reduced depreciation expense as fewer assets were purchased in 2006 and those assets purchased in previous years became fully depreciated during 2006. Professional and directors’ fees decreased $18,000 from 2005 to 2006. Within this category, decreases were recognized in legal and collection fees of $88,000, directors’ fees of $22,000, and audit and tax fees of $5,000. These decreases were partially offset by increases in other outside service fees for payment on the Overdraft Privilege services of $48,000, $16,000 for shareholder transfer agent services, and $22,000 professional fees for management and board compensation issues. Other expenses declined $285,000 in 2006 as compared to 2005, which included decreases of $37,000 for FDIC assessment, $63,000 decrease for employee education and relations, and a $35,000 decrease for stationery, paper and printing. These gains were partially offset by a $237,000 irregularity of cash assets discovered, recognized and reported in the second quarter of 2006.
Income Taxes
     The provision for income taxes amounted to $1,674,000 in 2007 (effective rate of 32.3%) as compared to $1,433,000 in 2006 (effective rate of 31.5%), and $1,168,000 (effective rate of 28.9%) in 2005. The increase in the provision in 2007 and 2006 reflects increasing taxable revenues. The increase in the provision in 2005 is attributable to an overall increase in taxable revenues and the taxable income recognized from the gain on the sale of tax-free bonds.

Financial Condition
     Total assets of the Company were $350.3 million at December 31, 2007, compared to $327.2 million at December 31, 2006, representing an increase of $23 million or 7.0%. Net loans increased $24.2 million or 10.6% and the increase was funded by $23.5 million increase recorded in other borrowings from the Federal Home Loan Bank.
Securities
     Total securities increased $4.3 million or 6.1% from $70.2 million at year-end 2006 to $74.5 million at year-end 2007. During the first eleven months of 2007, the cash flow from security maturities and principal repayments on mortgage-backed securities was used to fund increasing loan demand. During December 2007, the Company implemented a leverage strategy by purchasing $15 million in Agency mortgage-backed pass through securities funded by various mid-term FHLB advances. The goal of the strategy is to provide a minimum 1% return on assets after tax for a period of five years. The securities portfolio at year-end 2007 consisted of U.S. Treasury, U.S. government corporations and agencies, and obligations of state and political subdivisions and mortgage-backed securities. Restricted securities consist primarily of FHLB stock. Total mortgage-backed securities increased $14.3 million from year-end 2006 to $42.4 million at year-end 2007. The increase in mortgage-backed securities occurred primarily during December 2007 as detailed above. U.S. Agency debt issues decreased $7.4 million from year-end 2006 as issues were called or matured in 2007.
     There are three (3) private label CMOs held within the investment portfolio. Within this investment sector, the Company has $4.6 million current value investments, original face of $6.5 million, with gross unrealized losses of $32,000 at December 31, 2007, compared to $5.2 million current value and gross unrealized losses of $47,000 at December 2006. All bonds are rated AAA on December 31, 2007, collateralized primarily by fixed-rate 1-4 family mortgage loans with borrowers in a wide geographical dispersion. All credit scores and loan to value ratios exceed subprime status.
     Since one of the primary functions of the securities portfolio is to provide a source of liquidity, it is structured such that maturities and cash flows satisfy the Company’s liquidity needs and asset/liability management requirements.
Loans
     Gross loans amounted to $256.7 million at year-end 2007, compared to $232.4 million at year-end 2006, representing an increase of $24.2 million or 10.4%. The loan portfolio at December 31, 2007 was composed of approximately 56% commercial and commercial real estate loans, an increase from the 55% composition at December 31, 2006. The Company recorded a decrease in commercial loans of $9.5 million or 17.1% and an increase in commercial real estate loans of $25.3 million or 34.8%. Consumer installment and credit card balances decreased $1.6 million or 15.7%, while construction credit increased $4.0 million or 51.9% from year-end 2006.
     Agriculture production loans totaled approximately $3.4 million at year-end 2007, and are included in the commercial and commercial real estate categories. Credit card loans, which are primarily unsecured, totaled $2.4 million, or 1.0% of loans at year-end 2007.
     The Company’s market reflected increased demand for both commercial real estate and residential real estate loans in 2007 and 2006. There was continued consumer demand for home equity loans in 2007. Management believes the Company’s local service areas will experience continued economic strength and a continued need for these types of lending products in 2007.

     Most of CSB Bank’s lending activity is with customers primarily located within Holmes County, Wayne County, and the western portion of Tuscarawas County. Credit concentrations, as determined using Standard Industrial Classification (SIC) codes, to the three largest industries compared to total loans at December 31, 2007 included $15,679,000 or 6.1% of total loans to owners of non-residential real estate; $12,314,000 or 4.8% of total loans to logging, sawmills and rough cut lumber industries; $11,326,000 or 4.4% of total loans to borrowers in the hotel, motel and lodging business. These loans are generally secured by real property and equipment and repayment is expected from operational cash flow. Credit losses arising from CSB Bank’s lending experience in all three industries compare favorably with CSB Bank’s loss experience on its loan portfolio as a whole. Credit evaluation is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of the collateral received.
Allowance for Loan Losses
     The allowance for loan losses is maintained at a level considered adequate to cover loan losses that are currently anticipated based on past loss experience, general economic conditions, changes in mix and size of the loan portfolio, information about specific borrower situations, and other factors and estimates which are subject to change over time. Management periodically reviews selected large loans, delinquent and other problem loans, and selected other loans. Collectibility of these loans is evaluated by considering current financial position and performance of the borrower, estimated market value of the collateral, the Company’s collateral position in relationship to other creditors, guarantees and other potential sources of repayment. Management forms judgments, which are subjective, as to the probability of loss and the amount of loss on these loans as well as other loans taken together. CSB Bank’s Allowance for Loan and Lease Losses Policy includes, among other items, provisions for classified loans and a provision for the remainder of the portfolio based on historical data, including past charge-offs.
     The allowance for loan losses totaled $2.6 million or 1.01% of total loans at year-end 2007 as compared to $2.6 million or 1.12% of total loans at year-end 2006. Net charge-offs for 2007 totaled $493,000 as compared to $140,000 and $412,000 in 2006 and 2005, respectively. Net charge-offs of $437,000, $25,000, $7,000, $8,000 and $16,000 occurred in commercial loans, mortgage loans, consumer loans, credit cards, and overdrafts, respectively, during 2007.
     CSB Bank maintains an internal watch list, on which it places loans where management’s analysis of the borrower’s operating results and financial condition indicates that the borrower’s cash flows are inadequate to meet its debt service requirements, and loans where there exists an increased risk that such a shortfall may occur.
     Nonperforming loans, which consist of loans past due 90 days or more and nonaccrual loans aggregated $571,000, or 0.2% of loans at year-end 2007 as compared to $1.5 million, or 0.6% of loans at year-end 2006. Impaired loans were $198,000 at year-end 2007 as compared to $988,000 at year-end 2006 and $565,000 at year-end 2005. The decrease in 2007, results from the addition of $169,000 (3 credits) while $959,000 in loans classified as impaired at December 2006 were removed either through payment or charge-off. Management has assigned loss allocations to absorb the estimated losses on these impaired loans, and these allocations are included in the total allowance for loan losses balance.
Other Assets
     Net premises and equipment decreased $117,000 to $7.3 million at year-end 2007. The decrease in 2007 was due to depreciation exceeding the volume of leasehold improvements and equipment purchased. Other real estate owned at December 31, 2007 was $102,000; there was no other real estate owned at December 31, 2006. At December 31, 2007 the Company recognized a net deferred tax liability of $54,000 compared to a net deferred tax asset of $10,500 at December 2006. The change in the Company’s net deferred tax position resulted primarily from the decrease in unrealized losses on securities available for sale.

Deposits
     The Company’s deposits are obtained primarily from individuals and businesses located in its market area. For deposits, the Company must compete with products offered by other financial institutions as well as other investment options such as mutual funds. Total deposits decreased $792,000 to $259.4 million at year-end 2007 as compared to $260.2 million at year-end 2006. Noninterest-bearing deposits increased $1.6 million or 3.6% to $46.0 million as compared to $44.5 million at year-end 2006. Interest-bearing deposits decreased $2.4 million or 1.1% to $213.3 million at year-end 2007 as compared to year-end 2006. Interest-bearing demand deposits decreased to $48.9 million at year-end 2007 as compared to $50.6 million at year-end 2006 while money market savings accounts increased by $4.3 million and traditional saving deposits declined $2.6 million from year-end 2006. Time deposits in excess of $100,000 increased $2.0 million while other certificates of deposit decreased $4.3 million during a time period when the Company adopted relationship pricing that pays a higher rate of interest on time deposits only if the customer has additional checking or savings account relationships.
Other Funding Sources
     The Company obtains additional funds through securities sold under repurchase agreements and advances from the FHLB and overnight borrowings from the FHLB or other financial institutions. These borrowings totaled $53.3 million at year-end 2007 as compared to $30.5 million at year-end 2006. The increase in borrowings was a result of initiating a $15 million investment leverage strategy during December 2007 discussed above.
Capital Resources
     Total shareholders’ equity increased to $36.3 million at December 31, 2007 as compared to $35.1 million at December 31, 2006. This increase was primarily due to $3.5 million net income in 2007, which was partially offset by the payment of cash dividends of $1.8 million and the repurchase of 51,597 shares of treasury stock for $904,000. The Company’s Board of Directors announced a Stock Repurchase Program on July 7, 2005 that would allow the repurchase of up to 10% of the Company’s common shares outstanding. Repurchased shares are to be held as treasury stock and would be available for general corporate purposes. At December 31, 2007 approximately 67,000 shares could still be repurchased under the current authorized program.
     Banking regulations have established minimum capital ratios for banks and bank holding companies. Therefore, the Company and CSB Bank must meet a risk-based capital requirement, which defines two tiers of capital and compares each to the Company’s “risk-weighted assets.” The Company’s assets and certain off-balance-sheet items, such as loan commitments, are each assigned a risk factor such that assets with potentially higher credit risk will require more capital support than assets with lower risk. These regulations require the Company to have a minimum total risk-based capital ratio of 8%, at least half of which must be Tier 1 capital. The Company’s Tier 1 capital is its shareholders’ equity before any unrealized gain or loss on securities available for sale, while total risk-based capital includes Tier 1 capital and a limited amount of the allowance for loan losses. In addition, a bank or bank holding company’s leverage ratio (which for the Company equals its shareholders’ equity before any unrealized gain or loss on securities available for sale divided by average assets) must be maintained at a minimum of 4%. The Company’s and Bank’s actual and required capital amounts are disclosed in Note 10 to the audited consolidated financial statements of the Company included elsewhere in this prospectus/proxy statement.
     Dividends paid by CSB Bank are the primary source of funds available to the Company for payment of dividends to shareholders and for other working capital needs. The payment of dividends by CSB Bank to the Company is subject to restrictions by regulatory authorities, which generally limit dividends to current year net income and prior two years net retained earnings, as defined by regulation.

In addition, dividend payments generally cannot reduce regulatory capital levels below the minimum regulatory guidelines discussed above.
Liquidity
     Liquidity refers to the Company’s ability to generate sufficient cash to fund current loan demand, meet deposit withdrawals, pay operating expenses and meet other obligations. The Company’s primary sources of liquidity are cash and cash equivalents, which totaled $12.2 million at December 31, 2007 a decrease of $5.5 million from $17.7 million at December 31, 2006. Net income, securities available for sale, and loan repayments also serve as sources of liquidity. Cash and cash equivalents and securities maturing within one year represent 4.5% of total assets at year-end 2007, as compared to 6.3% of total assets at year-end 2006. Other sources of liquidity include, but are not limited to, purchase of federal funds, advances from the FHLB, adjustments of interest rates to attract deposits, and borrowing at the Federal Reserve discount window. Management believes that its sources of liquidity are adequate to meet both the short-term and long-term needs of the Company.
     As summarized in the consolidated statements of cash flows, the most significant investing activities for the Company in 2007 included net loan originations of $25.0 million, the maturities and calls of securities totaling $15.6 million offset by $19.4 million in securities purchases, and the Company’s financing activities included a $24.0 million increase in FHLB advances.
Quantitative and Qualitative Disclosures About Market Risk
     The most significant market risk to which the Company is exposed is interest rate risk. The business of the Company and the composition of its balance sheet consists of investments in interest-earning assets (primarily loans and securities), which are funded by interest-bearing liabilities (deposits and borrowings). These financial instruments have varying levels of sensitivity to changes in the market rates of interest, resulting in market risk. None of the Company’s financial instruments are held for trading purposes.
     The Board of Directors establishes broad policies and operating limits with respect to interest rate risk. The Company manages interest rate risk regularly through its Asset Liability Committee. The Committee meets on a monthly basis and reviews various asset and liability management information, including but not limited to, CSB Bank’s liquidity position, projected sources and uses of funds, interest rate risk position and economic conditions.
     The Company monitors its interest rate risk through modeling, whereby it measures potential changes in its future earnings and the fair values of its financial instruments that may result from one or more hypothetical changes in interest rates. This analysis is performed by estimating the expected cash flows of the Company’s financial instruments using interest rates in effect at year-end 2007 and 2006. Income simulation analysis is used to measure the sensitivity of forecasted net interest income to changes in market rates over a one-year time horizon. The economic value of equity (EVE) is calculated by subjecting the period-end balance sheet to changes in interest rates and measuring the impact of the changes on the values of the assets and liabilities. Hypothetical changes in interest rates are then applied to the financial instruments, and the cash flows and fair values are again estimated using these hypothetical rates. For the net interest income estimates, the hypothetical rates are applied to the financial instruments based on the assumed cash flows. The Company applies these interest rate “shocks” to its financial instruments up and down 200 basis points in 100 basis point increments.

Net Interest Income at Risk

December 31, 2007
Change in
Interest Rates	Net Interest	Dollar	Percentage
(basis points)	Income	Change	Change	Board policy limits
(Dollars in Thousands)
+200	$14,682	$506	3.6%	+/- 15.0%
+100	14,457	281	2.0	+/- 10.0
0	14,176	—	—
-100	13,988	(188)	(1.3)	+/- 10.0
-200	13,646	(530)	(3.7)	+/- 15.0

December 31, 2006
Change in
Interest Rates	Net Interest	Dollar	Percentage
(basis points)	Income	Change	Change	Board policy limits
(Dollars in Thousands)
+200	$14,165	$682	5.1%	+/- 15.0%
+100	13,767	284	2.1	+/- 10.0
0	13,483	0	0.0
-100	13,290	(193)	(1.4)	+/- 10.0
-200	12,937	(546)	(4.1)	+/- 15.0
     Management reviews Net Interest Income at Risk with the Board on a periodic basis. The Company was within all Board-approved limits at December 31, 2007 and 2006.
Economic Value of Equity at Risk
Economic Value of Equity at Risk (%)

Basis point change scenario	-200	-100	+100	+200
Board policy limits	+/-20%	+/-15%	+/-15%	+/-20%
December 31, 2007	+5.2%	+3.1%	-5.6%	-17.3%
December 31, 2006	+7.1%	+3.8%	-5.2%	-11.2%
     Management reviews Economic Value of Equity at Risk with the Board on a periodic basis. The Company was within all Board-approved limits at December 31, 2007 and 2006.
Significant Assumptions and Other Considerations
     The above analysis is based on numerous assumptions, including relative levels of market interest rates, loan prepayments and reactions of depositors to changes in interest rates, and should not be relied upon as being indicative of actual results. Further, the analysis does not necessarily contemplate all actions the Company may undertake in response to changes in interest rates.
     Securities owned by the Company will generally repay at their stated maturity. Many of the Company’s loans permit the borrower to prepay the principal balance prior to maturity without penalty. The likelihood of prepayment depends on a number of factors, including current interest rate and interest rate index (if any) on the loan, the financial ability of the borrower to refinance, the economic benefit to be obtained from refinancing, availability of refinancing at attractive terms, as well as economic and other factors in specific geographic areas which affect the sales and price levels of residential property. In a changing interest rate environment, prepayments may increase or decrease on fixed and adjustable rate loans depending on the current relative levels and expectations of future short- and long-term interest rates. Prepayments on adjustable rate residential mortgage loans generally increase when long-term interest rates fall or are at historically low levels relative to short-term interest rates, thus making fixed rate loans more desirable. While savings and checking deposits generally may be withdrawn upon the customer’s request without prior notice, a continuing relationship with customers resulting in future deposits and withdrawals is generally predictable, resulting in a dependable and uninterrupted source of funds. No change in the rates on such deposits is assumed when market rates increase or decrease 100 basis points. When market rates increase or decrease 200 basis points, the analysis assumes a corresponding 50 basis point change in the rates paid on such deposits. Short-term borrowings have fixed maturities. Time deposits generally have early withdrawal penalties, which discourage customer withdrawal prior to maturity. Certain advances from the FHLB carry prepayment penalties and are expected to be repaid in accordance with their contractual terms.
Fair Value of Financial Instruments
     The Company discloses the estimated fair value of its financial instruments at December 31, 2007 and 2006 in Note 13 to the audited consolidated financial statements for the fiscal years ended December 31, 2007 and 2006, included elsewhere in this prospectus/proxy statement. Fair value of the Company’s financial instruments experienced modest changes in 2007. Estimated fair value of loans increased slightly to 100.2% of carrying value in 2007 from 98.7% of carrying value in 2006. Estimated fair value of deposits increased to 100.8% in 2007 compared to a carrying value of 99.7% in 2006.
Off-Balance Sheet Arrangements, Contractual Obligations, and Contingent Liabilities and Commitments
     The following table summarizes CSB Bank’s loan commitments, including letters of credit, as of December 31, 2007:

	Amount of Commitment to Expire Per Period
	(Dollars in thousands)
	Total	Less than	1 to 3	3 to 5	Over 5
Type of Commitment	Amount	1 year	Years	Years	Years

Commercial lines-of-credit	$24,823	$24,461	$362
Real estate lines-of-credit	20,147	1,436	449	$2,366	$15,896
Consumer lines-of-credit	1,085	1,085
Credit card lines-of-credit	12,413	12,413
Overdraft Privilege	5,381	5,381
Letters of credit	1,310	1,281	29

Total Commitments	$65,159	$46,057	$840	$2,366	$15,896

     As indicated in the preceding table, CSB Bank had $65.2 million in total loan commitments at the end of 2007, with $46.1 million of that amount expiring within one year. All lines-of-credit represent either fee-paid or legally binding loan commitments for the loan categories noted. Letters of credit are also included in the amounts noted in the table since CSB Bank requires that each letter of credit be supported by a loan agreement. The commercial and consumer lines represent both unsecured and secured obligations. The real estate lines are secured by mortgages on residential and nonresidential property. The credit card lines were all made on an unsecured basis. It is anticipated that a significant portion of these lines will expire without being drawn upon, particularly the credit card lines, which represent the maximum amount available to all cardholders.
     The following table summarizes the Company’s other contractual obligations, exclusive of interest, as of December 31, 2007:

	Payment Due by Period
	(Dollars in Thousands)
	Total	Less than	1 to 3	3 to 5	Over 5
Contractual Obligations	Amount	1 year	Years	Years	Years

Total time deposits	$123,397	$104,038	$13,100	$6,226	$33
Short-term borrowings	27305	27,305
Other borrowings	26,024	417	12,692	435	12,480
Capital leases
Operating leases	403	112	201	90
Unconditional purchase obligations Other

Total Obligations	$177,129	$131,872	$25,993	$6,751	$12,513

     The other borrowings noted in the preceding table represent borrowings from the Federal Home Loan Bank of Cincinnati. The notes require payment of interest on a monthly basis with principal due in monthly installments or at maturity, depending upon the issue. The obligations bear stated fixed interest rates and stipulate a prepayment penalty if the note’s interest rate exceeds the current market rate for similar borrowings at the time of repayment. As the notes mature, CSB Bank evaluates the liquidity and interest-rate circumstances at that time to determine whether to pay off or renew the note. The evaluation process typically includes the strength of current and projected customer loan demand, CSB Bank’s federal funds sold or purchased position, projected cash flows from maturing investment securities, the current and projected market interest rate environment, local and national economic conditions, and customer demand for CSB Bank’s deposit product offerings.
Recently Issued Accounting Pronouncements
     In September 2006, the FASB issued FAS No. 157, Fair Value Measurements, which provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require or permit assets or liabilities to be measured at fair value. The Standard does not expand the use of fair value in any new circumstances. FAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Early adoption is permitted. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.
     In February 2007, the FASB issued FAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115, which provides all entities with an option to report selected financial assets and liabilities at fair value. The objective of the FAS No. 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in earnings caused by measuring related assets and liabilities differently without having to apply the complex provisions of hedge accounting. FAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007 provided the entity also elects to apply the provisions of FAS No. 157, Fair Value Measurements. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.
Critical Accounting Policies
     The Company’s consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles and follow general practices within the commercial banking industry. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements. These estimates, assumptions, and judgments are based upon the information available as of the date of the financial statements.
     The most significant accounting policies followed by the Company are presented in the Summary of Significant Accounting Policies included with the audited consolidated financial statements of the Company included elsewhere in this prospectus/proxy statement. These policies, along with the other disclosures presented in the Notes to the consolidated financial statements of the Company, provide information about how significant assets and liabilities are valued in the financial statements and how those values are determined. Management has identified the determination of the allowance for loan losses as the accounting area that requires the most subjective and complex estimates, assumptions, and judgments and, as such, could be the most subject to revision as new information becomes available.
     As previously noted in the section entitled “Allowance for Loan Losses”, management performs analysis to assess the adequacy of its allowance for loan losses. This analysis encompasses a variety of factors including the potential loss exposure for individually reviewed loans, the historical loss experience, the volume of non-performing loans (i.e., loans in nonaccrual status or past due 90 days or more), the volume of loans past due, any significant changes in lending or loan review staff, an evaluation of current and future local and national economic conditions, any significant changes in the volume or mix of loans within each category, a review of the significant concentrations of credit, and any legal, competitive, or regulatory concerns.
Impact of Inflation and Changing Prices
     The audited consolidated financial statements and related data presented herein have been prepared in accordance with U.S. generally accepted accounting principles, requiring measurement of financial position and results of operations primarily in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, most assets and liabilities of the Company are monetary in nature. Therefore, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as prices of goods and services. The liquidity, maturity structure and quality of the Company’s assets and liabilities are critical to maintenance of acceptable performance levels.

Information With Respect to Indian Village
Description of Indian Village’s business
     Indian Village is a unitary thrift holding company registered under the Home Owners’ Loan Act of 1933, as amended, and was incorporated under the laws of the Commonwealth of Pennsylvania in 1999. Its revenues are primarily derived from the operations of its wholly-owned subsidiary, Indian Village Bank. Indian Village Bank is a state savings bank chartered under the laws of Ohio with its main office in Gnadenhutten, Ohio, and two other business offices located in New Philadelphia and North Canton, Ohio. Indian Village Bank was initially chartered by the State of Ohio in 1923 under the name “Indian Village Savings & Loan Association”.
     The principal business of Indian Village Bank consists of attracting retail deposits from the general public and investing those funds in one- to four-family residential mortgage loans, consumer loans, and business loans, primarily in Tuscarawas and Stark Counties, Ohio. Indian Village Bank also invests in debt obligations of the United States Government and its agencies and in municipal securities.
     Indian Village Bank’s revenues are derived primarily from interest on loans, interest and dividends from its investments, and income from service charges and fees on deposit accounts and financial services.
     As a savings and loan holding company, Indian Village is subject to regulation, examination and oversight by the Office of Thrift Supervision (the “OTS”). As a state-chartered savings bank, Indian Village Bank is subject to regulation by the Ohio Division of Financial Institutions (the “ODFI”) and the Federal Deposit Insurance Corporation (the “FDIC”). In March 2008, Indian Village Bank entered into a consent agreement with respect to a formal supervisory order (“the Order”) with the ODFI and the FDIC. Among other things, Indian Village Bank has agreed under the Order to make certain significant changes to its lending function, funds management practices, and to make policy and procedural changes, all consistent with continuing to operate Indian Village Bank in a safe and sound manner. In July 2008, Indian Village entered into a supervisory agreement with the OTS, pursuant to which Indian Village has agreed not to repurchase shares of Indian Village common stock, pay dividends, or take certain other actions without prior notice to, and approval by, the OTS.
Market price of and dividends on shares of Indian Village common stock
     Indian Village common shares are not traded on an established market. Indian Village common shares are traded through broker/dealers and in private transactions, and quotations are reported on the OTC Bulletin Board under the symbol of “IDVB.OB”. OTC Bulletin Board quotations reflect interdealer prices, without mark-up, mark-down or commission and may not represent actual transactions. The table below sets forth the range of high and low prices paid for transactions in Indian Village common shares as reported on the OTC Bulletin Board for the periods indicated. The table also sets forth the cash dividends declared by Indian Village to its shareholders during the same periods. Pursuant to the terms of the Merger Agreement, Indian Village is prohibited from declaring or paying any dividends prior to the consummation of the merger.

			Per Share
			Dividends
Quarter Ended	High	Low	Declared

2008
March 31, 2008	$16.50	$11.05	$0.00
June 30, 2008	15.25	11.05	0.00

			Per Share
			Dividends
Quarter Ended	High	Low	Declared

2007
March 31, 2007	$20.25	$17.75	$0.00
June 30, 2007	21.25	18.85	0.00
September 30, 2007	19.00	16.65	0.00
December 31, 2007	17.00	13.75	0.00

2006
March 31, 2006	$19.87	$17.50	$0.04
June 30, 2006	19.00	16.75	0.04
September 30, 2006	19.00	18.00	0.04
December 31, 2006	19.00	18.00	0.00
     As of June 30, 2008, Indian Village had approximately 258 registered shareholders and 423,679 common shares outstanding.
Indian Village management’s discussion and analysis of financial condition and results of operations as of March 31, 2008
     The following discussion focuses on the consolidated financial condition of Indian Village and its subsidiaries at March 31, 2008 as compared to June 30, 2007, and the consolidated results of operations for the nine months ending March 31, 2008 compared to the same period in 2007. The purpose of this discussion is to provide the reader with a more thorough understanding of the consolidated financial statements.
Financial Condition
     Total assets were $97.1 million at March 31, 2008, compared to $99.7 million at June 30, 2007, representing a decrease of $2.6 million or 2.6%. Cash and cash equivalents increased $10.2 million, or 452.7%, during the nine-month period ending March 31, 2008, due to an increase in interest-bearing deposits at the Federal Home Loan Bank of Cincinnati. The increase in cash and cash equivalents resulted from decreases in securities and net loans. Securities decreased $5.3 million or 29.3% during the nine month period of 2008 primarily due to sales of mortgage-backed and municipal securities. Net loans decreased $7.0 million, or 9.9%. Deposits decreased $1.9 million, or 2.8%, during the nine-month period. Federal Home Loan Bank borrowings decreased $863,000 from June 30, 2007.
     Net loans decreased $5.3 million, or 29.3%, during the nine-month period ended March 31, 2008. The decrease in net loans receivable consisted primarily of decreases in one- to four-family residential and home improvement loans. The allowance for loan losses amounted to $882,000, or 1.36% of total loans at March 31, 2008 compared to $881,000 or 1.23% of total loans at June 30, 2007.

	March 31, 2008		June 30, 2007		June 30, 2006
Non-performing loans	1,925,000		2,139,000		847,000
Other real estate	340,000		337,000		150,000
Allowance for loan losses	882,000		881,000		572,000
Total loans	63,831,000		70,812,000		77,250,000
Allowance: loans	1.36%		1.23%		0.74%
Allowance: non-performing loans	0.5	x	0.4	x	0.7	x

     The ratio of gross loans to deposits was 98.0% at March 31, 2008, compared to 105.5% at June 30, 2007. The decrease in this ratio is primarily the result of loan shrinkage experienced during the nine months ended March 31, 2008.
     Deposits decreased $1.9 million, or 2.8%, from June 30, 2007 with the decrease consisting primarily of decreases in certificates of deposits and money market accounts.
     Total shareholders’ equity amounted to $8.1 million, or 8.37%, of total assets, at March 31, 2008, compared to $7.8 million, or 7.85% of total assets, at June 30, 2007. The increase in shareholders’ equity during the nine months ended March 31, 2008 was due to an increase in market value of securities offset by the net loss for the period. Indian Village and its subsidiary bank met or exceeded all relevant regulatory capital requirements at March 31, 2008.
Results of Operations
Nine months ended March 31, 2008 and 2007
     For the nine months ended March 31, 2008, Indian Village recorded a net loss of $245,000, or $0.59 per share, as compared to a net loss of $196,000, or $0.47 per share, for the nine months ended March 31, 2007. The $49,000 decrease in net income for the period was principally due to a decrease in net interest income of $195,000 and a $97,000 increase in federal tax provision, partially offset by a $76,000 decrease in provision for loan losses and a $122,000 decrease in noninterest expenses.
     Interest income for the nine months ended March 31, 2008, was $4,213,000, representing a $632,000 decrease, or 13.0%, compared to the same period in 2007. This decrease was primarily due to a decrease in loan and investment volume. Interest expense for the nine months ended March 31, 2008 was $2,815,000, a decrease of $437,000, or 13.4%, from the same period in 2007. The decrease in interest expense occurred due to a decrease in deposit balances and rates paid on deposits.
     The provision for loan losses for the nine months ended March 31, 2008, was $320,000, compared to a $396,000 provision for the same period in 2007. The provision for loan losses is determined based on management’s calculation of the adequacy of the allowance for loan losses, which includes provisions for classified loans as well as for the remainder of the portfolio based on historical data including past charge-offs and current economic trends.
     Noninterest income for the nine months ended March 31, 2008, was $247,000, an increase of $45,000, or 22.3%, compared to the same period in 2007. This increase was primarily due to increases in service charges on deposit accounts and gain on sale of loans offset by an increase in loss on sale of securities available for sale.
     Noninterest expenses for the nine months ended March 31, 2008, decreased $122,000, or 6.8%, compared to the same period in 2007. The majority of the decrease resulted from a decrease in salaries and employee benefits.
     Federal income tax expense increased $97,000, or 51.1%, for the nine months ended March 31, 2008 as compared to the same period in 2007. The primary reason for the increase is the impairment of Indian Village’s deferred tax asset.
Capital Resources
     Banks are subject to regulatory capital requirements administered by state and federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

     Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If inadequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At March 31, 2008, Indian Village Bank was categorized as adequately capitalized, and at June 30, 2007, Indian Village Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the institution’s category.
     Banking regulations limit capital distributions by savings banks. Generally, capital distributions are limited to undistributed net income for the current and prior two years. Presently, based on current earnings, dividends cannot be paid to Indian Village during the fiscal year ending June 30, 2008 without prior regulatory approval.
Liquidity
     Liquidity refers to Indian Village’s ability to generate sufficient cash to fund current loan demand, meet deposit withdrawals, pay operating expenses and meet other obligations. Indian Village’s primary sources of liquidity are cash and cash equivalents, which totaled $12.5 million at March 31, 2008, an increase of $10.2 million from June 30, 2007. Securities available-for-sale and loan repayments also serve as sources of liquidity. Other sources of liquidity include, but are not limited to, advances from the FHLB and adjustments of interest rates to attract deposits. Management believes that its sources of liquidity are adequate to meet cash flow obligations for the foreseeable future.
Indian Village management’s discussion and analysis of financial condition and results of operations as of June 30, 2007
General
     The following is management’s analysis of Indian Village’s consolidated financial condition and consolidated results of operations as of and for the year ended June 30, 2007, compared to the year ended June 30, 2006. This discussion is designed to provide a more comprehensive review of the operating results and financial position than could be obtained from an examination of the consolidated financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this prospectus/proxy statement.
Financial Condition
     Total assets at June 30, 2007 were $99.7 million compared to $113.8 million at June 30, 2006, a decrease of $14.1 million, or 12.4%. The decrease in total assets consisted of a decrease in securities available for sale of $8.2 million and a decrease in net loans of $6.4 million. The decrease in assets was offset by a decrease in deposits of $11.4 million and a decrease in FHLB advances of $2.7 million. The decrease in securities available for sale consisted primarily of a decrease in mortgage-backed securities of $5.1 million and $1.6 and $1.5 million decreases in federal agency and state and municipal securities, respectively. The decrease in loans consisted primarily of a decrease in real estate loans of $4.0 million and a $2.1 million decrease in consumer loans.
     The $4.0 million, or 6.9% decrease in the real estate loan portfolio between June 30, 2006 and June 30, 2007 was spread among all real estate loan categories. The $2.1 million, or 11.8% decrease in the consumer loan portfolio between June 30, 2006 and June 30, 2007 was spread among all consumer categories. Consumer loans represented 22.1% and 23.1% of gross loans at June 30, 2007 and June 30, 2006, respectively.

     Total deposits were $68.0 million on June 30, 2007 compared to $79.4 million at June 30, 2006, a decrease of $11.4 million, or 14.4%. The decrease in total deposits is primarily the result of decreases in certificates of deposit totaling $8.6 million and a $2.2 million decrease in money market accounts. Management attributes the decrease in overall deposits to not pricing as aggressively in our market area. Almost all certificates of deposit mature in less than three years with the majority maturing in the next year.
     As a secondary source of liquidity, Indian Village obtains borrowings from the FHLB of Cincinnati, from which it held advances totaling $23.4 million at June 30, 2007 and $26.1 million at June 30, 2006. FHLB advances at June 30, 2007 consisted of $3.9 million in fixed-rate amortizing advances, and $19.5 million in convertible fixed-rate advances. The long-term convertible advances have specified conversion dates ranging from one to five years at which time the advances may be converted to a variable rate at the option of the FHLB. Additional advances may be obtained from the FHLB to fund future loan growth and liquidity.
     Nonperforming assets at June 30, 2007 consisted of $2.1 million of nonaccrual loans and $337,000 of other real estate owned, or 2.5% of total assets, an increase of $1.6 million from June 30, 2006. The nonaccrual loans consisted of $1.6 million in commercial real-estate loans, $304,000 in residential real-estate loans, and $191,000 in consumer loans.
Results of Operations
     The general economic conditions, the monetary and fiscal policies of state and federal banking agencies and the regulatory policies of agencies that regulate financial institutions affect the operating results of Indian Village. Interest rates on competing investments and general market rates of interest influence Indian Village’s cost of funds. Lending activities are influenced by the demand for real estate loans and other types of loans, which in turn is affected by the interest rates at which such loans are made, general economic conditions and the availability of funds for lending activities.
     Indian Village’s net income primarily depends on its net interest income, which is the difference between the interest income earned on interest-earning assets, such as loans and securities, and interest expense incurred on interest-bearing liabilities, such as deposits and borrowings. The level of net interest income is dependent on the interest rate environment and the volume and composition of interest-earning assets and interest-bearing liabilities. Provisions for loan losses, service charges, gains on the sale of assets, other income, noninterest expense, and income taxes also affect net income.
Comparison of Results of Operations for the Year Ended June 30, 2007 to the Year Ended June 30, 2006
     Net Income. Net income (loss) was ($377,000) for the year ended June 30, 2007, as compared to $84,000 for the year ended June 30, 2006. The decrease in net income (loss) for the year ended June 30, 2007 over the prior period was primarily the result of an increase in provision for loan losses expense.
     Net Interest Income. Net interest income after provision for loan losses totaled $1.4 million for the year ended June 30, 2007, as compared to $1.9 million for the year ended June 30, 2006, representing a decrease of $464,000, or 25.1%. The change in net interest income after provision for loan losses between 2007 and 2006 is primarily attributable to an increase in the provision for loan losses.
     Interest and fees on loans increased $569,000, or 12.4%, from $4.6 million for the year ended June 30, 2006 to $5.2 million for the year ended June 30, 2007. The increase in loan interest income over the prior period was due to both an increase in yield earned on loans during fiscal 2007 as well as a higher average balance of loans.
     Interest earned on securities increased $34,000 during the year ended June 30, 2007. The increase in 2007 was primarily an increase in the yield earned partially offset by a lower average balance of securities available for sale.

     Interest on interest-bearing deposits and overnight deposits increased by $18,000 compared to the year ended June 30, 2006, due to higher yield earned on these assets.
     Interest paid on deposits increased $742,000 for the year ended June 30, 2007, compared to the year ended June 30, 2006. The increase in 2007 over 2006 was the result of both an increase in rate paid on deposits and an increase in average balance of deposits.
     Interest on FHLB advances totaled $1.3 million for the year ended June 30, 2007, a decrease of $84,000 compared to the year ended June 30, 2006 was the result to lower average balances.
     Provision for Loan Losses. Indian Village maintains an allowance for loan losses in an amount that, in management’s judgment, is adequate to absorb probable losses in the loan portfolio. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance depends on a variety of factors, including past loan loss experience, known and inherent risks in the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. The provision for loan losses is determined by management as the amount to be added to the allowance for loan losses after net charge-offs have been deducted to bring the allowance to a level which is considered adequate to absorb probable losses in the loan portfolio.
     The provision for loan losses for the year ended June 30, 2007 totaled $698,000 compared to $271,000, for the year ended June 30, 2006. The provision increased due to increases in impaired loans as well as nonperforming loans. Indian Village experienced net charge-offs or (recoveries) of $389,000 during the year ended June 30, 2007 and ($7,000) during the year ended June 30, 2006. The allowance for loan losses totaled $881,000 or 1.23% of gross loans, at June 30, 2007, compared with $572,000, or 0.74% of gross loans, at June 30, 2006.
     Noninterest income. Noninterest income includes service charges and other fees, net gains on sales of securities available for sale and other income. For the year ended June 30, 2007, noninterest income totaled $242,000 compared to $371,000 for the year ended June 30, 2006. During the 2007 period, Indian Village experienced increases of $70,000 in the net losses on sales of real estate owned and $37,000 in losses on sale of securities available for sale.
     Noninterest expense. Noninterest expense increased $96,000 from the year ended June 30, 2006 compared to the year ended June 30, 2007. The increase in noninterest expense during the 2007 period was primarily in professional and consulting expenses and franchise taxes.
     Income Tax Expense. The volatility of income tax expense is primarily attributable to the change in taxable income. The income tax expense (benefit) totaled ($311,000) for the year ended June 30, 2007 compared to ($83,000) for the year ended June 30, 2006. The $228,000 increase in the income tax benefit experienced in the 2007 period was the result of the decrease in income before taxes and the large amount of tax-exempt income.
Yields Earned and Rates Paid
     The following table sets forth certain information relating to Indian Village’s average balance sheet information and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balances of interest-earning assets or interest-bearing liabilities for the periods presented. Average balances were derived from daily balances.

	Year ended			Year ended
	June 30, 2007			June 30, 2006
	Average	Interest	Average	Average	Interest	Average
	outstanding	earned /	yield /	outstanding	earned /	yield /
(Dollars in thousands)	balance	paid	rate	balance	paid	rate
Interest-earning assets:
Loans(1)	$76,249	$5,159	6.77%	$70,066	$4,591	6.55%
Investment securities(2)
Taxable	18,064	990	5.34	17,474	911	5.08
Non-taxable(3)	4,577	187	3.95	5,821	246	4.07
Interest-bearing deposits and federal funds sold	1,357	35	2.58	1,339	17	1.27

Total interest-earning assets	100,247	6,371	6.31	94,700	5,765	6.09
Noninterest-earning assets	8,343			9,204

Total assets	$108,590			$103,904

Interest-bearing liabilities:
Demand deposits	$4,513	49	1.09	$4,068	42	1.03
Savings accounts	5,290	26	0.49	5,659	29	0.51
Money market accounts	6,579	220	3.34	6,471	188	2.91
Certificates of deposit	57,367	2,637	4.60	49,445	1,931	3.91

Total deposits	73,749	2,932	3.97	65,643	2,190	3.34
FHLB advances	24,409	1,312	5.38	26,388	1,396	5.29

Total interest-bearing liabilities	98,158	4,244	4.32	92,031	3,586	3.90

Noninterest-bearing liabilities:	2,213			3,743

Total liabilities	100,371			95,774
Equity	8,219			8,131

Total liabilities and equity	$108,590			$103,904

Net interest income; interest rate spread(4)		$2,127	1.99%		$2,179	2.19%

Net interest margin(5)			2.11%			2.30%

Average interest-earning assets to interest-bearing liabilities			102.13%			102.90%

(1)	Net of deferred loan fees and costs and loans in process and includes nonperforming loans.

(2)	Average balance includes unrealized gains and losses. Yield is based on amortized cost.

(3)	Average yield for municipal securities are presented on a tax equivalent basis based on an assumed tax rate of 34%.

(4)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average interest-earning assets.
Quantitative and qualitative disclosures about market risk
     The most significant market risk to which Indian Village is exposed is interest rate risk. The business of Indian Village and the composition of its balance sheet consists of investments in interest-earning assets (primarily loans and securities), which are funded by interest-bearing liabilities (deposits and borrowings). These financial instruments have varying levels of sensitivity to changes in the market rates of interest, resulting in market risk. None of Indian Village’s financial instruments are held for trading purposes.
     The Indian Village Board of Directors establishes broad policies and operating limits with respect to interest rate risk. Indian Village manages interest rate risk regularly through its Risk Committee. The Committee meets on a quarterly basis and reviews various asset and liability management information, including but not limited to, Indian Village Bank’s liquidity position, projected sources and uses of funds, interest rate risk position and economic conditions.

     Indian Village monitors its interest rate risk through modeling, whereby it measures potential changes in its future earnings and the fair values of its financial instruments that may result from one or more hypothetical changes in interest rates. This analysis is performed by estimating the expected cash flows of Indian Village’s financial instruments using interest rates in effect at March 31, 2008 and June 30, 2007. Income simulation analysis is used to measure the sensitivity of forecasted net interest income to changes in market rates over a one-year time horizon. The economic value of equity (EVE) is calculated by subjecting the period-end balance sheet to changes in interest rates and measuring the impact of the changes on the values of the assets and liabilities. Hypothetical changes in interest rates are then applied to the financial instruments, and the cash flows and fair values are again estimated using these hypothetical rates. For the net interest income estimates, the hypothetical rates are applied to the financial instruments based on the assumed cash flows. Indian Village applies these interest rate “shocks” to its financial instruments up and down 200 basis points in 100 basis point increments.
     The following table presents an analysis of the estimated sensitivity of Indian Village’s annual net interest income to sudden and sustained 100 basis point changes in market interest rates at March 31, 2008 and June 30, 2007:
March 31, 2008

Changes in
Interest Rates	Net Interest	Dollar	Percentage
(basis points)	Income	Change	Change

(Dollars in Thousands)
+200	$2,115	$109	5.4%
+100	2,069	62	3.1
0	2,006	0	0.0
-100	1,929	(77)	(3.8)
-200	1,834	(173)	(8.6)
June 30, 2007

Changes in
Interest Rates	Net Interest	Dollar	Percentage
(basis points)	Income	Change	Change

(Dollars in Thousands)
+200	$2,180	$(63)	(2.8)%
+100	2,215	(28)	(1.3)
0	2,243	0	0.0
-100	2,278	36	1.6
-200	2,288	45	2.0
     Management reviews Net Interest Income at Risk with the Board on a periodic basis. Indian Village was within all Board-approved limits at March 31, 2008 and June 30, 2007.

Economic Value of Equity at Risk
Economic Value of Equity at Risk (%)

Basis point change scenario	-200	-100	+100	+200
Board policy limits	+/-30%	+/-15%	+/-15%	+/-30%
March 31, 2008	-24.0%	-8.1%	-3.2%	-12.6%
June 30, 2007	-9.9%	-1.9%	-6.2%	-17.3%
Management reviews Economic Value of Equity at Risk with the Board on a periodic basis. Indian Village was within all Board-approved limits at March 31, 2008 and June 30, 2007.
Experts
     The consolidated financial statements of CSB as of December 31, 2007 and 2006, and for the three years ended December 31, 2007, have been audited by S.R. Snodgrass, A.C., an independent registered public accounting firm, as set forth in its report dated March 5, 2008, except for Note 16 as to which the date is July 15, 2008, included in this prospectus/proxy statement. Such consolidated financial statements are included in this prospectus/proxy statement in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
     The consolidated financial statements of Indian Village as of June 30, 2007 and 2006, and for the two years ended June 30, 2007, included in this prospectus/proxy statement, have been audited by Crowe Chizek and Company LLC, its independent auditors, as set forth in its reports on such financial statements included in this prospectus/proxy statement. Such consolidated financial statements are included in this prospectus/proxy statement in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
Legal Matters
     Vorys, Sater, Seymour and Pease LLP has rendered an opinion that the CSB common shares to be issued to the Indian Village shareholders in connection with the merger have been duly authorized and, if issued as contemplated by the merger agreement, will be validly issued, fully paid and non-assessable under the laws of the State of Ohio. Vorys, Sater, Seymour and Pease LLP also has rendered an opinion regarding the material federal income tax consequences of the merger.
Where You Can Find More Information
     CSB has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 under the Securities Act to register the CSB common shares to be issued to Indian Village shareholders in the merger. This prospectus/proxy statement is a part of the Registration Statement on Form S-4. The rules and regulations of the Securities and Exchange Commission permit us to omit from this prospectus/proxy statement certain information, exhibits and undertakings that are contained in the Registration Statement on Form S-4.

     In addition, CSB files reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You can read and copy the Registration Statement on Form S-4 and its exhibits, as well as the reports, proxy statements and other information filed with the Securities and Exchange Commission by CSB, at the following location:
Securities and Exchange Commission’s Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549
     Please call the Securities and Exchange Commission for more information on the operation of the Public Reference Room at 1-800-SEC-0330.
     CSB is an electronic filer, and the Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the following website: http://www.sec.gov. Reports of CSB can also be found on the Internet website maintained by CSB at http://www.csb1.com (this uniform resource locator, or URL, is an inactive textual reference only and is not intended to incorporate CSB’s website into this prospectus/proxy statement).
     If you would like to request documents from CSB or Indian Village, please do so by September 10, 2008, in order to receive the documents prior to the Indian Village special meeting.

CSB BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2008 AND DECEMBER 31, 2007
(Unaudited)

	March 31,	December 31,
	2008	2007
ASSETS
Cash and due from bank	$10,445,660	$12,111,807
Interest-earning deposits in other banks	40,052	81,555
Federal funds sold	14,300,000	—

Total cash and cash equivalents	24,785,712	12,193,362

Securities available-for-sale, at fair value	63,243,672	71,419,830
Restricted stock, at cost	3,142,900	3,105,900

Total securities	66,386,572	74,525,730

Loans	246,983,893	256,659,059
Less allowance for loan losses	218,084,479	2,574,945

Less allowance for loan losses	2,690,830	2,585,901

Net loans	244,293,063	254,073,158

Premises and equipment, net	7,235,361	7,273,238
Accrued interest receivable and other assets	2,107,609	2,204,257

Total Assets	$344,808,317	$350,269,745

LIABILITIES
Deposits
Noninterest-bearing	$38,665,336	$46,038,976
Interest-bearing	208,364,076	213,347,066

Total deposits	247,029,412	259,386,042
Short-term borrowings	24,604,161	27,305,157
Other borrowings	33,875,513	26,023,888
Accrued interest payable and other liabilities	2,151,610	1,276,610

Total liabilities	307,660,696	313,991,697

SHAREHOLDERS’ EQUITY
Common stock, $6.25 par value: Authorized 9,000,000 shares; issued 2,667,786 shares	16,673,667	16,673,667
Additional paid-in capital	6,455,819	6,452,319
Retained earnings	18,552,852	17,990,445
Treasury stock at cost: 226,936 shares in 2008 and 220,162 shares in 2007	(4,712,735)	(4,599,282)
Accumulated other comprehensive income (loss)	178,018	(239,101)

Total shareholders’ equity	37,147,621	36,278,048

Total Liabilities and Shareholders’ Equity	$344,808,317	$350,269,745

See notes to unaudited consolidated financial statements.

CSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED
MARCH 31, 2008 AND 2007
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Interest income
Loans, including fees	$4,412,704	$4,314,520
Taxable securities	804,622	750,057
Nontaxable securities	43,878	68,511
Other	22,207	13,194

Total interest income	5,283,411	5,146,282

Interest expense
Deposits	1,427,758	1,553,362
Short-term borrowings	199,042	—
Other	276,846	337,628

Total interest expense	1,903,646	1,890,990

Net interest income	3,379,765	3,255,292
Provision for loan losses	107,032	78,005

Net interest income after provision for loan losses	3,272,733	3,177,287

Non-interest income
Service charges on deposit accounts	287,152	275,471
Trust and financial services	188,664	169,638
Credit card fee income	64,052	63,447
Debit card interchange	70,821	53,982
Gain on sale of credit cards	261,072	—
Other income	83,725	83,563

Total non-interest income	955,486	646,101

Non-interest expenses
Salaries and employee benefits	1,536,903	1,407,180
Occupancy expense	197,881	184,553
Equipment expense	125,450	115,918
State franchise tax	107,430	101,338
Professional and director fees	139,556	141,382
Other expenses	621,239	669,505

Total non-interest expenses	2,728,459	2,619,876

Income before income taxes	1,499,760	1,203,512
Federal income tax provision	498,000	389,000

Net income	$1,001,760	$814,512

Basic and diluted earnings per share	$0.41	$0.33

See notes to unaudited consolidated financial statements.

CSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE THREE MONTHS ENDED
MARCH 31, 2008 AND 2007
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Balance at beginning of period	$36,278,048	$35,070,320

Comprehensive income:
Net income	1,001,760	814,512
Change in net unrealized gain, net of reclassification adjustments and related income tax benefit of $214,879 and $59,265, respectively	417,119	115,045

Total comprehensive income	1,418,879	929,557

Issuance of 40 shares from treasury	—	641

Stock-based compensation expense	3,500	11,250

Purchase of treasury shares	(113,453)	(653,222)

Cash dividends declared ($0.18 per share in 2008 and 2007)	(439,353)	(443,320)

Balance at end of period	$37,147,621	$34,915,226

See notes to unaudited consolidated financial statements.

CSB BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED
MARCH 31, 2008 AND 2007
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Net cash from operating activities	$1,216,242	$896,368

Cash flows from investing activities
Securities available-for-sale:
Proceeds from maturities, calls and repayments	22,403,914	1,331,608
Purchases	(13,611,007)	(167,061)
Purchase of FHLB stock	(37,000)	—
Proceeds from sale of other real estate	105,000	10,000
Loan originations, net of repayments	7,446,531	(3,234,547)
Proceeds from sale of credit cards	2,513,671	—
Net change in loans held for sale	—	(241,000)
Premises and equipment expenditures, net	(125,547)	(171,964)

Net cash provided by (used for) investing activities	18,695,562	(2,472,964)

Cash flows from financing activities
Net change in deposits	(12,356,630)	(6,646,411)
Net change in short-term borrowings	(2,700,996)	(3,334,306)
Proceeds from other borrowings	8,000,000	5,000,000
Repayment of other borrowings	(148,375)	(174,111)
Purchase of treasury shares	(113,453)	(653,222)
Issuance of treasury shares	—	641
Cash dividends paid	—	—

Net cash (used for) financing activities	(7,319,454)	(5,807,409)

Net change in cash and cash equivalents	12,592,350	(7,384,005)

Cash and cash equivalents at beginning of period	12,193,362	17,653,188

Cash and cash equivalents at end of period	$24,785,712	$10,269,183

Supplemental disclosures
Interest paid	$1,918,857	$1,911,848
Income taxes paid	—	250,000
Non-cash investing activity-transfer of loans to OREO	—	59,096
See notes to unaudited consolidated financial statements.

CSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accompanying condensed consolidated financial statements include the accounts of CSB Bancorp, Inc. and its wholly-owned subsidiaries, The Commercial and Savings Bank and CSB Investment Services, LLC (together referred to as the “Company” or “CSB”). All significant intercompany transactions and balances have been eliminated in consolidation.
The condensed consolidated financial statements have been prepared without audit. In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present fairly the Company’s financial position at March 31, 2008, and the results of operations and changes in cash flows for the periods presented have been made.
Certain information and footnote disclosures typically included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been omitted. The Annual Report for CSB for the year ended December 31, 2007, contains consolidated financial statements and related footnote disclosures, which should be read in conjunction with the accompanying consolidated financial statements. The results of operations for the period ended March 31, 2008 are not necessarily indicative of the operating results for the full year or any future interim period.
RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In February 2007, the FASB issued FAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115, which provides all entities with an option to report selected financial assets and liabilities at fair value. The objective of the FAS No. 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in earnings caused by measuring related assets and liabilities differently without having to apply the complex provisions of hedge accounting. FAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

CSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 2 — SECURITIES
Securities consist of the following at March 31, 2008 and December 31, 2007:
March 31, 2008

		Gross	Gross
	Amortized	unrealized	Unrealized	Fair
	Cost	gains	losses	Value
Available-for-sale:
U.S. Treasury security	$99,953	$2,742	$—	$102,695
Obligations of U.S. government corporations and agencies	7,000,000	64,400	—	7,064,400
Mortgage-backed securities	50,862,757	360,711	88,362	51,135,106
Obligations of states and political subdivisions	4,609,484	90,250	24,992	4,674,742

Total debt securities	62,572,194	518,103	113,354	62,976,943
Equity Securities	401,752	779	135,802	266,729

Total available-for-sale	62,973,946	518,882	249,156	63,243,672
Restricted stock	3,142,900	—	—	3,142,900

Total securities	$66,116,846	$518,882	$249,156	$66,386,572

December 31, 2007

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	gains	losses	Value
Available-for-sale:
U.S. Treasury security	$99,944	$1,704	$—	$101,648
Obligations of U.S. government corporations and agencies	25,498,979	18,190	7,904	25,509,265
Mortgage-backed securities	42,682,972	15,639	333,666	42,364,945
Obligations of states and political subdivisions	3,098,457	60,088	—	3,158,545

Total debt securities	71,380,352	95,621	341,570	71,134,403
Equity Securities	401,752	665	116,990	285,427

Total available-for-sale	71,782,104	96,286	458,560	71,419,830
Restricted stock	3,105,900	—	—	3,105,900

Total securities	$74,888,004	$96,286	$458,560	$74,525,730

CSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 3 — FAIR VALUE MEASUREMENTS (FAS NO. 157)
Effective January 1, 2008, the Company adopted FAS No. 157, which, among other things, requires enhanced disclosures about assets and liabilities carried at fair value. FAS No. 157 establishes a hierarchal disclosure framework associated with the level of pricing observability utilized in measuring assets and liabilities at fair value. The three broad levels defined by FAS No. 157 hierarchy are as follows:

Level I:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level II:	Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities include items for which quoted prices are available but traded less frequently, and items that are fair valued using other financial instruments, the parameters of which can be directly observed.

Level III:	Assets and liabilities that have little to no pricing observability as of the reported date. These items do not have two-way markets and are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.
The following table presents the assets reported on the consolidated statements of financial condition at their fair value as of March 31, 2008 by level within the fair value hierarchy. No liabilities are carried at fair value. As required by FAS No. 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	March 31, 2008
	Level I	Level II	Level III	Total
Assets:
Securities available for sale	$266,729	$62,976,943	$—	$63,243,672

REPORT ON MANAGEMENT’S ASSESSMENT OF INTERNAL CONTROL OVER FINANCIAL REPORTING
The management of CSB Bancorp, Inc. is responsible for establishing and maintaining adequate internal control over financial reporting. CSB’s internal control over financial reporting is a process designed under the supervision of CSB’s chief executive officer and chief financial officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.
Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation.
As of December 31, 2007 CSB’s management, including the chief executive officer and the chief financial officer, assessed the effectiveness of CSB’s internal controls over financial reporting, using as its framework for that evaluation the criteria set forth by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission in Internal Control – Integrated Framework. Based upon this assessment, management believes that CSB’s internal control over financial reporting is effective as of December 31, 2007.

/s/ Eddie L. Steiner Eddie L Steiner	/s/ Paula J. Meiler Paula J. Meiler
President and CEO	Senior Vice President and Chief Financial Officer
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
CSB Bancorp, Inc.
We have audited the accompanying consolidated balance sheets of CSB Bancorp, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statement of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CSB Bancorp, Inc. and subsidiaries as of December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.
We were not engaged to examine management’s assertions about the effectiveness of CSB Bancorp, Inc.’s internal control over financial reporting as of December 31, 2007, included in the accompanying “Report on Management’s Assessment of Internal Control Over Financial Reporting” and, accordingly, we do not express an opinion thereon.
/s/ S.R. Snodgrass A.C.
Wexford, Pennsylvania
March 5, 2008
except for Note 16, as to which
the date is July 15, 2008

CSB BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2007 and 2006

	2007	2006
ASSETS

Cash and cash equivalents
Cash and due from banks	$12,111,807	$12,643,440
Interest-earning deposits in other banks	81,555	9,748
Federal funds sold	—	5,000,000

Total cash and cash equivalents	12,193,362	17,653,188

Securities
Available-for-sale, at fair value	71,419,830	67,135,126
Restricted stock, at cost	3,105,900	3,105,900

Total securities	74,525,730	70,241,026

Loans	256,659,059	232,431,938
Less allowance for loan losses	2,585,901	2,607,118

Net loans	254,073,158	229,824,820

Premises and equipment, net	7,273,238	7,390,182
Accrued interest receivable and other assets	2,204,257	2,130,631

TOTAL ASSETS	$350,269,745	$327,239,847

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Deposits:
Noninterest-bearing	$46,038,976	$44,455,131
Interest-bearing	213,347,066	215,722,541

Total deposits	259,386,042	260,177,672

Short-term borrowings	27,305,157	28,022,077
Other borrowings	26,023,888	2,499,399
Accrued interest payable and other liabilities	1,276,610	1,470,379

Total liabilities	313,991,697	292,169,527

SHAREHOLDERS’ EQUITY
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,667,786 shares	16,673,667	16,673,667
Additional paid-in capital	6,452,319	6,427,765
Retained earnings	17,990,445	16,248,608
Treasury stock at cost – 220,162 shares in 2007 and 168,605 shares in 2006	(4,599,282)	(3,696,102)
Accumulated other comprehensive loss	(239,101)	(583,618)

Total shareholders’ equity	36,278,048	35,070,320

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$350,269,745	$327,239,847

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies
and notes to consolidated financial statements.

CSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
INTEREST AND DIVIDEND INCOME
Loans, including fees	$18,025,190	$16,643,728	$14,343,888
Taxable securities	2,927,840	3,006,055	2,243,081
Nontaxable securities	251,551	382,479	624,911
Other	26,540	12,490	145,395

Total interest and dividend income	21,231,121	20,044,752	17,357,275

INTEREST EXPENSE
Deposits	6,352,732	5,418,616	4,128,130
Short-term borrowings	1,185,377	1,265,850	331,540
Other borrowings	366,630	192,825	352,026

Total interest expense	7,904,739	6,877,291	4,811,696

NET INTEREST INCOME	13,326,382	13,167,461	12,545,579

PROVISION FOR LOAN LOSSES	472,100	301,667	282,664

Net interest income, after provision for loan losses	12,854,282	12,865,794	12,262,915

NONINTEREST INCOME
Service charges on deposit accounts	1,231,020	1,278,842	1,037,377
Trust services	730,715	540,299	484,468
Debit card interchange fees	276,467	210,615	160,509
Credit card other fee income	261,784	290,778	277,990
Insurance recovery	186,526	—	—
Securities gain (loss)	16,830	(56,800)	247,047
Gain on sale of loans, net	18,348	12,078	23,502
Gain (loss) on sale of other real estate owned, net	(994)	(25,640)	10,000
Other	313,929	341,754	339,596

Total non-interest income	3,034,625	2,591,926	2,580,489

NONINTEREST EXPENSES
Salaries and employee benefits	5,853,523	5,885,857	5,671,149
Occupancy expense	732,850	685,728	677,067
Equipment expense	504,356	498,517	524,112
Professional and director fees	579,923	658,843	677,252
Franchise tax expense	416,712	430,050	427,435
Marketing and public relations	372,902	333,753	302,331
Cash irregularity	—	236,547	—
Telecommunications	225,284	221,223	274,618
Other expenses	2,015,243	1,964,097	2,248,801

Total non-interest expenses	10,700,793	10,914,615	10,802,765

Income before income taxes	5,188,114	4,543,105	4,040,639

FEDERAL INCOME TAX PROVISION	1,674,200	1,433,000	1,168,000

NET INCOME	$3,513,914	$3,110,105	$2,872,639

NET INCOME PER SHARE
Basic	$1.42	$1.23	$1.09

Diluted	$1.42	$1.23	$1.09

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies
and notes to consolidated financial statements.

CSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years Ended December 31, 2007, 2006 and 2005

					Accumulated
		Additional			other
	Common	paid-in	Retained	Treasury	comprehensive
	stock	capital	earnings	stock	income (loss)	Total
BALANCE AT DECEMBER 31, 2004	$16,673,667	$6,413,915	$13,358,321	$(627,119)	$388,723	$36,207,507
Comprehensive income:
Net income	—	—	2,872,639	—	—	2,872,639
Change in net unrealized loss, net of reclassification adjustments and related income tax benefit	—	—	—	—	(971,610)	(971,610)

Total comprehensive income						1,901,029

Issuance of 6 shares from treasury	—	—	(64)	185	—	121
Purchase of 66,469 treasury shares	—	—	—	(1,459,752)	—	(1,459,752)
Cash dividends declared, $.56 per share	—	—	(1,478,646)	—	—	(1,478,646)

BALANCE AT DECEMBER 31, 2005	16,673,667	6,413,915	14,752,250	(2,086,686)	(582,887)	35,170,259
Comprehensive income:
Net income	—	—	3,110,105	—	—	3,110,105
Change in net unrealized loss, net of reclassification adjustments and related income tax benefit	—	—	—	—	(731)	(731)

Total comprehensive income						3,109,374

Stock-based compensation expense	—	13,850	—	—	—	13,850
Purchase of 79,318 treasury shares	—	—	—	(1,609,416)	—	(1,609,416)
Cash dividends declared, $.64 per share	—	—	(1,613,747)	—	—	(1,613,747)

BALANCE AT DECEMBER 31, 2006	16,673,667	6,427,765	16,248,608	(3,696,102)	(583,618)	35,070,320
Comprehensive income:
Net income	—	—	3,513,914	—	—	3,513,914
Change in net unrealized gain, net of reclassification adjustments and related income tax provision	—	—	—	—	344,517	344,517

Total comprehensive income						38,928,751

Stock-based compensation expense	—	24,554	—	—	—	24,554
Issuance of 40 shares from treasury	—	—	(586)	1,230	—	644
Purchase of 51,597 treasury shares	—	—	—	(904,410)	—	(904,410)
Cash dividends declared, $.72 per share	—	—	(1,771,491)	—	—	(1,771,491)

BALANCE AT DECEMBER 31, 2007	$16,673,667	$6,452,319	$17,990,445	$(4,599,282)	$(239,101)	$36,278,048

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies
and notes to consolidated financial statements.

CSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,513,914	$3,110,105	$2,872,639
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises, equipment and software	685,832	692,461	758,310
Deferred income taxes	(131,300)	198,675	408,837
Provision for loan losses	472,100	301,667	282,664
Gain on sale of loans,net	(18,348)	(12,078)	(23,502)
Securities (gain) loss	(16,830)	56,800	(247,047)
(Gain) loss on sale of other real estate owned,net	994	25,640	(10,000)
Security amortization, net of accretion	26,141	47,328	83,699
Federal Home Loan Bank stock dividends	—	(158,900)	(156,600)
Secondary market loan sale proceeds	1,474,148	1,231,578	2,868,967
Originations of secondary market loans held-for-sale	(1,455,800)	(1,219,500)	(2,845,465)
Stock compensation expense	24,554	13,850	—
Effects of changes in operating assets and liabilities:
Net deferred loan (fees) costs	7,495	21,130	(39,536)
Accrued interest receivable	4,717	(82,270)	(201,106)
Accrued interest payable	24,910	106,691	41,649
Other assets and liabilities	(317,533)	485,802	125,107

Net cash provided by operating activities	$4,294,994	$4,818,979	$3,918,616

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available-for-sale:
Proceeds from maturities and repayments	$15,634,028	$12,867,830	$15,056,944
Proceeds from sale	—	3,943,200	5,094,640
Purchases	(19,406,047)	(5,778,145)	(26,295,553)
Loan originations, net of repayments	(25,027,508)	(17,606,716)	(2,067,227)
Proceeds from sale of other real estate	196,881	454,000	195,000
Property, equipment and software acquisitions	(492,856)	(283,749)	(624,692)

Net cash used in investing activities	$(29,095,502)	$(6,403,580)	$(4,506,434)

CSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
CASH FLOWS FROM FINANCING ACTIVITIES
Net change in deposits	$(791,630)	$4,774,955	$7,451,998
Net change in short-term borrowings	(300,000)	—	5,000,000
Net change in securities sold under repurchase agreements	(416,920)	6,604,461	3,101,143
Federal Home Loan Bank borrowings:
Proceeds	24,000,000	—	—
Repayments	(475,511)	(5,568,441)	(10,667,396)
Purchase of treasury shares	(904,410)	(1,609,416)	(1,459,752)
Issuance of treasury shares	644	—	—
Cash dividends paid	(1,771,491)	(1,613,747)	(1,822,491)

Net cash provided by financing activities	$19,340,682	$2,587,812	$1,593,502

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(5,459,826)	1,003,212	1,005,684

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	17,653,188	16,649,976	15,644,292

CASH AND CASH EQUIVALENTS AT END OF YEAR	$12,193,362	$17,653,188	$16,649,976

SUPPLEMENTAL DISCLOSURES
Cash paid during the year for:
Interest	$7,879,829	$6,770,600	$4,770,048

Income taxes	2,065,000	965,000	665,000

Noncash investing activities:
Transfer of loans to other real estate owned	$299,575	$39,640	$625,000

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies
and notes to consolidated financial statements.

CSB BANCORP, INC.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
CSB Bancorp, Inc. (the Company) was incorporated in 1991 in the State of Ohio and is a registered bank holding company for its wholly-owned subsidiaries, The Commercial and Savings Bank (the Bank) and CSB Investment Services, LLC. The Company, through its subsidiaries, operates in one industry segment; the commercial banking industry.
The Bank, an Ohio-chartered bank organized in 1879, provides financial services through its ten Banking Centers located in Millersburg, Ohio, and nearby communities. These communities are the source of substantially all deposit, loan and trust activities. The majority of the Bank’s income is derived from commercial and retail lending activities and investments in securities. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially, all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of business. Real estate loans are secured by both residential and commercial real estate.
Significant accounting policies followed by the Company are presented below:
USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS
In preparing consolidated financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during each reporting period. Actual results could differ from those estimates. The most significant estimate susceptible to change in the near term relates to management’s determination of the allowance for loan losses.
PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.
The Bank has established a trust department and the assets held by the Bank in fiduciary or agency capacities for its customers are not included in the consolidated balance sheets as such items are not assets of the Bank.
CASH AND CASH EQUIVALENTS
For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold which mature overnight or within three days.
CASH RESERVE REQUIREMENTS
The Bank is required by the Federal Reserve to maintain reserves consisting of cash on hand and noninterest-earning balances on deposit with the Federal Reserve Bank. The required reserve balance at December 31, 2007 and 2006 was $3,128,000 and $2,780,000, respectively.

CSB BANCORP, INC.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
SECURITIES
Securities designated as available-for-sale are carried at fair value with unrealized gains and losses, net of applicable income taxes, on such securities recognized as other comprehensive income (loss).
The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity based on the interest method. Such amortization and accretion is included in interest and dividends on securities.
Investments in Federal Home Loan Bank and Federal Reserve Bank stock are classified as restricted securities, carried at cost, and evaluated for impairment.
Gains and losses on sales of securities are accounted for on a trade date basis, using the specific identification method, and are included in non-interest income. Securities are written down to fair value when a decline in fair value is considered other than temporary.
LOANS
Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or pay-off, generally are stated at their outstanding principal amount, adjusted for charge-offs, the allowance for loan losses and any deferred loan fees or costs on originated loans. Interest is accrued based upon the daily outstanding principal balance. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield over the life of the related loan.
Interest income is not reported when full repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days. All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

CSB BANCORP, INC.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ALLOWANCE FOR LOAN LOSSES (CONTINUED)
A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial, commercial real estate, and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.
Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.
OTHER REAL ESTATE OWNED
Other real estate acquired through or in lieu of foreclosure is initially recorded at the lower of cost or fair value, less estimated costs to sell, and any loan balance in excess of fair value is charged to the allowance for loan losses. Subsequent valuations are periodically performed and write-downs are included in other operating expense, as are gains or losses upon sale and expenses related to maintenance of the properties. Other real estate owned amounted to $101,700 at December 31, 2007. There was no other real estate owned at December 31, 2006.
PREMISES AND EQUIPMENT
Premises and equipment is stated at cost less accumulated depreciation and amortization. Upon the sale or disposition of the assets, the difference between the depreciated cost and proceeds is charged or credited to income. Depreciation and amortization is determined based on the estimated useful lives of the individual assets (typically 20 to 40 years for buildings and 3 to 10 years for equipment) and is computed using both accelerated and straight-line methods.
REPURCHASE AGREEMENTS
Substantially all securities sold under repurchase agreements represent amounts advanced by various customers. Securities owned by the Bank are pledged to cover those obligations, which are not deposits and not covered by federal deposit insurance.
ADVERTISING COSTS
All advertising costs are expensed as incurred.

CSB BANCORP, INC.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
FEDERAL INCOME TAXES
The Company and its subsidiaries file a consolidated tax return. Deferred income taxes are provided on temporary differences between financial statement and income tax reporting. Temporary differences are differences between the amounts of assets and liabilities, reported for financial statement purposes and their tax bases. Deferred tax assets are recognized for temporary differences that will be deductible in future years’ tax returns and for operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance if it is deemed more likely than not that some or all of the deferred tax assets will not be realized. Deferred tax liabilities are recognized for temporary differences that will be taxable in future years’ tax returns.
The Bank is not currently subject to state and local income taxes.
STOCK-BASED COMPENSATION
The Company sponsors a stock-based compensation plan, administered by a committee, under which incentive stock options may be granted periodically to certain employees. Effective January 1, 2006, CSB adopted FASB Statement No. 123 (revised 2004), Share-Based Payment (FASB No. 123r), using the modified prospective application method. The modified prospective application method applies to new awards, to any outstanding liability awards, and to awards modified, repurchased, or cancelled after January 1, 2006. For all awards granted prior to January 1, 2006, unrecognized compensation cost, on the date of adoption, will be recognized as an expense in future periods. The results for prior periods have not been restated.
The adoption of FASB No. 123r reduced net income by $24,554 and $13,850 for the years ended December 31, 2007 and 2006, respectively. The following table illustrates the effect on net income and earnings per share if CSB had applied the fair value recognition provisions to stock-based employee compensation during the prior period presented. For purposes of this pro forma disclosure, the value of the options is estimated using the Black-Scholes option-pricing model and amortized to expense over the options’ vesting period.
Pro forma disclosures of compensation cost of stock-based awards have been determined using the fair value method that considers the time value of the option considering the volatility of the Company’s stock and the risk-free interest rate over the expected life of the option using a Black-Scholes valuation model. Had compensation cost for stock options been measured using Statement of Financial Accounting Standards No. 123r “Share-Based Payment”, net income and earnings per share would have been the pro forma amounts indicated below.

2005
Net income as reported	$2,872,639

Pro forma net income	2,867,223

Basic earnings per share as reported	1.09

Pro forma basic earnings per share	1.09

Diluted earnings per share as reported	1.09

Pro forma diluted earnings per share	1.09

CSB BANCORP, INC.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
STOCK-BASED COMPENSATION (CONTINUED)
The effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

	2007	2006		2005
Risk-free interest rate	n/a	4.57%		n/a
Dividend yield		3.56%
Volatility		9%
Expected option life		3.0	yrs.
As of December 31, 2007, there was approximately $18,000 of unrecognized compensation cost related to unvested share-based compensation awards granted. That cost is expected to be recognized over the next two years.
Options are granted to certain employees at prices equal to the market value of the stock on the date the options are granted. The 2002 Plan authorizes the issuance of 75,000 shares. The Plan was amended April 27, 2005 to authorize the issuance of 200,000 shares. The time period during which any option is exercisable under the Plan is determined by the committee but shall not continue beyond the expiration of ten years after the date the option is awarded.
The fair value of each option is amortized into compensation expense on a straight-line basis between the grant date for the option and each vesting date. CSB estimated the fair value of stock options on the date of the grant using the Black-Scholes option pricing model. The model requires the use of numerous assumptions, many of which are highly subjective in nature. Options grants of 29,760 were awarded for the year ended December 31, 2006. No options were granted for the years ended December 31, 2007 and 2005.
COMPREHENSIVE INCOME
U.S. generally accepted accounting principles require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.
TRANSFERS OF FINANCIAL ASSETS
Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

CSB BANCORP, INC.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
PER SHARE DATA
Basic net income per share is computed based on the weighted average number of shares of common stock outstanding during each year. Diluted income per common share includes the dilutive effect of additional potential common shares issuable under stock options.
The weighted average number of common shares outstanding for basic and diluted earnings per share computations were as follows:

	2007	2006	2005
Weighted average common shares outstanding	2,667,786	2,667,786	2,667,786
Average treasury shares	(200,676)	(140,872)	(29,089)

Total weighted average common shares outstanding (basic)	2,467,110	2,526,914	2,638,697
Dilutive effect of assumed exercise of stock options	702	5,678	3,604

Weighted average common shares outstanding (diluted)	2,467,812	2,532,592	2,642,301

Dividends per share are based on the number of shares outstanding at the declaration date.
There were 42,760 stock options to purchase common stock for $17.50 to $19.00 per share that were antidilutive at December 31, 2007. There were no antidilutive shares at December 31, 2006 and 2005.
RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In September 2006, the FASB issued FAS No. 157, Fair Value Measurements, which provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require or permit assets or liabilities to be measured at fair value. The Standard does not expand the use of fair value in any new circumstances. FAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Early adoption is permitted. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.
In February 2007, the FASB issued FAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115, which provides all entities with an option to report selected financial assets and liabilities at fair value. The objective of the FAS No. 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in earnings caused by measuring related assets and liabilities differently without having to apply the complex provisions of hedge accounting. FAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007 provided the entity also elects to apply the provisions of FAS No. 157, Fair Value Measurements. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.
RECLASSIFICATION OF COMPARATIVE AMOUNTS
Certain comparative amounts from the prior years have been reclassified to conform to current year classifications. Such classifications had no effect on net income or shareholders’ equity.

CSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — SECURITIES
Securities consist of the following at December 31, 2007 and 2006:

		Gross	Gross
	Amortized	unrealized	unrealized	Fair
	cost	gains	losses	value
December 31, 2007
Available-for-sale:
U.S. Treasury security	$99,944	$1,704	$—	$101,648
Obligations of U.S. Government corporations and agencies	25,498,979	18,190	7,904	25,509,265
Mortgage-backed securities	42,682,972	15,639	333,666	42,364,945
Obligations of states and political subdivisions	3,098,457	60,088	—	3,158,545

Total debt securities	71,380,352	95,621	341,570	71,134,403
Equity securities	401,752	665	116,990	285,427

Total available for-sale	71,782,104	96,286	458,560	71,419,830

Restricted stock	3,105,900	—	—	3,105,900

Total securities	$74,888,004	$96,286	$458,560	$74,525,730

December 31, 2006
Available-for-sale:
U.S. Treasury security	$99,992	$—	$172	$99,820
Obligations of U.S. Government corporations and agencies	33,493,189	—	576,494	32,916,695
Mortgage-backed securities	28,453,336	591	405,963	28,047,964
Obligations of states and political subdivisions	5,666,915	103,482	1,103	5,769,294

Total debt securities	67,713,432	104,073	983,732	66,833,773
Equity securities	305,965	8,194	12,806	301,353

Total available for-sale	68,019,397	112,267	996,538	67,135,126

Restricted stock	3,105,900	—	—	3,105,900

Total securities	$71,125,297	$112,267	$996,538	$70,241,026

CSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — SECURITIES (CONTINUED)
The amortized cost and fair value of securities at December 31, 2007, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	cost	value
Available-for-sale:
Due in one year or less	$3,579,935	$3,604,660
Due after one through five years	25,739,772	25,775,551
Due after five years through ten years	3,131,836	3,091,771
Due after ten years	38,928,809	38,662,421

Total available-for-sale	$71,380,352	$71,134,403

Securities with a carrying value of approximately $50,385,000 and $52,567,000 were pledged at December 31, 2007 and 2006, respectively, to secure public deposits, as well as other deposits and borrowings as required or permitted by law.
Restricted stock primarily consists of investments in Federal Home Loan Bank of Cincinnati and Federal Reserve Bank of Cleveland stock. The Bank’s investment in Federal Home Loan Bank stock amounted to $2,835,900 at December 31, 2007 and 2006.
Gross gains realized from sales of previous impairment write-offs of securities available-for-sale amounted to $16,830 in 2007, $0 in 2006, and $247,047 in 2005, with the income tax provision applicable to such gains amounting to $5,700 in 2007, $0 in 2006, and $84,000 in 2005. Gross realized losses of $56,800 from sales of securities available-for-sale were realized in 2006. There were no gross realized losses in 2007 or 2005. The income tax credit applicable to the loss recognized in 2006 amounted to $19,300.

CSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — SECURITIES (CONTINUED)
The following table presents gross unrealized losses and fair value of securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007 and 2006:

	Securities in a Continuous Unrealized Loss Position
	Less Than		12 Months
	12 Months		or More		Total
	Gross		Gross		Gross
	Unrealized	Fair	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value	Losses	Value
2007
Obligations of U.S. Government corporations and agencies	$—	$—	$7,904	$14,491,455	$7,904	$14,491,455
Mortgage-backed securities	112,399	21,664,006	221,267	15,868,261	333,666	37,532,267

Total debt securities	112,399	21,664,006	229,171	30,359,716	341,570	52,023,722
Equity securities	54,790	171,875	62,200	109,183	116,990	281,058

Total temporarily impaired securities	$167,189	$21,835,881	$291,371	$30,468,899	$458,560	$52,304,780

2006
Obligations of U.S. Government corporations and agencies	$5,620	$1,994,380	$570,874	$30,922,315	$576,494	$32,916,695
Mortgage-backed securities	34,629	7,768,042	371,334	15,384,068	405,963	23,152,110
Obligations of states and political subdivisions	—	—	1,103	250,313	1,103	250,313
U.S. Treasury Security	—	—	172	99,820	172	99,820

Total debt securities	40,249	9,762,422	943,483	46,656,516	983,732	56,418,938
Equity securities	145	1,445	12,661	128,500	12,806	129,945

Total temporarily impaired securities	$40,394	$9,763,867	$956,144	$46,785,016	$996,538	$56,548,883

There were thirty-one securities in an unrealized loss position at December 31, 2007, twenty-two of which were in a continuous loss position for twelve months or more. Management reviews these securities quarterly. Management has considered industry analyst reports, sector credit reports and volatility in the bond and equity markets in concluding that the unrealized losses as of December 31, 2007 were primarily the result of customary and expected fluctuations in the markets. As a result, all security impairments as of December 31, 2007 are not considered other than temporary.

CSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 2 — LOANS
Loans consist of the following at December 31, 2007 and 2006:

	2007	2006
Commercial	$46,000,089	$55,512,802
Commercial real estate	97,984,830	72,706,863
Residential real estate	92,084,807	85,933,260
Installment and credit card	8,862,456	10,509,913
Construction	11,700,889	7,735,618
Deferred loan costs (fees), net	25,988	33,482

Total Loans	$256,659,059	$232,431,938

The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005
Beginning balance	$2,607,118	$2,445,494	$2,574,945
Provision for loan losses	472,100	301,667	282,664
Loans charged-off	(612,723)	(309,644)	(575,556)
Recoveries	119,406	169,601	163,441

Ending balance	$2,585,901	$2,607,118	$2,445,494

Impaired loans were as follows for December 31, 2007 and 2006:

	2007	2006
Year-end loans with no allowance for loan losses allocated	$—	$—
Year-end loans with allowance for loan losses allocated	198,286	987,897
Amount of the allowance allocated	42,773	326,705

	2007	2006	2005
Average of impaired loans during the year	$729,699	$700,202	$576,907
Interest income recognized during impairment	25,876	25,717	2,764
Cash-basis interest income recognized	25,674	24,762	472
Accrued interest not recognized	35,166	33,188	36,404
Nonperforming loans, including certain impaired loans and smaller balance homogenous loans such as residential mortgage and consumer loans that are collectively evaluated for impairment, were as follows at December 31, 2007 and 2006:

	2007	2006
Loans past due over 90 days still accruing interest	$144,339	$—
Nonaccrual loans	426,706	1,508,577
Loans serviced for others approximated $19,349,000 and $20,675,900 at December 31, 2007 and 2006, respectively.

CSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 3 — PREMISES AND EQUIPMENT
Premises and equipment consist of the following at December 31, 2007 and 2006:

	2007	2006
Land and improvements	$1,007,927	$1,007,927
Buildings and improvements	8,499,044	8,616,211
Furniture and equipment	4,753,393	5,453,248
Leasehold improvements	172,483	79,979

	14,432,847	15,157,365
Accumulated depreciation	7,159,609	7,767,183

Premises and equipment, net	$7,273,238	$7,390,182

The Bank leases certain office locations. Total rental expense under these leases approximated $125,000, $87,000, and $84,000 in 2007, 2006, and 2005, respectively. Future minimum lease payments at December 31, 2007 aggregate $403,000 and are due as follows: 2008, $111,500; 2009, $100,200; 2010, $101,400; 2011, $78,200; and 2012, $11,700.
Depreciation expense amounted to $583,012, $565,389, and $594,620 for the years ended December 31, 2007, 2006, and 2005, respectively.
NOTE 4 — INTEREST-BEARING DEPOSITS
Interest-bearing deposits at December 31, 2007 and 2006 are as follows:

	2007	2006
Demand	$48,922,949	$50,602,872
Savings	41,027,057	39,370,654
Time deposits:
In excess of $100,000	34,282,194	32,304,548
Other	89,114,866	93,444,467

Total interest-bearing deposits	$213,347,066	$215,722,541

At December 31, 2007, stated maturities of time deposits were as follows:

2008	$104,037,947
2009	5,368,426
2010	7,731,092
2011	1,816,232
2012	4,410,151
2013 and beyond	33,212

Total	$123,397,060

CSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 5 — BORROWINGS
Short-term borrowings
Short-term borrowings include overnight repurchase agreements, Federal funds purchased and short-term advances through the Federal Home Loan Bank (FHLB). The outstanding balances and related information for short-term borrowings are summarized as follows:

	2007	2006
Balance at year-end	$27,305,157	$28,022,077
Average balance outstanding	29,950,025	32,974,064
Maximum month-end balance	34,371,093	41,468,292
Weighted-average rate at year-end	3.49%	3.71%
Weighted-average rate during the year	3.96	3.84
Average balances outstanding during the year represent daily average balances, and average interest rates represent interest expenses divided by the related average balances.
Other borrowings
The following table sets forth information concerning other borrowings:

			Weighted-
			average	Stated interest rate
	Maturity range		interest	range		At December 31,
Description	from	To	rate	from	to	2007	2006

Fixed rate	11/23/09	12/21/17	3.97%	3.48%	4.60%	$24,000,000	$—
Fixed rate amortizing	1/01/08	3/01/17	6.45%	5.60%	7.15%	2,023,888	2,499,399

						$26,023,888	$2,499,399

Maturities of other borrowings at December 31, 2007, are summarized as follows:

Year Ending		Weighted-
December 31,	Amount	Average Rate
2008	$417,127	6.42%
2009	6,369,517	4.20
2010	6,322,234	4.65
2011	247,456	6.47
2012	187,551	6.47
2013 and beyond	12,480,003	3.73

	$26,023,888	4.06%

Monthly principal and interest payments are due on the fixed rate amortizing borrowings; additionally a 10% principal curtailment is due on the borrowing’s anniversary date. FHLB borrowings are secured by a blanket collateral agreement. At December 31, 2007 the Company has the capacity to borrow an additional $36.7 million from the FHLB.

CSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 6 — INCOME TAXES
The provision for income taxes consists of the following for the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005
Current	$1787,250	$1,234,325	$759,163
Deferred	(113,050)	198,675	408,837

Total income tax provision	$1,674,200	$1,433,000	$1,168,000

The income tax provision attributable to income from operations differs from the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes as follows:

	2007	2006	2005
Expected provision using statutory federal income tax rate	$1,763,900	$1,544,700	$1,373,800
Tax-exempt income on state and municipal securities and political subdivision loans	(94,760)	(138,600)	(218,400)
Interest expense associated with carrying certain state and municipal securities and political subdivision loans	9,400	11,800	14,300
Other	(4,340)	15,100	(1,700)

Total income tax provision	$1,674,200	$1,433,000	$1,168,000

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31, 2007 and 2006 are as follows:

	2007	2006
Allowance for loan losses	$722,900	$626,600
Unrealized loss on securities available-for-sale	123,200	300,650
Other	15,900	26,950

Deferred tax assets	862,000	954,200

Depreciation of premises and equipment	(309,300)	(334,200)
Federal Home Loan Bank stock dividends	(459,600)	(459,600)
Deferred loan fees	(80,500)	(81,700)
Other	(66,500)	(68,200)

Deferred tax liabilities	(915,900)	(943,700)

Net deferred tax (liability) asset	$(53,900)	$10,500

CSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 6 — INCOME TAXES (CONTINUED)
The Company had no available alternative minimum tax credit carry forwards at December 31, 2007. Tax credit carry forwards of approximately $296,000 were utilized during 2006 as the computed regular tax exceeded the alternative minimum tax.
The Company believes it is more likely than not that the benefit of deferred tax assets will be realized. Consequently, no valuation allowance for deferred tax assets is deemed necessary at December 31, 2007 and 2006 in view of certain tax strategies, coupled with the anticipated future taxable income as evidenced by the Company’s earnings potential.
The Company adopted the provisions of FIN No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109, effective January 1, 2007. FIN No. 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. FIN No. 48 also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest and penalties. Adoption of FIN No. 48 did not have a significant impact on the Company’s financial statements.
NOTE 7 — EMPLOYEE BENEFITS
The Company sponsors a contributory 401(k) profit-sharing plan covering substantially all employees who meet certain age and service requirements. The Plan permits investing in the Company’s common stock subject to various limitations and provides for discretionary profit sharing and matching contributions. The discretionary profit sharing contribution is determined annually by the Board of Directors and amounted to 2.75% of each eligible participant’s compensation for 2007, 2.5% for 2006, and 2% of each eligible participant’s compensation for 2005. The Plan also provides for a 50% Bank match of participant contributions up to a maximum of 2% of each participant’s annual compensation. Expense under the Plan amounted to approximately $166,700, $232,000, and $159,000 for 2007, 2006 and 2005, respectively.
No stock options were granted in 2007. During 2006, the Board of Directors granted options to various executive officers of the Company, including options to purchase 29,760 shares of the Company’s common shares at an exercise price of $18.00 per share through March 2016. There were no stock options granted during 2005.

CSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 7 — EMPLOYEE BENEFITS (CONTINUED)
The following summarizes stock options activity for the years ended December 31, 2007, 2006 and 2005:

	2007		2006		2005
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	51,245	$17.63	21,970	$17.09	42,820	$16.09
Granted			29,760	18.00	—	—
Exercised	(40)	(16.05)	—	—	—	—
Forfeited	(365)	(16.05)	(485)	(16.05)	(20,850)	(15.04)

Outstanding at end of year	50,840	$17.64	51,245	$17.63	21,970	$17.09

Options exercisable at year-end	32,984	$17.45	19,788	$17.20	18,361	$17.29

Weighted-average fair value of options granted during year		N/A		$1.26		N/A

Options outstanding at December 31, 2007 were as follows:

	Outstanding
		Weighted	Exercisable
		Average		Weighted
Range of		Remaining		Average
Exercisable		Contractual Life		Exercise
Prices	Number	(Years)	Number	Price
$16.05	8,080	4.93	8,080	$16.05
17.50	2,000	.58	2,000	17.50
17.75	10,000	.38	10,000	17.75
18.00	29,760	8.14	11,904	18.00
19.00	1,000	1.59	1,000	19.00

Outstanding at year-end	50,840	5.68	32,984	$17.45

The cash proceeds, tax benefits and intrinsic value related to total stock options exercised during 2007 were $644, $0 and $225. There were no stock options exercised in 2006 or 2005.

CSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 8 — FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are primarily loan commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets. The contract amount of these instruments reflects the extent of involvement the Bank has in these financial instruments.
The Bank’s exposure to credit loss in the event of the nonperformance by the other party to the financial instruments for loan commitments to extend credit and letters of credit is represented by the contractual amounts of these instruments. The Bank uses the same credit policies in making loan commitments as it does for on-balance sheet loans.
The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2007 and 2006:

	Contract amount
	2007	2006
Commitments to extend credit	$63,849,000	$69,989,000

Letters of credit	$1,310,000	$882,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral, obtained if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include accounts receivable; recognized inventory; property, plant and equipment; and income-producing commercial properties.
Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration. All letters of credit outstanding at December 31, 2007 are due on demand or expire in 2008. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank requires collateral supporting these commitments when deemed appropriate.

CSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 9 — RELATED-PARTY TRANSACTIONS
In the ordinary course of business, loans are granted by the Bank to executive officers, directors and their related business interests consistent with Federal Reserve Regulation O. The following is an analysis of activity of related-party loans for the year ending December 31, 2007:

2007
Balance at beginning of year	$5,147,458
New loans and advances	1,631,913
Repayments, including loans sold	(824,480)

Balance at end of year	$5,954,891

Deposits from executive officers, directors and their related business interests at December 31, 2007 and 2006 were approximately $3,139,000 and $3,803,000, respectively.
NOTE 10 — REGULATORY MATTERS
The Company (on a consolidated basis) and Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2007 and 2006, that the Company and Bank met or exceeded all capital adequacy requirements to which they are subject.
As of December 31, 2007, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized” an institution must maintain minimum total risk- based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since that notification that Management believes have changed the Bank’s category.

CSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 10 — REGULATORY MATTERS (CONTINUED)
The actual capital amounts and ratios of the Company and Bank as of December 31, 2007 and 2006, are also presented in the following table (dollars in thousands):

			Minimum		Minimum required
			required		to be well
			for capital		capitalized under
			adequacy		prompt corrective
	Actual		purposes		action regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2007
Total capital (to risk- weighted assets)
Consolidated	$39,101	16.4%	$19,069	8.0%	$23,836	10.0%
Bank	36,736	15.4	19,041	8.0	23,801	10.0

Tier I capital (to risk- weighted assets)
Consolidated	36,515	15.3	9,534	4.0	14,301	6.0
Bank	34,150	14.4	9,520	4.0	14,280	6.0

Tier I capital (to average assets)
Consolidated	36,515	11.0	13,290	4.0	16,612	5.0
Bank	34,150	10.3	13,271	4.0	16,589	5.0

As of December 31, 2006
Total capital (to risk- weighted assets)
Consolidated	$38,259	17.7%	$17,337	8.0%	$21,671	10.0%
Bank	35,460	16.4	17,298	8.0	21,623	10.0

Tier I capital (to risk- weighted assets)
Consolidated	35,652	16.5	8,668	4.0	13,002	6.0
Bank	32,853	15.2	8,649	4.0	12,974	6.0

Tier I capital (to average assets)
Consolidated	35,652	11.1	12,816	4.0	16,020	5.0
Bank	32,853	10.3	12,781	4.0	15,976	5.0
The Company’s primary source of funds with which to pay dividends, are dividends received from the Bank. The payment of dividends by the Bank to the Company is subject to restrictions by its regulatory agencies. These restrictions generally limit dividends to current year net income and prior two-years net retained earnings. Also, dividends may not reduce capital levels below the minimum regulatory requirements disclosed above. Under these provisions, at January 1, 2008, the Bank could dividend $1,033,000 to the Company. The Company does not anticipate the financial need to obtain this approval due to its current cash balances and ability to access the credit markets. Federal law prevents the Company from borrowing from the Bank unless loans are secured by specific obligations. Further, such secured loans are limited to an amount not exceeding 10 percent of the Banks common stock and capital surplus.

CSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 11 — CONDENSED PARENT COMPANY FINANCIAL INFORMATION
A summary of condensed financial information of the parent company as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 are as follows:

CONDENSED BALANCE SHEETS	2007	2006
ASSETS
Cash deposited with subsidiary bank	$1,748,248	$1,793,833
Investment in subsidiary bank	33,990,029	32,271,581
Securities available-for-sale	285,427	805,281
Other assets	261,769	199,625

Total assets	$36,285,473	$35,070,320

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Other liabilities	$7,425	$—

Total shareholders’ equity	36,278,048	35,070,320

Total liabilities and shareholders’ equity	$36,285,473	$35,070,320

CONDENSED STATEMENTS
OF INCOME	2007	2006	2005
Interest on securities	$16,672	$27,230	$25,273
Dividends from subsidiary	2,500,000	3,600,000	3,910,886

Total income	2,516,672	3,627,230	3,936,159

Operating expenses	450,030	377,769	377,211

Income before taxes and undistributed equity income of subsidiary	2,066,642	3,249,461	3,558,948

Income tax benefit	(150,000)	(125,000)	(128,000)
Equity earnings in subsidiary, net of dividends	1,297,272	(264,356)	(814,309)

Net income	$3,513,914	$3,110,105	$2,872,639

CSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 11 — CONDENSED PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

CONDENSED STATEMENTS OF CASH FLOWS	2007	2006	2005
Cash flows from operating activities:
Net income	$3,513,914	$3,110,105	$2,872,639
Adjustments to reconcile net income to cash provided by operations:
Security accretion	(508)	(187)	(187)
Securities gain	(5,430)	—	—
Software amortization	6,667	6,667	5,000
Equity earnings in subsidiary, net of dividends	(1,297,272)	264,356	814,309
Stock compensation expense	24,554	13,850	—
Change in other assets, liabilities	(21,451)	3,000	(73,879)

Net cash provided by operating activities	2,220,474	3,397,791	3,617,882

Cash flows from investing activities:
Purchase of investment securities	(95,787)	(1,590)	(304,376)
Maturities, calls of investment securities	504,985	—	—
Purchase of software	—	—	(20,000)

Net cash provided by (used in) investing activities	409,198	(1,590)	(324,376)

Cash flows from financing activities:
Purchase of treasury shares	(904,410)	(1,609,416)	(1,459,752)
Issuance of treasury shares	644	—	—
Cash dividends paid	(1,771,491)	(1,613,747)	(1,822,491)

Net cash used in financing activities	(2,675,257)	(3,223,163)	(3,282,243)

Net change in cash	(45,585)	173,038	11,263

Cash at beginning of year	1,793,833	1,620,795	1,609,532

Cash at end of year	$1,748,248	$1,793,833	$1,620,795

NOTE 12 — OTHER COMPREHENSIVE INCOME (LOSS)
The components of other comprehensive income (loss) and related tax effects are as follows for the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005
Unrealized holding (losses) gain on available-for-sale securities	$538,825	$(57,908)	$(1,225,090)
Less reclassification adjustment for securities Losses (gains) recognized in income	(16,830)	56,800	(247,047)

Net unrealized holding gains (losses)	521,995	(1,108)	(1,472,137)
Federal income tax provision (benefit)	177,478	(377)	(500,527)

Other comprehensive income (loss)	$344,517	$(731)	$(971,610)

CSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 13 — FAIR VALUES OF FINANCIAL INSTRUMENTS
The estimated fair values of recognized financial instruments as of December 31, 2007 and 2006 are as follows (dollars in thousands):

	2007		2006
	Carrying	Fair	Carrying	Fair
	amounts	value	amounts	value
Financial assets:
Cash and cash equivalents	$12,193	$12,193	$17,653	$17,653
Securities	74,526	74,526	70,241	70,241
Loans, net	254,073	254,623	229,825	226,830
Accrued Interest Receivable	1,409	1,409	1,414	1,414
Financial liabilities:
Deposits	$259,386	$259,612	$260,178	$259,403
Short-term borrowings	27,305	27,305	28,022	28,022
Other borrowings	26,024	25,915	2,499	2,515
Accrued Interest Payable	375	375	350	350
For purposes of the above disclosures of estimated fair value, the following assumptions were used. Estimated fair value for cash and due from banks was considered to be carrying value. Estimated fair value of securities was based on quoted market values for the individual securities or equivalent securities. Fair value for loans was estimated for portfolios of loans with similar financial characteristics. Fair value of loans was estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for similar anticipated maturities. Fair value of non-accrual loans was based on carrying value.
Fair value of core deposits, including demand deposits, savings accounts and certain money market deposits, was the amount payable on demand. Fair value of fixed-maturity certificates of deposit was estimated using the rates offered at December 31, 2007 and 2006, for deposits of similar remaining maturities. Estimated fair value does not include the benefit that results from low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. Overnight federal funds purchased and securities sold under repurchase agreement, classified as short-term borrowings, are valued at carrying value as they represent liabilities that are due on demand. Federal Home Loan Bank Advances with terms greater than overnight are fair valued based upon a discounted cash flow approach. Estimated fair value of accrued interest was determined to be the carrying amounts since these financial instruments generally represent obligations that are due on demand.
The Company also has unrecognized financial instruments at December 31, 2007 and 2006. These financial instruments relate to commitments to extend credit and letters of credit. The aggregated contract amount of such financial instruments was approximately $65,159,000 at December 31, 2007 and $70,871,000 at December 31, 2006. Such amounts are also considered to be the estimated fair values.

CSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 13 — FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
The fair value estimates of financial instruments are made at a specific point in time based on relevant market information. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument over the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Since no ready market exists for a significant portion of the financial instruments, fair value estimates are largely based on judgments after considering such factors as future expected credit losses, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.
NOTE 14 — CONTINGENT LIABILITIES
In the normal course of business, the Company and its subsidiary may be involved in various legal actions, but in the opinion of management and its legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the consolidated financial statements.
The Company has entered into employment agreements with various officers. Upon the occurrence of certain types of termination of employment, the Company may be required to make specified severance payments if termination occurs within a specified period of time, generally two years from the date of the agreement, or pursuant to certain change in control transactions.
NOTE 15 — QUARTERLY FINANCIAL DATA (UNAUDITED)
The following is a summary of selected quarterly financial data (unaudited) for the years ended December 31, 2007 and 2006:

				Basic	Diluted
		Net		earnings	earnings
	Interest	interest	Net	per	per
	income	income	income	share	share
2007
First quarter	$5,146,282	$3,255,292	$814,512	$.33	$.33
Second quarter	5,288,509	3,275,353	956,467	.39	.39
Third quarter	5,418,095	3,389,682	863,090	.35	.35
Fourth quarter	5,378,235	3,406,055	879,845	.35	.35

2006
First quarter	$4,708,719	$3,294,273	$773,906	$.30	$.30
Second quarter	5,006,077	3,272,933	676,653	.27	.27
Third quarter	5,156,066	3,294,090	813,564	.32	.32
Fourth quarter	5,173,890	3,306,165	845,982	.34	.34

NOTE 16 — SUBSEQUENT EVENT
On May 14, 2008, CSB Bancorp, Inc. entered into a definitive agreement and plan of merger whereby CSB Bancorp, Inc. will acquire Indian Village Bancorp, Inc. (“Indian Village”), and its wholly-owned subsidiary, Indian Village Community Bank. Subject to approval by Indian Village shareholders, receipt of regulatory approvals and satisfaction of other customary closing conditions, Indian Village will be merged with and into CSB Bancorp, Inc., followed immediately by the merger of Indian Village Community Bank with and into The Commercial and Savings Bank. Indian Village Community Bank has banking centers located in each of Gnadenhutten, New Philadelphia and North Canton, Ohio, and offers a wide range of bank products and services. Under the term of the agreement, the Company will pay a combination of stock and cash as set forth in the definitive agreement and plan of merger for each outstanding common share of Indian Village, resulting in aggregate merger consideration of approximately $7.9 million. The transaction is expected to close late in the third quarter or early in the fourth quarter of 2008. This transaction will be accounted for using the purchase method of accounting.

INDIAN VILLAGE BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(dollars in thousands, except for per share amounts)

	March 31,	June 30,
	2008	2007
ASSETS
Cash and due from banks	$12,470	$2,256
Federal funds sold	—	—

Total cash and cash equivalents	12,470	2,256

Securities available-for-sale, at fair value	12,886	18,223
Restricted stock, at cost	1,972	1,933

Total securities	14,858	20,156

Loans	64,713	72,033
Less allowance for loan losses	882	881

Net loans	63,831	71,152

Bank owned life insurance	2,673	2,595
Premises and equipment, net	1,712	1,761
Accrued interest receivable and other assets	1,577	1,792

Total Assets	$97,121	$99,712

LIABILITIES
Deposits
Noninterest-bearing	$1,606	$1,609
Interest-bearing	64,428	66,341

Total deposits	66,034	67,950

Other borrowings	22,560	23,423
Accrued interest payable and other liabilities	401	500

Total liabilities	88,995	91,873

SHAREHOLDERS’ EQUITY
Common stock, $0.01 par value; 5,000,000 authorized shares; issued 485,237 shares	5	5
Additional paid-in capital	4,168	4,151
Retained earnings	4,835	5,080
Unearned ESOP	(168)	(189)
Treasury stock at cost: 46,361 shares in 2008 and 47,805 shares in 2007	(687)	(701)
Accumulated other comprehensive loss	(27)	(507)

Total shareholders’ equity	8,126	7,839

Total Liabilities and Shareholders’ Equity	$97,121	$99,712

INDIAN VILLAGE BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(dollars in thousands, except for per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Interest income
Loans, including fees	$1,116	$1,295	$3,459	$3,928
Securities	208	271	665	901
Other	61	6	89	16

Total interest income	1,385	1,572	4,213	4,845

Interest expense
Deposits	606	702	1,872	2,257
Short-term borrowings	309	321	943	995

Total interest expense	915	1,023	2,815	3,252

Net interest income	470	549	1,398	1,593
Provision for loan losses	98	22	320	396

Net interest income after provision for loan losses	372	527	1,078	1,197

Non-interest income
Service charges on deposit accounts	51	40	170	142
Gain or loss on securities	(9)	(10)	(55)	(41)
Gain on sale of loans	9	—	36	20
Other income	38	14	96	81

Total non-interest income	89	44	247	202

Non-interest expenses
Salaries and employee benefits	235	276	696	806
Occupancy and equipment expense	60	91	188	229
State franchise tax	23	23	71	84
Professional and director fees	69	38	199	196
Other expenses	201	182	509	470

Total non-interest expenses	588	610	1,663	1,785

Income before income taxes	(127)	(39)	(338)	(386)
Federal income tax provision (benefit)	(93)	(32)	(93)	(190)

Net income (loss)	$(34)	$(7)	$(245)	$(196)

Basic and diluted earnings per share	$(0.08)	$(0.02)	$(0.59)	$(0.47)

INDIAN VILLAGE BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Balance at beginning of period	$7,921	$8,147	$7,839	$7,903

Comprehensive income:
Net income (loss)	(34)	(7)	(245)	(196)
Change in net unrealized gain, net of reclassification adjustments and related income tax provision	218	37	480	472

Total comprehensive income	184	30	235	276

Cash dividends paid	—	—	—	(17)

Stock options exercised	11	—	18	—

Release of Esop shares	10	27	34	42

Balance at end of period	$8,126	$8,204	$8,126	$8,204

INDIAN VILLAGE BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	March 31,
	2008	2007
Net cash from operating activities	$233	$(269)

Cash flows from investing activities
Securities available-for-sale:
Proceeds from maturities, calls and repayments	2,479	1,709
Sales	4,690	6,483
Purchases	(1,070)	—
Proceeds from sale of other real estate	94	30
Loan originations, net of repayments	6,561	3,074
Premises and equipment expenditures, net	(12)	(14)

Net cash provided by investing activities	12,742	11,282

Cash flows from financing activities
Net change in deposits	(1,916)	(7,516)
Net change in short-term borrowings	—	(1,550)
Repayment of borrowings	(863)	(974)
Cash dividends paid	—	(17)
Issuance of treasury shares	18	—

Net cash provided (used for) financing activities	(2,761)	(10,057)

Net change in cash and cash equivalents	10,214	956

Cash and cash equivalents at beginning of period	2,256	2,427

Cash and cash equivalents at end of period	$12,470	$3,383

Supplemental disclosures
Interest paid	$2,939	$3,198
Income taxes paid	—	—
Non-cash investing activity-transfer of loans to OREO	100	334

INDIAN VILLAGE BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
These interim financial statements are prepared without audit and reflect all adjustments which, in the opinion of management, are necessary to present fairly the financial position of Indian Village Bancorp, Inc. (“Corporation”) at March 31, 2008, and its results of operations and cash flows for the periods presented. All such adjustments are normal and recurring in nature. The accompanying consolidated financial statements do not purport to contain all the necessary financial disclosures required by accounting principles generally accepted in the United States of America that might otherwise be necessary in the circumstances, and should be read in conjunction with the financial statements and notes thereto of the Corporation for the year ended June 30, 2007. The accounting policies of the Corporation described in the notes to financial statements contained in the Corporation’s June 30, 2007 annual report have been consistently followed in preparing these financial statements. The results of operations for the nine months ended March 31, 2008 are not necessarily indicative of the results of operations that may be expected for the full year.
The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries, Indian Village Community Bank (the “Bank”) and the Delaware Valley Title, LLC (the “Title Company”). The Bank is a one-third owner of Alban Title, LLC (“Alban”) which is accounted for under the equity method of accounting. All significant intercompany transactions and balances have been eliminated.
The Corporation’s and the Bank’s revenues, operating income and assets are derived primarily from the financial institution industry. The Bank is engaged in the business of residential mortgage lending and consumer banking with operations conducted through its main office located in Gnadenhutten, Ohio and branch offices in New Philadelphia and North Canton, Ohio. These communities and the contiguous areas are the source of substantially all the Bank’s loan and deposit activities. The majority of the Bank’s income is derived from residential and consumer lending activities and investments. The business of the Title Company is to issue title insurance underwritten by a third party. The Title Company, which was formed on September 12, 2001, did not have any significant assets or activity as of or for the three and nine months ended March 31, 2008.
To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and disclosures provided, and future results could differ. The allowance for loan losses and fair values of financial instruments are particularly subject to change.
The provision for income taxes is based on the effective tax rate expected to be applicable for the entire year. Income tax expense is the total of the current-year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. For the three and nine month periods ended March 31, 2008, the Corporation recorded a valuation allowance to reduce the deferred tax benefits that would otherwise have been recognized to zero. In the nine month period ended March 31, 2008, the Corporation reversed a valuation allowance for a deferred tax asset related to a capital-loss carryforward in the amount of approximately $93,000, resulting in an income tax benefit for the period.
Basic earnings (loss) per common share is net income (loss) divided by the weighted average number of common shares outstanding during the period. The weighted average number of shares outstanding during the three and nine months ended March 31, 2008 and used for this calculation was 419,803 and 418,585. The weighted average number of shares outstanding during the three and nine months ended March 31, 2007 used for this calculation was 416,353 and 415,509. Employee Stock Ownership Plan (“ESOP”) shares are considered outstanding for this calculation unless unallocated. Diluted earnings (loss) per share shows the dilutive effect of additional common shares issuable under stock options. The weighted average number of shares outstanding during the three and nine months ended March 31, 2008 used for this calculation was 419,803 and 418,585. The weighted average number of shares outstanding during the three and nine months ended March 31, 2007 used for this calculation was 416,353 and 415,509. There was no per share dilution as the result of considering the stock options for the periods presented. The number of common share equivalents not considered dilutive for the periods presented were 3,262 for both the three and nine months ended March 31, 2008 and 7,072 for both the three and nine months ended March 31, 2007.
NOTE 2 — REGULATORY MATTERS
As a savings and loan holding company, Indian Village is subject to regulation, examination and oversight by the Office of Thrift Supervision (the “OTS”). As a state-chartered savings bank, Indian Village Bank is subject to regulation by the Ohio Division of Financial Institutions (the “ODFI”) and the Federal Deposit Insurance Corporation (the “FDIC”). In March 2008, Indian Village Bank entered into a consent agreement with respect to a formal supervisory order (“the Order”) with the ODFI and the FDIC. Among other things, Indian Village Bank has agreed under the Order to make certain significant changes to its lending function, funds management practices, and to make policy and procedural changes, all consistent with continuing to operate Indian Village Bank in a safe and sound manner. In July 2008, Indian Village entered into a supervisory agreement with the OTS, pursuant to which Indian Village has agreed not to repurchase shares of Indian Village common stock, pay dividends, or take certain other actions without prior notice to, and approval by, the OTS.
NOTE 3 — UNCERTAIN INCOME TAX POSITIONS
The Corporation adopted FASB Interpretation 48 — Accounting for Uncertainty in Income Taxes (FIN 48) as of July 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Corporation’s financial statements. The Corporation and its subsidiaries are subject to U.S. federal income tax.

The Corporation is no longer subject to examination by taxing authorities for years before 2003. The Corporation does not expect the total amount of unrecognized tax benefits to significantly increase in the next twelve months. The Corporation recognizes interest and/or penalties related to income tax matters in income tax expense. The Corporation did not have any amounts accrued for interest and penalties at July 1, 2007.
NOTE 4 — ADOPTION OF NEW ACCOUNTING STANDARDS
In February 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 155, “Accounting for Certain Hybrid Financial Instruments,” an amendment of SFAS No. 133 and 140. This Statement changes the accounting for various derivatives and securitized financial assets. This Statement is effective for all financial instruments acquired, issued, or subject to a remeasurement (new basis) event occurring after July 1, 2007. Adoption of this standard did not have a material impact on the Corporation’s financial statements.
In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets,” an amendment of SFAS No. 140, which changes the accounting for all loan servicing rights which are recorded as the result of selling a loan where the seller undertakes an obligation to service the loan, usually in exchange for compensation. SFAS No. 156 amends current accounting guidance by requiring the servicing right to be recorded initially at fair value and also permits the subsequent reporting of these assets at fair value. SFAS No. 156 became effective for the Corporation as of July 1, 2007. The adoption of this standard did not have a material impact on the Corporation’s financial statements.
On November 5, 2007, the SEC issued Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value through Earnings (“SAB 109”). Previously, SAB 105, Application of Accounting Principles to Loan Commitments, stated that in measuring the fair value of a derivative loan commitment, a company should not incorporate the expected net future cash flows related to the associated servicing of the loan. SAB 109 supersedes SAB 105 and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment, and SAB 109 retains that view. SAB 109 became effective for the Corporation for derivative loan commitments issued or modified after January 1, 2008. The adoption of this standard did not have a material impact on the Corporation’s financial statements.

REPORT OF INDEPENDENT AUDITORS
Board of Directors and Shareholders
Indian Village Bancorp, Inc.
Gnadenhutten, Ohio
We have audited the accompanying consolidated balance sheets of Indian Village Bancorp, Inc. as of June 30, 2007 and 2006, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Indian Village Bancorp, Inc. as of June 30, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Cleveland, Ohio
October 3, 2007

INDIAN VILLAGE BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
Years ended June 30, 2007 and 2006
(Dollar amounts in thousands except per share data)

	2007	2006
ASSETS
Cash and due from banks	$1,057	$1,711
Interest-bearing and overnight deposits in other banks	1,199	716

Cash and cash equivalents	2,256	2,427
Securities available for sale, at fair value	18,223	26,414
Loans held for sale	340	—
Loans, net of allowance for loan losses	70,812	77,250
Federal Home Loan Bank stock	1,933	1,877
Loan servicing rights	66	64
Real estate owned	337	150
Premises and equipment, net	1,761	1,839
Bank-owned life insurance	2,595	2,498
Accrued interest receivable	489	540
Other assets	900	728

	$99,712	$113,787

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$1,609	$1,828
Interest bearing	66,341	77,537

Total deposits	67,950	79,365
Federal Home Loan Bank advances	23,423	26,141
Accrued interest payable	362	288
Other liabilities	138	90

Total liabilities	91,873	105,884

Shareholders’ equity
Common stock, $.01 par value; 5,000,000 shares authorized; 485,237 shares issued	5	5
Additional paid-in capital	4,151	4,126
Retained earnings	5,080	5,474
Accumulated other comprehensive income (loss)	(507)	(781)
Unearned employee stock ownership plan shares	(189)	(220)
Treasury stock, at cost 47,805 and 47,800 shares at June 30, 2007 and 2006	(701)	(701)

Total shareholders’ equity	7,839	7,903

	$99,712	$113,787

See accompanying notes to consolidated financial statements.

INDIAN VILLAGE BANCORP, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
Years ended June 30, 2007 and 2006
(Dollar amounts in thousands except per share data)

	2007	2006
Interest and dividend income
Loans, including fees
Taxable	$5,142	$4,567
Tax-exempt	13	19
Securities
Taxable	990	911
Tax-exempt	149	194
Interest-bearing deposits and Federal funds sold	35	17

	6,329	5,708

Interest expense
Deposits	2,932	2,190
Federal Home Loan Bank advances	1,312	1,396

	4,244	3,586

Net interest income	2,085	2,122

Provision for loan losses	698	271

Net interest income after provision for loan losses	1,387	1,851

Noninterest income
Service charges and other fees	202	179
Net gains on sales of loans	26	59
Loan servicing fees	24	34
Net gains (losses) on sales of securities	(40)	(3)
Net gains (losses) on sales / write-downs of real estate owned	(77)	(7)
Increase in cash surrender value of life insurance	97	85
Other income	10	24

	242	371

Noninterest expense
Salaries and employee benefits	1,038	1,029
Occupancy and equipment	306	317
Professional and consulting fees	171	110
Franchise taxes	105	82
Data processing	193	184
Directors and committee fees	71	82
Other expense	433	417

	2,317	2,221

Income (loss) before income taxes	(688)	1
Income tax expense (benefit)	(311)	(83)

Net income (loss)	$(377)	$84

Basic earnings (loss) per common share	$(0.91)	$0.20

Diluted earnings (loss) per common share	$(0.91)	$0.20

See accompanying notes to consolidated financial statements.

INDIAN VILLAGE BANCORP, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
Years ended June 30, 2007 and 2006
(Dollar amounts in thousands except per share data)

	2007	2006
Net income (loss)	$(377)	$84
Other comprehensive income:
Unrealized gains and (losses) on securities available for sale arising during the period, net of tax of $(127) and $269	248	(524)
Reclassification adjustment for (gains) and losses included in net income, net of tax benefit of $14 and $1	26	2

	274	(522)

Comprehensive income (loss)	$(103)	$(438)

See accompanying notes to consolidated financial statements.

INDIAN VILLAGE BANCORP, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years ended June 30, 2007 and 2006
(Dollar amounts in thousands except per share data)

				Accumulated
		Additional		Other	Unearned		Total
	Common	Paid-In	Retained	Comprehensive	ESOP	Treasury	Shareholders’
	Stock	Capital	Earnings	Income (Loss)	Shares	Stock	Equity
Balance at July 1, 2005	$5	$4,093	$5,502	$(259)	$(251)	$(726)	$8,364

Net income	—	—	84	—	—	—	84
Change in net unrealized gain (loss) on securities available for sale, net	—	—	—	(522)	—	—	(522)
Purchase of treasury stock, 50 shares	—	—	—	—	—	(1)	(1)
Stock options exercised, 940 shares	—	—	(13)	—	—	26	13
Stock options expense	—	9	—	—	—	—	9
Cash dividends — $0.24 per share	—	—	(99)	—	—	—	(99)
Release of 3,201 ESOP shares	—	24	—	—	31	—	55

Balance at June 30, 2006	5	4,126	5,474	(781)	(220)	(701)	7,903

Net loss	—	—	(377)	—	—	—	(377)
Change in net unrealized gain (loss) on securities available for sale, net	—	—	—	274	—	—	274
Cash dividends — $0.04 per share	—	—	(17)	—	—	—	(17)
Release of 3,101 ESOP shares	—	25	—	—	31	—	56

Balance at June 30, 2007	$5	$4,151	$5,080	$(507)	$(189)	$(701)	$7,839

See accompanying notes to consolidated financial statements.

INDIAN VILLAGE BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended June 30, 2007 and 2006
(Dollar amounts in thousands except per share data)

	2007	2006
Cash flows from operating activities
Net income (loss)	$(377)	$84
Adjustments to reconcile net income to net cash from operating activities
Provision for loan losses	698	271
Depreciation	92	85
Net amortization of securities	(12)	(30)
Federal Home Loan Bank stock dividends	(56)	(100)
Increase in cash surrender value of life insurance	(97)	(85)
Net realized (gain) loss on sales of securities	40	3
Loss on sales / write-downs of real estate owned	77	—
Loss on sale of fixed assets	—	6
Stock options expense	—	9
Compensation expense on ESOP shares	56	55
Net change in:
Loans held for sale	(340)	212
Accrued interest receivable and other assets	(265)	(264)
Accrued expenses and other liabilities	122	206

Net cash from operating activities	(62)	452

Cash flows from investing activities
Available-for-sale securities:
Sales	6,483	2,217
Calls and paydowns	2,096	4,352
Purchases	—	(9,818)
Loan originations and payments, net	5,406	(13,213)
Proceeds from sales of real estate owned	70	—
Proceeds from disposal of premises and equipment	—	60
Premises and equipment expenditures	(14)	(650)

Net cash from investing activities	14,041	(17,052)

Cash flows from financing activities
Net change in deposits	(11,415)	17,231
Net change in short-term FHLB advances	(1,550)	1,550
Principal payments on long-term FHLB advances	(1,168)	(2,002)
Cash dividends paid	(17)	(99)
Tax benefit from stock options exercised	—	2
Proceeds from exercise of stock options	—	11

Net cash from financing activities	(14,150)	16,693

Net change in cash and cash equivalents	(171)	93

Beginning cash and cash equivalents	2,427	2,334

Ending cash and cash equivalents	$2,256	$2,427

Supplemental cash flow information:
Interest paid	$4,170	$3,431
Income taxes paid	—	—

Noncash transaction:
Transfers from loans to real estate owned	$334	$150
See accompanying notes to consolidated financial statements.

INDIAN VILLAGE BANCORP, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2007 and 2006
(Dollar amounts in thousands except per share data)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations and Principles of Consolidation: The consolidated financial statements include the accounts of Indian Village Bancorp, Inc. (“IVB”) and its wholly-owned subsidiaries, Indian Village Community Bank (“Bank”), a state chartered bank, and Delaware Valley Title, LLC (“Delaware Valley”). The Title Company, which was formed on September 12, 2001, did not have any significant assets or activity as of or for the years ended June 30, 2007 and 2006. The Bank is a one-third owner of Alban Title, LLC (“Alban”) which is accounted for under the equity method of accounting. These entities are together referred to as the Corporation. Intercompany transactions and balances are eliminated in consolidation.
The Corporation provides financial services through its offices in Gnadenhutten, New Philadelphia, and North Canton, Ohio. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, installment and commercial loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial and commercial real estate loans are expected to be repaid from cash flow from operations of business or properties. The majority of the Bank’s income is derived from residential, commercial and consumer lending activities and investments.
Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses, loan servicing rights, and fair values of financial instruments are particularly subject to change.
Cash Flows: Cash and cash equivalents include cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flows are reported for loan and deposit transactions and borrowings with original maturities less than 90 days.
Securities: Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available for sale when they might be sold before maturity. Equity securities with readily determinable fair values are classified as available for sale. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.
Interest income includes amortization of purchase premium or discount. Gains and losses on sales are recorded on the trade date based on the amortized cost of the security sold.
(Continued)

INDIAN VILLAGE BANCORP, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2007 and 2006
(Dollar amounts in thousands except per share data)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Declines in the fair value of the securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers the length of time and extent that fair value has been less than cost, the financial condition and near term prospects of the issuer, and the Corporation’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.
Loans Held for Sale: Loans originated and intended for sale in the secondary market are carried at the lower of cost or market in the aggregate. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.
Mortgage loans held for sale are generally sold with servicing rights retained. The carrying value of mortgage loans sold is reduced by the cost allocated to the servicing right. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.
Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs, and an allowance for loan losses. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.
All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.
(Continued)

INDIAN VILLAGE BANCORP, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2007 and 2006
(Dollar amounts in thousands except per share data)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.
A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.
Federal Home Loan Bank (FHLB) stock: The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.
Loan Servicing Rights: Servicing assets represent the allocated value of retained servicing rights on loans sold. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance, to the extent that fair value is less than the capitalized amount for a grouping.
Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned.
Real Estate Owned: Real estate acquired through or instead of loan foreclosure is initially recorded at fair value less estimated costs to sell when acquired, establishing a new cost basis. If the fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.
Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is calculated using primarily the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the life of the asset or the lease term including renewal options that are reasonably assured. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable.
(Continued)

INDIAN VILLAGE BANCORP, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2007 and 2006
(Dollar amounts in thousands except per share data)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Bank Owned Life Insurance: The Corporation has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at its cash surrender value, or the amount that can be realized.
Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.
Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.
Stock Compensation: Prior to July 1, 2005, the Corporation accounted for stock-based compensation expense using the intrinsic value method as required by Accounting Principles Board Opinion 25, “Accounting for Stock Issued to Employees” and as permitted by Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation.” As of July 1, 2005, the Corporation adopted SFAS No. 123(R) (revised version of SFAS No. 123) which requires measurement of compensation cost for all stock-based awards be based on the grant-date fair value and recognition of compensation cost over the service period of stock-based awards, which is usually the same as the vesting period. The fair value of stock options is determined using the Black-Scholes valuation model, which is consistent with the Corporation’s valuation methodology previously utilized for options in footnote disclosures required under SFAS No. 123. The Corporation has adopted SFAS No. 123(R) using the modified prospective method, which provides for no restatement of prior periods and no cumulative adjustment to equity accounts.
It also provides for expense recognition, for both new and existing stock-based awards, as the required services are rendered. SFAS No. 123(R) also amends SFAS No. 95, “Statement of Cash Flows,” and requires tax benefits relating to excess stock-based compensation deductions be presented in the statement of cash flows as financing cash inflows.
(Continued)

INDIAN VILLAGE BANCORP, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2007 and 2006
(Dollar amounts in thousands except per share data)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.
Employee Stock Ownership Plan: The cost of shares issued to the ESOP, but not yet allocated to participants, is shown as a reduction of shareholders’ equity. Compensation expense is based on the market price of shares as they are committed to be released to participant accounts. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares reduce debt and accrued interest.
Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under stock options. Earnings and dividends per share are restated for stock splits and dividends through the date of issue of the financial statements.
Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as a separate component of equity.
Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.
Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit or prohibit the amount of dividends to be paid.
Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.
Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.
(Continued)

INDIAN VILLAGE BANCORP, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2007 and 2006
(Dollar amounts in thousands except per share data)
NOTE 2 — SECURITIES
The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses
2007
U.S. Government and federal agency	$4,219	$—	$(165)
State and municipal	4,032	—	(202)
Mortgage-backed	9,972	4	(406)

Total	$18,223	$4	$(773)

2006
U.S. Government and federal agency	$5,806	$4	$(259)
State and municipal	5,557	—	(315)
Mortgage-backed	15,051	7	(620)

Total	$26,414	$11	$(1,194)

	2007	2006
Sales of available for sale securities were as follows:
Proceeds	$6,483	$2,217
Gross gains	15	7
Gross losses	(55)	(10)
(Continued)

INDIAN VILLAGE BANCORP, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2007 and 2006
(Dollar amounts in thousands except per share data)
NOTE 2 – SECURITIES (Continued)
The fair value of securities at year end 2007 by contractual maturity were as follows. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities are shown separately.

Fair
Value
Due in one year or less	$—
Due from one to five years	3,008
Due from five to ten years	3,651
Due after ten years	1,592
Mortgage-backed	9,972

Total	$18,223

Securities pledged at year end 2007 and 2006 had a carrying amount of $8,451 and $11,800. These securities were pledged to secure FHLB advances and FHLB stand-by letters of credit.
Securities with unrealized losses at year end 2007 and 2006 aggregated by investment category and length of time that individual securities have been in a continuous loss position are as follows:

	Less than 12 Months		12 Months or More		Total
2007	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
U.S. Government and federal agency	$—	$—	$4,219	$(165)	$4,219	$(165)
State and municipal	—	—	4,032	(202)	4,032	(202)
Mortgage-backed	343	(2)	9,091	(404)	9,434	(406)

Total temporarily impaired	$343	$(2)	$17,342	$(771)	$17,685	$(773)

(Continued)

INDIAN VILLAGE BANCORP, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2007 and 2006
(Dollar amounts in thousands except per share data)
NOTE 2 – SECURITIES (Continued)

	Less than 12 Months		12 Months or More		Total
2006	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
U.S. Government and federal agency	$1,286	$(19)	$4,135	$(240)	$5,421	$(259)
State and municipal	—	—	5,557	(315)	5,557	(315)
Mortgage-backed	7,627	(167)	6,332	(453)	13,959	(620)

Total temporarily impaired	$8,913	$(186)	$16,024	$(1,008)	$24,937	$(1,194)

Unrealized losses on debt securities have not been recognized into income because the issuer bonds are of high credit quality, management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to changes in market interest rates. The fair value is expected to recover as the bonds approach their maturity date.
(Continued)

INDIAN VILLAGE BANCORP, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2007 and 2006
(Dollar amounts in thousands except per share data)
NOTE 3 – LOANS
Loans at year end were as follows:

	2007	2006
Real estate loans
One- to four-family residential	$37,979	$39,429
Multi-family residential	2,904	3,004
Nonresidential	10,417	11,603
Construction and land	3,305	4,594

	54,605	58,630

Consumer loans
Home equity loans and lines of credit	7,437	8,105
Home improvement	3,447	3,786
Automobile	1,422	2,096
Loans on deposit accounts	521	621
Unsecured	339	542
Other	2,575	2,707

	15,741	17,857

Municipal loans	219	197
Commercial business loans	791	747

	1,010	944

	71,356	77,431

Less:
Net deferred loan fees and costs	337	391
Allowance for loan losses	(881)	(572)

Loans, net	$70,812	$77,250

Mortgage loans sold in the secondary market but serviced for others are not reported as assets. The principal balance of these loans at year-end 2007 and 2006 totaled $8,406 and $7,508.
(Continued)

INDIAN VILLAGE BANCORP, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2007 and 2006
(Dollar amounts in thousands except per share data)
NOTE 3 – LOANS (Continued)
Activity in the allowance for loan losses was as follows:

	2007	2006
Beginning balance	$572	$294
Provision for loan losses	698	271
Loans charged-off	(394)	(33)
Recoveries	5	40

Ending balance	$881	$572

Impaired loans were as follows:

	2007	2006
Year-end loans with no allocated allowance for loan losses	$676	$—
Year-end loans with allocated allowance for loan losses	1,129	761

Total	$1,805	$761

Amount of the allowance for loan losses allocated	$300	$114

	2007	2006
Average of impaired loans during the year	$1,161	$379
Interest income recognized during impairment	19	60
Cash-basis interest income recognized	14	53
Nonperforming assets were as follows:

	2007	2006
Loans past due over 90 days still on accrual	$—	$—
Other real estate owned	337	150
Nonaccrual loans	2,139	847
Nonperforming loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. The Board of Directors has prohibited the Bank from extending any additional funds to any borrowers that have been classified.
(Continued)

INDIAN VILLAGE BANCORP, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2007 and 2006
(Dollar amounts in thousands except per share data)
NOTE 4 — PREMISES AND EQUIPMENT
Year-end premises and equipment were as follows:

	2007	2006
Land	$260	$260
Buildings and improvements	1,212	1,212
Leasehold improvements	509	509
Furniture, fixtures and equipment	865	851

	2,846	2,832
Less: Accumulated depreciation	(1,085)	(993)

	$1,761	$1,839

Depreciation expense was $92 and $85 for 2007 and 2006, respectively.
The Bank has entered into a five year lease agreement for its branch in North Canton, Ohio which opened in the first quarter of fiscal 2006. The Bank has the option to renew the lease for an additional five years and also has an option to buy the property until 2013 at $360. Rent commitments under the operating lease after considering the renewal option are as follows:

June 30, 2008	$35
2009	37
2010	41
2011	43
2012	47
Thereafter	75

$278

Rent expense for 2007 and 2006 was $32 and $29.
(Continued)

INDIAN VILLAGE BANCORP, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2007 and 2006
(Dollar amounts in thousands except per share data)
NOTE 5 — DEPOSITS
Deposits consisted of the following:

	2007	2006
Non-interest bearing demand deposit accounts	$1,609	$1,828
NOW accounts	4,441	4,626
Money market accounts	4,843	7,064
Savings accounts	5,241	5,458
Certificates of deposit	51,816	60,389

	$67,950	$79,365

Time deposits of $100,000 or more were $20,552 and $25,675 at year end 2007 and 2006, respectively.
Scheduled maturities of time deposits for the next five years were as follows:

June 30, 2008	$38,514
2009	8,857
2010	1,917
2011	1,126
2012	422
Thereafter	980

$51,816

The Bank had certificates of deposit totaling $5,224 and $9,333 at year-end 2007 and 2006 from a wholesale funding source.
(Continued)

INDIAN VILLAGE BANCORP, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2007 and 2006
(Dollar amounts in thousands except per share data)
NOTE 6 — FEDERAL HOME LOAN BANK ADVANCES
At year end, advances from the Federal Home Loan Bank were as follows:

	2007	2006
Short-term cash management advances, variable rate of 5.43% at June 30, 2006	$—	$1,550
Convertible advances, rates ranging from 5.44% to 6.23%, maturities from April 2008 to December 2010	19,500	19,500
Fixed-rate advance, rate of 2.50%, amortizing advance with maturity of March 2009	350	550
Mortgage-matched advances, rates ranging from 3.40% to 4.80%, amortizing advances with maturities from November 2011 to November 2016	3,573	4,541

Total	$23,423	$26,141

Required payments over the next five years are:

June 30, 2008	$3,095
2009	1,891
2010	9,648
2011	8,066
2012	442
Thereafter	281

$23,423

As a member of the Federal Home Loan Bank system, the Bank has the ability to obtain borrowings up to a maximum total of 50% of Bank assets subject to the level of qualified, pledgable one- to four-family residential real estate loans and Federal Home Loan Bank stock. The interest rates on the convertible fixed-rate advances are fixed for a specified number of years, then convertible at the option of the FHLB. If the convertible option is exercised, the advance may be prepaid without penalty.
Advances under the borrowing agreements were collateralized by approximately $37,548 and $41,579 of the Bank’s residential mortgage loans under a blanket lien arrangement at year end 2007 and 2006, and FHLB stock and other securities as noted in Note 2.
(Continued)

INDIAN VILLAGE BANCORP, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2007 and 2006
(Dollar amounts in thousands except per share data)
NOTE 7 – PROFIT SHARING PLAN
Effective January 1, 2000, the Corporation implemented a 401(k) and profit sharing plan for all eligible employees. To be eligible, an individual must have at least one year of service and must be 21 or more years old. Eligible employees may contribute up to 15% of their compensation subject to a maximum statutory limitation. The Corporation matches 100% of those contributions up to a maximum of 3% of the participant’s compensation. The Corporation may also make a discretionary contribution. Employee contributions are always 100% vested. Employer contributions become 20% vested after the participant completes two years of service. Participant vesting increases 20% for each additional year of service. The expense related to this plan was approximately $47 for the year ended 2007 and $43 for the year ended 2006.
NOTE 8 – ESOP PLAN
The Corporation has established an employee stock ownership plan (“ESOP”) for the benefit of substantially all employees of the Corporation and the Bank. The ESOP borrowed funds from the Corporation with which to acquire 35,637 common shares of the Corporation. The loan is secured by the shares purchased with the loan proceeds and will be repaid by the ESOP with funds from the Bank’s discretionary contributions to the ESOP, dividends on unallocated shares and earnings on ESOP assets. The shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. When loan payments are made, ESOP shares are allocated to participants based on relative compensation.
In September 2000, the Corporation declared and paid a $2.00 per share special distribution. The ESOP purchased an additional 5,783 shares with the proceeds from the special distribution. The additional shares purchased are held in suspense and allocated to participants in a manner similar to the original ESOP shares. Additionally, the ESOP purchased and allocated an additional 476 shares in fiscal 2001 with the proceeds from the special distribution, as well as regular dividends, on allocated shares. In 2005, the ESOP received 4,190 shares of which 1,664 were associated with allocated shares and 2,526 were associated with unallocated shares from a 10% stock dividend. There have been 1,296 shares distributed from the plan.
Participants receive shares at the end of employment. A participant may require stock received to be repurchased by the Corporation unless the stock is traded on an established market.
Contributions to the ESOP during 2007 and 2006 were $41 and $45. ESOP compensation expense was $56 and $55 for years ended 2007 and 2006, respectively.
(Continued)

INDIAN VILLAGE BANCORP, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2007 and 2006
(Dollar amounts in thousands except per share data)
NOTE 8 – ESOP PLAN (Continued)
Shares held by the ESOP were as follows:

	2007	2006
Allocated to participants	24,958	21,857
Unearned	19,832	22,933

Total ESOP shares	44,790	44,790

Fair value of unearned shares	$374	$436

Fair value of allocated shares subject to repurchase obligation	$470	$415

NOTE 9 — INCOME TAXES
Income tax expense (benefit) was as follows:

	2007	2006
Current tax expense	$(11)	$14
Deferred tax expense (benefit)	(300)	(95)
Change in deferred tax valuation allowance	—	(2)

Total	$(311)	$(83)

The difference between the financial statement income tax expense (benefit) and amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes was as follows:

	2007	2006
Income taxes computed at the statutory tax rate on pretax income	$(234)	$—
Tax effect of:
Tax-exempt income	(42)	(57)
Bank-owned life insurance income	(33)	(29)
Deferred tax valuation allowance	—	(2)
Nondeductible expenses and other	(2)	5

Total	$(311)	$(83)

(Continued)

INDIAN VILLAGE BANCORP, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2007 and 2006
(Dollar amounts in thousands except per share data)
NOTE 9 – INCOME TAXES (Continued)
The sources of gross deferred tax assets and gross deferred tax liabilities were as follows:

	2007	2006
Deferred tax assets:
Allowance for loan losses	$299	$192
Unrealized loss on securities available for sale	261	402
Net loan fees	18	19
Non-accrual loan interest income	38	20
ESOP loan payments	29	27
Net operating loss carryforward	351	171
Capital loss carryforward	93	93
Other	31	7

Total deferred tax assets	1,120	931
Valuation allowance	(93)	(93)

	1,027	838

Deferred tax liabilities:
Depreciation	(52)	(43)
FHLB stock dividends	(211)	(191)
Other	(1)	—

Total deferred tax liabilities	(264)	(234)

Net deferred tax asset	$763	$604

The total net operating loss carryforward of $1,032, which can be used to offset future taxable income, expires as follows: $200 by June 30, 2023 and $127 by June 30, 2024, and $122 by June 30, 2025, $55 by June 30, 2026 and $528 by June 30, 2027.
Equity securities were sold during fiscal 2006 which produced a net capital loss that can only be used to offset capital gains through the June 30, 2011 fiscal year. Given that the Corporation would likely find it difficult to generate the necessary level of capital gains to offset the loss within this limited utilization period, a valuation allowance has been established against the deferred tax benefit related to the capital loss carryforward.
(Continued)

INDIAN VILLAGE BANCORP, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2007 and 2006
(Dollar amounts in thousands except per share data)
NOTE 10 — RELATED PARTY TRANSACTIONS
Loans to principal officers, directors, and their affiliates in 2007 were as follows:

Beginning balance	$540
New loans	—
Repayments	(120)

Ending balance	$420

Deposits from principal officers, directors, and their affiliates at year end 2007 and 2006 were $2,240 and $1,174.
NOTE 11 — STOCK OPTIONS
Options to buy stock are granted to directors, officers and employees of the Corporation under the 2000 Stock Based Incentive Plan, which provides for the issue of up to 44,558 options. The maximum option term is ten years. The options vest ratably over five years. Treasury shares are used to satisfy option exercises.
A summary of the activity in the plan is as follows:

	2007		2006
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Outstanding at beginning of year	30,414	$13.11	31,354	$13.08
Granted	—	—	—	—
Exercised	—	—	(940)	12.10
Forfeited or expired	(2,200)	19.05	—	—

Outstanding at end of year	28,214	$12.64	30,414	$13.11

Options exercisable at year end	27,334		19,919

(Continued)

INDIAN VILLAGE BANCORP, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2007 and 2006
(Dollar amounts in thousands except per share data)
NOTE 11 — STOCK OPTIONS (Continued)
Proceeds and related tax benefits realized from options exercised were as follows:

	June 30,	June 30,
	2007	2006
Proceeds of options exercised	—	11
Related tax benefit recognized	—	2
Intrinsic value of options exercised	—	6
As of June 30, 2007, the aggregate intrinsic value of all options outstanding was $176. The aggregate intrinsic value of all options exercisable was $176.
As of June 30, 2007, there was no compensation expense related to unvested awards not yet recognized in the financial statements.
Options outstanding at year end 2007 were as follows:

	Outstanding			Exercisable
		Weighted
		Average	Weighted		Weighted
Range of		Remaining	Average		Average
Exercise		Contractual	Exercise		Exercise
Prices	Number	Life	Price	Number	Price
$ 12.10	26,014	4.25	$12.10	26,014	$12.10
19.05	2,200	6.64	19.05	1,320	19.05

Outstanding at year end	28,214			27,334

(Continued)

INDIAN VILLAGE BANCORP, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2007 and 2006
(Dollar amounts in thousands except per share data)
NOTE 12 — CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED   EARNINGS
Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If inadequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year end 2007 and 2006, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.
Banking regulations limit capital distributions by savings banks. Generally, capital distributions are limited to undistributed net income for the current and prior two years. Presently, based on current earnings, dividends cannot be paid to the holding company during the fiscal year ending June 30, 2008 without regulatory approval.
(Continued)

INDIAN VILLAGE BANCORP, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2007 and 2006
(Dollar amounts in thousands except per share data)
NOTE 12 — CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED   EARNINGS (Continued)
Actual and required capital amounts and ratios for the Bank are presented below at year end. Additionally, the Board of Directors has determined that the Bank will maintain Tier 1 capital to adjusted total assets at or greater than 7%.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2007
Total Capital to risk weighted assets	$8,900	14.3%	$4,995	8.0%	$6,244	10.0%
Tier 1 (Core) Capital to risk weighted assets	8,118	13.0	2,498	4.0	3,747	6.0
Tier 1 (Core) Capital to adjusted total assets	8,118	7.9	4,089	4.0	5,111	5.0
Tangible Capital to adjusted total assets	8,118	7.9	1,533	1.5	N/A

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2006
Total Capital to risk weighted assets	$8,983	12.9%	$5,554	8.0%	$6,492	10.0%
Tier 1 (Core) Capital to risk weighted assets	8,411	12.1	2,777	4.0	4,165	6.0
Tier 1 (Core) Capital to adjusted total assets	8,411	7.5	4,492	4.0	5,615	5.0
Tangible Capital to adjusted total assets	8,411	7.5	1,685	1.5	N/A
(Continued)

INDIAN VILLAGE BANCORP, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2007 and 2006
(Dollar amounts in thousands except per share data)
NOTE 13 – LOAN COMMITMENTS AND CONTINGENCIES
Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.
As of year end 2007, variable and fixed rate commitments to make loans or fund outstanding lines of credit amounted to approximately $2,691 and $2,104. As of year end 2006, variable and fixed rate commitments to make loans or fund outstanding lines of credit amounted to approximately $3,034 and $2,553. Since loan commitments may expire without being used, the amounts do not necessarily represent future cash commitments.
The Corporation has entered into employment agreements with four officers of IVB and the Bank. The agreements provide for a term of three years and one year and for extensions for a period of one year on each anniversary date, subject to review and approval of the extensions by disinterested members of the Board of Directors. The employment agreements also provide for a severance payment and other benefits upon involuntary termination of employment in connection with any change in control of IVB and the Bank. A severance package will also be paid on a similar basis in connection with a voluntary termination of employment where, after the change in control, the officer is assigned duties inconsistent with his or her position, duties, responsibilities and status immediately before a change in control. The employment agreements restrict the officers’ right to compete against IVB and the Bank for a period of one year from the date of termination of the agreement if the officer voluntarily terminated employment, except upon a change in control.
(Continued)

INDIAN VILLAGE BANCORP, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2007 and 2006
(Dollar amounts in thousands except per share data)
NOTE 14 — FAIR VALUES OF FINANCIAL INSTRUMENTS
Carrying amount and estimated fair values of financial instruments were as follows at year end:

	2007		2006
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets
Cash and cash equivalents	2,256	2,256	$2,427	$2,427
Securities available for sale	18,223	18,223	26,414	26,414
Loans held for sale	340	340	—	—
Loans, net	70,812	68,807	77,250	74,703
Federal Home Loan Bank stock	1,933	1,933	1,877	1,877
Accrued interest receivable	489	489	540	540

Financial liabilities
Demand and savings deposits	(16,134)	(16,134)	$(18,976)	(18,976)
Certificates of deposit	(51,816)	(52,136)	(60,389)	(60,679)
Federal Home Loan Bank advances	(23,423)	(22,800)	(26,141)	(25,035)
Accrued interest payable	(362)	(362)	(288)	(288)
The methods and assumptions used to estimate fair value are described as follows.
Carrying amount is the estimated fair value for cash and cash equivalents, short-term borrowings, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of debt is based on current rates for similar financing. The fair value of off-balance-sheet items is insignificant.
(Continued)

INDIAN VILLAGE BANCORP, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended June 30, 2007 and 2006
(Dollar amounts in thousands except per share data)
NOTE 15 – EARNINGS PER SHARE
The factors used in the earnings per share computation follow.

	2007	2006
Basic
Net income (loss)	$(377)	$84

Weighted average common shares outstanding	437,433	437,289
Less: Average unallocated ESOP shares	(21,346)	(24,510)

Average shares	416,087	412,779

Basic earnings (loss) per common share	$(0.91)	$0.20

Diluted
Net income (loss)	$(377)	$84

Weighted average common shares outstanding for basic earnings per common share	416,087	412,779
Add: Dilutive effects of assumed exercises of stock options	—	6,584

Average shares and dilutive potential common shares	416,087	419,363

Diluted earnings (loss) per common share	$(0.91)	$0.20

28,214 and 4,400 stock options in 2007 and 2006 respectively, were anti-dilutive and not considered in computing diluted earnings (loss) per share because the Corporation had a loss from continuing operations, or the exercise price of the options was greater than the average stock price for the period.

ANNEX A
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
dated as of
MAY 14, 2008
by and between
CSB BANCORP, INC.
and
INDIAN VILLAGE BANCORP, INC.

A-i

A-ii

     AGREEMENT AND PLAN OF MERGER, dated as of May 14, 2008 (hereinafter referred to as this “Agreement”), by and between CSB Bancorp, Inc., an Ohio corporation (hereinafter referred to as “CSB”), and Indian Village Bancorp, Inc., a Pennsylvania corporation (hereinafter referred to as “Indian Village”);
WITNESSETH:
     WHEREAS, CSB is a registered bank holding company and owns all of the outstanding shares of The Commercial and Savings Bank of Millersburg, Ohio, an Ohio commercial bank (hereinafter referred to as “CSB Bank”);
     WHEREAS, Indian Village is a registered unitary thrift holding company and owns all of the outstanding shares of Indian Village Community Bank, an Ohio savings bank (hereinafter referred to as “Indian Village Bank”);
     WHEREAS, the Boards of Directors of CSB and Indian Village believe that the merger of Indian Village with and into CSB, followed by the merger of Indian Village Bank with and into CSB Bank, each in accordance with the terms and subject to the conditions of this Agreement, would be in the best interests of the shareholders of CSB and Indian Village; and
     WHEREAS, the Boards of Directors of CSB and Indian Village have each unanimously approved this Agreement and the transactions contemplated hereby;
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, CSB and Indian Village, intending to be legally bound, hereby agree as follows:
ARTICLE I
Certain Definitions
     1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:
     “Acquisition Proposal” has the meaning set forth in Section 6.06(a).
     “Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
     “Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.
     “Agreement to Merge” has the meaning set forth in Section 2.02.
     “Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.
     “BHCA” means the Bank Holding Company Act of 1956, as amended.

     “Code” means the Internal Revenue Code of 1986, as amended.
     “Compensation and Benefit Plans” has the meaning set forth in Section 5.03(m)(i).
     “Consultants” has the meaning set forth in Section 5.03(m)(i).
     “CSB” has the meaning set forth in the preamble to this Agreement.
     “CSB Articles” means the Articles of Incorporation of CSB, as amended.
     “CSB Bank” has the meaning set forth in the recitals to this Agreement.
     “CSB Board” means the Board of Directors of CSB.
     “CSB Code” means the Code of Regulations of CSB, as amended.
     “CSB Common Shares” means the common shares, par value $6.25 per share, of CSB.
     “CSB SEC Documents” has the meaning set forth in Section 5.04(h)(i).
     “CSB Shares” means the CSB Common Shares.
     “D&O Policy” has the meaning set forth in Section 6.21(b).
     “Delaware Valley Title” means Delaware Valley Title, LLC, an Ohio corporation and wholly-owned subsidiary of Indian Village.
     “Directors” has the meaning set forth in Section 5.03(m)(i).
     “Disclosure Schedule” has the meaning set forth in Section 5.01.
     “Dissenting Shares” means any Indian Village Common Shares held by a holder who properly demands and perfects appraisal rights with respect to such shares in accordance with applicable provisions of the PBCL.
     “Effective Date” means the date on which the Effective Time occurs.
     “Effective Time” means the effective time of the Parent Merger, as provided for in Section 2.04.
     “Employees” has the meaning set forth in Section 5.03(m)(i).
     “Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the

Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
     “Exchange Agent” has the meaning set forth in Section 3.03(a).
     “Exchange Fund” has the meaning set forth in Section 3.03(a).
     “FDIC” means the Federal Deposit Insurance Corporation.
     “FRB” means the Board of Governors of the Federal Reserve System.
     “Governmental Authority” means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality (including, without limitation, any Regulatory Authority).
     “Hazardous Materials” means, collectively, (a) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations promulgated thereunder, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, or regulations promulgated thereunder, and (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.
     “HOLA” means the Home Owners’ Loan Act of 1933, as amended.
     “Indian Village” has the meaning set forth in the preamble to this Agreement.
     “Indian Village 401(k) Plan” has the meaning set forth in Section 6.10(d).
     “Indian Village 401(k) Shares” has the meaning set forth in Section 6.10(d).
     “Indian Village Articles” means the Articles of Incorporation of Indian Village, as amended.
     “Indian Village Bank” has the meaning set forth in the preamble to this Agreement.
     “Indian Village Board” means the Board of Directors of Indian Village.
     “Indian Village Bylaws” means the Bylaws of Indian Village, as amended.

     “Indian Village Common Shares” means the shares of common stock, par value $.01 per share, of Indian Village.
     “Indian Village ESOP” has the meaning set forth in Section 6.10(e).
     “Indian Village ESOP Shares” means the Indian Village Common Shares held by the Indian Village ESOP.
     “Indian Village’s Financial Statements” has the meaning set forth in Section 5.03(g)(i).
     “Indian Village Meeting” has the meaning set forth in Section 6.02.
     “Indian Village Option Plan” has the meaning set forth in Section 3.04(a).
     “Indian Village Shareholder Adoption” has the meaning set forth in Section 5.03(d).
     “Information” has the meaning set forth in Section 6.17.
     “IRS” has the meaning set forth in Section 5.03(m)(ii).
     “Knowledge” means, with respect to CSB, the Knowledge of any officer of CSB with the title of not less than a senior vice president and, with respect to Indian Village, the Knowledge of any officer of Indian Village and/or Indian Village Bank with the title of Chairman, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, or Vice President Administration. An officer of CSB or Indian Village shall be deemed to have “knowledge” of a particular fact or matter if such officer is actually aware of such fact or matter or a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter.
     “Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.
     “Material Adverse Effect” means, with respect to CSB or Indian Village, as the context may require, any effect that (i) is or is reasonably likely to be material and adverse to the financial position, results of operations or business of CSB and its Subsidiaries, taken as a whole, or Indian Village and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either CSB or Indian Village to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or Governmental Authorities or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates; (b) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein; or (c) actions or omissions of a party which have been waived in accordance with Section 9.02 hereof.
     “Material Contracts” has the meaning set forth in Section 5.03(k)(ii).
     “Merger” collectively refers to the Parent Merger and the Subsidiary Merger, as set forth in Section 2.02.
     “Merger Consideration” has the meaning set forth in Section 3.01(a)(i)(B).
     “New Certificate” has the meaning set forth in Section 3.03(a).
     “ODFI” means the Ohio Division of Financial Institutions.
     “OGCL” means the Ohio General Corporation Law.
     “Old Certificate” has the meaning set forth in Section 3.03(a).
     “OSS” means the Office of the Secretary of State of the State of Ohio.
     “OTS” means the Office of Thrift Supervision.
     “Outstanding Options” has the meaning set forth in Section 3.04(a).
     “Parent Merger” has the meaning set forth in Section 2.01(a).
     “PBCL” means the Pennsylvania Business Corporation Law (Title 15 of the Pennsylvania Consolidated Statutes).
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “PDS” means the Department of State of the Commonwealth of Pennsylvania.
     “Per Share Cash Consideration” has the meaning set forth in Section 3.01(a)(i)(B).
     “Per Share Stock Consideration” has the meaning set forth in Section 3.01(a)(i)(A).
     “Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.
     “Pension Plan” has the meaning set forth in Section 5.03(m)(ii).
     “Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule.
     “Proxy Statement/Prospectus” has the meaning set forth in Section 6.03(a).

     “Registration Statement” has the meaning set forth in Section 6.03(a).
     “Regulatory Authorities” has the meaning set forth in Section 5.03(i)(i).
     “Regulatory Orders” has the meaning set forth in Section 5.03(i)(i).
     “Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.
     “Resulting Bank” has the meaning set forth in Section 2.02.
     “Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
     “Severance Payment Agreements” has the meaning set forth in Section 6.10(b).
     “Subsidiary” and “Significant Subsidiary” have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.
     “Surviving Corporation” has the meaning set forth in Section 2.01(a).
     “Takeover Laws” has the meaning set forth in Section 5.03(o).
     “Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.
     “Tax Returns” means any return, amended return, claim for refund or other report (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to any Tax, including any amendments thereof.
     “Termination Date” has the meaning set forth in Section 6.10(e).

     “Treasury Shares” means Indian Village Common Shares held by Indian Village or any of its Subsidiaries or by CSB or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.
     “Voting Agreement” means the Voting Agreement in the form attached hereto as Exhibit A entered into as of the date hereof by and among CSB and certain shareholders of Indian Village.
ARTICLE II
The Merger
     2.01 The Parent Merger.
          (a) The Corporate Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Indian Village shall merge with and into CSB (the “Parent Merger”), CSB shall survive the Parent Merger and continue to exist as an Ohio corporation (CSB, as the surviving corporation in the Parent Merger, is sometimes referred to herein as the “Surviving Corporation”), and the separate corporate existence of Indian Village shall cease. At the Effective Time:
          (i) The CSB Articles, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the OGCL;
          (ii) The CSB Code, as in effect immediately prior to the Effective Time, shall be the code of regulations of the Surviving Corporation until amended in accordance with the OGCL; and
          (iii) Each individual serving as a director of CSB immediately prior to the Effective Time shall become a director of the Surviving Corporation for the balance of the term for which such individual was elected and shall serve as such until his or her successor is duly elected and qualified in the manner provided for in the CSB Articles and the CSB Code or as otherwise provided by the OGCL or until his or her earlier death, resignation or removal in the manner provided in the CSB Articles of CSB Code or as otherwise provided by the OGCL.
          (b) Option to Change Method of Merger. CSB may at any time prior to the Effective Time change the method of effecting the Parent Merger and/or the Subsidiary Merger (including, without limitation, the provisions of this Article II), if and to the extent CSB deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall:
          (i) Alter or change the amount or kind of consideration to which the holders of Indian Village Common Shares are entitled in accordance with the terms and subject to the conditions of this Agreement (the “Merger Consideration”);

               (ii) Adversely affect the Tax consequences to the Indian Village shareholders (as described in Section 3.07) as a result of receiving the Merger Consideration;
               (iii) Result in any change in the respective rights and obligations of Indian Village or Indian Village Bank or their respective shareholders, officers, employees, or directors or, in the reasonable opinion of Indian Village, create any additional obligation or liability for Indian Village, Indian Village Bank, or its or their officers, directors, employees, or shareholders; or
               (iv) Materially impede or delay consummation of the transactions contemplated by this Agreement.
Indian Village, if requested by CSB, shall enter into one or more amendments to this Agreement in order to effect any such change. CSB shall bear all expenses attributable to any change in the method of effecting the Parent Merger and/or the Subsidiary Merger pursuant to this Section 2.01(b).
     2.02 The Subsidiary Merger. At the time specified by CSB Bank in its certificate of merger filed with the OSS (which shall not be earlier than the Effective Time), Indian Village Bank shall merge with and into CSB Bank (the “Subsidiary Merger”) pursuant to an agreement to merge (the “Agreement to Merge”) to be executed by Indian Village Bank and CSB Bank and filed with the ODFI and the OSS. Upon the consummation of the Subsidiary Merger, the separate corporate existence of Indian Village Bank shall cease and CSB Bank shall survive the Subsidiary Merger and continue to exist as a state bank (CSB Bank, as the resulting bank in the Subsidiary Merger, is sometimes referred to herein as the “Resulting Bank”) and the separate corporate existence of Indian Village Bank shall cease. (The Parent Merger and the Subsidiary Merger shall sometimes collectively be referred to herein as the “Merger”.)
     2.03 Effectiveness of Parent Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, the Parent Merger shall become effective upon the latest to occur of the following: (a) the filing of a certificate of merger with the OSS; (b) the filing of articles of merger with the PDS; or (c) such later date and time as may be set forth in such certificate of merger and articles of merger filed as set forth above. The Parent Merger shall have the effects prescribed in the OGCL and the PBCL.
     2.04 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, CSB and Indian Village shall cause the effective date of the Parent Merger (the “Effective Date”) to occur as soon as practicable after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that the Effective Date shall not fall after the date specified in Section 8.01(c) or after the date or dates on which any Regulatory Authority approval or any extension thereof expires. The time on the Effective Date when the Parent Merger shall become effective is referred to herein as the “Effective Time”.

ARTICLE III
Merger Consideration; Surrender of Certificates
     3.01 Merger Consideration.
          (a) Conversion of Indian Village Common Shares. At the Effective Time, by virtue of the Parent Merger and without any action on the part of the holder thereof:
               (i) Subject to Section 3.03, and except as otherwise provided by paragraphs (a)(ii), (b), (c) and (d) of this Section 3.01 and by Section 3.06, each Indian Village Common Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the following:
                    (A) 0.7611 CSB Common Shares, subject to adjustment as set forth in Section 3.05 (the “Per Share Stock Consideration”; and
                    (B) Cash in the amount of $4.375 (the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Merger Consideration”).
               (ii) Notwithstanding Section 3.01(a) above, 9,573 of the Indian Village Common Shares held in the unallocated account of the Indian Village ESOP shall be converted into the right to receive cash in the amount of $17.50 per share to provide cash proceeds to repay the Indian Village ESOP loan as contemplated by Section 6.10(e), and each remaining Indian Village Common Shares held in the unallocated account of the Indian Village ESOP shall be converted into the right to receive the Per Share Stock Consideration and the Per Share Cash Consideration pursuant to Section 3.01(a).
          (b) Fractional Shares. Notwithstanding any other provision hereof, no fractional CSB Common Shares and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Parent Merger. Each holder of Indian Village Common Shares who would otherwise be entitled to receive a fractional CSB Common Share shall receive an amount equal to the product of (i) the fractional CSB Common Share interest to which such holder would otherwise be entitled (after taking into account all Indian Village Common Shares held at the Effective Time by such holder), multiplied by (ii) $17.24.
          (c) Treasury Shares. Any Indian Village Common Shares held as Treasury Shares by Indian Village or any of its Subsidiaries or by CSB or any of its Subsidiaries shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.
          (d) Outstanding CSB Common Shares. Each CSB Common Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.
     3.02 Rights as Shareholders; Share Transfers. At the Effective Time, holders of Indian Village Common Shares shall cease to be, and shall have no rights as, shareholders of Indian Village, other than (a) to receive any dividend or other distribution with respect to such

Indian Village Common Shares with a record date occurring prior to the Effective Time, (b) to receive the consideration provided under this Article III and (c) appraisal rights in the case of Dissenting Shares. After the Effective Time, there shall be no transfers on the stock transfer books of Indian Village or the Surviving Corporation of any Indian Village Common Shares.
     3.03 Exchange Procedures.
          (a) Exchange Fund. At or prior to the Effective Time, CSB shall deposit, or shall cause to be deposited, with Registrar and Transfer Company (in such capacity, the “Exchange Agent"), for the benefit of the holders of certificates formerly representing Indian Village Common Shares (“Old Certificates”), for exchange in accordance with this Article III, certificates representing CSB Common Shares (“New Certificates”) and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring on or after the Effective Time with respect thereto [without any interest on any such cash, dividends or distributions], being hereinafter referred to as the “Exchange Fund”) to be paid pursuant to this Article III in exchange for outstanding Indian Village Common Shares.
          (b) Transmittal Materials. As promptly as practicable after the Effective Time, CSB shall send or cause to be sent to each holder of record of an Old Certificate transmittal materials for use in exchanging such shareholder’s Old Certificates for the consideration set forth in this Article III. The transmittal materials shall specify that risk of loss and title to the Old Certificates shall pass only upon delivery of such certificates as specified in the transmittal materials.
          (c) Surrender of Certificates. Upon surrender of an Old Certificate for cancellation, together with properly completed transmittal materials, the holder of such Old Certificate shall be entitled to receive in exchange therefor (i) a New Certificate representing the number of CSB Common Shares into which the aggregate number of Indian Village Common Shares represented by such surrendered Old Certificate shall have been converted pursuant to Section 3.01(a)(i)(A); and (ii) a check in respect of the cash amount into which the aggregate number of Indian Village Common Shares represented by such surrendered Old Certificate shall have been converted pursuant to Section 3.01(a)(i)(B) and in respect of any fractional share interests or dividends or distributions which such holder is entitled to receive pursuant to this Article III, and the Old Certificate shall thereafter be cancelled. No interest will be paid on any cash to be paid in exchange for Indian Village Common Shares or in respect of any fractional share interests or dividends or distributions which any such holder shall be entitled to receive pursuant to this Article III upon such delivery.
          (d) Lost Certificates. If there shall be delivered to the Exchange Agent by any person who is unable to produce any Old Certificate for surrender to the Exchange Agent in accordance with this Article III:
               (i) Evidence to the reasonable satisfaction of the Surviving Corporation that such Old Certificate has been lost, wrongfully taken, or destroyed;
               (ii) A bond in such amount as the Surviving Corporation or the Exchange Agent may reasonably request as indemnity against any claim that may be made against the Surviving Corporation and/or the Exchange Agent with respect to such Old Certificate; and
               (iii) Evidence to the reasonable satisfaction of the Surviving Corporation that such person was the owner of the Indian Village Common Shares represented by each such Old Certificate claimed by him or her to be lost, wrongfully taken or destroyed and that he or she is the person who would be entitled to present such Old Certificate for exchange pursuant to this Agreement;
then the Exchange Agent, in the absence of actual notice to it that any Indian Village Common Shares represented by any Old Certificate has been acquired by a bona fide purchaser, shall deliver to such person the cash and/or CSB Common Shares (and cash in lieu of fractional CSB Common Share interests, if any) that such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed Old Certificate.
          (e) Dividends and Distributions. No dividends or other distributions with respect to CSB Common Shares with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing Indian Village Common Shares converted in the Parent Merger into the right to receive shares of such CSB Common Shares until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.03(e). After becoming so entitled in accordance with this Section 3.03(e), the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable after the Effective Time with respect to shares of CSB Common Shares such holder had the right to receive upon surrender of the Old Certificates.
          (f) Release of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of Indian Village for six months after the Effective Time shall be paid to CSB. Any shareholders of Indian Village who have not theretofore complied with this Article III shall thereafter look only to CSB for payment of the Merger Consideration or cash in lieu of fractional shares without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor CSB shall be liable to any former holder of Indian Village Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
     3.04 Conversion of Indian Village Stock Options.
          (a) Conversion of Outstanding Options. At the Effective Time and in connection with the Merger, each outstanding option to purchase Indian Village Common Shares granted pursuant to the Indian Village Bancorp, Inc. 2000 Stock-Based Incentive Plan (the “Indian Village Option Plan”) which has not been exercised before the date that is three (3) calendar days prior to the Effective Date (the “Outstanding Options”) shall, at the Effective Time, be surrendered, cancelled and extinguished and converted into the right to receive an amount in cash equal to the product of (i) the difference between $17.50 less the exercise price of each such option, multiplied by (ii) the number of Indian Village Common Shares subject to each such option.

          (b) Expiration of Outstanding Options. Any option to purchase Indian Village Common Shares granted pursuant to the Indian Village Option Plan which will expire prior to the Effective Time shall be exercised by the holder thereof no later than the date that is three (3) calendar days prior to the Effective Date in accordance with the terms of the Indian Village Option Plan and any applicable option award agreement before the expiration thereof or shall expire and terminate in accordance with the terms thereof. Indian Village shall take all actions necessary to prevent any options to purchase Indian Village Common Shares which are outstanding as of the date of this Agreement from being exercised by the holders thereof before the Effective Time; provided, however, that (i) any options which will expire prior to the Effective Time shall be exercisable in accordance with the previous sentence and (ii) Indian Village may permit options covering not more than 10,000 Indian Village Shares in the aggregate (excluding the options referred to in clause (i)) to be exercised on or before the date which is the earlier of the date of option expiration or June 15, 2008, in accordance with the terms of the Indian Village Option Plan and the applicable option award agreements.
          (c) Withholding. CSB or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Section 3.04 to any holder of Outstanding Options such amounts as CSB or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code and Treasury Department regulations, or any other provision of federal, state, local or foreign Tax laws. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by CSB or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Outstanding Options in respect of which such deduction and withholding were made.
     3.05 Anti-Dilution Provisions and Other Adjustments.
          In the event CSB changes (or establishes a record date for changing) the number of CSB Common Shares issued and outstanding between the date hereof and the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding CSB Common Shares and the record date therefor shall be prior to the Effective Time, the Per Share Stock Consideration shall be proportionately adjusted.
     3.06 Dissenting Shares.
          Anything contained in this Agreement or elsewhere to the contrary notwithstanding, any holder of an outstanding Indian Village Common Share that seeks relief as a dissenting shareholder under Section 1930 and Subchapter D of Chapter 15 of the PBCL shall thereafter have only such rights (and shall have such obligations) as are provided therein, and the Surviving Corporation shall be required to deliver only such cash payments to which the Dissenting Shares are entitled pursuant to Subchapter D of Chapter 15 of the PBCL. If any holder of Dissenting Shares shall forfeit such right to payment of the fair value under Subchapter D of Chapter 15 of the PBCL, each holder’s Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without interest, in the form of CSB Common Shares or cash, as determined by the Surviving Corporation.

     3.07 Tax Consequences. For federal income tax purposes, the Parent Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Department regulation section 1.368-2(g).
ARTICLE IV
Actions Pending Consummation of Merger
     4.01 Forbearances of Indian Village. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or required by any applicable Regulatory Order, without the prior written consent of CSB, Indian Village shall not, and shall cause each of its Subsidiaries not to:
          (a) Ordinary Course. Conduct the business of Indian Village and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon Indian Village’s ability to perform any of its material obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement, or enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law or policies imposed by any Governmental Authority or by any applicable Regulatory Order.
          (b) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional Indian Village Common Shares or any Rights, (ii) enter into any agreement with respect to the foregoing, (iii) permit any additional Indian Village Common Shares to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights, or (iv) effect any recapitalization, reclassification, stock split, or similar change in capitalization.
          (c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, other than dividends from wholly-owned Subsidiaries to Indian Village, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.
          (d) Compensation; Employment Agreements; Etc. Except as contemplated by Section 6.10 of this Agreement, as required by applicable law or regulation, or to satisfy Previously Disclosed contractual obligations existing as of the date hereof: (i) enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control, or similar agreements or arrangements with any director, officer or employee of Indian Village or its Subsidiaries; (ii) hire or engage any full-time employee or consultant, other than as replacements for positions then existing; (iii) terminate any employee who is a party to an employment agreement with Indian Village and/or Indian Village Bank other than a “Termination for Cause” as defined in such employment agreement; or (iv) take or fail to take any action with respect to any employee who is a party to an employment agreement with Indian Village and/or Indian Village Bank if the employee’s resignation based upon such action or failure to act would constitute an “Event of Termination” under such employment agreement.
          (e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by applicable law, (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (iii) as contemplated by this Agreement or (iv) the regular annual renewal of insurance contracts) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, change in control, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Indian Village or its Subsidiaries, or take any action to accelerate the payment of benefits or the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.
          (f) Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business for full and fair consideration actually received.
          (g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person.
          (h) Governing Documents. Amend the Indian Village Articles, the Indian Village Bylaws or the articles of incorporation, constitution or bylaws (or similar governing documents) of any of Indian Village’s Subsidiaries.
          (i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.
          (j) Material Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any Material Contract (as defined in Section 5.03(k)) or amend or modify in any material respect any of its existing Material Contracts.
          (k) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Indian Village and its Subsidiaries, taken as a whole.
          (l) Adverse Actions. (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (I) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (II) any of the conditions to the Merger set forth in Article

VII not being satisfied or (III) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority.
          (m) Risk Management. Except pursuant to applicable law or as required by any Governmental Authority, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or (iv) fail to follow its existing policies or practices with respect to managing its fiduciary risks.
          (n) Borrowings. Borrow or agree to borrow any funds, including but not limited to pursuant to repurchase transactions, or directly or indirectly guarantee or agree to guarantee any obligations of any other Person, except in each case in the ordinary course of business and with a final maturity of less than one year.
          (o) Indirect Loans. Make or purchase any indirect or brokered loans.
          (p) Capital Expenditures. Except as Previously Disclosed, make any capital expenditure or capital additions or improvements which individually exceed $5,000 or in the aggregate exceed $25,000.
          (q) Lending. (i) Establish any new lending programs or make any changes in the policies of any Subsidiary of Indian Village concerning which Persons may approve loans; (ii) originate or renew, or issue a commitment to originate or renew, any loan in a principal amount in excess of $400,000 for FNMA loans; (iii) originate or renew, or issue a commitment to originate or renew, any commercial loans; (iv) originate or renew, or issue a commitment to originate or renew, any loan secured by 1 – 4 family real estate in an amount in excess of $250,000; or (v) originate or renew, or issue a commitment to originate or renew, any loan secured by non-residential real estate in an amount in excess of $75,000.
          (r) Taxes. (i) Fail to prepare and file or cause to be prepared and filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) at or before the Effective Time; (ii) fail to pay any Tax shown as due, or required to be shown as due, on any such Tax Return; or (iii) make, change or revoke any Tax election or Tax accounting method, file any amended Tax return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of Taxes or file any amended Tax Return).
          (s) Offices and Facilities. (i) Open, close or relocate any offices at which business is conducted (including any ATMs); or (ii) fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.
          (t) Interest Rates. Increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with past practices in relation to rates prevailing in the relevant market.

          (u) Foreclosures. Foreclose upon or otherwise take title to or possession or control of any real property or entity thereon without first obtaining a Phase I Environmental Site Assessment performed pursuant to ASTME 1527-05 thereon which indicates that the property is free of Hazardous Material; provided, however, that no such report shall be required to be obtained with respect to single family residential real property of one acre or less to be foreclosed upon unless Indian Village or its Subsidiary has reason to believe such real property may contain any such Hazardous Material.
          (v) Deposit Liabilities. Cause any material adverse change in the amount or general composition of deposit liabilities other than in the ordinary course of business.
          (w) Securities Transactions. Enter into any securities transaction or otherwise acquire any investment security.
          (x) Commitments. Agree or commit to do any of the foregoing.
     4.02 Forbearances of CSB. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Indian Village, CSB shall not, and shall cause each of its Subsidiaries not to:
          (a) Ordinary Course. (i) Conduct the business of CSB and its Subsidiaries other than in the ordinary and usual course, (ii) fail to use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, employees and business associates, or (iii) voluntarily take any other action, if such conduct, failure or action is reasonably likely to have an adverse effect upon CSB’s ability to perform any of its material obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement.
          (b) Extraordinary Dividends. Make, declare, pay or set aside for payment any extraordinary or special dividends or distributions on any shares of its capital stock, other than dividends from wholly-owned Subsidiaries to CSB.
          (c) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.
          (d) Adverse Actions. (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (I) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (II) any of the conditions to the Merger set forth in Article VII not being satisfied or (III) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority; provided, however, that nothing contained herein shall limit the ability of CSB to exercise its rights under the Voting Agreement.

          (e) Governing Documents. Amend the CSB Articles, the CSB Code or any of the governing documents or the articles of incorporation or regulations (or similar governing documents) of any of the CSB Subsidiaries in a manner that would adversely affect the economic or other benefits of the Merger to the holders of the Indian Village Common Shares.
          (f) Commitments. Agree or commit to do any of the foregoing.
ARTICLE V
Representations and Warranties
     5.01 Disclosure Schedules. On or prior to the date hereof, CSB delivered to Indian Village a schedule, and Indian Village delivered to CSB a schedule (each respectively, its “Disclosure Schedule”), setting forth, among other things, items, the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its respective covenants contained in Article IV; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation.
     5.02 Standard. No representation or warranty of Indian Village or CSB contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had, or is reasonably likely to have, a Material Adverse Effect.
     5.03 Representations and Warranties of Indian Village. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a Section of its Disclosure Schedule corresponding to the relevant Section below, Indian Village hereby represents and warrants to CSB that the following are true and correct:
          (a) Organization, Standing and Authority. Indian Village is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is duly qualified to do business and is in good standing in the State of Ohio and any other foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Indian Village is registered as a unitary thrift holding company under the HOLA. Indian Village Bank is a state savings bank duly organized, validly existing and in good standing under the laws of the State of Ohio. Indian Village Bank is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.
          (b) Capital Structure of Indian Village. As of the date of this Agreement, the authorized capital stock of Indian Village consists solely of (i) 5,000,000 Indian Village Common Shares, of which 438,876 shares are outstanding and 26,520 shares are subject to

Outstanding Options; and (ii) 1,000,000 shares of preferred stock, par value $.01 per share, none of which is outstanding. As of the date of this Agreement, 8,360 Indian Village Common Shares were held in the Indian Village 401(k) Plan, 44,790 Indian Village Common Shares were held by the Indian Village ESOP (of which 18,204 shares are unallocated), and 46,361 shares of Treasury Stock were held by Indian Village or otherwise owned by Indian Village or its Subsidiaries. Section 5.03(b) of Indian Village’s Disclosure Schedule contains a schedule of Outstanding Options setting forth the name of each option holder, the number of Indian Village Common Shares subject to Outstanding Options, the vesting dates, the grant dates, the expiration dates and the exercise prices for all Outstanding Options. The outstanding Indian Village Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and are not subject to any preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, except as Previously Disclosed in its Disclosure Schedule and except for the Outstanding Options, (A) there are no Indian Village Common Shares authorized and reserved for issuance, (B) Indian Village does not have any Rights issued or outstanding with respect to Indian Village Common Shares, and (C) Indian Village does not have any commitment to authorize, issue or sell any Indian Village Common Shares or Rights, except pursuant to this Agreement.
          (c) Subsidiaries.
               (i)(A) Indian Village Bank and Delaware Valley Title are the only Subsidiaries of Indian Village, (B) except as Previously Disclosed, Indian Village owns, directly or indirectly, all of the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to Indian Village’s rights to vote or to dispose of such securities and (F) all of the equity securities of each Subsidiary held by Indian Village or its Subsidiaries are fully paid and nonassessable (except pursuant to 12 U.S.C. Section 55) and are owned by Indian Village or its Subsidiaries free and clear of any Liens.
               (ii) Except as Previously Disclosed, Indian Village does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.
               (iii) Indian Village Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder and is a member of the Federal Home Loan Bank of Cincinnati. Indian Village Bank is not a member of the Federal Reserve System.
               (iv) Except as Previously Disclosed, no Subsidiary of Indian Village owns beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than, in the case of Indian Village Bank, its stock of the Federal Home Loan Bank of Cincinnati.

               (v) Each of Indian Village’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.
               (vi) Delaware Valley Title has never engaged in any business activities and has no liabilities (whether accrued, absolute, contingent or otherwise).
          (d) Corporate Power. Each of Indian Village and Indian Village Bank has full corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets. Subject to the adoption of this Agreement by the holders of the requisite majority of outstanding Indian Village Common Shares entitled to vote thereon (the “Indian Village Shareholder Adoption”) and the approval of this Agreement and the Merger by applicable Regulatory Authorities, Indian Village has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and Indian Village Bank has the corporate power and authority to consummate the Subsidiary Merger in accordance with the terms of this Agreement.
          (e) Corporate Authority; Authorized and Effective Agreement. Subject to the Indian Village Shareholder Adoption, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Indian Village and the Indian Village Board prior to the date of this Agreement. The Agreement to Merge, when executed by Indian Village Bank, shall have been approved by the Board of Directors of Indian Village Bank and by Indian Village, as the sole shareholder of Indian Village Bank. This Agreement is a valid and legally binding obligation of Indian Village, enforceable against Indian Village in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
          (f) Regulatory Approvals; No Defaults.
               (i) Except as Previously Disclosed, no consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Indian Village or any of its Subsidiaries in connection with the execution, delivery or performance by Indian Village of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) the filings of applications, notices and the Agreement to Merge, as applicable, with federal and state banking authorities to approve the transactions contemplated by the Agreement, (B) the filings with the SEC and state securities authorities, (C) the filings of the certificate of merger with the OSS pursuant to the OGCL and the articles of merger with the PDS pursuant to the PBCL, and (D) the receipt of the approvals set forth in Section 7.01(b). As of the date hereof, Indian Village has no Knowledge of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
               (ii) Subject to the Indian Village Shareholder Adoption, the receipt of the approvals set forth in Section 7.01(b), the expiration of related regulatory waiting periods, and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Indian Village or of any of its Subsidiaries or to which Indian Village or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Indian Village Articles or the Indian Village Bylaws or (C) except as Previously Disclosed in Indian Village’s Disclosure Schedule, require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.
          (g) Financial Statements; Material Adverse Effect; Internal Controls.
               (i) Indian Village has delivered or will deliver to CSB (a) audited consolidated financial statements for each of the fiscal years ended June 30, 2003, 2004, 2005, 2006 and 2007, respectively, consisting of consolidated balance sheets and the related consolidated statements of income and shareholders’ equity and cash flows for the fiscal years ended on such date, including the footnotes thereto and the report prepared with respect thereto by Crowe Chizek and Company LLC, Indian Village’s independent registered public accounting firm, and (b) unaudited consolidated financial statements for the interim period ended March 31, 2008, consisting of balance sheets and the related statements of income (collectively, “Indian Village’s Financial Statements”). Indian Village’s Financial Statements, as of the dates thereof and for the periods covered thereby, have been prepared in conformity with generally accepted accounting principles, consistently applied throughout the periods indicated, and fairly present the financial position of Indian Village as of the dates thereof and the results of operations and cash flows for the periods indicated, subject in the case of the interim financial statements to normal year-end adjustments and the absence of notes thereto. Except as set forth in Indian Village’s Financial Statements or as Previously Disclosed in Indian Village’s Disclosure Schedule, Indian Village and its Subsidiaries have no liabilities or obligations as of the date hereof, other than liabilities and obligations that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on Indian Village or Indian Village Bank.
               (ii) Since June 30, 2007, Indian Village and its Subsidiaries have not incurred any material liability not disclosed in Indian Village’s Financial Statements, except as Previously Disclosed.
               (iii) Since June 30, 2007, (A) Indian Village and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Indian Village, except as Previously Disclosed.

               (iv) Management of Indian Village has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Indian Village and its Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles, and that receipts and expenditures of Indian Village and its Subsidiaries are being made only in accordance with authorizations of management and directors of Indian Village and its Subsidiaries; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Indian Village and its Subsidiaries that could have a material effect on the financial statements. Management of Indian Village has evaluated the effectiveness of Indian Village’s and its Subsidiaries’ internal controls over financial reporting as of the end of the periods covered by Indian Village’s Financial Statements and, based on such evaluations, has Previously Disclosed to CSB (I) any significant deficiencies and material weaknesses in the design or operation of the internal controls over financial reporting which are reasonably likely to adversely affect Indian Village’s ability to record, process, summarize and report financial information and (II) any fraud, whether or not material, that involves management or other employees who have a significant role in Indian Village’s internal control over financial reporting. Indian Village has provided to CSB access to all documentation related to Indian Village’s internal control over financial reporting. Since June 30, 2006, neither Indian Village nor any of its Subsidiaries nor, to Indian Village’s Knowledge, any director, officer, employee, auditor, accountant or representative of Indian Village or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Indian Village or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Indian Village or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
          (h) Litigation. Except as Previously Disclosed, no litigation, claim or other proceeding before any court or governmental agency is pending against Indian Village or any of its Subsidiaries and, to Indian Village’s Knowledge, no such litigation, claim or other proceeding has been threatened. Except as Previously Disclosed, there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Indian Village or any of its Subsidiaries.
          (i) Regulatory Matters.
               (i) Except as Previously Disclosed, neither Indian Village nor any of its Subsidiaries or any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from (any of the foregoing, a “Regulatory Order”), any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OTS, the FDIC and the ODFI) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”).
               (ii) Except as Previously Disclosed, neither Indian Village nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
          (j) Compliance with Laws. Except as Previously Disclosed, each of Indian Village and its Subsidiaries:
               (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, including those relating to the conduct of trust activities or to the employees conducting such businesses, including, without limitation, the Patriot Act, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Financial Services Modernization Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;
               (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Regulatory Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Indian Village’s Knowledge, no suspension or cancellation of any of them is threatened; and
               (iii) has not received, since December 31, 2006, any notification or communication from any Governmental Authority (A) asserting that Indian Village or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Indian Village’s Knowledge, do any grounds for any of the foregoing exist).
          (k) Material Contracts; Defaults.
               (i) Except as set forth in Indian Village’s Disclosure Schedule, neither Indian Village nor any of its Subsidiaries is a party to or is bound by any contract of the following types as of the date of this Agreement, nor is any such contract presently being negotiated or discussed:

               (A) Any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $5,000 in any one case or $25,000 in the aggregate in any period of twelve (12) consecutive months;
               (B) Any contract relating to any direct or indirect indebtedness of Indian Village or any of its Subsidiaries for borrowed money (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit), or any conditional sales contracts, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $5,000 in any one case or $25,000 in the aggregate in any period of twelve (12) consecutive months;
               (C) Any employment, severance, consulting or management services contract or any confidentiality or nondisclosure contract with any director, officer, employee or consultant of Indian Village or any of its Subsidiaries;
               (D) Any contract containing covenants limiting the freedom of Indian Village or any of its Subsidiaries to compete in any line of business or with any Person or in any area or territory;
               (E) Any partnership, joint venture, limited liability company arrangement or other similar agreement;
               (F) Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement for the benefit of Indian Village’s or any of its Subsidiaries’ current or former directors, officers, employees or consultants;
               (G) Any license agreement, either as licensor or licensee, or any other contract of any type relating to any intellectual property, except for license agreements relating to off-the-shelf software or software components pursuant to a non-negotiable standard form or “shrink wrap” license agreement;
               (H) Any contract with any director, officer, employee or consultant of Indian Village or any of its Subsidiaries or any Associate of any such director, officer, employee or consultant, or any arrangement under which Indian Village or any of its Subsidiaries has advanced or loaned any amount to any of their respective directors, officers, employees and consultants or any of their respective Associates;
               (I) Any contract, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor;
               (J) Other than this Agreement and any ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of the assets, properties or securities of Indian Village or any of its Subsidiaries;
               (K) Any contract that requires the payment of royalties;
               (L) Any contract under which the consequences of a breach, violation or default would reasonably be expected to have a Material Adverse Effect on the business of Indian Village or any of its Subsidiaries as presently conducted;
               (M) Any contract pursuant to which Indian Village or any of its Subsidiaries has any obligation to share revenues or profits derived from Indian Village or any of its Subsidiaries with any other Person;
               (N) Any contract between (i) Indian Village or any of its Subsidiaries, on the one hand, and any officer, director, employee or consultant of Indian Village or any of its Subsidiaries, on the other hand, and (ii) Indian Village or any of its Subsidiaries, on the one hand, and any Associate or other Affiliate of any director, officer, employee or consultant of Indian Village or any of its Subsidiaries, on the other hand;
               (O) Any contract that would constitute a “material contract” within the meaning of Item 601 of SEC Regulation S-K; and
               (P) Any other legally binding contract not of the type covered by any of the other items of this Section 5.03(k) involving money or property and having an obligation in excess of $5,000 in the aggregate in any period of twelve (12) consecutive months or which is otherwise not in the ordinary course of business.
               (ii) “Material Contracts” shall mean those contracts on Indian Village’s Disclosure Schedule listed under Section 5.03(k). True, complete and correct copies of all of the Material Contracts have been made available to CSB. All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (A) as to Indian Village or any of its Subsidiaries, as the case may be, and (B) to the Knowledge of Indian Village, as to the other parties to such Material Contracts. Except as disclosed in Indian Village’ Disclosure Schedule, Indian Village and/or each of its Subsidiaries, as applicable, and to the Knowledge of Indian Village, each other party to the Material Contracts, has performed and is performing all material obligations, conditions and covenants required to be performed by it under the Material Contracts. Neither Indian Village nor any of its Subsidiaries, and to the Knowledge of Indian Village, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither Indian Village nor any of its Subsidiaries, and to the Knowledge of Indian Village, no other party, has received any notice that any of the Material Contracts will be terminated or will not be renewed. Neither Indian Village nor any of its Subsidiaries has received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the Knowledge of

Indian Village, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default under any of the Material Contracts.
          (l) Brokerage and Finder’s Fees. Except for the fees payable to Keller & Company, Inc., neither Indian Village nor any of its Subsidiaries has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.
          (m) Employee Benefit Plans. Except as Previously Disclosed:
               (i) Section 5.03(m) of Indian Village’s Disclosure Schedule contains a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment, retention, change in control, severance agreements, and all similar practices, policies and arrangements in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of Indian Village or any of its Subsidiaries participates, sponsors or contributes, or to which any such Employees, Consultants or Directors are a party or under which Indian Village or any of the Subsidiaries has any present or future liability (the “Compensation and Benefit Plans”). Neither Indian Village nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.
               (ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service (“IRS”), and to the Knowledge of Indian Village, no circumstances exist which are likely to result in revocation of any such favorable determination letter. There is no pending or, to the Knowledge of Indian Village, threatened legal action, suit or claim relating to the Compensation and Benefit Plans. Neither Indian Village nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Indian Village or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.
               (iii) None of the Compensation and Benefit Plans is subject to Title IV of ERISA. No liability under Title IV of ERISA has been or is expected to be incurred by Indian Village or any of its Subsidiaries with respect to any terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, formerly maintained by any of them, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered one employer with Indian Village under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”). None of Indian Village, any of its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to either a defined benefit pension plan subject to Title IV of ERISA or to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan. To the Knowledge of Indian Village, there is no pending investigation or enforcement action by the U.S. Department of Labor (the “DOL”) or the IRS or any other governmental agency with respect to any Compensation and Benefit Plan.
               (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Indian Village or any of its Subsidiaries was or is a party have been timely made or have been reflected on Indian Village’s financial statements. Neither any Pension Plan nor any ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. None of Indian Village, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.
               (v) Neither Indian Village nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by Indian Village or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.
               (vi) Indian Village and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign (i.e., non-United States) Employees.
               (vii) With respect to each Compensation and Benefit Plan, if applicable, Indian Village has provided or made available to CSB, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) the two most recent Forms 5500 filed with the IRS; (D) the most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for premium payments); (G) the most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).
               (viii) Except as disclosed on Section 5.03(m) of Indian Village’s Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.
               (ix) Neither Indian Village nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the Treasury Department regulations issued thereunder.
               (x) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of CSB, Indian Village or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code) of Indian Village on a consolidated basis, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.
          (n) Labor Matters. Neither Indian Village nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Indian Village or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Indian Village or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Indian Village’s Knowledge, threatened, nor is Indian Village aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Indian Village and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.
          (o) Takeover Laws. Indian Village has taken all action required to be taken by Indian Village in order to exempt this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any

“moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state (collectively, “Takeover Laws”) applicable to it, including, without limitation, such Takeover Laws of the Commonwealth of Pennsylvania; and (ii) any applicable provisions of the Indian Village Articles, the Indian Village Bylaws and/or the governing documents of any of Indian Village’s Subsidiaries. Indian Village is not a “registered corporation” as defined in Section 2502 of the PBCL.
          (p) Environmental Matters. Neither the conduct nor the operation of Indian Village or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Indian Village’s Knowledge, no condition exists or has existed or event has occurred with respect to any of them or any such property that is reasonably likely to result in liability under Environmental Laws. To Indian Village’s Knowledge, neither Indian Village nor any of its Subsidiaries has received any notice from any person or entity that Indian Village or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property.
          (q) Tax Matters.
          (i)(A) All Tax Returns that were or are required to be filed by or with respect to Indian Village and its Subsidiaries have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all material respects, (B) all Taxes required to be shown to be due on the Tax Returns referred to in clause (i)(A) have been paid in full, and (C) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of Indian Village or its Subsidiaries. Indian Village has made available to CSB true and correct copies of the United States federal income Tax Returns filed by Indian Village and its Subsidiaries for each of the three (3) most recent fiscal years. Neither Indian Village nor any of its Subsidiaries has any liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in Indian Village’s Financial Statements or that have arisen in the ordinary course of business since March 31, 2008. The accruals for Taxes reflected in Indian Village’s Financial Statements are adequate for the periods covered. There are no Liens for Taxes upon the assets of Indian Village or any of its Subsidiaries other than Liens for current Taxes not yet due and payable. As of the date hereof, neither Indian Village nor any of its Subsidiaries has Knowledge of any conditions which exist or which may fail to exist that might prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
          (ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

          (iii) Indian Village and its Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities, or are properly holding for such payment, all Taxes required by law to be withheld or collected.
          (iv) No claim has ever been made by any Governmental Authority in a jurisdiction where Indian Village or any of its Subsidiaries does not file Tax Returns that Indian Village or such Subsidiary is or may be subject to taxation by that jurisdiction nor, to the Knowledge of Indian Village, is there any factual basis for any such claim.
          (v) Neither Indian Village nor any Subsidiary has applied for any ruling from any Governmental Authority with respect to Taxes nor entered into a closing agreement (or similar arrangement) since December 31, 1996 with any Governmental Authority.
          (vi) Except as Previously Disclosed, neither Indian Village nor any Subsidiary has been audited by any Governmental Authority for taxable years ending on or subsequent to December 31, 2003, and, to the Knowledge of Indian Village, no such audit or other proceeding has been threatened. Except as Previously Disclosed, no Governmental Authority has asserted, is now asserting, or, to the Knowledge of Indian Village, is threatening to assert against Indian Village or any of its Subsidiaries any deficiency or claim for additional Taxes.
          (vii) Neither Indian Village nor any Subsidiary is a party to any Tax allocation or sharing agreement, nor do Indian Village or any Subsidiary have any liability for the Taxes of any person (other than Indian Village or a Subsidiary) under Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise.
          (viii) Except as Previously Disclosed, neither Indian Village nor any Subsidiary has agreed to any extension of time with respect to any Tax Return or a Tax assessment or deficiency.
          (ix) Neither Indian Village nor any Subsidiary has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes.
          (x) Neither Indian Village nor any Subsidiary has ever been a member of an affiliated group of corporations, other than an affiliated group of which Indian Village is or was the common parent.
          (xi) Neither Indian Village nor any Subsidiary has filed an election under Section 338(g) or 338(h)(10) of the Code.
          (xii) Neither Indian Village nor any Subsidiary owns an interest in any (A) domestic international sales corporation, (B) foreign sales corporation, (C) controlled foreign corporation, or (D) passive foreign investment company, as such terms are defined in the Code.

          (xiii) There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which Indian Village or any Subsidiary is a party that could be treated as a partnership for Tax purposes.
          (r) Risk Management Instruments. Neither Indian Village nor any of its Subsidiaries is a party to or otherwise bound by any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements.
          (s) Books and Records. The books of account, minute books, stock record books, and other records of Indian Village and its Subsidiaries, all of which have been made available to CSB, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Indian Village and its Subsidiaries, including the maintenance of an adequate system of internal controls that is sufficient to provide reasonable assurances that transactions are executed in accordance with management’s authorization, that transactions are recorded as necessary, that access to assets is permitted only in accordance with management’s authorization, and that the recorded accountability for assets is compared at reasonable intervals and appropriate action is taken with respect to any differences. The minute books of Indian Village and its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Board of Directors, and committees of the Board of Directors of Indian Village and its Subsidiaries, and no meeting of any such shareholders, Board of Directors, or committee has been held for which minutes have been prepared and are not contained in such minute books, except for the minutes of the meetings of Indian Village’s Board of Directors held on April 15, April 17, April 29, May 6, and May 12, 2008 to consider and approve this Agreement and the transactions contemplated hereby, which minutes have not yet been prepared.
          (t) Insurance. Indian Village’s Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Indian Village or its Subsidiaries. Indian Village and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Indian Village reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Indian Village and its Subsidiaries are not in material default thereunder; and all known claims thereunder have been filed in due and timely fashion.
          (u) Properties. Section 5.03(x) of Indian Village’s Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by Indian Village or any of its Subsidiaries and used in the business of Indian Village or any of its Subsidiaries. Indian Village and its Subsidiaries have good and (with respect to real property) marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on the Indian Village Financial Statements as being owned by Indian Village as of March 31, 2008, or acquired after such date, except (i) statutory Liens for amounts not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of banking business, (iii) with respect to real property, such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) dispositions and encumbrances in the ordinary course of business, and (v) liens on properties acquired in foreclosure or on account of debts previously contracted. All leases pursuant to which Indian Village or any of its Subsidiaries, as lessee, leases real or personal property (except for leases that have expired by their terms or that Indian Village or any such Subsidiary has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to Indian Village’s Knowledge, the lessor.
          (v) Loans; Certain Transactions. Each loan reflected as an asset in the Indian Village Financial Statements as of March 31, 2008, and each balance sheet date subsequent thereto (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. No obligor under any of such loans has asserted any claim or defense with respect to the subject matter thereof. Except as Previously Disclosed, as of March 31, 2007, Indian Village Bank is not a party to a loan, including any loan guaranty, with any director, executive officer or 5% shareholder of Indian Village or any of its Subsidiaries or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. All loans and extensions of credit that have been made by Indian Village Bank and that are subject to 12 C.F.R. Part 31, comply therewith.
          (w) Allowance for Loan Losses. Except as set forth in Section 5.03(w) of Indian Village’s Disclosure Schedule, there is no loan which was made by Indian Village Bank and which is reflected as an asset of Indian Village or Indian Village Bank on Indian Village’s Financial Statements that (i)(A) is 90 days or more delinquent, (B) has been classified by examiners (regulatory or internal) or by management of Indian Village or Indian Village Bank as “Substandard,” “Doubtful,” “Loss” or “Special Mention,” or (C) has been identified by accountants or auditors (regulatory or internal) as having a significant risk of uncollectability. The allowance for loan losses reflected on Indian Village’s Financial Statements was, as of each respective date, determined in accordance with generally accepted accounting principles consistently applied and in accordance with all rules and regulations applicable to Indian Village and its Subsidiaries and was, as of the respective date thereof, adequate in all material respects under the requirements of generally accepted accounting principles and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding loans, net of recoveries.
          (x) Repurchase Agreements. With respect to all agreements pursuant to which Indian Village or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Indian Village or such Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
          (y) Deposit Insurance. The deposits of Indian Village Bank are insured by the FDIC in accordance with The Federal Deposit Insurance Act (“FDIA”), and Indian Village Bank has paid all assessments and filed all reports required by the FDIA and under the National

Housing Act prior to the enactment of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989.
          (z) Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. Indian Village has no Knowledge of, has not been advised in writing of, and has no reason to believe that any facts or circumstances exist, which would cause Indian Village or any of its Subsidiaries to be deemed (i) to be operating in violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy Laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999. Indian Village is not aware of any facts or circumstances that would cause Indian Village to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause Indian Village or any of its Subsidiaries to undertake any material remedial action. The Indian Village Board (or, where appropriate, the board of directors of one of Indian Village’s Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and Indian Village (or the appropriate Subsidiary) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.
          (aa) CRA Compliance. Neither Indian Village nor any of its Subsidiaries has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder, and Indian Village Bank has received a CRA rating of satisfactory or better from the FDIC as a result of its most recent CRA examination. Neither Indian Village nor any of its Subsidiaries knows of any fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Indian Village or one of its Subsidiaries to receive notice of non-compliance with such provisions or cause the CRA rating of Indian Village Bank to fall below satisfactory.
          (bb) Related Party Transactions. Except as Previously Disclosed, neither Indian Village nor any of its Subsidiaries has entered into any transactions with any Affiliate or Associate of Indian Village or any of its Subsidiaries (or any Affiliate or Associate of any director, officer or employee of Indian Village or any of its Subsidiaries).
          (cc) Prohibited Payments. Indian Village and its Subsidiaries have not, directly or indirectly: (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction; (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of Indian Village or any of its Subsidiaries for any reason; (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office; or (iv) paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of Indian Village or its Subsidiaries, which Indian Village or any of its Subsidiaries knows or has reason to believe have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction.
          (dd) Fairness Opinion. The Indian Village Board has received the written opinion of Keller & Company, Inc., to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of Indian Village Common Shares from a financial point of view.
          (ee) Absence of Undisclosed Liabilities. Neither Indian Village nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on Indian Village on a consolidated basis, except as disclosed in the Indian Village Financial Statements.
          (ff) Material Adverse Change. Except as Previously Disclosed, Indian Village has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since June 30, 2007, that has had a Material Adverse Effect on Indian Village.
          (gg) Disclosure. The representations and warranties contained in this Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.
     5.04 Representations and Warranties of CSB. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a Section of its Disclosure Schedule corresponding to the relevant Section below, CSB hereby represents and warrants to Indian Village that the following are true and correct:
          (a) Organization, Standing and Authority. CSB is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. CSB is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. CSB is registered as a bank holding company under the BHCA. CSB Bank is a state commercial bank duly organized, validly existing and in good standing under the laws of the State of Ohio. CSB Bank is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.
          (b) CSB Common Shares.
          (i) As of the date of this Agreement, the authorized capital stock of CSB consists of 9,000,000 CSB Common Shares, of which 2,440,850 CSB Common Shares are outstanding. As of the date of this Agreement, except as Previously Disclosed, CSB does not have any Rights issued or outstanding with respect to CSB Common Shares and CSB does not have any commitment to authorize, issue or sell any

CSB Common Shares or Rights, except pursuant to this Agreement. The outstanding CSB Common Shares have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and are not subject to any preemptive rights (and were not issued in violation of any preemptive rights).
          (ii) The CSB Common Shares to be issued in exchange for Indian Village Common Shares in the Parent Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights.
          (c) Ownership of Indian Village Common Shares. As of the date of this Agreement, CSB and its Subsidiaries are the beneficial owners of 12,500 of the outstanding Indian Village Common Shares.
          (d) Significant Subsidiaries. Each of CSB’s Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and CSB owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.
          (e) Corporate Power. Each of CSB and its Significant Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Subject to the approval of this Agreement and the Merger by applicable Regulatory Authorities, CSB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Voting Agreement and to consummate the transactions contemplated hereby and thereby.
          (f) Corporate Authority; Authorized and Effective Agreement. This Agreement and the transactions contemplated hereby, including the Merger, have been authorized by all necessary corporate action of CSB and the CSB Board prior to the date hereof. The Agreement to Merge, when executed by CSB Bank, shall have been approved by the Board of Directors of CSB Bank and by CSB, as the sole shareholder of CSB Bank. This Agreement is a valid and legally binding agreement of CSB, enforceable against CSB in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
          (g) Regulatory Approvals; No Defaults.
          (i) Except as Previously Disclosed, no consents or approvals of, or filings or registrations with, the shareholders of CSB, any Governmental Authority or with any third party are required to be made or obtained by CSB or any of its Significant Subsidiaries in connection with the execution, delivery or performance by CSB of this Agreement or to consummate the Merger except for (A) the filing of applications, notices, and the Agreement to Merge, as applicable, with the federal and state banking authorities to approve the transactions contemplated by this Agreement; (B) the filing and declaration of effectiveness of the Registration Statement; (C) the filings of the certificate of merger with the OSS pursuant to the OGCL and the articles of merger with the PDS pursuant to the PBCL; (D) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of CSB Common Shares in the Parent Merger; and (E) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, CSB has no Knowledge of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
          (ii) Subject to the approvals set forth in Section 7.01(b), the expiration of related regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of CSB or of any of its Significant Subsidiaries or to which CSB or any of its Significant Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the CSB Articles or CSB Code, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.
          (h) Financial Reports and SEC Documents; Material Adverse Effect.
          (i) CSB’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2007 and 2006 and all other reports, registration statements, definitive proxy statements or other statements filed or to be filed by it or any of its Significant Subsidiaries with the SEC subsequent to December 31, 2007 under the Securities Act, or under Section 13(a), 13(c) 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, “CSB SEC Documents”) as of the date filed (or if amended or superseded by a filing prior to the date hereof then on the date of such amended or superseded filing), (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such CSB SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of CSB and its Significant Subsidiaries as of its date, and each of the statements of income or results of operations and changes in shareholders’ equity and cash flows or equivalent statements in such CSB SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of CSB and its Significant Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.
          (ii) Since March 31, 2008, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to CSB.
          (iii) Management of CSB has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of CSB and its Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles, and that receipts and expenditures of CSB and its Subsidiaries are being made only in accordance with authorizations of management and directors of CSB and its Subsidiaries; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of CSB and its Subsidiaries that could have a material effect on the financial statements. Management of CSB has evaluated the effectiveness of CSB’s and its Subsidiaries’ internal controls over financial reporting as of the end of the fiscal year ended December 31, 2007 and the fiscal quarter ended March 31, 2008 and, based on such evaluations, has disclosed in the CSB SEC Documents (I) any significant deficiencies and material weaknesses in the design or operation of the internal controls over financial reporting which are reasonably likely to adversely affect CSB’s ability to record, process, summarize and report financial information and (II) any fraud, whether or not material, that involves management or other employees who have a significant role in CSB’s internal control over financial reporting. Since December 31, 2007, neither CSB nor any of its Subsidiaries nor, to CSB’s Knowledge, any director, officer, employee, auditor, accountant or representative of CSB or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CSB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CSB or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
          (i) Litigation; Regulatory Action.
          (i) No litigation, claim or other proceeding before any court or governmental agency is pending against CSB or any of its Significant Subsidiaries and, to CSB’s Knowledge, no such litigation, claim or other proceeding has been threatened.
          (ii) Neither CSB nor any of its Significant Subsidiaries or any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Regulatory Authority, nor has CSB or any of its Significant Subsidiaries been advised by a Regulatory Authority that such agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
          (j) Compliance with Laws. Except as Previously Disclosed, each of CSB and its Significant Subsidiaries:
          (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Patriot Act, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Financial Services Modernization Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;
          (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Regulatory Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its Knowledge, no suspension or cancellation of any of them is threatened; and
          (iii) has not received, since December 31, 2006, any notification or communication from any Governmental Authority (A) asserting that CSB or any of its Significant Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to CSB’s Knowledge, do any grounds for any of the foregoing exist).
          (k) Brokerage and Finder’s Fees. Except for the fees payable to Sandler O’Neill & Partners, L.P., neither CSB nor any of its Subsidiaries has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation in connection with this Agreement or the transactions contemplated hereby.
          (l) Tax Matters. (i) All Tax Returns that were or are required to be filed by or with respect to CSB and its Subsidiaries have been duly and timely filed, or an appropriate extension has been granted, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, and all such Tax Returns are true, correct and complete in all material respects, and (iii) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of CSB or its Significant Subsidiaries. Neither CSB nor any of its Subsidiaries has any liability with respect to any Taxes that accrued on or before the end of the most recent period covered by CSB’s SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in CSB’s SEC Documents filed on or prior to the date hereof or that have arisen in the ordinary course of business subsequent to the periods covered by such filings. As of the date hereof, CSB has no reason to believe that any conditions exist that might prevent or impede the Parent Merger from qualifying as reorganization with the meaning of Section 368(a) of the Code.

in CSB’s SEC Documents filed on or prior to the date hereof or that have arisen in the ordinary course of business subsequent to the periods covered by such filings. As of the date hereof, CSB has no reason to believe that any conditions exist that might prevent or impede the Parent Merger from qualifying as reorganization with the meaning of Section 368(a) of the Code.
          (m) Books and Records. The books of account, minute books, stock record books, and other records of CSB and its Subsidiaries are complete and correct in all material respects, have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, and fairly present the substance of events and transactions included therein.
          (n) Disclosure. The representations and warranties contained in this Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.
          (o) Material Adverse Change. CSB has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2007, that has had a Material Adverse Effect on CSB.
          (p) Cash Consideration. CSB has available to it sufficient funds to pay the aggregate Per Share Cash Consideration pursuant to Article III.
ARTICLE VI
Covenants
     6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Indian Village and CSB shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.
     6.02 Shareholder Approval. Indian Village a shall take, in accordance with applicable law and the Indian Village Articles and Indian Village Bylaws, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by the Indian Village shareholders for consummation of the Parent Merger (including any adjournment or postponement, the “Indian Village Meeting”), as promptly as practicable after the Registration Statement is declared effective. The Indian Village Board shall unanimously recommend that its shareholders adopt this Agreement at the Indian Village Meeting, unless otherwise necessary because of the applicable fiduciary duties of the Indian Village Board, as determined by the Indian Village Board in good faith after consultation with and based upon advice of independent legal counsel.

     6.03 Registration Statement.
          (a) CSB shall prepare pursuant to all applicable laws, rules and regulations a registration statement on Form S-4 (such registration statement and all amendments or supplements thereto, the “Registration Statement”) to be filed by CSB with the SEC in connection with the issuance of CSB Common Shares in the Parent Merger (including the proxy statement/prospectus and other proxy solicitation materials of Indian Village constituting a part thereof (the “Proxy Statement/Prospectus”) and all related documents). Indian Village agrees to cooperate, and to cause its Subsidiaries to cooperate, with CSB, its legal counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement/Prospectus. Each of Indian Village and CSB shall use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. CSB shall use all reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Indian Village agrees to furnish to CSB all information concerning Indian Village, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.
          (b) None of the information supplied or to be supplied by Indian Village or CSB, respectively, for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, shall contain any untrue statement of a material fact or shall omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to the Indian Village shareholders and at the time of the Indian Village Meeting, as the case may be, shall contain any untrue statement of a material fact or shall omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. If Indian Village shall become aware prior to the Effective Time of any information furnished by Indian Village that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, Indian Village shall promptly inform CSB thereof and take the necessary steps to correct the Proxy Statement/Prospectus. If CSB shall become aware prior to the Effective Time of any information furnished by CSB that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, CSB shall promptly inform Indian Village thereof and take the necessary steps to correct the Proxy Statement/Prospectus.
          (c) CSB shall advise Indian Village, promptly after CSB receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of CSB Common Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
     6.04 Press Releases. Upon the execution of this Agreement, CSB and Indian Village shall issue a joint press release regarding this Agreement and the transactions contemplated hereby, which joint press release shall be subject to the prior approval of CSB and Indian Village. Neither Indian Village nor CSB will, without the prior approval of the other party, issue any other press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise may be required to be made by applicable law or regulation before such consent can be obtained.
     6.05 Access; Information.
          (a) Indian Village shall afford, upon reasonable notice and subject to applicable laws relating to the exchange of information, CSB and its officers, employees, legal counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties and personnel and such other information as CSB may reasonably request and, during such period, (i) shall furnish promptly to CSB a copy of each material report, schedule and other document filed by it pursuant to federal or state securities or banking laws, to the extent permitted by applicable law and regulations; and (ii) shall grant access to all other information concerning the business, properties and personnel of Indian Village as CSB may reasonably request.
          (b) CSB will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, and such information will be subject to the confidentiality provisions of Section 6.17.
          (c) In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.
          (d) During the period from the date of this Agreement to the Effective Time, Indian Village shall deliver to CSB the monthly and quarterly unaudited consolidated financial statements of Indian Village prepared for its internal use and the report of condition and income of Indian Village Bank for each quarterly period completed prior to the Effective Date as the same shall become available.
          (e) During the period from the date of this Agreement to the Effective Time, CSB shall deliver to Indian Village any and all published financial statements of CSB and its Subsidiaries as the same shall become publicly available and shall furnish promptly to Indian Village a copy of each material report, schedule and other document filed by CSB or any of its

Subsidiaries pursuant to federal or state securities or banking laws, to the extent permitted by applicable law and regulations.
     6.06 Acquisition Proposals; Break Up Fee.
          (a) Indian Village shall not, and shall cause its Subsidiaries and the officers, directors, employees, advisors and other agents of Indian Village and its Subsidiaries not to, directly or indirectly, take any action to solicit or initiate inquiries or proposals with respect to, or engage in negotiations concerning, or provide any confidential information to, any Person, other than CSB, relating to (i) any acquisition or purchase of all or substantially all of the assets of Indian Village and/or any of its Subsidiaries or (ii) any merger, consolidation or business combination with Indian Village and/or any of its Subsidiaries (hereinafter collectively referred to as an “Acquisition Proposal”); provided, however, that nothing contained in this section shall prohibit Indian Village from furnishing information to, or entering into discussion or negotiations with, any Person which makes an unsolicited Acquisition Proposal if and to the extent that (I) the Indian Village Board, after consultation with and based upon the advice of legal counsel, determines in good faith that such action is required to fulfill its fiduciary duties to the shareholders of Indian Village under applicable law and (II) before furnishing such information to, or entering into discussions or negotiations with, such Person, Indian Village provides immediate written notice to CSB of such action, the identity of the bidder and the substance of such Acquisition Proposal.
          (b) In the event that Indian Village and/or any of its Subsidiaries executes a definitive agreement in respect of, or closes, an Acquisition Proposal, Indian Village shall pay to CSB in immediately available funds the sum of $400,000 within ten (10) days after the earlier of such execution or closing.
     6.07 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Voting Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement, the Voting Agreement and the transactions contemplated by this Agreement from or, if necessary, challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.
     6.08 Certain Policies. Before the Effective Time, Indian Village shall, upon the request of CSB, (i) modify and change its loan, investment portfolio, asset liability management and real estate valuation policies and practices (including, but not limited to, loan classifications and levels of reserves) so that such policies and practices may be applied on a basis that is consistent with those of CSB and (ii) evaluate the need for any reserves including, but not limited to, reserves relating to any outstanding litigation, any Tax audits or any liabilities to be incurred upon cancellation of any contracts as a result of the Merger; provided, however, that Indian Village shall not be obligated to take any such action pursuant to this Section 6.08 unless and until CSB acknowledges that all conditions to its obligation to consummate the Merger have been satisfied (including, but not limited to, the receipt of the regulatory approvals required by Section 7.01(b)) and certifies to Indian Village that CSB’s representations and warranties, subject to Section 5.02, are true and correct as of such date and that CSB is otherwise in material compliance with this Agreement; provided further, however, that Indian Village shall not be obligated to take any such action pursuant to this Section 6.08 if such action would be clearly inconsistent with generally accepted accounting principles, or if the Indian Village Board determines in good faith after consultation with and based upon advice of legal counsel that such action would be contrary to applicable law or regulation or inconsistent with applicable fiduciary duties of the Indian Village Board. Indian Village’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.08.
     6.09 Regulatory Applications.
          (a) CSB and Indian Village and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all applications and requests for regulatory approval, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of CSB and Indian Village shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.
          (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.
     6.10 Employment Matters; Employee Benefits.
          (a) General. It is understood and agreed that nothing in this Section 6.10 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give Indian Village employees any rights other than as employees at will under applicable law, and Indian Village employees shall not be deemed to be third-party beneficiaries of this Agreement. Employees of Indian Village who become employees of CSB as a result of the Merger shall, as determined by CSB, participate in either Indian Village’s Compensation and Benefit Plans (for so long as CSB determines necessary or appropriate) or in the employee benefit plans sponsored by CSB for CSB’s employees (with credit for their years of service with Indian Village for participation and vesting purposes under CSB’s applicable plans), including credit for years of service and for seniority under vacation and sick pay plans and programs. In addition, to the extent Indian Village employees participate in CSB’s group health plan (instead of continued participation in Indian Village’s group health plan), CSB agrees to waive all restrictions and limitations for pre-existing conditions under CSB’s group health plan.
          (b) Employment Agreements. Contemporaneously with the execution of this Agreement, CSB, Indian Village and Indian Village Bank will enter into a Severance Payment Agreement with each officer who is a party to an employment agreement with Indian Village and/or Indian Village Bank that, unless extended, would expire in accordance with its terms before the Effective Time (collectively, the “Severance Payment Agreements”). Nothing contained herein shall prohibit or restrict Indian Village and/or Indian Village Bank from entering into an extension of any Previously Disclosed employment agreement on such terms and conditions as the Indian Village Board deems appropriate; provided, however, that (i) Indian Village and/or Indian Village Bank must obtain all necessary approvals from Regulatory Authorities in connection with such extension; (ii) the terms and conditions of each such employment agreement, as extended, shall provide that the employment agreement shall terminate upon the earlier of the Effective Time or the date specified therein; and (iii) such employment agreement, as extended, shall not create, confirm or extend any liability or obligation of CSB, Indian Village or Indian Village Bank (including any liability or obligation to make any payments or provide any benefits) after the Effective Date, except as provided by the Severance Payment Agreements.
          (c) Employee Severance. Subject to any applicable regulatory restrictions, CSB shall pay to each employee of Indian Village or any of its Subsidiaries immediately before the Effective Time who is not covered by a written employment, severance or change in control agreement and who is not offered continued employment by CSB or any of its Subsidiaries after the Effective Time a severance amount equal to one (1) week of his or her base pay multiplied by the number of years of service with Indian Village and/or any of its Subsidiaries; provided, however, that the minimum severance payment shall equal one (1) week of base pay and the maximum severance payment shall not exceed thirteen (13) weeks of base pay.
          (d) Indian Village 401(k) Plan. Prior to the Effective Date, but after the receipt of the last to be obtained of the Indian Village Shareholder Adoption and the regulatory approvals required by Section 7.01(b) of this Agreement, the Indian Village Board shall adopt a resolution approving the termination of the Indian Village Community Bank 401(k) Plan (the “Indian Village 401(k) Plan”) effective as of a date immediately preceding the Effective Date. Following the adoption of such resolution, Indian Village shall (i) amend the Indian Village 401(k) Plan to provide for distributions in cash only as permitted by Section 411(d)(6)(C) of the Code, (ii) begin the process of requesting from the IRS a determination that the termination of the Indian Village 401(k) Plan is in compliance with Section 401(a) of the Code (the “Determination Letter”), and (iii) prior to the Effective Date, repurchase any Indian Village Shares owned by the Indian Village 401(k) Plan (the “Indian Village 401(k) Shares”) in exchange for cash in the amount of $17.50 per share. Following the receipt of the Determination Letter, Indian Village or the Surviving Corporation, as applicable, shall distribute benefits under the Indian Village 401(k) Plan to plan participants. CSB agrees to take all steps necessary or appropriate to accept roll-overs of benefits from the Indian Village 401(k) Plan to the CSB 401(k) plan for employees of Indian Village and its Subsidiaries who continue as employees of CSB and its Subsidiaries after the Effective Time.

          (e) Indian Village ESOP. Prior to the Effective Date, the Indian Village Board shall amend the Indian Village Community Bank Employee Stock Ownership Plan (the “Indian Village ESOP”) to provide for (i) the termination of the Indian Village ESOP as of an effective date prior to the Effective Date (“Termination Date”); (ii) the full vesting of the benefits held by the participants of the Indian Village ESOP as of the Termination Date; and (iii) the allocation of securities and funds held in the unallocated account after the repayment of the outstanding ESOP loan. From and after the date of this Agreement, Indian Village shall make no further contributions to the Indian Village ESOP. From and after the date of this Agreement, Indian Village and CSB shall cooperate with each other and use their best efforts to obtain a Determination Letter with respect to the termination of the Indian Village ESOP. As soon after the Effective Date as is practicable, the Surviving Corporation will cause the outstanding balance of the Indian Village ESOP loan to be repaid using the proceeds received in the Merger by the Indian Village ESOP in exchange for the unallocated Indian Village Common Shares. After the Director, Employee Plans Rulings and Agreements of the IRS issues a Determination letter with respect to the termination of the Indian Village ESOP, the Surviving Corporation, as soon thereafter as practicable, shall (a) cause the Indian Village ESOP to make all final allocations to participants in accordance with the terms of the Indian Village ESOP, and (b) distribute the Indian Village ESOP benefits to the Indian Village ESOP participants pursuant to the terms of the Indian Village ESOP.
     6.11 Notification of Certain Matters. Each of Indian Village and CSB shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.
     6.12 Accounting and Tax Treatment. Each of CSB and Indian Village agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the characterization of the Merger as a tax-free reorganization under Section 368(a) of the Code.
     6.13 No Breaches of Representations and Warranties. Between the date of this Agreement and the Effective Time, without the written consent of the other party, each of CSB and Indian Village will not do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article V of this Agreement to become untrue or incorrect in any material respect.
     6.14 Consents. Each of CSB and Indian Village shall use its best efforts to obtain any required consents to the transactions contemplated by this Agreement.
     6.15 Insurance Coverage. Indian Village shall cause the policies of insurance listed in the Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Date.
     6.16 Correction of Information. Each of CSB and Indian Village shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times.

     6.17 Confidentiality. Except for the use of information in connection with the Registration Statement described in Section 6.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of Indian Village and CSB pursuant to the terms of this Agreement shall be kept in strictest confidence; provided that, subsequent to the filing of the Registration Statement with the SEC, this Section 6.17 shall not apply to information included in the Registration Statement or to be included in the Proxy Statement/Prospectus to be sent to the shareholders of Indian Village and CSB under Section 6.03. Indian Village and CSB agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. Indian Village and CSB agree to hold the Information in strictest confidence and shall not use, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of Indian Village or CSB to fulfill its obligations hereunder, (ii) was already known to the party receiving the Information on a nonconfidential basis prior to the disclosure or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information. In the event the transactions contemplated by this Agreement are not consummated, Indian Village and CSB agree to return all copies of the Information provided to the other promptly.
     6.18 Supplemental Assurances.
          (a) On the date the Registration Statement becomes effective and on the Effective Date, Indian Village shall deliver to CSB a certificate signed by its principal executive officer and its principal financial officer to the effect, to such officers’ Knowledge, that the information contained in the Registration Statement relating to the business and financial condition and affairs of Indian Village, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
          (b) On the date the Registration Statement becomes effective and on the Effective Date, CSB shall deliver to Indian Village a certificate signed by its chief executive officer and its chief financial officer to the effect, to such officers’ Knowledge, that the Registration Statement (other than the information contained therein relating to the business and financial condition and affairs of Indian Village) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
     6.19 Regulatory Matters. CSB, Indian Village and each of their Subsidiaries shall cooperate and each of them agrees to use its reasonable best efforts to remediate any order, decree, agreement, memorandum of understanding or similar agreement by Indian Village or any of its Subsidiaries with, or a commitment letter, board resolution or similar submission by Indian Village or any of its Subsidiaries to, or supervisory letter from any Regulatory Authority to Indian Village or any of its Subsidiaries, to the satisfaction of such Regulatory Authority.
     6.20 Establishment of Bank Community Board. At the Effective Time, and for a period of one (1) year thereafter, CSB shall establish and maintain a Bank Community Board to be comprised of three (3) members of the Indian Village Board selected by Indian Village and approved by CSB. The Bank Community Board will meet quarterly, and the members thereof will be entitled to receive a fee in the amount of $500 for each meeting attended.
     6.21 Indemnification; Directors’ and Officers’ Liability Insurance.
          (a) For a period of four (4) years after the Effective Time, CSB shall indemnify each Person who served as a director or officer of Indian Village and/or Indian Village Bank on or before the Effective Time, to the fullest extent provided by the Indian Village Articles and the Indian Village Bylaws, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person was a director or officer of Indian Village; provided, however, that any such indemnification shall be subject to compliance with the provisions of applicable state and federal laws, including, without limitation, the provisions of 12 U.S.C. § 1828(k) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359).
          (b) Before the Effective Time, Indian Village shall purchase a policy of Directors’ and Officers’ Liability Insurance (“D&O Policy”) to be effective for a period of up to three (3) years following the Effective Date, and in no event less than (1) year following the Effective Date, on terms no less advantageous than those contained in Indian Village’s existing officers’ and directors’ liability insurance policy; provided, however, that Indian Village shall not be required to pay an annual premium for the D&O Policy that is in excess of $30,000.
     6.22 Non-Solicitation. CSB agrees that, if this Agreement is terminated pursuant to Article VIII, neither it nor any of its Subsidiaries will, for a period of twelve (12) months following the effective date of such termination, solicit any officer or employee of Indian Village or any of its Subsidiaries to leave the employment of Indian Village or any of its Subsidiaries, other than by way of general solicitations not targeted to the officers or employees of Indian Village and its Subsidiaries specifically.
ARTICLE VII
Conditions to Consummation of the Merger
     7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of CSB and Indian Village to consummate the Merger is subject to the fulfillment or written waiver by CSB and Indian Village prior to the Effective Time of each of the following conditions:
          (a) Shareholder Approval. This Agreement and the Merger shall have been duly adopted and approved by the requisite vote of the shareholders of Indian Village.
          (b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the CSB Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on CSB and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the CSB Board reasonably determines would either before or after the Effective Time be unduly burdensome. For purposes of this Section 7.01(b), any regulatory approval that does not result in the termination of all outstanding Regulatory Orders applicable to Indian Village and/or its Subsidiaries prior to or at the Effective Time shall be deemed to have a Material Adverse Effect on CSB and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger (unless the lack of termination is a result of action or inaction by CSB).
          (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.
          (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
          (e) Blue Sky Approvals. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of CSB Common Shares to be issued in the Parent Merger shall have been received and be in full force and effect.
          (f) Tax Opinion. Indian Village and CSB shall have received an opinion of Vorys, Sater, Seymour and Pease LLP, counsel to CSB, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Parent Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, counsel to CSB shall require, and CSB and Indian Village shall supply, reasonable and customary written representations.
     7.02 Conditions to Obligation of Indian Village. The obligation of Indian Village to consummate the Merger is also subject to the fulfillment or written waiver by Indian Village prior to the Effective Time of each of the following conditions:
          (a) Representations and Warranties. The representations and warranties of CSB set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Indian Village shall have received a certificate, dated the Effective Date, signed on behalf of CSB by the Chief Executive Officer and the Chief Financial Officer of CSB, to such effect.
          (b) Performance of Obligations of CSB. CSB shall have performed in all material respects all obligations required to be performed by CSB under this Agreement at or prior to the Effective Time, and Indian Village shall have received a certificate, dated the

Effective Date, signed on behalf of CSB by the Chief Executive Officer and the Chief Financial Officer of CSB to such effect.
          (c) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on CSB.
          (d) Execution of Severance Pay Agreements. CSB shall have entered into a severance pay agreement reflecting the terms and conditions of Section 6.10(b) with each officer who is a party to an employment agreement with Indian Village and/or Indian Village Bank that, unless extended, would expire in accordance with its terms prior to the Effective Time.
     7.03 Conditions to Obligation of CSB. The obligation of CSB to consummate the Merger is also subject to the fulfillment or written waiver by CSB prior to the Effective Time of each of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Indian Village set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and CSB shall have received a certificate, dated the Effective Date, signed on behalf of Indian Village by the Chief Executive Officer and the Chief Financial Officer of Indian Village to such effect.
          (b) Performance of Obligations of Indian Village. Indian Village shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CSB shall have received a certificate, dated the Effective Date, signed on behalf of Indian Village by the Chief Executive Officer and the Chief Financial Officer of Indian Village to such effect.
          (c) Outstanding Option Cancellation Agreements. CSB shall have received from each holder of an Outstanding Option an executed and legally binding agreement pursuant to which each such option is cancelled and terminated.
          (d) Consents. Indian Village shall have obtained the consent or approval of each person (other than Governmental Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect, after the Effective Time, on the Surviving Corporation.
          (e) FIRPTA Certification. CSB shall have received a statement executed on behalf of Indian Village, dated as of the Effective Date, certifying that the Indian Village Common Shares do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury Department regulations promulgated thereunder.
          (f) Financial Tests. Indian Village shall have satisfied the following financial tests as of the month end immediately preceding the month in which the Effective Time occurs:

(i) Indian Village’s allowance for loan losses shall be at least 1.25% of the amount of Indian Village’s total gross loans and at least 45% of the amount of Indian Village’s total non-performing assets; (ii) Indian Village’s tangible net worth, as calculated in accordance with generally accepted accounting principles and in a manner consistent with Indian Village’s Financial Statements, shall be at least $7,600,000, excluding the effect of any action taken by Indian Village pursuant to Section 6.08; provided, however, that an aggregate amount of up to $100,000 of fees and costs incurred or accrued by Indian Village in connection with the Merger and this Agreement, including fees payable to Indian Village’s financial advisor and attorneys, shall not be taken into account in determining Indian Village’s tangible net worth; and (iii) the deposits (excluding any brokered deposits) of Indian Village Bank as of the month end immediately preceding the Effective Date shall include (A) total checking, savings and money market account deposits of not less than $13,500,000 and (B) total certificates of deposit (excluding brokered certificates of deposit) of not less than $43,000,000.
          (g) Dissenting Shares. The holders of not more than five percent (5%) of the outstanding Indian Village Common Shares shall have perfected their dissenters’ rights under Subchapter D of Chapter 15 of the PBCL in connection with the transactions contemplated by this Agreement.
          (h) Disposition of Interest in Alban Title, LLC. Indian Village Bank shall have sold, liquidated or otherwise disposed of its entire ownership interest in Alban Title, LLC without any continuing obligations or liabilities with respect thereto.
          (i) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on Indian Village.
          (j) D&O Policy. Indian Village shall have procured the D&O Policy in accordance with the terms and subject to the conditions of Section 6.21(b).
ARTICLE VIII
Termination
     8.01 Termination. This Agreement may be terminated, and the Merger may be abandoned:
          (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of CSB and Indian Village, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.
          (b) Breach. At any time prior to the Effective Time, by CSB or Indian Village upon written notice to the other party, if its respective Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; provided, however, that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.
          (c) Delay. At any time prior to the Effective Time, by CSB or Indian Village upon written notice to the other party, if its respective Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Parent Merger is not consummated by November 30, 2008, except to the extent that the failure of the Parent Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).
          (d) No Approval. By Indian Village or CSB upon written notice to the other party, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) the Indian Village shareholders fail to adopt this Agreement and approve the Merger at the Indian Village Meeting.
          (e) Payment Pursuant to Section 6.06. Upon a payment made to CSB in accordance with Section 6.06, this Agreement shall automatically terminate without further act or action by either Indian Village or CSB.
     8.02 Effect of Termination and Abandonment, Enforcement of Agreement. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled by law or in equity.
ARTICLE IX
Miscellaneous
     9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.10, 6.20 and 6.21 and this Article IX, which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 2.01(b), 6.04, 6.05(b), 6.05(c), 6.17, 6.22, 8.02, and this Article IX, which shall survive such termination).
     9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Indian Village Meeting, this Agreement may not be amended if it would violate the PBCL or the federal securities laws.
     9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.
     9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal law are applicable).
     9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except as provided in Section 2.01(b) and except that printing and mailing expenses shall be shared equally between Indian Village and CSB. All fees to be paid to Regulatory Authorities and the SEC in connection with the transactions contemplated by this Agreement shall be borne by CSB.
     9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.
If to Indian Village, to:
Indian Village Bancorp, Inc.
100 South Walnut Street
Gnadenhutten, Ohio 44629
Attention: Marty R. Lindon, President and CEO
With a copy to:
Jeffery E. Smith, Esq
Bricker & Eckler LLP
100 South Third Street
Columbus, Ohio 43215
If to CSB, to:
CSB Bancorp, Inc.
91 North Clay Street
P.O. Box 232
Millersburg, Ohio 44654
Attention: Eddie Steiner, President and CEO

With a copy to:
John C. Vorys, Esq.
Vorys, Sater, Seymour and Pease LLP
52 East Gay Street, P.O. Box 1008
Columbus, Ohio 43216-1008
     9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Voting Agreement and any separate agreement entered into by the parties on even date herewith represent the entire understanding of the parties hereto with respect to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than such Voting Agreement or any such separate agreement). Nothing in this Agreement, whether express or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     9.08 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
     9.09 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

INDIAN VILLAGE BANCORP, INC.
By	/s/ Marty R. Lindon
	Name:	Marty R. Lindon
	Title:	President and CEO

CSB BANCORP, INC.
By	/s/ Eddie L. Steiner
	Name:	Eddie L. Steiner
	Title:	President and CEO

EXHIBIT A
FORM OF VOTING AGREEMENT
     THIS VOTING AGREEMENT (this “Agreement”) is entered into as of May ___, 2008, by and among CSB Bancorp, Inc., a bank holding company incorporated under Ohio law (“CSB”), and the undersigned shareholders (collectively, the “Shareholders”) of Indian Village Bancorp, Inc., a unitary thrift holding company incorporated under Pennsylvania law (“Indian Village”).
     WHEREAS, the Shareholders collectively own [                    ] shares of common stock, par value $.01 per share, of Indian Village (such common shares, together with all shares of Indian Village which may hereafter be acquired by the Shareholders prior to the termination of this Agreement, shall be referred to herein as the “Shares”);
     WHEREAS, CSB and Indian Village propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, that Indian Village will merge with and into CSB pursuant to the Parent Merger (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement); and
     WHEREAS, CSB and Indian Village have made it a condition to their entering into the Merger Agreement that the Shareholders agree to vote the Shares in favor of the adoption of the Merger Agreement;
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE 1
Voting of Shares
     1.1 Voting Agreement. The Shareholders hereby agree that, during the time this Agreement is in effect, at any meeting of the shareholders of Indian Village, however called, and in any action by consent of the shareholders of Indian Village, they shall vote their Shares: (i) in favor of the adoption of the Merger Agreement (as amended from time to time) and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between Indian Village or any of its Subsidiaries and any person or entity other than CSB or any of its Subsidiaries, or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Indian Village under the Merger Agreement or that would result in any of the conditions to the obligations of Indian Village under the Merger Agreement not being fulfilled. The parties hereto acknowledge and agree that nothing contained herein is intended to restrict any Shareholder from voting or otherwise acting in the Shareholder’s capacity as a fiduciary or director of Indian Village or Indian Village Bank with respect to any matter.

ARTICLE 2
Representations and Warranties
     Each of the Shareholders hereby represents and warrants to CSB as follows:
     2.1 Authority Relative to this Agreement. Each of the Shareholders has all necessary power and authority or capacity, as the case may be, to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Shareholders and constitutes a legal, valid and binding obligation of each such Shareholder, enforceable against each such Shareholder in accordance with its terms.
     2.2 No Conflict.
          (a) The execution and delivery of this Agreement by the Shareholders do not, and the performance of this Agreement by them will not (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to them or by which the Shares are bound, or (ii) result in any breach of or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any such Shareholder is a party or by which any such Shareholder or any Shares are bound, except, in the case of clauses (i) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by any Shareholder of his, her or its obligations under this Agreement.
          (b) The execution and delivery of this Agreement by the Shareholders do not, and the performance of this Agreement by them will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body.
     2.3 Title to the Shares. Each of the Shareholders is the owner of the number and class of Shares specified on Exhibit A hereto, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever except as otherwise specified on Exhibit A. No Shareholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares. Each Shareholder has sole voting power with respect to his, her or its Shares except as otherwise specified on Exhibit A.
ARTICLE 3
Additional Covenants
     3.1 Transfer of the Shares. Each of the Shareholders hereby covenants and agrees that, during the term of this Agreement, the Shareholder will not, without the prior written consent of CSB, sell, pledge, transfer, or otherwise voluntarily dispose of any of the Shares which are owned by the Shareholder or take any other voluntary action which would have the effect of removing the

Shareholder’s power to vote his, her or its Shares or which would otherwise be inconsistent with this Agreement.
ARTICLE 4
Miscellaneous
     4.1 Termination. This Agreement shall terminate on the earlier to occur of (i) the date of consummation of the Merger and (ii) the date of termination of the Merger Agreement for any reason whatsoever.
     4.2 Specific Performance. The Shareholders agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that CSB shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
     4.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof.
     4.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.
     4.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
     4.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.
     4.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
     4.8 Assignment. This Agreement shall not be assigned by operation of law or otherwise.
     4.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

SHAREHOLDERS	CSB BANCORP, INC.

By:

[Name]	Name:

Title:

[Name]

[Name]

EXHIBIT A

Name	Common Shares

Total

ANNEX B
Dissenters’ Rights Under Subchapter D of Chapter 15 of the Pennsylvania Consolidated Statutes
Section 1571. Application and effect of subchapter.
     (a) General rule.—Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, only where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:
     Section 1906(c) (relating to dissenters rights upon special treatment).
     Section 1930 (relating to dissenters rights).
     Section 1931(d) (relating to dissenters rights in share exchanges).
     Section 1932(c) (relating to dissenters rights in asset transfers).
     Section 1952(d) (relating to dissenters rights in division).
     Section 1962(c) (relating to dissenters rights in conversion).
     Section 2104(b) (relating to procedure).
     Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).
     Section 2325(b) (relating to minimum vote requirement).
     Section 2704(c) (relating to dissenters rights upon election).
     Section 2705(d) (relating to dissenters rights upon renewal of election).
     Section 2904(b) (relating to procedure).
     Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).
     Section 7104(b)(3) (relating to procedure).
     (b) Exceptions.—
          (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

               (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or
               (ii) held beneficially or of record by more than 2,000 persons.
          (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:
               (i) (Repealed.)
               (ii) Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.
               (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).
          (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.
     (c) Grant of optional dissenters rights.—The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.
     (d) Notice of dissenters rights.—Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:
          (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and
          (2) a copy of this subchapter.
     (e) Other statutes.—The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.
     (f) Certain provisions of articles ineffective.—This subchapter may not be relaxed by any provision of the articles.
     (g) Computation of beneficial ownership.—For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

     (h) Cross references.--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763(c) (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).
Section 1572. Definitions.
     The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:
     “Corporation.” The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.
     “Dissenter.” A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.
     “Fair value.” The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.
     “Interest.” Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.
     “Shareholder.” A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution
Section 1573. Record and beneficial holders and owners.
     (a) Record holders of shares.—A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.
     (b) Beneficial owners of shares.—A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

Section 1574. Notice of intention to dissent.
     If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.
Section 1575. Notice to demand payment.
     (a) General rule.—If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:
          (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.
          (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.
          (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.
          (4) Be accompanied by a copy of this subchapter.
     (b) Time for receipt of demand for payment.—The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.
Section 1576. Failure to comply with notice to demand payment, etc.
     (a) Effect of failure of shareholder to act.—A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.
     (b) Restriction on uncertificated shares.—If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).
     (c) Rights retained by shareholder.—The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

Section 1577. Release of restrictions or payment for shares.
     (a) Failure to effectuate corporate action.—Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.
     (b) Renewal of notice to demand payment.—When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.
     (c) Payment of fair value of shares.—Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:
          (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.
          (2) A statement of the corporation’s estimate of the fair value of the shares.
          (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.
     (d) Failure to make payment.—If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefore or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.
Section 1578. Estimate by dissenter of fair value of shares.
     (a) General rule.—If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.
     (b) Effect of failure to file estimate.—Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

Section 1579. Valuation proceedings generally.
     (a) General rule.—Within 60 days after the latest of:
          (1) effectuation of the proposed corporate action;
          (2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or
          (3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares); if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.
     (b) Mandatory joinder of dissenters.—All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).
     (c) Jurisdiction of the court.—The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.
     (d) Measure of recovery.—Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.
     (e) Effect of corporation’s failure to file application.—If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.
Section 1580. Costs and expenses of valuation proceedings.
     (a) General rule.—The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.
     (b) Assessment of counsel fees and expert fees where lack of good faith appears.—Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.
     (c) Award of fees for benefits to other dissenters.—If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

ANNEX C
KELLER & COMPANY, INC.
FINANCIAL INSTITUTION CONSULTANTS
555 METRO PLACE NORTH
SUITE 524
DUBLIN, OHIO 43017

(614) 766-1426     (614) 766-1459 FAX
May 14, 2008
Board of Directors
Indian Village Bancorp, Inc.
100 S. Walnut St.
Gnadenhutten, OH 44629
Ladies and Gentlemen:
You have requested our opinion as to the fairness, from a financial point of view, of the consideration (defined below) to be paid to the stockholders of Indian Village Bancorp, Inc. (“Indian Village”), Gnadenhutten, Ohio, set forth in the Agreement of Merger and Plan of Reorganization, as presented to the Board on May 14, 2008, (the “Agreement”) to be entered into between Indian Village and CSB Bancorp, Inc. (“CSB”), Millersburg, Ohio. We have not been requested to opine as to, and our opinion does not in any manner address, Indian Village’s underlying decision to proceed with or effect the Agreement.
As more fully described in the Agreement, Indian Village will be merged with CSB (“the Merger”). Pursuant to the Agreement, by and between Indian Village and CSB, at the effective time of the merger, each outstanding share of Indian Village common stock, par value of $.01, will be converted into the right to receive a combination of $4.375 in cash (“Cash Consideration”) and 0.7611 shares of CSB common stock (“Stock Consideration”) based on a combination of the Average Closing Price of CSB common stock for the last ten trades of CSB common stock ended May 9, 2008, and the Average Listed Price of CSB common stock for the last ten market days ended May 9, 2008. The total amount to be paid for all the issued and outstanding shares of common stock of Indian Village, representing 438,876 shares will be $7,680,330 (“Merger Consideration”) comprised of 25.0% cash consideration and 75.0% stock consideration and representing a price per share of $17.50. Each holder of Indian Village common stock who would otherwise be entitled to receive a fractional CSB common share shall receive cash equal to the product of the fractional CSB common share interest multiplied by $17.24, the combination of the Average Closing Price of CSB common stock for the last ten trades of CSB common stock ended May 9, 2008, and the Average Listed Price of CSB common stock for the last ten market days ended May 9, 2008. In addition, the holders of Indian Village common stock options which have not been exercised before the date that is three calendar days prior to the Effective Date shall receive an amount in cash equal to the product of the difference between $17.50 less the exercise price of each such option multiplied by the number of Indian Village common shares.

C-1

Board of Directors
Indian Village Bancorp, Inc.
May 14, 2008

Keller & Company, Inc. (“Keller’), as part of its bank consulting and advisory business, is regularly engaged in the evaluation of financial institutions and their securities in connection with mergers and acquisitions and distributions of listed and unlisted securities. Keller is familiar with the market for common stocks of publicly-traded banks, savings institutions and bank and savings institution holding companies. In arriving at our opinion, we reviewed key financial data on Indian Village and CSB, the Agreement, and held discussions with certain senior officers and other representatives and advisors of Indian Village and CSB concerning the businesses and operations of Indian Village and CSB.
We examined certain publicly available business and financial information relating to Indian Village and CSB that we deemed relevant, including information relating to the financial condition of CSB. We reviewed the financial terms of the Merger as set forth in the Agreement in relation to, among other things: current and historical market prices and trading volumes of Indian Village common stock; the historical and projected earnings and other operating data of Indian Village and CSB; and the capitalization and financial condition of Indian Village and CSB.
We considered, to the extent publicly available, the financial terms of certain other transactions, which we considered relevant in evaluating the Merger, and analyzed certain financial, stock market and other publicly available information relating to the business of other companies whose operations are considered relevant in evaluating the merger of Indian Village and CSB. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.
During the completion of our review, we have assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly-available or otherwise furnished to, reviewed by or discussed with us, and we do not assume any responsibility or liability for independently verifying the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Indian Village or CSB or any of their subsidiaries, or the collectability of any such assets. We have further relied on the assurances of management of Indian Village and CSB that they are not aware of any facts that would make such information inaccurate or misleading. We have also assumed that there has been no material change in Indian Village’s or CSB’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Indian Village and CSB will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Agreement are not waived. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

C-2

Board of Directors
Indian Village Bancorp, Inc.
May 14, 2008

This opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger with CSB or the ability to consummate the Merger.
The opinion of Keller is directed to the Board of Directors of Indian Village in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder of Indian Village as to how a stockholder should vote at any meeting of stockholders called to consider and vote upon the Merger. The opinion of Keller is not to be quoted or referred to, in whole or in part, in a registration statement prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Keller’s prior written consent provided; however, that we hereby consent to the inclusion of this opinion as an annex to Indian Village’s Proxy Statement and to the references to this opinion therein.
Based upon and subject to the foregoing, our experience, our work as described above and other factors deemed relevant, we are of the opinion, as of the date hereof, that the Merger Consideration to be received by the holders of Indian Village’s common stock is fair, from a financial point of view, to such stockholders.
Very truly yours,
/s/ Keller & Company, Inc.
KELLER & COMPANY, INC.

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